Exhibit 4.2

Execution Version

AMENDMENT No. 6, dated as of December 6, 2019 (this “Amendment”), to the Credit Agreement, dated as of March 28, 2012 (as amended by that certain Amendment No. 1 thereto, dated as of April 2, 2013, as further amended by that certain Amendment No. 2 thereto, dated as of November 17, 2016, as further amended by that certain Amendment No. 3 thereto, dated as of December 19, 2016, as further amended by that certain Amendment No. 4 thereto, dated as of February 1, 2017, as further amended by that certain Amendment No. 5 thereto, dated as of April 26, 2018, and as further amended, restated, modified and supplemented from time to time prior to the date hereof, the “Credit Agreement”, and the Credit Agreement as amended by this Amendment, the “Amended Credit Agreement”), by and among TELESAT CANADA (the “Canadian Borrower”), TELESAT LLC (the “U.S. Borrower” and, together with the Canadian Borrower, the “Borrowers” and, each, a “Borrower”), the Guarantors party thereto, the several banks and other financial institutions or entities from time to time party to the Credit Agreement (each a “Lender” and, collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”) and Collateral Agent, and the Swingline Lenders and L/C Issuers from time to time party thereto; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Amended Credit Agreement.

WHEREAS, the Canadian Borrower desires an aggregate principal amount of $1,908,500,000 of Incremental Term Loan Commitments (the “Term B-5 Loan Commitments” and the Loans incurred thereunder, the “Term B-5 Loans”) to refinance in full the existing Term B-4 Loans and, substantially concurrently with, but immediately following, the initial funding under the Term B-5 Loan Commitments, to amend the Credit Agreement, the Security Agreement (as defined in the Credit Agreement; the Security Agreement as amended by this Amendment, the “Amended Security Agreement”) and the U.S. Pledge Agreement, dated as of March 28, 2012 among the Pledgors party thereto and the Collateral Agent (the “Pledge Agreement”; the Pledge Agreement as amended by this Amendment, the “Amended Pledge Agreement”) as described herein, in each case, on the terms and subject to the conditions set forth herein;

WHEREAS, Section 2.21 of the Credit Agreement provides that the Canadian Borrower may, under certain circumstances, request Incremental Term Loan Commitments and may effect such Incremental Term Loan Commitments under the Credit Agreement and, without the consent of any other Lenders, effect such amendments to the Credit Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Canadian Borrower, pursuant to an Incremental Agreement;

WHEREAS, JPMorgan Chase Bank, N.A. (the “Initial Term B-5 Lender”) has agreed, subject to the terms and conditions set forth herein, to make Term B-5 Loans in a principal amount equal to $1,908,500,000 (which amount represents the entire amount of Term B-5 Loans requested by the Canadian Borrower) on the Amendment No. 6 Effective Date, the proceeds of which, together with (i) the net proceeds of the Senior Secured Notes (as defined below) and (ii) cash on hand, shall be applied to (A) repay in full the then outstanding Term B-4 Loans (the “Term Loan Refinancing”) and (B) pay fees and expenses related thereto;

WHEREAS, in connection with the Term Loan Refinancing, the Borrowers intend to issue $400,000,000 of 4.875% Senior Secured Notes due 2027 (the “Senior Secured Notes”) on the Amendment No. 6 Effective Date;

WHEREAS, substantially concurrently with, but immediately following, the initial funding under the Term B-5 Loan Commitments and the consummation of the Term Loan Refinancing, the Lenders party hereto (including the Initial Term B-5 Lender) consent to the other amendments described herein (the “Amendments”), subject to the terms and conditions described herein;

WHEREAS, in connection with the Amendments, the entire amount of the existing Revolving R-2 Facility Commitments outstanding immediately prior to the Amendment No. 6 Effective Date shall be terminated and, immediately after giving effect to the Amendments (other than the Specified Amendments (as defined below)), shall be replaced by an aggregate amount of $200.0 million of new Revolving Credit Commitments (the “Tranche R-3 Revolving Credit Commitments”) on such terms as described herein (the “Revolver Refinancing”);

WHEREAS, each Person party hereto that has executed a consent to this Amendment in the form of Exhibit A hereto (the “Revolver Consent”) has agreed, subject to the terms and conditions described herein, to provide an amount of Tranche R-3 Revolving Credit Commitments as set forth on Schedule 2.01 to the Amended Credit Agreement and shall be subject to all of the rights, obligations and conditions as a “Revolving R-3 Facility Lender” under the Amended Credit Agreement;

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Term B-5 Loans; Amendment of the Credit Agreement; Amendment of the Security Agreement; Amendment of the Pledge Agreement; Tranche R-3 Revolving Credit Commitments.

(a) Effective as of the Amendment No. 6 Effective Date, the Initial Term B-5 Lender hereby acknowledges and agrees that it has a Term B-5 Loan Commitment in an amount equal to $1,908,500,000 and agrees to make Term B-5 Loans in Dollars in a single Borrowing on the Amendment No. 6 Effective Date in accordance with the Amended Credit Agreement. From and after the Amendment No. 6 Effective Date, the Initial Term B-5 Lender shall be a “Term B-5 Lender” (as defined in the Amended Credit Agreement) for all purposes under the Amended Credit Agreement and the other Loan Documents. The Term B-5 Loans shall be a single, fungible tranche. The Term B-5 Loan Commitments are Incremental Term Loan Commitments and the Term B-5 Loans are Incremental Term Loans, in each case incurred pursuant to Section 2.21 of the Credit Agreement. This Amendment is an Incremental Agreement pursuant to Section 2.21(e) of the Credit Agreement. The Initial Term B-5 Lender hereby consents to the Amendments described herein.

(b) The Credit Agreement is, effective as of the Amendment No. 6 Effective Date, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit B hereto (as amended, the “Amended Credit Agreement”). Schedules 2.01, 2.04, 3.01, 3.07, 3.09, 5.10(e), 6.01, 6.02 and 6.06 to the Credit Agreement are, effective as of the Amendment No. 6 Effective Date, hereby amended and restated in their entirety as set forth on the corresponding Schedules hereto, and such Schedules shall be deemed to be Schedules 2.01, 2.04, 3.01, 3.07, 3.09, 5.10(e), 6.01, 6.02 and 6.06 to the Amended Credit Agreement. It is understood and agreed that the effectiveness of the Term B-5 Loan Commitments and the consummation of the Term Loan Refinancing shall occur substantially concurrently with, but immediately prior to, the other Amendments.

(c) The Security Agreement is, effective as of the Amendment No. 6 Effective Date, hereby amended as follows:

(i) the first paragraph under “WITNESSETH” is hereby amended and restated in its entirety and replaced with the following:

“WHEREAS, the U.S. Borrower is party to a Credit Agreement dated as of March 28, 2012 (as amended, amended and restated, supplemented and otherwise modified and in effect from time to time, the “Credit Agreement”), among Telesat canada, a Canada corporation (the “Canadian Borrower”), the U.S. Borrower, certain subsidiaries of Holdings, the lenders or other financial institutions or entities from time to time parties thereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent, and the Swingline Lenders and L/C Issuers from time to time party thereto.”

(ii) Section 1 of the Security Agreement is hereby amended by adding the following defined terms in appropriate alphabetical order:

“First Lien Intercreditor Agreement” means the intercreditor agreement, dated as of December 6, 2019, among the Collateral Agent and the Notes Collateral Agents (as defined therein), as it may be amended, amended and restated, modified, renewed or replaced from time to time.

“Industry Canada” means Innovation, Science and Economic Development Canada.

(iii) the definition of “equipment” set forth in the Security Agreement is hereby amended and restated in its entirety and replaced with the following:

“equipment” shall mean all “equipment,” as such term is defined in Article 9 of the UCC, now or hereafter owned by any Grantor or to which any Grantor has rights and, in any event, shall include all machinery, equipment, furnishings, movable trade fixtures and vehicles (other than vehicles for which a certificate of title is required to perfect a security interest) now or hereafter owned by any Grantor or to which any Grantor has rights and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto; but excluding equipment to the extent it is subject to a Lien permitted by clauses (6) (with respect to clause (d) of the definition of “Permitted Debt” in the Credit Agreement), (7), (8), (9), (10) and (18) (but only to the extent permitted by clauses (6) (with respect to clause (d) of the definition of “Permitted Debt” in the Credit Agreement), (7), (8), (9) or (10) of the definition of “Permitted Liens” in the Credit Agreement) of the definition of “Permitted Liens” in the Credit Agreement, and the terms of the Indebtedness securing such Lien prohibit assignment of, or granting of a security interest in, such Grantor’s rights and interests therein (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law); provided that immediately upon the repayment of all Indebtedness secured by such Lien, such Grantor shall be deemed to have granted a Security Interest in all the rights and interests with respect to such equipment.

(iv) the definition of “Excluded Account” is hereby amended to delete clause (ii) of such definition;

(v) the final paragraph of Section 2(a) of the Security Agreement is hereby amended by:

(A) deleting “other than as specified in Section 5.10(c)(ii) of the Credit Agreement” from the end of clause (iv) of such paragraph; and

(B) amending and restating clause (ix) of such paragraph in its entirety and replacing such clause with the following:

“(ix) property not otherwise excluded from the Collateral and Guarantee Requirements that is subject to a Lien permitted under clauses (6) (with respect to clause (d) of the definition of “Permitted Debt” in the Credit Agreement), (7), (8), (9), (10) and (18) (but only to the extent permitted by clauses (6) (with respect to clause (d) of the definition of “Permitted Debt” in the Credit Agreement), (7), (8), (9) or (10) of the definition of “Permitted Liens” in the Credit Agreement) of the definition of “Permitted Liens” in the Credit Agreement, and the inclusion of the subject assets as Collateral for the Secured Obligations would violate the agreements governing such Lien,”

(vi) Section 4.4(g) of the Security Agreement is hereby amended and restated in its entirety as follows:

“(g) Landlord’s Access Agreements. Each Grantor shall (i) use its commercially reasonable efforts (but shall not be required to make any payment or material concession in exchange for consent) to obtain as soon as practicable after the date hereof with respect to each ground leased real property on which earth station equipment worth more than $10,000,000 (as determined in good faith by the Canadian Borrower) is located, a Landlord Access Agreement and (ii) use commercially reasonable efforts (but shall not be required to make any payment or material concession in exchange for consent) to obtain a Landlord Access Agreement and/or landlord’s lien waiver, as applicable, from all such landlords who from time to time have possession of any Collateral if reasonably requested by the Collateral Agent.”

(vii) Section 6.5(c) of the Security Agreement is hereby amended to add “(other than to a Loan Party)” following “Grantor” in such Section 6.5(c);

(viii) the Security Agreement is hereby amended to add the following as a new Section 9.15:

“9.15. Intercreditor Agreements. Notwithstanding anything herein to the contrary, (i) the priority of the liens and security interests granted to the Collateral Agent pursuant to this Agreement are expressly subject to the First Lien Intercreditor Agreement and (ii) the exercise of any right or remedy by the Collateral Agent hereunder is subject to the limitations and provisions of the First Lien Intercreditor Agreement. If any conflict or inconsistency exists between this Agreement, on the one hand, and the First Lien Intercreditor Agreement, on the other hand, the First Lien Intercreditor Agreement shall govern.”

(ix) Annex D to the Security Agreement is hereby amended to:

(A) modify Section 4 of such Annex to (x) delete “and” before “(vi)” and (y) add the following prior to the period at the end of such Section: “and (vii) Schedule VIII hereto sets forth all Commercial Tort Claims of each New Grantor in excess of $2,000,000.00”; and

(B) add a new Schedule VIII to such Annex D titled “Commercial Tort Claims”

(d) The Pledge Agreement is, effective as of the Amendment No. 6 Effective Date, hereby amended as follows:

(i) the penultimate “WHEREAS” paragraph in the Pledge Agreement is hereby amended by adding “together with any Indebtedness required to be pledged pursuant to Section 9(b),” prior to “the “Pledged Debt”)” in such paragraph; and

(ii) Section 14(c) of the Pledge Agreement is hereby amended to add “(other than to a Loan Party)” following the first instance of the word “Pledgor” in such Section 14(c).

(e) In connection with the Amendments, each Person party hereto that has executed a Revolver Consent (each a “Revolving R-3 Facility Lender”) has agreed to provide, immediately after giving effect to the Amendments (other than the Specified Amendments), an amount of Tranche R-3 Revolving Credit Commitments as set forth on Schedule 2.01 to the Amended Credit Agreement. From and after the Amendment No. 6 Effective Date, each Revolving R-3 Facility Lender shall be a “Revolving R-3 Facility Lender” for all purposes under the Credit Agreement and the other Loan Documents. All Revolving R-2 Facility Commitments shall be terminated on the Amendment No. 6 Effective Date.

(f) Each Person party hereto that has executed a Revolver Consent as an L/C Issuer or a Swingline Lender has agreed to act in such capacity on the terms set forth in the Amended Credit Agreement. From and after the Amendment No. 6 Effective Date, each such Person shall be an “L/C Issuer” or a “Swingline Lender”, as applicable, for all purposes under the Credit Agreement and the other Loan Documents.

(g) Pursuant to and in accordance with Section 9.18(a)(5) of the Amended Credit Agreement, the Collateral Agent will take such actions are reasonably necessary to effect the release of the Mortgaged Properties set forth on Annex 1(f) hereto.

(h) Subject to the substantially concurrent execution of each Brazilian law governed Quota Pledge Agreement set forth on Annex 5 hereto within the time period set forth on such Annex, the Collateral Agent will, pursuant to and in accordance with Section 9.18(a)(6) of the Amended Credit Agreement take such actions are reasonably necessary to effect the release of each Brazilian law governed Quota Pledge Agreement existing on the Amendment No. 6 Effective Date in favor of the Collateral Agent for the benefit of the Secured Creditors.

(i) Notwithstanding anything to the contrary herein, to the extent any of the Amendments require the consent of each affected Lender or every Lender pursuant to Section 9.08 of the Credit Agreement as in effect immediately prior to the Amendment (any such Amendments requiring such consent, the “Specified Amendments”), such Specified Amendments shall become effective immediately after the effectiveness of the Revolver Refinancing.

Section 2. Representations and Warranties, No Default. The Borrowers hereby represent and warrant that as of the Amendment No. 6 Effective Date, after giving effect to this Amendment, (i) no Default or Event of Default has occurred and is continuing and (ii) all representations and warranties made by any Loan Party contained in the Amended Credit Agreement or in the other Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date hereof or on such earlier date, as the case may be (after giving effect to such qualification).

Section 3. Effectiveness. This Amendment shall become effective on the date (such date, the “Amendment No. 6 Effective Date”) that the following conditions have been satisfied:

(i) Consents. The Administrative Agent shall have executed this Amendment and shall have received an executed signature page to this Amendment (including in the form of a Revolver Consent, as applicable) from (i) the Initial Term B-5 Lender, (ii) Lenders constituting the Required Lenders (as defined in the Credit Agreement) immediately after giving effect to the Term B-5 Loan Commitments and the consummation of the Term Loan Refinancing, (iii) each Tranche R-3 Revolving Lender named on Schedule 2.01 to the Amended Credit Agreement, (iv) each L/C Issuer named in the Amended Credit Agreement, (v) the Swingline Lender named in the Amended Credit Agreement and (vi) each Loan Party;

(ii) Fees. The Administrative Agent and the Joint Lead Arrangers with respect to the Term B-5 Loan Facility and the Revolving R-3 Facility shall have received the fees in the amounts previously agreed in writing by the Borrowers to be received on the Amendment No. 6 Effective Date, and all reasonable and documented expenses for which invoices have been presented prior to the Amendment No. 6 Effective Date;

(iii) Perfection Certificate. The Administrative Agent shall have received a Perfection Certificate in a form previously agreed to by the Administrative Agent and the Borrowers;

(iv) Legal Opinions. The Administrative Agent shall have received favorable legal opinions of (1) Wachtell, Lipton, Rosen & Katz, special New York counsel to the Loan Parties, (2) Potter Anderson & Corroon LLP, special Delaware counsel to the Loan Parties, (3) Stikeman Elliott LLP, special Canadian counsel for the Loan Parties with respect to the laws of Ontario and Alberta, (4) Stikeman Elliott LLP, special Canadian counsel for the Loan Parties with respect to the laws of Quebec, (5) Umberto Celli Jr., special Brazilian Regulatory counsel to the Loan Parties, (6) Cains Advocates Limited, special Isle of Man counsel to the Loan Parties, (7) Allen & Overy, special United Kingdom counsel to the Loan Parties, (8) Willkie Farr & Gallagher LLP, special regulatory counsel to the Loan Parties, (9) Christopher S. DiFrancesco, General Counsel of the Canadian Borrower, and (10) Linklaters LLP, special United Kingdom counsel to the Administrative Agent, each covering such matters as the Administrative Agent may reasonably request and otherwise reasonably satisfactory to the Administrative Agent;

(v) Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrowers dated the Amendment No. 6 Effective Date certifying that (a) all representations and warranties made by any Loan Party contained in the Amended Credit Agreement or in the other Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Amendment No. 6 Effective Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the Amendment No. 6 Effective Date or on such earlier date, as the case may be (after giving effect to such qualification) and (b) no Default or Event of Default shall have occurred and be continuing; and

(vi) Closing Certificates. The Administrative Agent shall have received (i) from each Loan Party either (x) a certification from a manager, director, Secretary or Assistant Secretary or similar officer of such Loan Party that there have been no changes to the certificate or articles of incorporation or organization (or other similar organizational document) of such Loan Party that were delivered to the Administrative Agent on or prior to the Amendment No. 5 Effective Date or (y) a copy of the certificate or articles of incorporation or organization (or other similar organizational document), including all amendments thereto, of such Loan Party, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, (ii) a certificate as to the good standing (where relevant) of each Loan Party organized in the United States or Canada as of a recent date, from such Secretary of State or similar Governmental Authority and (iii) a certificate of a manager, director, Secretary or Assistant Secretary or similar officer of each Loan Party dated the Amendment No. 6 Effective Date certifying that either (x) there have been no changes to the by-laws or operating (or limited liability company) agreement (or other similar organizational document) of such Loan Party that were delivered to the Administrative Agent on or prior to the Amendment No. 5 Effective Date or (y) attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement (or other similar organizational document) of such Loan Party as in effect on the Amendment No. 6 Effective Date.

(vii) The Term Loan Refinancing and Revolver Refinancing shall be consummated and all accrued and unpaid interest and fees shall have been paid in connection therewith.

(viii) (i) The Administrative Agent and each applicable Lender shall have received, at least five days prior to the Amendment No. 6 Effective Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrowers at least 10 days prior to the Amendment No. 6 Effective Date and (ii) to the extent either Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Amendment No. 6 Effective Date, any Lender that has requested, in a written notice to the Borrowers at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrowers shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(ix) The Administrative Agent shall have received (i) within the applicable time period set forth in Section 2.03(a) of the Credit Agreement, a notice of borrowing with respect to the Borrowing of Term B-5 Loans on the Amendment No. 6 Effective Date and (ii) within the time period set forth in Section 2.09(c) of the Credit Agreement, (A) a notice of termination with respect to all Revolving R-2 Facility Commitments and (B) a notice of prepayment with respect to all Term B-4 Loans, in each case, outstanding immediately prior to the effectiveness of the Amendment on the Amendment No. 6 Effective Date.

(x) Prior to or substantially concurrently with the effectiveness of the Amendment on the Amendment No. 6 Effective Date, the offering of the Senior Secured Notes shall have been consummated and the net proceeds thereof shall have been applied to the Term Loan Refinancing as described in the introductory paragraphs hereto.

Section 4. Consent. Each Person delivering a Revolver Consent hereto agrees not to make any claims to the Borrowers pursuant to Section 2.17 of the Credit Agreement with respect to any loss or expense that such Lender may sustain or incur as a consequence of any event caused by the termination of its Revolving R-2 Facility Commitments on the Amendment No. 6 Effective Date. Each Person that was a Term B-4 Lender (as defined in the Credit Agreement) immediately before the Term Loan Refinancing and that also becomes a Term B-5 Lender pursuant to any assignment of Term B-5 Loans from the Initial Term B-5 Lender in connection with the primary syndication of such Term B-5 Loans shall be deemed to have agreed not to make any claims to the Borrowers pursuant to Section 2.17 of the Credit Agreement with respect to any loss, cost or expense that such Lender may sustain or incur as a consequence of any event caused by the prepayment of its Term B-4 Loans, if any, on the Amendment No. 6 Effective Date.

Section 5. Post-Closing Matters. Each of the Canadian Borrower and the other Loan Parties covenants and agrees with each Lender that each Loan Party will, and will cause each of the Restricted Subsidiaries to, to the extent not executed and delivered on the Amendment No. 6 Effective Date, unless otherwise agreed by the Administrative Agent in its sole discretion, execute and deliver the documents and complete the tasks set forth on Annex 5 hereto, in each case within the time limits specified on such Annex (or such later time as the Administrative Agent shall agree in its sole discretion).

Section 6. Counterparts. This Amendment may be executed in any number of counterparts (including the Revolver Consents) and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment (including the Revolver Consents) by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 7. Applicable Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 8. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

Section 9. Jurisdiction; Consent to Service of Process. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amendment, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Amendment in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 11. Effect of Amendment. Except as expressly set forth herein, (i) this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent, in each case under the Credit Agreement, the Security Agreement, the Pledge Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, the Security Agreement, the Pledge Agreement or any other Loan Document and nothing herein shall or may be construed as a novation thereof. Except as expressly set forth herein, each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement, the Security Agreement, the Pledge Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect and each Loan Party reaffirms its obligations under the Loan Documents to which it is party and the grant of its Liens on the Collateral made by it pursuant to the Security Documents. From and after the Amendment No. 6 Effective Date, all references to the Credit Agreement, the Security Agreement and the Pledge Agreement in any Loan Document and all references in the Amended Credit Agreement, the Amended Security Agreement and the Amended Pledge Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Amended Credit Agreement, the Amended Security Agreement or the Amended Pledge Agreement, as applicable, shall, unless expressly provided otherwise, refer to the Credit Agreement, the Security Agreement or the Pledge Agreement, as applicable, as amended by this Amendment. Each of the Loan Parties hereby consents to this Amendment and confirms that all obligations of such Loan Party under the Loan Documents to which such Loan Party is a party shall continue to apply to the Amended Credit Agreement, the Amended Security Agreement and the Amended Pledge Agreement as amended hereby and that the amendment of the Credit Agreement, the Security Agreement and the Pledge Agreement pursuant to this Amendment shall not constitute a novation of the Credit Agreement, the Security Agreement, the Pledge Agreement or any other Loan Document as in effect prior to the Amendment No. 6 Effective Date.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

TELESAT CANADA TELESAT SATELLITE GP, LLC By: Telesat Canada, as sole member TELESAT SATELLITE LP By: Telesat Satellite GP, LLC, as general partner By: Telesat Canada, as sole member

By:	/s/ Christopher S. DiFrancesco
Name: Christopher S. DiFrancesco
Title: Vice President, General Counsel and Secretary

SKYNET SATELLITE CORPORATION

TELESAT INTERNATIONAL, L.L.C.

By: Skynet Satellite Corporation, as sole member

TELESAT BRAZIL HOLDINGS LLC

By: Skynet Satellite Corporation, as sole member

TELESAT NETWORK SERVICES, INC.

TELESAT LLC

TELESAT NETWORK SERVICES HOLDINGS L.L.C.

By: Telesat Network Services, Inc., as sole member

TELESAT SATELLITE HOLDINGS CORPORATION

INFOSAT ABLE HOLDINGS, INC.

INFOSAT COMMUNICATIONS GP INC.

INFOSAT COMMUNICATIONS LP

By: Infosat Communications GP Inc., as general partner

TELESAT 2016 ULC

By:	/s/ Christopher S. DiFrancesco
Name: Christopher S. DiFrancesco
Title: Secretary

TELESAT SPECTRUM GENERAL PARTNERSHIP By: Telesat Canada, as general partner

By:	/s/ Christopher S. DiFrancesco
Name: Christopher S. DiFrancesco
Title: Vice President, General Counsel, and Secretary

[Telesat Amendment No. 6]

TELESAT SPECTRUM GENERAL PARTNERSHIP By: Telesat 2016 ULC, as general partner

By:	/s/ Christopher S. DiFrancesco
Name: Christopher S. DiFrancesco
Title: Secretary

TELESAT INTERNATIONAL LIMITED

By:	/s/ Christopher S. DiFrancesco
Name: Christopher S. DiFrancesco
Title: Secretary

TELESAT (IOM) LIMITED TELESAT (IOM) HOLDINGS LIMITED

By:	/s/ Christopher S. DiFrancesco
Name: Christopher S. DiFrancesco
Title: Director

TELESAT SPACE PARTICIPAÇÕES LTDA. TELESAT BRASIL CAPACIDADE DE SATÉLITES LTDA. TELESAT BRASIL LTDA. TELESAT SERVIÇOS DE TELECOMUNICAÇÃO LTDA.

By:	/s/ Mauro Wajnberg
Name: Mauro Wajnberg
Title: Officer

THE SPACECONNECTION INC.

By:	/s/ Michel Cayouette
Name: Michel Cayouette
Title: Director

[Telesat Amendment No. 6]

JPMorgan Chase Bank, N.A.,
as Administrative Agent and Collateral Agent

By:	/s/ Daniel Luby
	Name:	Daniel Luby
	Title:	Vice President

JPMorgan Chase Bank, N.A.,
as Initial Term B-5 Lender

By:	/s/ Daniel Luby
	Name:	Daniel Luby
	Title:	Vice President

[Telesat Amendment No. 6]

[Lender Signature Pages on File with the Company]

[Telesat Amendment No. 6]

EXHIBIT A

Revolver Consent

The undersigned hereby irrevocably and unconditionally approves the Amendments and agrees to provide the amount (if any) of Tranche R-3 Revolving Credit Commitments set forth on Schedule 2.01 to the Amended Credit Agreement:

,
(Name of Institution)

as a Revolving R-3 Facility Lender [,][and] [L/C Issuer] [and][Swingline Lender][1]

By:
Name:
Title:

If a second signature is necessary:

By:
Name:
Title:

1 Include L/C Issuer and/or Swingline Lender titles only if applicable

[Telesat Amendment No. 6]

EXHIBIT B

CREDIT AGREEMENT

Dated as of March 28, 2012,

as Amended by Amendment No. 1 on April 2, 2013,

as further Amended by Amendment No. 2 on November 17, 2016,

as further Amended by Amendment No. 3 on December 19, 2016,

as further Amended by Amendment No. 4 on February 1, ~~2017~~2017,

as further Amended by Amendment No. 5 on April 26, 2018 and

as further Amended by Amendment No. 6 on December 6, 2019

among

TELESAT ~~HOLDINGS INC.,~~

~~as Holdings~~

~~TELESAT~~ CANADA,

as Canadian Borrower

TELESAT LLC,

as U.S. Borrower

THE GUARANTORS PARTY HERETO

THE LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Collateral Agent, Swingline Lender and L/C Issuer

JPMORGAN CHASE BANK, N.A.~~,~~

~~as Sole Lead Arranger and Bookrunner for the Term B-4 Loan Facility~~

~~CANADIAN IMPERIAL BANK OF COMMERCE,~~

~~BMO CAPITAL MARKETS CORP.,~~

~~RBC CAPITAL MARKETS,~~

~~and~~

~~TD SECURITIES,~~

~~as Joint Lead Arrangers and Joint Book Runners for the Revolving R-2 Facility~~  and

~~JPMORGAN CHASE BANK, N.A.,~~

~~CREDIT SUISSE SECURITIES (USA) LLC,~~

GOLDMAN SACHS BANK USA,

~~and~~

~~MORGAN STANLEY SENIOR FUNDING, INC.,~~

~~as Co-~~as Joint Lead Arrangers and Joint Book Runners for the Term B-5 Loan Facility

GOLDMAN SACHS BANK USA,

as Syndication Agent for the Revolving R-~~2~~3 Facility

and

GOLDMAN SACHS BANK USA,

JPMORGAN CHASE BANK, N.A.,

BMO CAPITAL MARKETS,

CANADIAN IMPERIAL BANK OF COMMERCE,

CREDIT SUISSE ~~SECURITIES (USA)~~LOAN FUNDING LLC,

~~GOLDMAN SACHS BANK USA,~~

~~and~~

MORGAN STANLEY SENIOR FUNDING, INC.,

~~as Documentation Agents~~

RBC CAPITAL MARKETS,

ING BANK N.V.,

THE BANK OF NOVA SCOTIA

and

TD SECURITIES,

as Joint Lead Arrangers and Joint Book Runners for the Revolving R-~~2~~3 Facility

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1

SECTION 1.01	Defined Terms	1
SECTION 1.02	Terms Generally	~~63~~79
SECTION 1.03	Exchange Rates	~~64~~79
SECTION 1.04	Effectuation of Transactions	~~65~~80
SECTION 1.05	~~[Reserved]~~Divisions	~~65~~80
SECTION 1.06	Limited Condition ~~Acquisitions~~Transactions	~~65~~80
SECTION 1.07	Pro Forma and Other Calculations	~~66~~82
SECTION 1.08	Interest Rates; LIBOR Notification	84

ARTICLE II THE CREDITS		~~68~~84

SECTION 2.01	Commitments	~~68~~84
SECTION 2.02	Notice to Lenders; Funding of Loans	~~68~~85
SECTION 2.03	Requests for Borrowings	~~69~~85
SECTION 2.04	Swingline Loans	~~70~~86
SECTION 2.05	Letters of Credit	~~71~~88
SECTION 2.06	BAs	~~79~~96
SECTION 2.07	Funding of Borrowings	~~81~~98
SECTION 2.08	Interest Elections	~~82~~99
SECTION 2.09	Termination and Reduction of Commitments	~~83~~100
SECTION 2.10	Repayment of Loans; Evidence of Debt, etc.	~~84~~101
SECTION 2.11	Repayment of Loans	~~85~~102
SECTION 2.12	Prepayments, etc.	~~86~~103
SECTION 2.13	Fees	~~95~~112
SECTION 2.14	Interest	~~96~~113
SECTION 2.15	Alternate Rate of Interest	~~97~~114
SECTION 2.16	Increased Costs	~~98~~115
SECTION 2.17	Break Funding Payments	~~99~~116
SECTION 2.18	Taxes	~~99~~117
SECTION 2.19	Payments Generally; Pro Rata Treatment; Sharing of Payments	~~101~~119
SECTION 2.20	Mitigation Obligations; Replacement of Lenders	~~103~~121
SECTION 2.21	Incremental Facilities	~~104~~122
SECTION 2.22	Illegality	~~107~~125
SECTION 2.23	Defaulting Lenders	~~107~~125
SECTION 2.24	Amendments Effecting a Maturity Extension	~~109~~127

ARTICLE III REPRESENTATIONS AND WARRANTIES		~~112~~129

SECTION 3.01	Organization; Powers	~~112~~129
SECTION 3.02	Authorization	~~113~~129
SECTION 3.03	Enforceability	~~113~~130
SECTION 3.04	Governmental Approvals	~~113~~130
SECTION 3.05	Financial Statements	~~113~~130
SECTION 3.06	No Material Adverse Effect	~~113~~130
SECTION 3.07	Title to Properties; Possession Under Leases; Casualty Proceeds	~~114~~130

i

Page

SECTION 3.08	Subsidiaries	~~114~~131
SECTION 3.09	Litigation; Compliance with Laws	~~115~~131
SECTION 3.10	Federal Reserve Regulations	~~115~~132
SECTION 3.11	Investment Company Act	~~115~~132
SECTION 3.12	Use of Proceeds	~~115~~132
SECTION 3.13	Tax Returns	~~115~~132
SECTION 3.14	No Material Misstatements	~~116~~133
SECTION 3.15	Employee Benefit Plans	~~116~~133
SECTION 3.16	Environmental Matters	~~117~~134
SECTION 3.17	Security Documents	~~117~~134
SECTION 3.18	Location of Real Property	~~118~~134
SECTION 3.19	Solvency	~~118~~135
SECTION 3.20	Labor Matters	~~118~~135
SECTION 3.21	Foreign ~~Asset~~Assets Control Regulations, Anti-Terrorism Laws and Anti-Money Laundering Laws and the Patriot Act	~~118~~135
SECTION 3.22	FCC Licenses, etc.	~~119~~136
SECTION 3.23	Satellites	~~119~~136

ARTICLE IV CONDITIONS OF LENDING		~~119~~136

SECTION 4.01	All Credit Events	~~120~~137
SECTION 4.02	First Credit Event	~~120~~137

ARTICLE V AFFIRMATIVE COVENANTS		~~120~~137

SECTION 5.01	Existence; Businesses and Properties	~~120~~137
SECTION 5.02	Insurance	~~121~~138
SECTION 5.03	Taxes	~~122~~140
SECTION 5.04	Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):	~~123~~140
SECTION 5.05	Litigation and Other Notices	~~124~~142
SECTION 5.06	Compliance with Laws	~~125~~142
SECTION 5.07	Maintaining Records; Access to Properties and Inspections	~~125~~142
SECTION 5.08	Use of Proceeds	~~125~~143
SECTION 5.09	Compliance with Environmental Laws	~~125~~143
SECTION 5.10	Further Assurances; Additional Mortgages	~~126~~143
~~SECTION 5.11~~	~~[Reserved]~~	~~129~~

ARTICLE VI NEGATIVE COVENANTS		~~129~~145

SECTION 6.01	Limitation on Incurrence of Indebtedness	~~129~~146
SECTION 6.02	Limitation on Liens	~~134~~154
SECTION 6.03	~~Limitation on Fundamental Changes~~Merger, Consolidation or Sale of All or Substantially All Assets	~~136~~157
SECTION 6.04	Limitation on Sale of Assets	~~140~~163
SECTION 6.05	~~Limitation on Investments~~[Reserved].	~~143~~166
SECTION 6.06	Limitation on ~~Dividends~~Restricted Payments	~~144~~167
SECTION 6.07	~~Limitations on Subordinated Debt~~[Reserved]	~~147~~174
SECTION 6.08	~~Limitations on Sale Leasebacks~~[Reserved]	~~148~~174

Page

SECTION 6.09	First Lien Leverage Ratio	~~148~~174
SECTION 6.10	~~[Reserved]~~Limitation on Guarantees of Indebtedness by Restricted Subsidiaries	~~148~~175
SECTION 6.11	[Reserved]	~~148~~175
SECTION 6.12	Limitations on Transactions with Affiliates	~~148~~175
SECTION 6.13	~~[Reserved]~~Limitation on Activities of the U.S. Borrower	~~149~~178
SECTION 6.14	~~[Reserved]~~Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries	~~149~~178
SECTION 6.15	~~[Reserved]~~Fiscal Year	~~149~~180
SECTION 6.16	~~Fiscal Year~~Changes in Business	~~149~~180
~~SECTION 6.17~~	~~No Further Negative Pledge~~	~~149~~
~~SECTION 6.18~~	~~Anti-Terrorism Laws and Anti-Money Laundering Laws~~	~~150~~
~~SECTION 6.19~~	~~Embargoed Person~~	~~150~~
~~SECTION 6.20~~	~~Change in Business~~	~~151~~

ARTICLE VII EVENTS OF DEFAULT		~~151~~181

SECTION 7.01	Events of Default	~~151~~181
SECTION 7.02	~~Holders~~ Right to Cure	~~153~~184

ARTICLE VIII THE AGENTS		~~154~~184

SECTION 8.01	Appointment and Authorization of the Agents	~~154~~184
SECTION 8.02	Delegation of Duties	~~156~~186
SECTION 8.03	Exculpatory Provisions	~~156~~186
SECTION 8.04	Reliance on Communications	~~156~~187
SECTION 8.05	Notice of Default	~~156~~187
SECTION 8.06	Credit Decision; Disclosure of Information by Administrative Agent; No Reliance on Arrangers’ or Agents’ Customer Identification Program	~~157~~187
SECTION 8.07	Indemnification	~~157~~188
SECTION 8.08	Agents in Their Individual Capacity	~~158~~188
SECTION 8.09	Successor Agents	~~158~~189
SECTION 8.10	Administrative Agent May File Proofs of Claim	~~159~~190
SECTION 8.11	Collateral and Guaranty Matters	~~160~~190
SECTION 8.12	Other Agents; Arrangers and Managers	~~161~~191
SECTION 8.13	Certain ERISA Matters	191

ARTICLE IX MISCELLANEOUS		~~161~~192

SECTION 9.01	Notices	~~161~~192
SECTION 9.02	Survival of Agreement	~~162~~193
SECTION 9.03	Binding Effect	~~162~~193
SECTION 9.04	Successors and Assigns	~~162~~193
SECTION 9.05	Expenses; Indemnity	~~167~~198
SECTION 9.06	Right of Set-off	~~168~~200
SECTION 9.07	Applicable Law	~~168~~200
SECTION 9.08	Waivers; Amendment	~~168~~200
SECTION 9.09	Interest Rate Limitation	~~171~~203
SECTION 9.10	Entire Agreement	~~171~~203
SECTION 9.11	WAIVER OF JURY TRIAL	~~171~~203
SECTION 9.12	Severability	~~171~~204
SECTION 9.13	Counterparts	~~171~~204
SECTION 9.14	Headings	~~172~~204

Page

SECTION 9.15	Jurisdiction; Consent to Service of Process	~~172~~204
SECTION 9.16	Confidentiality	~~172~~205
SECTION 9.17	Conversion of Currencies	~~173~~205
SECTION 9.18	Release of Liens and Guarantees	~~173~~205
SECTION 9.19	Patriot Act	~~174~~207
SECTION 9.20	Regulatory Matters	~~174~~207
SECTION 9.21	Application of Proceeds	~~175~~208
SECTION 9.22	Withholding Tax	~~176~~209
SECTION 9.23	Intercreditor Agreement Authorization	~~177~~209
SECTION 9.24	Obligations of the Borrowers Joint and Several	~~177~~210
SECTION 9.25	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~177~~210
SECTION 9.26	Acknowledgement Regarding Any Supported QFCs	210

ARTICLE X GUARANTEE		~~178~~211

SECTION 10.01	The Guarantee	~~178~~211
SECTION 10.02	Obligations Unconditional	~~178~~211
SECTION 10.03	Reinstatement	~~179~~212
SECTION 10.04	Subrogation; Subordination	~~179~~212
SECTION 10.05	Remedies	~~179~~212
SECTION 10.06	Instrument for the Payment of Money	~~179~~212
SECTION 10.07	Continuing Guarantee	~~179~~212
SECTION 10.08	General Limitation on Guarantee Obligations	~~179~~213
SECTION 10.09	Release of Guarantors	~~180~~213
SECTION 10.10	Brazilian Guarantors	213

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Request
Exhibit B-2	Form of Letter of Credit Request
Exhibit C	Form of Swingline Borrowing Request
Exhibit D-1	~~Form of U.S. Security Agreement~~[Reserved]
Exhibit D-2	Form of Canadian Security Agreement
Exhibit E-1	Form of Term Note
Exhibit E-2	Form of Revolving Note
Exhibit E-3	Form of Swingline Note
Exhibit F	Form of Intercompany Note
Exhibit G	[Reserved]
Exhibit H	Form of Deed of Hypothec
Exhibit I	Form of Administrative Questionnaire
Exhibit J	Form of Subsidiary Joinder Agreement
Exhibit K	Form of U.S. Mortgage
Exhibit L	[Reserved]
Exhibit M-1	Form of Equal Priority Intercreditor Agreement
Exhibit M-2	Form of Junior Priority Intercreditor Agreement
Exhibit N-1	Form of Acceptance and Prepayment Notice
Exhibit N-2	Form of Discount Range Prepayment Notice
Exhibit N-3	Form of Discount Range Prepayment Offer
Exhibit N-4	Form of Solicited Discounted Prepayment Notice
Exhibit N-5	Form of Solicited Discounted Prepayment Offer
Exhibit N-6	Form of Specified Discount Prepayment Notice
Exhibit N-7	Form of Specified Discount Prepayment Response
Exhibit O	[Reserved]
Exhibit P	[Reserved]
Exhibit Q	Form of Affiliated Lender Assignment and Acceptance

Schedule 1.01(a)	Collateral and Guarantee Requirements
Schedule 1.01(b)	Agreed Security Principles: Regulatory Provisions for Security Documents
Schedule 1.01(c)	Mortgaged Properties
Schedule 2.01	Commitments
Schedule 2.04	Swingline Commitments
Schedule 2.05	Existing Letters of Credit
Schedule 3.01	Organization
Schedule 3.04	Governmental Approvals
Schedule 3.07	Title to Properties; Possession Under Leases
Schedule 3.08(a)	Amendment No. 2 Effective Date Structure
Schedule 3.08(b)	Subsidiaries
Schedule 3.08(c)	Subscriptions
Schedule 3.09	Litigation
Schedule 3.13	Taxes
Schedule 3.18(a)	Owned Material Real Property
Schedule 3.18(b)	Ground Leased Material Real Property
Schedule 3.20	Labor Matters
Schedule 3.22	Satellite Licenses
Schedule 3.23	Satellites
Schedule 5.04	Canadian Borrower’s Website
Schedule 5.10(e)	Certain Subsidiaries and Property
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Dispositions
Schedule ~~6.05~~6.06	~~Existing~~  Investments
Schedule 6.12	Affiliate Transactions
~~Schedule 6.17~~	~~Senior Notes Documents~~
Schedule 9.01	Administrative Agent’s Office, Certain Addresses for Notices

v

CREDIT AGREEMENT dated as of March 28, 2012 (as amended by Amendment No. 1 on April 2, 2013, Amendment No. 2 on November 17, 2016, Amendment No. 3 on December 19, ~~2016 and~~2016, Amendment No. 4 on February 1, 2017 and Amendment No. 5 on April 26, 2018) (this “Agreement”), among ~~TELESAT HOLDINGS INC., a Canada corporation (“Holdings”; as hereinafter further defined),~~ TELESAT CANADA, a Canada corporation (the “Canadian Borrower”; as hereinafter further defined), TELESAT LLC, a Delaware limited liability company and a wholly owned subsidiary of the Canadian Borrower (the “U.S. Borrower”; as hereinafter further defined), certain subsidiaries of ~~Holdings~~the Canadian Borrower as Guarantors, the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent (in such capacity, the “Administrative Agent”; as hereinafter further defined), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”; as hereinafter further defined) and as an L/C Issuer.

W I T N E S S E T H :

WHEREAS, the Canadian Borrower has requested that (a) the Term B-~~4~~5 Lenders make Term B-~~4~~5 Loans in an aggregate principal amount of $~~2,424.0 million~~1,908,500,000 and (b) from time to time, the Revolving R-~~2~~3 Facility Lenders lend to the Canadian Borrower and the L/C Issuers issue Letters of Credit for the account of the Canadian Borrower and its Restricted Subsidiaries under a $~~200.0 million~~200,000,000 Revolving R-~~2~~3 Facility.

NOW, THEREFORE, the Lenders are willing to extend senior secured credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.

“ABR Revolving Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving R-~~2~~3 Facility Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acceptable Discount” shall have the meaning given to it in Section 2.12(f)(iv)(B).

“Acceptable Prepayment Amount” shall have the meaning given to it in Section 2.12(f)(iv)(C).

“Acceptance and Prepayment Notice” shall mean a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit N-1.

“Acceptance Date” shall have the meaning given to it in Section 2.12(f)(iv)(B).

“Acceptance Fees” shall have the meaning assigned to such term in Section 2.13(c).

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to ~~Holdings~~the Canadian Borrower and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“~~Acquisition Consideration” shall mean, in connection with any acquisition, the aggregate amount (as valued at the fair market value of such acquisition at the time such acquisition is made) of, without duplication: (a) the purchase consideration paid or payable for such acquisition, whether payable at or prior to the consummation of such acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Guarantee Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness incurred in connection with such acquisition; provided in each case, that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such acquisition) to be established in respect thereof by Holdings or its Restricted Subsidiaries.~~Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” shall have the meaning assigned to such term in Section 2.21(d).

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(b).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the result of dividing (a) the LIBO Rate in effect for such Interest Period by (b) 1.00 minus the Statutory Reserves applicable to such Eurodollar Borrowing, if any; provided that in no event shall the Adjusted LIBO Rate ~~with respect to (x) the Term B-4 Loans, be less than 0.75% and (y) with respect to the Revolving R-2 Facility,~~ be less than 0.00%.

“Administrative Agent” shall mean JPMCB or any successor to JPMCB appointed in accordance with the provisions of Section 8.09, together with any Persons that are appointed as sub-agents in accordance with Section 8.02, in each case, as the administrative agent for the Lenders under this Agreement and the other Loan Documents.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify the Canadian Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit I or such other form as shall be reasonably acceptable to the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Affiliate Transaction” shall have the meaning provided in Section 6.12.

“Affiliated Lender” shall mean a Non-Debt Fund Affiliate or a Debt Fund Affiliate.

“Affiliated Lender Assignment and Acceptance” shall have the meaning provided in Section 9.04(e)(i)(C).

“Agent Fees” shall have the meaning assigned to such term in Section 2.13(e).

“Agent-Related Persons” shall mean the Administrative Agent and the Collateral Agent, together with their respective Affiliates (including, in the case of JPMCB in its capacity as the Administrative Agent, J.P. Morgan), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreed Security Principles” shall mean:

(i) No Lien or provision of a guarantee by any Person organized outside the United States or Canada shall be made that would:

(a) result in any breach of corporate benefit, financial assistance, capital preservation, fraudulent preference, thin capitalization rules, retention of title claims or any other law or regulation (or analogous restriction) of the jurisdiction of organization of such Person;

(b) result in any risk to the officers or directors of such Person of a civil or criminal liability; or

(c) result in a Lien being granted over assets, the acquisition of which was financed from a subsidy of payments, the terms of which prohibit any assets acquired with such subsidy or payment being used as collateral; provided the Administrative Agent consents to such exclusion (such consent not to be unreasonably withheld).

(ii) It is expressly acknowledged that in certain jurisdictions (a) it may be impossible or impractical (including for legal and regulatory reasons) to grant guarantees or create security over certain categories of assets in which event such guarantees will not be granted and security will not be taken over such assets or (b) it may take longer than agreed to grant guarantees or create security over certain categories of assets, in which event the Collateral Agent will act reasonably in granting the necessary extension of timing for obtaining such guarantees or security; provided that, in each case with respect to subclauses (a) and (b), the relevant Guarantor has exercised due diligence and reasonable efforts in providing such guarantees or security.

(iii) It is expressly acknowledged that the form of the Security Documents may vary from the forms attached to the Credit Agreement or Security Documents in order to conform to local requirements and customs as well as potential impracticality of complying with local requirements in respect of every item of collateral.

(iv) Each Security Document relating to assets or stock of a United States or Canadian telecommunications carrier (as defined in the Telecommunications Act (Canada)) will contain provisions substantially in accordance with Schedule 1.01(b) hereto and shall be deemed to include such provisions whether or not actually included.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.17(b).

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to (x) in the case of Term B-~~4~~5 Loans or Revolving R-~~2~~ 3Facility Loans denominated in Dollars, the greatest of (a) the Prime Rate, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the LIBO Rate for a one-month Interest Period determined on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% or (y) in the case of any other Loans, the Canadian Prime Rate. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the failure of the Federal Reserve Bank of New York to publish rates or the inability of the Administrative Agent to obtain quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (x)(b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Canadian Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Canadian Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

~~“Amalgamation” shall have the meaning assigned to such term in Section 6.03(h).~~

“Amendment No. 1” shall mean Amendment No. 1, dated as of April 2, 2013, to this Agreement.

“Amendment No. 2” shall mean Amendment No. 2, dated as of November 17, 2016, to this Agreement.

“Amendment No. 2 Effective Date” shall mean November 17, 2016.

“Amendment No. 3” shall mean Amendment No. 3, dated as of December 19, 2016, to this Agreement.

“Amendment No. 4” shall mean Amendment No. 4, dated as of February 1, 2017, to this Agreement.

~~“Amendment No. 4 Consenting Lender” shall mean each Lender that provided the Administrative Agent with a counterpart to Amendment No. 4 executed by such Lender in accordance with the terms of Amendment No. 4.~~

“Amendment No. 4 Effective Date” shall mean February 1, 2017.

“Amendment No. 5” shall mean Amendment No. 5, dated as of April 26, 2018, to this Agreement.

“Amendment No. 5 Effective Date” shall mean April 26, 2018.

“Amendment No. 6” shall mean Amendment No. 6, dated as of December 6, 2019, to this Agreement.

“Amendment No. 6 Effective Date” shall mean December 6, 2019.

“Ancillary Agreement” means the Ancillary Agreement, dated as of August 7, 2007, among Loral, Skynet, PSP and the Canadian Borrower, as amended.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws and Anti-Money Laundering Laws” shall mean Requirements of Law related to terrorism financing or money laundering or sanctions, including the Executive Order or any enabling legislation or implementing legislation relating thereto, the Patriot Act, the Bank Secrecy Act, Part II.1 of the Criminal Code (Canada), the Proceeds of Crime (money laundering) and Terrorist Financing Act (Canada) (“PCTFA”), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (Canada) and the United Nations Al-Qaida and Taliban Regulations (Canada).

“Applicable Amount” shall mean the sum of (A) ~~$100.0 million plus (B) if positive,~~ (x) cumulative Consolidated EBITDA from and after ~~the first day of the fiscal quarter during which the Amendment No. 2 Effective Date occurs,~~October 1, 2016, to the most recently completed fiscal quarter for which internal financial statements are available immediately preceding the date of the proposed action (for the avoidance of doubt, such cumulative Consolidated EBITDA shall include the Consolidated EBITDA for any such quarters, whether negative or positive); minus (y) 1.4 times the Cumulative Interest Expense; plus (without duplication) (~~C~~B):

(1) the aggregate net cash proceeds, and the ~~fair market value~~Fair Market Value of marketable securities or other property other than cash ~~(as determined in good faith by the Board of Directors of Holdings)~~, received by ~~Holdings~~the Canadian Borrower from the issue or sale (other than to a Restricted Subsidiary) of any class of Equity Interests, including Retired Capital Stock, in ~~Holdings~~the Canadian Borrower after the Amendment No. 2 Effective Date, other than (A) Disqualified Capital Stock, (B) Equity Interests to the extent the net cash proceeds therefrom are applied as provided for ~~in~~ Section 6.06(b)(iv), (C) Refunding Capital Stock and (D) Excluded Contributions; plus

(2) 100% of any cash and the ~~fair market value~~Fair Market Value of marketable securities or other property other than cash ~~(as determined in good faith by the Board of Directors of Holdings)~~ received by ~~Holdings~~the Canadian Borrower as a capital contribution from its shareholders subsequent to the Amendment No. 2 Effective Date other than any Excluded Contributions or any Cure Amount; plus

(3) the principal amount (or accreted amount (determined in accordance with GAAP), if less) of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Capital Stock, of ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary issued after the Amendment No. 2 Effective Date (other than any such Indebtedness or Disqualified Capital Stock to the extent issued to a Restricted Subsidiary), which has been converted into or exchanged for Equity Interests in ~~Holdings~~the Canadian Borrower (other than Disqualified Capital Stock); plus

(4) to the extent not already included in Consolidated EBITDA, 100% of the aggregate ~~cash proceeds~~amount of cash and the Fair Market Value of marketable securities or other property other than cash received by ~~Holdings~~the Canadian Borrower or a Restricted Subsidiary since the Amendment No. 2 Effective Date from (A) Investments (other than Cash Equivalents), whether through interest payments, principal payments, returns, profits, distributions, income and similar amounts, dividends or other distributions, repayments and payments, or the sale or other disposition (other than to ~~Holdings~~the Canadian Borrower or a Restricted Subsidiary) thereof made by ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries and (B) cash dividends from, or the sale (other than to ~~Holdings~~the Canadian Borrower or a Restricted Subsidiary) of the stock of, an Unrestricted Subsidiary; plus

(5) if any Unrestricted Subsidiary is or was redesignated as a Restricted Subsidiary~~, the fair market value~~ after the Amendment No. 2 Effective Date, the Fair Market Value of all Investments by ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary after the Amendment No. 2 Effective Date, as determined in good faith by the Board of Directors of ~~Holdings;~~the Canadian Borrower at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than to the extent such Investment constituted a Permitted Investment or was made pursuant to Section 6.06(b)(xiv); plus

(6) $100,000,000;

less the amount of any Applicable Amount applied pursuant to any permitted usage under this Agreement~~.~~ after the Measurement Date.

“Applicable Canadian Pension Legislation” shall mean, at any time, any applicable Canadian federal or provincial pension benefits standards legislation, including all regulations made thereunder and all rules, regulations, rulings, guidelines, directives and interpretations made or issued by any Governmental Authority in Canada having or asserting jurisdiction in respect thereof, each as amended or replaced from time to time.

“Applicable Creditor” shall have the meaning assigned to such term in Section 9.17(b).

“Applicable Discount” shall have the meaning given to it in Section 2.12(f)(iii)(B).

“Applicable Lending Office” shall mean (i) with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Acceptance pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Canadian Borrower as the office by which its Loans of such Type are to be made and maintained and (ii) with respect to any L/C Issuer and for each Letter of Credit, the “Lending Office” of such L/C Issuer (or of an Affiliate of such L/C Issuer) designated on the signature pages hereto or such other office of such L/C Issuer (or of an Affiliate of such L/C Issuer) as such L/C Issuer may from time to time specify to the Administrative Agent and the Canadian Borrower as the office by which its Letters of Credit are to be issued and maintained.

“Applicable Margin” shall mean:

(a) in the case of the Term B-~~4~~5 Loans (i) maintained as ABR Loans, a percentage per annum equal to ~~1.50~~1.75%, and (ii) maintained as Eurodollar Loans, a percentage per annum equal to ~~2.50~~2.75%;
               ~~;~~

(b) in the case of Revolving R-~~2~~3 Facility Loans denominated in Canadian Dollars, a rate equal to the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent certificate delivered to the Administrative Agent pursuant to Section 5.04(c):

Pricing Level	Total Leverage Ratio	Applicable Margin for Revolving R-~~2~~3 Facility Loans that are Canadian Prime Rate Loans	Applicable Margin for Revolving R-~~2~~3 Facility Loans that are BA Loans
1	Greater than or equal to 5.00:1.00	~~2.00~~1.25%	~~3.00~~2.25%
2	Less than 5.00:1.00 but greater than or equal to 4.50:1.00	~~1.75~~1.00%	~~2.75~~2.00%
3	Less than 4.50:1.00	~~1.50~~0.75%	~~2.50~~1.75%

(c) in the case of Revolving R-~~2~~3 Facility Loans denominated in Dollars, a rate equal to the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent certificate delivered to the Administrative Agent pursuant to Section 5.04(c):

Pricing Level	Total Leverage Ratio	Applicable Margin for Revolving R-~~2~~3 Facility Loans that are ABR Loans	Applicable Margin for Revolving R-~~2~~3 Facility Loans that are Eurodollar Loans
1	Greater than or equal to 5.00:1.00	~~2.00~~1.25%	~~3.00~~2.25%
2	Less than 5.00:1.00 but greater than or equal to 4.50:1.00	~~1.75~~1.00%	~~2.75~~2.00%
3	Less than 4.50:1.00	~~1.50~~0.75%	~~2.50~~1.75%

Notwithstanding anything to the contrary in this definition, during the period from the Amendment No. ~~2~~6 Effective Date until the Section 5.04 Financials have been delivered for the ~~first full fiscal period to occur after the Amendment No. 2 Effective Date,~~fiscal year ending December 31, 2019, the Applicable Margin for Revolving R-~~2~~3 Facility Loans shall be determined by reference to the applicable “Pricing Level ~~1~~2” set forth in the tables above. Any increase or decrease in the Applicable Margin for Revolving R-~~2~~3 Facility Loans resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date Section 5.04 Financials are delivered to the Administrative Agent; provided that, at the option of the Required Revolving Lenders, the highest pricing level (as set forth in the tables above) shall apply as of the fifth Business Day after the date on which Section 5.04 Financials were required to have been delivered but have not been delivered pursuant to Section 5.04 and shall continue to so apply to and including the date on which such Section 5.04 Financials are so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

In the event that the Administrative Agent and the Canadian Borrower determine that any Section 5.04 Financials previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any applicable period than the Applicable Margin applied for such applicable period, then (a) the Canadian Borrower shall as soon as practicable deliver to the Administrative Agent the correct Section 5.04 Financials for such applicable period, (b) the Applicable Margin shall be determined as if the pricing level for such higher Applicable Margin were applicable for such applicable period, and (c) the Canadian Borrower shall within 10 Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such applicable period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.

“Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, managed or advised by a Lender, an Affiliate of a Lender or an entity (including an investment advisor) or an Affiliate of such entity that administers, manages or advises a Lender.

“APT” shall have the meaning given to it in Section 5.10(e).

“APT Satellite Agreement” shall have the meaning given to it in Section 5.10(e).

“APT Security Agreement” shall mean, collectively, (a~~) the Security Agreement dated as of October 8, 2004, by and among APT Satellite Company Limited, Loral Orion Inc. (as assigned to Telesat Satellite LP) and Bank of China (HK) Limited, (b) the APT Parental Guarentee~~) the APT Parental Guarantee dated as of December 23, 2015, as amended, by and among APT Satellite Holdings Limited and Telesat International Limited~~,~~ and (~~c~~b) the Declaration of Trust dated as of February 5, ~~2016~~2016, as amended, by Telesat International Limited~~, in each case as amended prior to the Amendment No. 2 Effective Date~~.

“APT Transponders” shall mean those transponders subject to (a) that Satellite Transponder Agreement dated as of August 26, 2003 between APT Satellite Company Limited and Loral Orion, Inc. (as assigned to Telesat Satellite LP), as amended as of November 16, 2003 or (y) that Satellite Transponder Agreement dated as of December 23, 2015 between APT Satellite Company Limited and Telesat International Limited.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions and whether effected pursuant to a division or otherwise, of property or assets (including by way of a Sale Leaseback) of the Canadian Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”), or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than preferred stock issued pursuant to Section 6.01), whether in a single transaction or a series of related transactions, in each case, other than:

(a) a disposition of cash or Cash Equivalents, obsolete or worn out property or equipment, inventory, Excluded Satellites or other assets that in the reasonable judgment of the Canadian Borrower are no longer useful in the conduct of the business of the Canadian Borrower and its Restricted Subsidiaries and that in each case are disposed of in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Canadian Borrower or any of the Restricted Subsidiaries in a manner permitted pursuant to Section 6.03 or any disposition that constitutes a Change of Control pursuant to this Agreement;

(c) the making of any Permitted Investment or Restricted Payment that is permitted to be made, and is made, under Section 6.06;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value not exceeding $25,000,000 for any such transaction or series of transactions;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Canadian Borrower or by the Canadian Borrower or a Restricted Subsidiary to the U.S. Borrower or a Guarantor;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures on or expropriations of assets;

(j) any financing transaction with respect to property built, repaired, improved or acquired by the Canadian Borrower or any Restricted Subsidiary after the Amendment No. 6 Effective Date, including Sale Leasebacks and asset securitizations, permitted by this Agreement;

(k) any Casualty Event;

(l) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and consistent with past practice;

(m) any transfer of transponders or the corresponding interest in the common elements on the Telstar 18 VANTAGE satellite to APT or its affiliates effected pursuant to a Satellite Transponder Agreement dated as of December 23, 2015 between Telesat International Limited and APT or a letter agreement dated December 31, 2015 between Telesat International Limited and APT, as amended from time to time;

(n) the granting of a Lien permitted under Section 6.02;

(o) contractual arrangements under long-term contracts with customers entered into by the Canadian Borrower and the Restricted Subsidiaries in the ordinary course of business which are treated as sales for accounting purposes; provided that there is no transfer of title in connection with such contractual arrangement;

(p) additional dispositions of assets (taken together with all such dispositions made pursuant to this clause (p)) since the Measurement Date with an aggregate Fair Market Value not exceeding $50,000,000;

(q) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business or that is immaterial;

(r) the unwinding or termination of any Swap Agreement (unless entered into for speculative purposes) and allowing for the expiration of any options agreement with respect to any real property or personal property;

(s) the disposition of any of the property or assets of The SpaceConnection, Inc. or Infosat Communications LP; and

(t) any Spectrum Repurposing.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Canadian Borrower, in its sole discretion, shall be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Asset Sale Event” shall mean any ~~sale, transfer or other disposition of any business units, assets or other property of Holdings or any of the Restricted Subsidiaries not in the ordinary course of business (excluding any sale, transfer or other disposition of assets among the Canadian Borrower and the Guarantors) other than any such event or transaction (or series of related events or transactions) the Net Cash Proceeds of which are equal to or less than $15.0 million. Notwithstanding the foregoing, the term “Asset Sale Event” shall not include any transaction permitted by Section 6.04, other than transactions permitted by Sections 6.04(b) and 6.04(f) if they otherwise qualify under this definition as an Asset Sale Event.~~Asset Sale not in the ordinary course of business.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Canadian Borrower (if required by such assignment and acceptance), substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Attorney Costs” shall mean and includes all reasonable and documented or invoiced fees, expenses and disbursements of any law firm or other external counsel.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Canadian Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.12(f); provided that the Canadian Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Canadian Borrower nor any of its Affiliates may act as the Auction Agent.

“Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.05(c)(iii).

“Availability Period” shall mean, in respect of the Revolving R-~~2~~3 Facility Commitments, the period from and including the Amendment No. ~~2~~6 Effective Date to the earliest of (A) the Revolving R-~~2~~3 Facility Maturity Date, (B) the time of the termination of the Revolving R-~~2~~3 Facility Commitments pursuant to Section 2.09 and (C) the time of termination of the commitment of each Lender to make Revolving R-~~2~~3 Facility Loans and of the obligation of the L/C Issuers issue, extend or increase Letters of Credit, in each case pursuant to Section 7.01.

“Available Revolving Unused Commitment” shall mean, with respect to a Revolving R-~~2~~3 Facility Lender at any time, an amount equal to the amount by which (a) the Revolving R-~~2~~3 Facility Commitment of such Revolving R-~~2~~3 Facility Lender at such time exceeds (b) the Revolving R-~~2~~3 Facility Credit Exposure of such Revolving R-~~2~~3 Facility Lender at such time.

“BA” shall mean either a depository bill within the meaning of the Depository Bills and Notes Act (Canada) or a bill of exchange within the meaning of the Bills of Exchange Act (Canada), denominated in Canadian Dollars, drawn by the applicable Borrower on a Lender and accepted by a Lender in accordance with this Agreement and bearing such distinguishing letters and numbers as the Lender may determine; and, when used in conjunction with a “BA Borrowing” or a “BA Loan,” shall include BA Equivalent Loan.

“BA Borrowing” shall mean a Borrowing comprised of BA Loans.

“BA Contract Period” shall mean, relative to any BA Loan, the period beginning on (and including) the date on which such BA Loan is made or continued to (but excluding) the date which is one, two, three or six months thereafter (or twelve months if, at the time of the relevant BA Loan, such term is agreed to by all relevant Lenders), as selected by the applicable Borrower; provided that (i) if any BA Contract Period would end on a day other than a Business Day, such BA Contract Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such BA Contract Period shall end on the next preceding Business Day, (ii) any BA Contract Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such BA Contract Period) shall end on the last Business Day of the last calendar month of such BA Contract Period and (iii) no BA Contract Period shall end after the Term B-~~4~~5 Loan Maturity Date or the Revolving R-~~2~~3 Facility Maturity Date, as applicable.

“BA Discount Rate” shall mean, with respect to any BA Contract Period for any BA Loan, (a) in the case of any Revolving R-~~2~~3 Facility Lender named in Schedule I of the Bank Act (Canada), the rate determined by the Administrative Agent to be the average offered rate for bankers’ acceptances for the applicable BA Contract Period quoted on Reuters Screen CDOR (Canadian Dollar Offered Rate) page as of 11:00 a.m. (New York City time) on the first day of such BA Contract Period and (b) in the case of any other Revolving R-~~2~~3 Facility Lender, (i) the rate per annum set forth in clause (a) above plus (ii) 0.10%; provided that in no event shall the BA Discount Rate be less than 0.00%. In the event that such rate is not quoted on the Reuters Screen CDOR (Canadian Dollar Offered Rate) page (or otherwise on the Reuters screen), the BA Discount Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying bankers’ acceptance rates as may be selected by the Administrative Agent, or, if such other comparable publicly available service for displaying bankers’ acceptance rates is not available, the BA Discount Rate shall be the average of the bankers’ acceptance rates quoted by the Reference Banks, as determined by the Administrative Agent, and, in the event that the CDOR rate is not available for any Business Day, the CDOR rate for the immediately previous Business Day for which a CDOR rate is available shall be used.

“BA Equivalent Loan” shall have the meaning given to it in Section 2.06(f).

“BA Loan” shall mean any Loan made by way of accepting and purchasing BAs on the same date and as to which a single BA Contract Period is in effect, and includes BA Equivalent Loans made on the same date and as to which a single BA Contract Period is in effect.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Canadian Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for Dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole reasonable discretion.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Canadian Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Margin).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of Alternate Base Rate, the definition of Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the applicable Reference Rate permanently or indefinitely ceases to provide the applicable Reference Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the applicable Reference Rate announcing that such administrator has ceased or will cease to provide the applicable Reference Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the applicable Reference Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the applicable Reference Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the applicable Reference Rate, a resolution authority with jurisdiction over the administrator for the applicable Reference Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the applicable Reference Rate, in each case which states that the administrator of the applicable Reference Rate has ceased or will cease to provide the applicable Reference Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the applicable Reference Rate; and/or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the applicable Reference Rate announcing that the applicable Reference Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Canadian Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.15 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.15.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BIA” shall mean the Bankruptcy and Insolvency Act (Canada), as amended.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower Offer of Specified Discount Prepayment” shall mean the offer by ~~Holdings~~the Canadian Borrower or any of its Restricted Subsidiaries to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.12(f)(ii).

“Borrower Solicitation of Discount Range Prepayment Offer” shall mean the solicitation by ~~Holdings~~the Canadian Borrower or any of its Restricted Subsidiaries of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.12(f)(iii).

“Borrower Solicitation of Discounted Prepayment Offer” shall mean the solicitation by any ~~Holdings~~the Canadian Borrower or any of its Restricted Subsidiaries of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.12(f)(iv).

“Borrowers” shall mean, collectively, the Canadian Borrower and the U.S. Borrower ~~and shall include, if applicable, any Successor U.S. Borrower or Successor Canadian Borrower~~.

“Borrowing” shall mean any Loans of the same Type and currency made, converted or continued on the same date and, in the case of Eurodollar Loans or BA Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of a Term B-~~4~~5 Loan Borrowing, $~~5.0 million,~~5,000,000, (c) in the case of a Revolving R-~~2~~3 Facility Borrowing denominated in Canadian Dollars, CND$~~2.0 million,~~2,000,000, (d) in the case of a Revolving R-~~2~~3 Facility Borrowing denominated in Dollars, $~~2.0 million~~2,000,000 and (e) in the case of a Swingline Borrowing, $~~1.0 million.~~1,000,000.

“Borrowing Multiple” shall mean (a) in the case of a Term B-~~4~~5 Loan Borrowing or a Revolving R-~~2~~3 Facility Borrowing denominated in Dollars, $~~1.0 million~~1,000,000 and (b) in the case of a Swingline Borrowing, $500,000.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B-1 or such other form as may be approved by the Administrative Agent acting reasonably.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Toronto are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Buyer” shall mean any direct or indirect purchaser or purchasers (other than any Person who is a Permitted ~~Investor~~Holder under clauses (a)(i) through (a)(iii) and (a)(xi) (as it relates to clauses (a)(i) through (a)(iii)) of the definition thereof) of all or a majority of the Equity Interests of ~~Holdings~~the Canadian Borrower or any parent entity of ~~Holdings~~the Canadian Borrower in connection with a Permitted Change of Control, which may include a strategic competitor or other company, private equity fund, similar investment fund or sovereign wealth fund, or consortium of companies, private equity funds, similar investment funds or sovereign wealth funds acting in concert, together with the Affiliates of such purchaser or purchasers that consummates a Permitted Change of Control~~.~~; provided that, notwithstanding any other provision to the contrary, in no event shall any Person referenced in Section 3.21(b)(i) through (vi) constitute a Buyer.

“Calculation Date” shall mean (a) the last Business Day of each calendar month, (b) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving R-~~2~~3 Facility Loan, (ii) the issuance of a Letter of Credit or (iii) a request for a Swingline Borrowing, and (c) if an Event of Default under Section 7.01(b) or (d) has occurred and is continuing, any Business Day as determined by the Administrative Agent in its sole discretion.

“Canada Pension Plan” shall mean the universal pension plan established and maintained by the Federal Government of Canada.

“Canadian Borrower” shall have the meaning given to such term in the introductory paragraph of this Agreement and shall include, if applicable, any Successor Company with or into which the Canadian Borrower~~.~~ merges, amalgamates or consolidates in accordance with Section 6.03.

“Canadian Dollar,” “CAD” and “CND$” shall mean the lawful currency of Canada.

“Canadian Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount in Canadian Dollars, such amount and (b) with respect to any amount in Dollars, the equivalent in Canadian Dollars of such amount as determined by the Administrative Agent pursuant to Section 1.03(b) using the Exchange Rate with respect to Dollars at the time in effect under the provisions of such Section.

“Canadian Letter of Credit” shall mean a Letter of Credit denominated in Canadian Dollars.

“Canadian Pension Event” shall mean, with respect to any Canadian Plan, (a) the termination or wind-up, in full or in part, of such Canadian Plan (including the institution of any steps by any Person to terminate or wind-up or order the termination or wind-up, in full or in part, of such Canadian Plan) or any act or omission with respect to such Canadian Plan that, individually or in the aggregate, could reasonably be expected to adversely affect the tax status of such Canadian Plan or result in any liability, fine or penalty on any Loan Party or (b) the failure to make full payment when due of all amounts which, under the provisions of such Canadian Plan, any agreement relating thereto or Applicable Canadian Pension Legislation, any Loan Party is required to pay as contributions thereto.

“Canadian Plan” shall mean any plan, program, agreement or arrangement that is a pension plan for the purposes of Applicable Canadian Pension Legislation or under the Income Tax Act (Canada) (whether or not registered under such law) that is maintained or contributed to, or to which there is or may be an obligation to contribute, by ~~Holdings~~the Canadian Borrower or any of its Subsidiaries in respect of their respective employees in Canada, but does not include the Canada Pension Plan or the Quebec Pension Plan that is mandated by the Government of Canada or the Province of Quebec, respectively.

“Canadian Prime Rate” shall mean on any date with respect to ABR Loans denominated in Canadian Dollars, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/100 of 1%) equal to the higher of: (a) the rate of interest per annum determined by taking the average of the determination by each of the Reference Banks as its reference rate in effect on such day for determining interest rates for Canadian Dollar denominated commercial loans in Canada; and (b) the BA Discount Rate in effect on that day, as determined by the Reference Banks for one month bankers’ acceptances plus 3/4 of 1%.

“Canadian Prime Rate Borrowing” shall mean a Borrowing comprised of Canadian Prime Rate Loans.

“Canadian Prime Rate Loan” shall mean any Loan bearing interest at a rate determined by reference to the Canadian Prime Rate in accordance with the provisions of Article II.

“Canadian Security Agreements” shall mean (i) a security agreement substantially in the form of Exhibit D-2 among the Loan Parties organized in Canada and the Collateral Agent for the benefit of the Secured Parties and (ii) each deed of hypothec substantially in the form of Exhibit H between each Loan Party organized under the laws of the Province of Quebec or having its chief executive office or domicile in Quebec or tangible property (not ordinarily used in more than one jurisdiction) in Quebec, each debenture issued by each such Loan Party under each such deed of hypothec and each pledge agreement between each such Loan Party and the Collateral Agent with respect to each such debenture, provided that the form of deed of hypothec (Exhibit H) may be modified for the purposes of any deed of hypothec executed after the coming into force on April 21, 2015 of the amendments to Article 2692 of the Civil Code of Quebec in order to reflect such amendments, including the removal of the provisions relating to the creation, issuance and securing of debentures, and constituting each hypothec thereunder as security for the Secured Obligations.

“Cancom Agreement” shall have the meaning given to it in Section ~~9.18.~~9.18(b).

“Capital Expenditures” shall mean, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities) by ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries, (b) all Capitalized Software Expenditures and Capitalized Research and Development Costs during such period and (c) all fixed asset additions financed through Finance Lease Obligations incurred by ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries and recorded on the balance sheet in accordance with GAAP during such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets (A) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (B) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment made within two years of the sale of any asset to the extent purchased with the proceeds of such sale (except to the extent that such proceeds otherwise increase Consolidated Net Income for purposes of calculating Excess Cash Flow for such period), (iv) expenditures that constitute any part of Consolidated Lease Expense, (v) capitalized interest in connection with the purchase of Satellites, (vi) expenditures that are accounted for as capital expenditures of such person and that actually are paid for, or reimbursed, by a third party (other than ~~Holdings~~the Canadian Borrower or any Subsidiary thereof) for which neither ~~Holdings~~the Canadian Borrower nor any Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), (vii) expenditures to the extent they are made with proceeds of the issuance of Equity Interests of ~~Holdings~~the Canadian Borrower after the Closing Date ~~which are contributed to the common equity of Interco~~, (viii) the book value of any asset owned by ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (ix) any capitalized interest expense and internal costs reflected as additions to property, plant or equipment in the consolidated balance sheet of ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries or capitalized as Capitalized Software Expenditures and Capitalized Research and Development Costs for such period and (x) any non-cash compensation or other non-cash costs reflected as additions to property, plant and equipment, Capitalized Software Expenditures and Capitalized Research and Development Costs in the consolidated balance sheet of ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Research and Development Costs” shall mean, for any period, all research and development costs that are, or are required to be, in accordance with GAAP, reflected as capitalized costs on the consolidated balance sheet of ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the L/C Issuers and the Revolving R-~~2~~3 Facility Lenders, as collateral for the L/C Obligations, cash or deposit balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuers.

“Cash Equivalents” shall mean:

(i) securities or obligations issued or unconditionally guaranteed by the United States government, the Government of Canada or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(ii) securities or obligations issued by any state of the United States of America, any province of Canada or any political subdivision of any such state or province, or any public instrumentality thereof, having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(iii) commercial paper and variable or fixed rate notes issued by any Lender or any bank holding company owning any Lender or any variable rate notes issued by, or guaranteed by, any domestic corporation not an Affiliate of the Canadian Borrower rated (x) A-1 (or the equivalent thereof) or better by S&P, or (y) P-1 (or the equivalent thereof) or better by Moody’s, and maturing within one year of the date of acquisition;

(iv) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(v) domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $~~250.0 million~~250,000,000 in the case of domestic banks and $~~100.0 million~~100,000,000 (or the Dollar Equivalent thereof) in the case of foreign banks;

(vi) auction rate securities rated at least Aa3 by Moody’s and AA- by S&P (or, if at any time either S&P or Moody’s shall not be rating such obligations, an equivalent rating from another nationally recognized rating service);

(vii) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (i), (ii) and (v) above entered into with any bank meeting the qualifications specified in clause (v) above or securities dealers of recognized national standing;

(viii) repurchase obligations with respect to any security that is a direct obligation or fully guaranteed as to both credit and timeliness by the Government of Canada or any agency or instrumentality thereof, the obligations of which are backed by the full faith and credit of the Government of Canada, in either case entered into with any Canadian I or II bank or any trust company (acting as principal);

(ix) repurchase agreements with a term of not more than one year with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $~~250.0 million~~250,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Canadian Borrower or one or more of its Restricted Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a ~~fair market value~~Fair Market Value of at least 100% of the amount of the repurchase obligations;

(x) marketable short-term money market and similar funds (x) either having assets in excess of $~~250.0 million~~250,000,000 or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service in the United States);

(xi) shares of investment companies that are registered under the Investment Company Act of 1940 and 95% of the investments of which are one or more of the types of securities described in clauses (i) through (x) above; ~~and~~

(xii) any other investments used by the Canadian Borrower and its Restricted Subsidiaries as temporary investments permitted by the Administrative Agent in writing in its sole discretion; and

(xiii) in the case of Investments by ~~Holdings~~the Canadian Borrower or any Subsidiary organized or located in a jurisdiction other than the United States (or any political subdivision or territory thereof), or in the case of Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Subsidiary is organized or located or in which such Investment is made, all as reasonably determined in good faith by the Canadian Borrower.

“Cash Management Agreement” shall mean any agreement or other instrument governing Cash Management Obligations.

“Cash Management Bank” shall mean any Person that, at the time it provides any cash management services pursuant to a Cash Management Agreement, is a Lender, Agent or Joint Lead Arranger or an Affiliate of a Lender, Agent or Joint Lead Arranger, or The Bank of Nova Scotia or an Affiliate thereof, each in its capacity as a party to such Cash Management Agreement, or any Person that shall have become a Lender, Agent or Joint Lead Arranger or an Affiliate of a Lender, Agent or Joint Lead Arranger at any time after it has provided any cash management services pursuant to a Cash Management Agreement.

“Cash Management Obligation” shall mean, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by any Cash Management Bank to ~~Holdings~~the Canadian Borrower or any of its Restricted Subsidiaries, including obligations for the payment of agreed interest and reasonable, fees, charges, expenses, Attorney Costs and disbursements in connection therewith.

“Casualty Event” shall mean, with respect to any property (including any Satellite) of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada), as amended.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Amendment No. 2 Effective Date, (b) any change in law, rule or regulation or in the official interpretation or application thereof by any Governmental Authority after the Amendment No. 2 Effective Date or (c) compliance by any Lender or L/C Issuer (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or L/C Issuer’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Amendment No. 2 Effective Date. Notwithstanding anything to the contrary herein, it is understood and agreed that (x) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Basel Committee on Banking Regulations and Supervision pursuant to Basel III, and, in each case, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto, shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the Amendment No. 2 Effective Date.

“Change of Control” ~~shall mean and be deemed to have occurred if (a) at any time prior to a Qualified IPO, (i) Permitted Investors shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 30% of the voting power of the outstanding Voting Stock of Holdings (other than as the result of one or more widely distributed offerings of the common stock of Holdings or any direct or indirect holding company of Holdings, in each case whether by Holdings or the Permitted Investors) and/or (ii) any Person or “group” or entity (within the meaning of Section 13(d) or 14(d) of the Exchange Act (or any successor provision)), other than any one or more Permitted Investors (and excluding any employee benefit plan of such Person or “group” or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of Holdings that exceeds the percentage of the voting power of such Voting Stock then beneficially owned, in the aggregate, by Permitted Investors, unless, in the case of either clause (i) or (ii) above, Permitted Investors have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of Holdings; (b) at any time on or after a Qualified IPO, any Person or “group” or entity (within the meaning of Section 13(d) or 14(d) of the Exchange Act (or any successor provision)), other than any combination of Permitted Investors (and excluding (i) any employee benefit plan of such Person or “group” or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) in the case where the entity that engaged in a Qualified IPO is a limited partnership, the general partner of which is owned by a convenience party, such as a trust for the benefit of a charity, such general partner and such convenience party (but not any other Person or “group” who has the right to direct the general partner in its capacity as such), shall at any time have acquired direct or indirect beneficial ownership of at least 35% of the voting power of the outstanding Voting Stock of Holdings, unless the percentage of the voting power of the outstanding Voting Stock of Holdings acquired by such person, entity or group does not exceed the percentage of the voting power of the outstanding Voting Stock of Holdings then beneficially owned, in the aggregate, by the Permitted Investors; (c) there is a sale, lease or transfer, in one or more series of transactions (other than by way of a transaction permitted by Section 6.03), of all or substantially all of the assets of Holdings and its Restricted Subsidiaries, taken as a whole, to any Person other than one or more Permitted Investors; (d) at any time Continuing Directors shall not constitute at least a majority of the Board of Directors of Holdings; (e) a Change of Control (as defined in the Senior Notes (or any Permitted Refinancing thereof)) shall have occurred; and/or (f) other than in connection with a transaction permitted under Section 6.03 in which Holdings merges, amalgamates or consolidates with or into the Canadian Borrower or Successor Canadian Borrower, Holdings shall cease to own, directly or indirectly, 100% of the Voting Stock of the Borrowers.~~ means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Canadian Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2) the Canadian Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50.0% of the total voting power of the Voting Stock of the Canadian Borrower or any company that holds directly or indirectly more than 50.0% of the total voting power of the Voting Stock of the Canadian Borrower; or

(3) Change of Control (as defined in the Senior Notes (or any Permitted Refinancing thereof)) shall have occurred.

Notwithstanding the foregoing, at any time in connection with, or after, a Qualified IPO, a transaction in which the Canadian Borrower becomes a subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change of Control if (a) the shareholders of the Canadian Borrower immediately prior to such transaction beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly through one or more intermediaries, more than 50.0% of the total voting power of the outstanding Voting Stock of the Canadian Borrower, immediately following the consummation of such transaction or (b) immediately following the consummation of such transaction, no Person (within the meaning of Section 13(d)(3) of the Exchange Act, or any successor provision), other than such Person or its direct or indirect subsidiaries or the Permitted Holders, beneficially owns (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50.0% of the voting power of the outstanding Voting Stock of the Canadian Borrower.

~~Notwithstanding~~ In addition, notwithstanding the preceding or any provision of Section 13(d) or 14(d) of the Exchange Act (or any successor provision), (i) a Person, entity or “group” shall not be deemed to beneficially own securities subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement, (ii) if any “group” includes one or more Permitted ~~Investors~~Holders, the issued and outstanding Voting Stock of ~~Holdings~~the Canadian Borrower beneficially owned, directly or indirectly, by any Permitted ~~Investors~~Holders that are part of such “group” shall not be treated as being beneficially owned by any other member of such “group” for purposes of determining whether a Change of Control has occurred and (iii) a Person, entity or “group” will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns more than 50.0% of the total voting power of the Voting Stock of such parent entity. For purposes of this definition, except with respect to clause (~~c) or (d~~1) hereunder, and any related definition to the extent used for purposes of this definition, at any time when more than 50.0% of the total voting power of the Voting Stock of ~~Holdings~~the Canadian Borrower is directly or indirectly owned by a parent entity, all references to ~~Holdings~~the Canadian Borrower shall be deemed to refer to its ultimate parent entity (but excluding (x) any Permitted Holder and (y) in the case where the entity that engaged in a Qualified IPO is a limited partnership, the general partner of which is owned by a convenience party, such as a trust for the benefit of a charity, such general partner and such convenience party (but not any other Person or “group” who has the right to direct the general partner in its capacity as such)) that directly or indirectly owns such Voting Stock. For the avoidance of doubt and without limiting the generality of the foregoing, with respect to any voting trust that is beneficially owned by a convenience party, such as a trust for the benefit of a charity, such voting trust and such convenience party (but not any other Person or “group” to the extent such Person or “group” has the right to direct the voting of Voting Stock held by such voting trust) shall be disregarded for purposes of this definition.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“CIBC” shall mean Canadian Imperial Bank of Commerce.

“CIP Regulations” shall have the meaning assigned to such term in Section 8.06(b).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving R-~~2~~3 Facility Loans, Term B-~~4~~5 Loans, Incremental Term Loans (of a Class), Extended Term Loans (of the same Extension Series), Extended Revolving Credit Loans (of the same Extension Series and any related swingline loans thereunder) or Swingline Loans, and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving R-~~2~~3 Facility Commitment, a Term B-~~4~~5 Loan Commitment, an Incremental Term Loan Commitment (of the same Class), an Extended Revolving Credit Commitment (of the same Extension Series and any related swingline commitment thereunder), ~~an Replacement Revolving Credit Commitment (of the same Class and any related swingline commitment thereunder)~~ or a Swingline Commitment, and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment of such Class.

“Closing Date” shall mean March 28, 2012.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended ~~from time to time~~.

“Collateral” shall mean all property and assets (including Equity Interests) subject to a Lien created under any Security Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall mean JPMCB or any successor thereto appointed in accordance with the provisions of Section 8.09, together with any Persons that are appointed as sub-agents in accordance with Section 8.02, in each case, as the collateral agent for the Secured Creditors.

“Collateral and Guarantee Requirements” shall mean, subject to the Agreed Security Principles and Section 5.10, the requirements that:

(a) as of the Closing Date, all of the Loan Documents described in Schedule 1.01(a) shall have been executed and delivered ~~Holdings~~the Canadian Borrower, the Borrowers and the Subsidiary Loan Parties party thereto, as applicable, and, to the extent applicable under the relevant governing law, all Liens created by the pledging of securities and/or other instruments shall have been perfected (by the pledging of such securities and/or instruments or otherwise); provided, however, that with respect to any Collateral the security interest or hypothec in which may not be perfected or published by filing of UCC and PPSA financing statements or applications for registration in the Quebec register of personal and moveable real rights (the “PMRR”) or the possession of stock certificates, if the perfection or publication of the Collateral Agent’s security interest or hypothec, as applicable, in such Collateral may not be accomplished prior to the Closing Date after the Canadian Borrower’s use of commercially reasonable efforts to do so, then delivery of documents and instruments for perfection or publication of such security interest or hypothec, as applicable, shall not constitute a condition precedent under Section 4.02 of this Agreement and the Canadian Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect and publish such security interests and hypothecs, within 90 days after the Closing Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion) (it being understood that commercially reasonable efforts in this context shall mean at a minimum that UCC and PPSA financing statements and applications for registration in the PMRR have been filed for each of the Loan Parties and stock certificates of entities organized in the United States or Canada shall have been delivered);

(b) in the case of any Subsidiary that becomes a Subsidiary Loan Party after the Amendment No. 2 Effective Date, the Administrative Agent shall have received, unless it has waived such requirement for such Subsidiary Loan Party (for reasons of cost, legal limitations, tax consequences or such other matters as deemed appropriate by the Administrative Agent, acting reasonably), an executed subsidiary joinder agreement substantially in the form of Exhibit J or such other form as shall be reasonably acceptable to the Administrative Agent and execute such Security Documents (other than in respect of real property which is the subject of another clause), by way of joinder or otherwise that the Administrative Agent may reasonably request;

(c) all the Equity Interests of Subsidiaries that are acquired by a Loan Party after the Amendment No. 2 Effective Date shall be pledged pursuant to the Security Documents; provided that Equity Interests in Subsidiaries that collectively account for less than 5% of the consolidated assets and revenues shall not be subject to this provision;

(d) the Collateral Agent shall have received all certificates or other instruments (if any) representing all Equity Interests of Subsidiaries required to be pledged pursuant to any of the paragraphs above, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, in each case to the extent reasonably requested by counsel to the Collateral Agent, or such other action shall have been taken as required under applicable law to perfect a security interest in such Equity Interests as reasonably requested by counsel to the Administrative Agent;

(e) all Indebtedness for borrowed money that is owing to any Loan Party shall have been pledged pursuant to a Security Document and all such Indebtedness (other than intercompany debt evidenced by the Intercompany Note which has already been pledged to the Collateral Agent pursuant to the Security Documents) having a principal amount that has a Dollar Equivalent in excess of $3,000,000 (other than intercompany current liabilities incurred in the ordinary course of business) shall, if requested by the Administrative Agent and if relevant under the applicable governing law of such Security Document, be evidenced by a promissory note or an instrument and the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(f) all documents and instruments required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following ~~(except as provided in Section 5.11)~~, the execution and delivery of each such Security Document;

(g) ~~except as provided in Section 5.11,~~ the Collateral Agent shall have received on the Closing Date (in the case of each of those properties designated as a Mortgaged Property as set forth on Schedule 1.01(c)) or within the time period set forth in Section 5.10 (in the case of Additional Mortgages), (i) counterparts of a Mortgage with respect to each property designated as a Mortgaged Property as set forth on Schedule 1.01(c) hereto or Additional Mortgages required to be delivered pursuant to Section 5.10 duly executed and delivered by the record owner or holder of such real property, (ii) a paid Title Policy or Title Policies issued by the Title Company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens other than Permitted Liens, (iii) with respect to Additional Mortgages covering properties located in the United States, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Canadian Borrower and each Loan Party relating thereto) and, if applicable, evidence of flood insurance and (iv) such Surveys, existing appraisals and legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgaged Property;

(h) [Reserved]; and

(i) ~~except as provided in Section 5.11,~~ each Loan Party shall have obtained all material consents and approvals required under this Agreement to be obtained by it in connection with (A) the execution, delivery and performance of all Security Documents (or supplements thereto) to which it is a party and (B) the granting by it of the Liens under each Security Document to which it is party.

“Commitment Fee Rate” shall mean a rate equal to ~~0.40% per annum.~~ the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent certificate delivered to the Administrative Agent pursuant to Section 5.04(c):

Level	Total Leverage Ratio	Commitment Fee Rate
1	Greater than or equal to 4.50:1.00	0.375%
2	Less than 4.50:1.00	0.250%

Notwithstanding anything to the contrary in this definition, during the period from the Amendment No. 6 Effective Date until the Section 5.04 Financials have been delivered for the fiscal year ending December 31, 2019, the Commitment Fee Rate shall be determined by reference to the applicable “Level 1” set forth in the table above. Any increase or decrease in the Commitment Fee Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date Section 5.04 Financials are delivered to the Administrative Agent; provided that, at the option of the Required Revolving Lenders, the highest level (as set forth in the table above) shall apply as of the fifth Business Day after the date on which Section 5.04 Financials were required to have been delivered but have not been delivered pursuant to Section 5.04 and shall continue to so apply to and including the date on which such Section 5.04 Financials are so delivered (and thereafter the level otherwise determined in accordance with this definition shall apply).

In the event that the Administrative Agent and the Canadian Borrower determine that any Section 5.04 Financials previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Commitment Fee Rate for any applicable period than the Commitment Fee Rate applied for such applicable period, then (a) the Canadian Borrower shall as soon as practicable deliver to the Administrative Agent the correct Section 5.04 Financials for such applicable period, (b) the Commitment Fee Rate shall be determined as if the level for such higher Commitment Fee Rate were applicable for such applicable period, and (c) the Canadian Borrower shall within 10 Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional amounts owing as a result of such increased Commitment Fee Rate for such applicable period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving R-~~2~~3 Facility Commitment, or Term B-~~4~~5 Loan Commitment, (b) with respect to any Swingline Lender, its Swingline Commitment and (c) any commitment to make Incremental Term Loans extended by such Lender as provided in Section 2.21.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“~~Compliance Certificate” shall mean the certificate required to be delivered by the Canadian Borrower to the Administrative Agent under Section 5.04(c).~~Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)	if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of Benchmark Replacement.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that, in the event any item that represents an accrual or reserve for a cash expenditure in a future period is included in Consolidated Depreciation and Amortization Expense, the actual cash expenditure in such future period shall reduce Consolidated EBITDA.

“Consolidated EBITDA” shall mean, with respect to ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries on a consolidated basis, for any period, an amount equal to Consolidated Net Income for such period

(1) increased (without duplication) by:

(a) Consolidated Income Tax Expense accrued for such period to the extent deducted in determining Consolidated Net Income for such period; plus

(b) Consolidated Interest Expense for such period to the extent deducted in determining Consolidated Net Income for such period; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income; plus

(d) to the extent deducted in arriving at Consolidated Net Income, foreign withholding Taxes paid or accrued in such period; plus

(e) any expenses or charges related to any Qualified IPO, Investment permitted by this Agreement, acquisition, disposition, issuance of Indebtedness permitted to be incurred by this Agreement, any Permitted Change of Control, any Permitted Refinancing or any amendment or other modification of any debt instrument (whether or not successful), including any fees, expenses and charges related thereto and deducted in computing Consolidated Net Income; plus

(f) the amount of any restructuring charges or reserves deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions and costs related to closure of facilities; plus

(g) any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

(h) the amount of any minority interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests); plus

(i) to the extent deducted in arriving at Consolidated Net Income, the annual consulting fee payable pursuant to the Consulting Services Agreement as in effect on the ~~Amendment No. 2 Effective~~Measurement Date pursuant to Section 6.12(~~h~~b)(xii); plus

(j) Transaction Expenses; plus

(k) solely for purposes of Section 6.12(~~h) and the Financial Performance Covenant~~b)(xii), the Senior Secured Leverage Ratio, the First Lien Leverage Ratio and the Total Leverage Ratio, in the event of any loss of any Satellite during the applicable Test Period, 90% of the contracted for revenues that would reasonably have been expected to be realized but for such loss for that portion of the period following such loss attributable to such Satellite (less revenue actually realized in respect of such Satellite during such period after such event of loss) so long as insurance for such Satellite required to be maintained pursuant to Section 5.02 is maintained in accordance with the terms thereof and ~~Holdings~~the Canadian Borrower or a Restricted Subsidiary has filed a notice of loss with the applicable insurers and believes in good faith that the insurers will pay funds (and the applicable insurer(s) have not indicated that they will not pay such funds) in amounts that ~~Holdings~~the Canadian Borrower or the Canadian Borrower reasonably believes will be sufficient, together with cash on hand (other than cash resulting from drawings under the Revolving R-~~2~~3 Facility) and cash from operations, to replace such Satellite with a replacement Satellite that generates annual revenues for ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries not less than the revenue generated by such replaced Satellite during the four-quarter period ended immediately prior to such event of loss; but such amounts may only be added to Consolidated EBITDA so long as ~~Holdings~~the Canadian Borrower or the applicable Restricted Subsidiary intends promptly to replace such Satellite and is working reasonably to do so (provided that the amount added to Consolidated EBITDA under this clause (k) shall not exceed $~~100.0 million~~100,000,000 for any Test Period); plus

(l) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, and other synergies related to mergers, business combinations, acquisitions, dispositions and other similar transactions, or related to restructuring initiatives, cost savings initiatives and other initiatives, in each case projected by the Canadian Borrower in good faith to result from actions that have been taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (in each case, in the good faith determination of the Canadian Borrower), in any such case, within six fiscal quarters after the date of consummation of such merger, business combination, acquisition, disposition or other similar transaction or the initiation of such restructuring initiative, cost savings initiative or other initiative; provided~~,~~ that the aggregate amount of all such pro forma adjustments pursuant to this clause (l) or Sections 1.07(c) or (f) in any Test Period that are included in Consolidated EBITDA for such Test Period shall not exceed 20% of Consolidated EBITDA for such Test Period (in each case, calculated before giving effect to any such adjustment); provided, further, that, for the purpose of this clause (l), (i) any such adjustments shall be added to Consolidated EBITDA for each Test Period until fully realized and shall be calculated on a pro forma basis as though such adjustments had been realized on the first day of the relevant Test Period and shall be calculated net of the amount of actual benefits realized from such actions, (ii) any such adjustments shall be reasonably identifiable and factually supportable and (iii) no such adjustments shall be added pursuant to this clause (l) to the extent duplicative of any items related to adjustments included in the definition of Consolidated Net Income or pursuant to the effects of Section 1.07 (it being understood that for purposes of the foregoing and Section 1.07 “run rate” shall mean the full recurring benefit that is associated with any such action); plus

(m) [reserved];

(n) non-cash charges related to stock compensation expense and non-cash pension expenses determined in accordance with GAAP; plus

(o) management fees paid to the Permitted ~~Investors~~Holders and other management, monitoring, consulting and advisory fees and related expenses paid directly by the Borrowers or any Restricted Subsidiary pursuant to Section 6.12(~~h~~b)(xii); plus

(p) losses on asset sales (other than asset sales in the ordinary course of business) and losses from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments; plus

(q) to the extent not already included in items (a) through (p) above, extraordinary losses (or minus the amount of any gains related thereto) and unusual or non-recurring charges (or minus the amount of any gains related thereto) (including, but not limited to, impairment losses, cost of debt retirement, restructuring, severance, relocation costs and one-time compensation charges); and

(2) decreased by (without duplication): non-cash gains increasing Consolidated Net Income of ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, and including gains on asset sales (other than asset sales in the ordinary course of business) and gains from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments;

(3) increased or decreased by any net non-cash loss or gain resulting from Swap Obligations and, other than for purposes of calculating the Applicable Amount, any cash loss or gain resulting from Swap Obligations;

(4) increased or decreased by any non-cash loss or gain on changes in fair value of financial instruments and non-cash loss or gains resulting from changes in foreign exchange rates;

in each case, as determined on a consolidated basis for ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries in accordance with GAAP, provided that

(i) ~~[reserved]; and~~there shall be excluded from Consolidated Net Income and the determination of Consolidated EBITDA for any period the effects of significant changes in accounting or reporting principles or practices since the Measurement Date; provided that, notwithstanding the foregoing, to the extent the functional or presentation currency is changed, any related effects shall not be excluded; and

(ii) [reserved];

(iii) there shall be excluded from Consolidated Net Income and the determination of Consolidated EBITDA for any period the effects of adjustments in component amounts required or permitted by ASC 805, ASC 350 and related or similar authoritative pronouncements pursuant to IFRS, as a result of ~~Permitted Acquisitions~~an acquisition of assets, capital stock or other equity interest by the Canadian Borrower or any Restricted Subsidiary in accordance with the terms of this Agreement or the amortization or write-off of any amounts in connection therewith and related financings thereof; and

(iv) (x) there shall be included in determining Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) acquired to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) by ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (y) for purposes of determining the Total Leverage Ratio, the First Lien Leverage Ratio and the Senior Secured Leverage Ratio ~~only~~, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Acquired EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion); and

(v) (i) except as provided in clause (iv) above, there shall be excluded from Consolidated EBITDA for any period the income or loss from continuing operations before income taxes and extraordinary items of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Net Income, except to the extent any such income is actually received in cash by ~~Holdings~~the Canadian Borrower or its Restricted Subsidiaries or such losses funded by ~~Holdings~~the Canadian Borrower or a Restricted Subsidiary in cash, in each case during such period through dividends or other distributions and (ii) to the extent not covered in (i) above, there shall be included in calculating Consolidated EBITDA, the amount of any cash dividends or other cash distributions paid by any Unrestricted Subsidiary or joint venture to ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary.

“Consolidated First Lien Secured Debt” shall mean all Consolidated Total Secured Debt secured by a Lien that is not subordinated in lien priority to the Liens on the Collateral securing the Obligations.

“Consolidated Income Tax Expense” shall mean, with respect to ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries for any period, the provision for federal, state, local and foreign taxes based on income or profits (including franchise taxes) payable by ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the cash interest expense (including that attributable to Finance Lease Obligations in accordance with GAAP), net of cash interest income earned on cash and Cash Equivalents, of ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and all income or costs under Swap Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements unrelated to interest expense) and any cash dividends paid on any Disqualified Capital Stock and including, without duplication, capitalized interest in connection with the purchase of Satellites to the extent paid in cash and interest expense related to Satellite performance incentive payments, but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on a consolidated basis in accordance with GAAP and excluding, for avoidance of any doubt, any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof; provided that there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or cash interest income earned on cash and Cash Equivalents) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense. For purposes of this definition, interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.

“Consolidated Lease Expense” shall mean, for any period, all rental expenses of ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries during such period in respect of Non-Finance Lease Obligations for real or personal property (including in connection with ~~Permitted~~ Sale Leasebacks), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent that such rental expenses relate to Non-Finance Lease Obligations in effect at the time of (and immediately prior to) such acquisition and (c) Finance Lease Obligations, all as determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Lease Expense for any period the rental expenses of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Lease Expense.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) after the deduction of income taxes of ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” shall mean, as of any date of determination, ~~(a)~~ the sum of (i) all Indebtedness of ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries for borrowed money (adjusted (up or down) for the effects of currency swap agreements) outstanding on such date and (ii) all Finance Lease Obligations of ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries outstanding on such date, all calculated on a consolidated basis in accordance with GAAP ~~minus (b) the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of Holdings and the Restricted Subsidiaries on such date, excluding cash and Cash Equivalents which are listed as “restricted” on the consolidated balance sheet of Holdings and the Restricted Subsidiaries as of such date (but, for the avoidance of doubt, including as “unrestricted cash” any and all amounts held by, or for the benefit of, Holdings or any Restricted Subsidiary for the purpose of repurchasing, redeeming, defeasing or otherwise acquiring or making any other similar payment on the Senior Notes (to the extent the principal amount of such Senior Notes is included in “Indebtedness”)); provided that aggregate amount of cash and Cash Equivalents subtracted pursuant to this clause (b) as of any date of determination shall not exceed $100.0 million~~.

“Consolidated Total Secured Debt” shall mean all Consolidated Total Debt secured by a Lien on property or assets of ~~Holdings~~the Canadian Borrower or a Restricted Subsidiary.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash, cash equivalents and bank overdrafts) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries on such date, but excluding (i) the current portion of any Funded Debt, (ii) without duplication of clause (i) above, all Indebtedness consisting of Loans and Letter of Credit Exposure to the extent otherwise included therein and (iii) the current portion of deferred income taxes.

“Consulting Services Agreement” means the Consulting Services Agreement ~~dated as of October 31, 2007 among~~between Loral and the Canadian Borrower as amended from time to time.

~~“Continuing Director” shall mean, at any date, an individual (a) who is a member of the Board of Directors of Holdings on the Amendment No. 2 Effective Date, (b) who, as at such date, has been a member of such Board of Directors for at least the 12 preceding months, (c) who has been nominated or approved to be a member of such Board of Directors, directly or indirectly, by a Permitted Investor or Persons nominated or approved by a Permitted Investor, (d) who has been nominated or approved to be a member of such Board of Directors by a majority of the other Continuing Directors then in office or a nominating committee in which directors nominated by Permitted Investors from the majority of the members thereof or (e) who is approved by a Permitted Investor, Persons nominated or approved by a Permitted Investor or a majority of the other Continuing Directors or a nominating committee as a director candidate prior to such individual’s election to the Board of Directors of Holdings.~~

“Contract” shall have the meaning provided in the definition of “Subject Property.”

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

~~“Controlled Investment Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in other Persons.~~

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

~~“Converted Term Loan” shall mean each Term B-3 Loan held by an Amendment No. 4 Consenting Lender on the Amendment No. 4 Effective Date immediately prior to the extension of credit hereunder on the Amendment No. 4 Effective Date; provided that the amount of such Amendment No. 4 Consenting Lender’s Term B-3 Loans may be less than the amount of the Term B-3 Loans held by such Amendment No. 4 Consenting Lender, which lower amount shall be notified to such Amendment No. 4 Consenting Lender by the Administrative Agent prior to the Amendment No. 4 Effective Date.~~

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.26.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted Equal Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt; provided that, in each case, such Indebtedness is incurred to Refinance, in whole or in part, existing Term Loans or existing Revolving R-~~2~~3 Facility Loans (or unused Revolving R-~~2~~3 Facility Commitments), any then-existing Extended Revolving Credit Loans (or unused Extended Revolving Credit Commitments), or any Loans under any then-existing Incremental Facility (or, if applicable, unused Commitments thereunder), or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided, further, that (i) except for any of the following that are only applicable to periods after the Final Maturity Date, the covenants, events of default and guarantees of such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts, maturity and prepayment or redemption premiums and terms) (when taken as a whole) are determined by the Canadian Borrower to be either (A) consistent with market terms and conditions and conditions at the time of incurrence or effectiveness (as determined by the Canadian Borrower in good faith) or (B) not materially more restrictive on ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries than those applicable to the Refinanced Debt, when taken as a whole (provided that if the documentation governing such Credit Agreement Refinancing Indebtedness contains a Previously Absent Financial Maintenance Covenant, the Administrative Agent shall be given prompt written notice thereof and this Agreement shall be amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility (provided, however, that if (x) both the Refinanced Debt and the related Credit Agreement Refinancing Indebtedness that includes a Previously Absent Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) the applicable Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, the Previously Absent Financial Maintenance Covenant shall only be required to be included in this Agreement for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Credit Agreement Refinancing Indebtedness shall not be deemed “more restrictive” solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such revolving credit facilities; provided that a certificate of a Responsible Officer of the Canadian Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Canadian Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Canadian Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (ii) any such Indebtedness in the form of bonds, notes or debentures or which Refinances, in whole or in part, existing Term Loans, shall have a maturity that is no earlier than the maturity of the Refinanced Debt and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt; provided that the foregoing requirements of this clause (ii) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (ii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges, (iii) any such Indebtedness which Refinances any existing Revolving R-~~2~~3 Facility Loans (or unused Revolving R-~~2~~3 Facility Commitments) or any then-existing Extended Revolving Credit Loans (or unused Extended Revolving Credit Commitments) shall have a maturity that is no earlier than the maturity of such Refinanced Debt and shall not require any mandatory commitment reductions prior to the maturity of such Refinanced Debt; provided that the foregoing requirements of this clause (iii) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (iii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges, (iv) except to the extent otherwise permitted under this Agreement (subject to a dollar for dollar usage of any other basket set forth in Section 6.01, if applicable), such Indebtedness shall not have a greater principal amount (or shall not have a greater accreted value, if applicable) than the principal amount (or accreted value, if applicable) of the Refinanced Debt plus accrued interest, fees and premiums (including tender premiums) (if any) thereon, defeasance costs, underwriting discounts and fees and expenses (including OID, closing payments, upfront fees or similar fees) associated with the Refinancing plus an amount equal to any existing commitments unutilized and letters of credit undrawn, (v) such Refinanced Debt shall be repaid, repurchased, redeemed, defeased, acquired or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (including tender premiums) (if any) in connection therewith shall be paid substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is incurred or made effective, (vi) except to the extent otherwise permitted hereunder, the aggregate unused revolving commitments under such Credit Agreement Refinancing Indebtedness shall not exceed the unused Revolving R-~~2~~3 Facility Commitments or Extended Revolving Credit Commitments, as applicable, being replaced plus undrawn letters of credit, (vii) in the case of any such Indebtedness in the form of bonds, notes or debentures or which Refinances, in whole or in part, existing Term Loans, the terms thereof shall not require any mandatory repayment, redemption, repurchase, acquisition or defeasance (other than (x) in the case of bonds, notes or debentures, customary change of control, asset sale event or casualty, eminent domain or condemnation event offers and customary acceleration any time after an event of default and (y) in the case of any term loans, mandatory prepayments that are on terms (when taken as a whole) not materially more favorable to the lenders or holders providing such Indebtedness than those applicable to the Refinanced Debt (when taken as a whole) prior to the maturity date of the Refinanced Debt, (viii) any Credit Agreement Refinancing Indebtedness may not be guaranteed by any Subsidiaries of ~~Holdings~~the Canadian Borrower that do not guarantee the Obligations and (ix) any Credit Agreement Refinancing Indebtedness may not be secured by any assets that do not secure the Obligations.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Credit Extension” shall mean a Borrowing or the issuance, renewal, extension (other than an automatic extension pursuant to Section 2.05(c)(iii)) or increase of a Letter of Credit.

“CRTC” shall mean the Canadian Radio-Television and Telecommunications Commission or any successor authority of the Government of Canada substituted therefor.

“Cumulative Interest Expense” shall mean, ~~as~~in respect of any ~~date of determination~~Restricted Payment, the sum of the aggregate amount of Consolidated Interest Expense of ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries for the period from and after ~~the first day of the fiscal quarter during which the Amendment No. 2 Effective Date occurs,~~October 1, 2016, to the most recently completed fiscal quarter for which internal financial statements are available immediately preceding ~~the proposed Restricted Payment~~such date of determination.

“Cure Amount” shall have the meaning assigned to such term in Section ~~7.02.~~7.02(a).

“Cure Right” shall have the meaning assigned to such term in Section ~~7.02.~~7.02(a).

“Custodian” shall have the meaning assigned to such term in Section 8.01(e).

“Customary Intercreditor Agreement” shall mean (a) to the extent executed in connection with the incurrence of secured Indebtedness by a Loan Party, the Liens on the Collateral securing which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies), at the option of the Canadian Borrower and the Collateral Agent acting together in good faith, either (i) any intercreditor agreement substantially in the form of the Equal Priority Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Collateral Agent and the Canadian Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the incurrence of secured Indebtedness by a Loan Party, the Liens on the Collateral securing which are intended to rank junior in priority to the Liens on the Collateral securing the Obligations, at the option of the Canadian Borrower and the Collateral Agent acting together in good faith, either (i) an intercreditor agreement substantially in the form of the Junior Priority Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Collateral Agent and the Canadian Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations.

“Debt Fund Affiliate” shall mean any Affiliate of ~~Holdings~~the Canadian Borrower (other than the Borrowers or any Restricted Subsidiary) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Debt Incurrence Event” shall mean any issuance or incurrence by ~~Holdings~~the Canadian Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 6.01 (other than Incremental Term Loans incurred in reliance on clause (i)(x) of the proviso to Section 2.21(b) and ~~Section 6.01(A)(r~~, to the extent relating to Term Loans, the incurrence of any Credit Agreement Refinancing Indebtedness)).

“Debtor Relief Laws” shall mean the U.S. Bankruptcy Code, BIA, CCAA and WURA and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean, subject to Section 2.23(b), at any time, as reasonably determined by the Administrative Agent, a Lender as to which the Administrative Agent has notified the Canadian Borrower that (i) such Lender has failed for two or more Business Days to comply with its obligations under this Agreement to make a Term Loan or Revolving R-~~2~~3 Facility Loan, make a payment to the L/C Issuer in respect of a L/C Obligation and/or make a payment to the Swingline Lender in respect of a Swingline Loan (each a “Lender Funding Obligation”), in each case, required to be funded hereunder, (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such Lender Funding Obligation hereunder, or has defaulted on its Lender Funding Obligations under any other loan agreement or credit agreement or other similar agreement in which it commits to extend credit (absent a good faith dispute), (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent (based on the reasonable belief that it may not fulfill its Lender Funding Obligations), that it will comply with its Lender Funding Obligations hereunder (absent a good faith dispute); provided that any such Lender shall cease to be a Defaulting Lender under this clause (iii) upon receipt of such confirmation by the Administrative Agent, or (iv) a Lender Insolvency Event or Bail-In Action has occurred and is continuing with respect to such Lender or its Parent Company (provided that neither the reallocation of Lender Funding Obligations provided for in Section 2.23 as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated Lender Funding Obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Canadian Borrower provided for in this definition.

“Designated Non-~~Cash~~cash Consideration” ~~shall mean the fair market value of~~means the Fair Market Value of non-cash consideration ~~that is not deemed to be cash or Cash Equivalents and that is~~ received by ~~Holdings~~the Canadian Borrower or ~~its~~a Restricted ~~Subsidiaries~~Subsidiary in connection with ~~a disposition pursuant to Section 6.04(b), (c) and (f)~~an Asset Sale that is so designated as Designated Non-~~Cash~~cash Consideration pursuant to ~~a~~an officer’s certificate ~~of a Responsible Officer of the Canadian Borrower delivered to the Administrative Agent~~, setting forth the basis of such valuation ~~(~~, executed by an executive vice president and the principal financial officer of the Canadian Borrower, less the amount of ~~the amount of~~ cash or Cash Equivalents received in connection with a subsequent ~~disposition, redemption or repurchase of, or collection or payment on,~~sale of such Designated Non-~~Cash~~cash Consideration~~)~~.

“Director Voting Preferred Shares” shall mean preferred shares in ~~Holdings~~the Canadian Borrower which have a nominal dividend and return of capital and vote only for the election of directors

“Discount Prepayment Accepting Lender” shall have the meaning given to it in Section 2.12(f)(ii)(~~A~~B).

“Discount Proceeds” shall mean, for any BA (or, if applicable, any BA Equivalent Loan), an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded upwards) calculated by dividing (a) the face amount of the BA (or, if applicable, the BA Equivalent Loan) by (b) the sum of one plus the product of: (i) the BA Discount Rate (expressed as a decimal) applicable to such BA (or, if applicable, such BA Equivalent Loan), and (ii) a fraction, the numerator of which is the BA Contract Period of the BA (or, if applicable, the BA Equivalent Loan) and the denominator of which is 365 or 366 days, as applicable, with such quotient being rounded up or down to the fifth decimal place and 0.000005 being rounded upward.

“Discount Range” shall have the meaning given to it in Section 2.12(f)(iii)(A).

“Discount Range Prepayment Amount” shall have the meaning given to it in Section 2.12(f)(iii)(A).

“Discount Range Prepayment Notice” shall mean a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.12(f)(iii) substantially in the form of Exhibit N-2.

“Discount Range Prepayment Offer” shall mean the irrevocable written offer by a Lender, substantially in the form of Exhibit N-3, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” shall have the meaning given to it in Section 2.12(f)(iii)(A).

“Discount Range Proration” shall have the meaning given to it in Section 2.12(f)(iii)(C).

“Discounted Prepayment Determination Date” shall have the meaning given to it in Section 2.12(f)(iv)(C).

“Discounted Prepayment Effective Date” shall mean in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.12(f)(ii)(A), Section 2.12(f)(iii)(A) or Section 2.12(f)(iv)(A), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” shall have the meaning given to it in Section 2.12(f)(i).

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or to such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disqualified Capital Stock” ~~shall mean any Equity Interest~~means, with respect to any Person, any Capital Stock of such Person which, by its terms, ~~(~~or by the terms of any security into which it is convertible or for which it is putable or exchangeable~~)~~, or upon the happening of any event, ~~(a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof)~~matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, ~~on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or~~in each case prior to the ~~first anniversary~~date 91 days after the earlier of the Final Maturity Date~~, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations~~ or the date the Loans are no longer outstanding; provided, however, that ~~any Equity Interests that would~~if such Capital Stock is issued to any plan for the benefit of employees of the Canadian Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock ~~but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change of control or an asset sale occurring prior to the first anniversary of the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations~~solely because it may be required to be repurchased by the Canadian Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lender” shall mean (A) those Persons separately identified as “disqualified lenders” in a posting to all Lenders as of the Amendment No. 6 Effective Date, (B) those Persons who are competitors of the Canadian Borrower that are separately identified in writing by the Canadian Borrower and posted to all Lenders from time to time and (C) any Affiliate (other than a bona fide debt fund that is primarily engaged in or that advises funds or other investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course) of a Person identified pursuant to clause (A) or (B) above that is either (x) identified in writing by the Canadian Borrower and posted to all Lenders from time to time or (y) clearly identifiable as an Affiliate of such Person solely on the basis of such Affiliate’s name; provided that, notwithstanding anything herein to the contrary, (i) in no event shall being identified as a Disqualified Lender retroactively disqualify any parties that have previously acquired an assignment hereunder that is otherwise permitted from becoming a Lender and (ii) if the Canadian Borrower provides written consent to assignment to an entity identified as a Disqualified Lender, such entity will not be considered a Disqualified Lender for the purpose of such assignment.

“Dividend Obligations” shall mean obligations of ~~Holdings to~~the Canadian Borrower to a shareholder (which, for the avoidance of doubt, may be a direct or indirect shareholder) of ~~Holdings~~the Canadian Borrower in connection with the receipt by such shareholder of cash or other assets on account of dividends or distributions on Equity Interests of ~~Holdings~~the Canadian Borrower; provided, however, that (i) the making of such dividend or distribution is permitted by Section 6.06, (ii) such obligations have a final scheduled maturity date of not more than 12 months from the date of incurrence thereof, (iii) such obligations are incurred within 90 days of receipt by such shareholder of such dividend or distribution, (iv) the principal amount of any such obligations shall not exceed the cash or other assets to be received by such shareholder in connection with the applicable dividend or distribution, (v) such obligations are unsecured, are not guaranteed by any Subsidiary of ~~Holdings~~the Canadian Borrower and are subordinated in right of payment to the Obligations, (vi) for the avoidance of doubt, the Applicable Amount shall not be increased by the amount of such obligations, (viii) in no event shall any such obligations be refinanced or reclassified and (ix) such obligations are designated as “Dividend Obligations” pursuant to an ~~Officer's Certificate~~officer’s certificate on the date of its incurrence.

“Dollar Equivalent” shall mean, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in Canadian Dollars, the equivalent in Dollars of such amount, determined pursuant to Section 1.03(b) using the Exchange Rate with respect to Canadian Dollars at the time in effect under the provisions of such Section.

“Dollar Letter of Credit” shall mean a Letter of Credit denominated in Dollars.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Early Opt-in Election” means the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Canadian Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.15 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Canadian Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any Person established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Indebtedness, the effective yield paid by the applicable Borrower on such Indebtedness as determined by the applicable Borrower and the Administrative Agent in a manner consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate “floors” (the effect of which floors shall be determined in a manner set forth in the proviso below and assuming that, if interest on such Indebtedness is calculated on the basis of a floating rate, that the “LIBOR” component of such formula is included in the calculation of Effective Yield) or similar devices and all fees, including upfront or similar fees or OID (amortized over the shorter of (x) the remaining Weighted Average Life to Maturity of such Indebtedness and (y) the four years following the date of incurrence thereof) payable generally by the applicable Borrower to Lenders or other institutions providing such Indebtedness, but excluding any arrangement fees, structuring fees, closing payments or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, ticking fees accruing prior to the funding of such Indebtedness and customary consent fees for an amendment paid generally to consenting Lenders; provided that, with respect to any Indebtedness that includes a “floor”, (a) to the extent that the Reference Rate on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (b) to the extent that the Reference Rate on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

~~“Embargoed Person” or “Embargoed Persons” shall have the meanings assigned to such terms in Section 6.19.~~

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Non-U.S. Pension Plan, that is maintained by ~~Holdings~~the Canadian Borrower or any Subsidiary, or with respect to an employee benefit plan subject to Title IV of ERISA, any ERISA Affiliate, or with respect to which ~~Holdings~~the Canadian Borrower or any Subsidiary could reasonably be expected to incur liability.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, formal demands, demand letters, claims, liens, notices of non-compliance or violation, or potential responsibility for investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such law, including, (a) by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of or exposure to Hazardous Materials.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, guidelines or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the Environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the Environment or exposure to Hazardous Materials).

“Equal Priority Intercreditor Agreement” shall mean the Equal Priority Intercreditor Agreement substantially in the form of Exhibit M-1 among (x) the Collateral Agent and (y) one or more representatives of the holders of one or more classes of Permitted Additional Debt and/or Permitted Equal Priority Refinancing Debt, with any immaterial changes and material changes thereto in light of the prevailing market conditions, which material changes shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof.

“Equity Interests” ~~of any person shall mean any~~means Capital Stock and all ~~shares, interests, rights to purchase,~~ warrants, options~~, participation or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, convertible preferred equity certificate (whether or not equity under local law), any limited or general partnership interest and any limited liability company membership interest~~ or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with ~~Holdings,~~ the Borrowers or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) with respect to any Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code ~~and~~or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code ~~and~~or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date the minimum required contribution under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by ~~Holdings~~the Canadian Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by ~~Holdings~~the Canadian Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Plan; (g) the incurrence by ~~Holdings~~the Canadian Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the complete or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by ~~Holdings~~the Canadian Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from ~~Holdings~~the Canadian Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (i) the substantial cessation of operations within the meaning of Section 4062(e) of ERISA with respect to a Plan; or (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably to be expect to result in liability to ~~Holdings~~the Canadian Borrower, a Subsidiary or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Eurodollar Term Loan or Eurodollar Revolving Loan.

“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving R-~~2~~3 Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of

(a) the sum, without duplication, of

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital, decreases in long-term accounts receivable in each case as of the end of such period from the Consolidated Working Capital and long-term accounts receivable as of the beginning of such period (except, in the case of each of the foregoing, any such increases or decreases that are as a result of the reclassification of items from short-term to long-term or vice versa) (other than any such decreases or increases, as applicable, arising from acquisitions, sales, leases, transfers or other dispositions outside the ordinary course of assets by ~~Holdings~~the Canadian Borrower or any of its Restricted Subsidiaries completed during such period or the application of recapitalization or purchase accounting), and

(iv) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries during such period (other than sales, leases, transfers or other dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

(v) cash payments received in respect of Swap Agreements during such period to the extent not included in arriving at such Consolidated Net Income, and

(vi)  income tax expense to the extent deducted in arriving at such Consolidated Net Income, less

(b) the sum, without duplication, of

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above),

(ii) $~~35.0 million~~35,000,000 less the principal amount of Indebtedness incurred in such period in connection with Capital Expenditures,

(iii) the aggregate amount of all prepayments of Revolving R-~~2~~3 Facility Loans and Swingline Loans made during such period to the extent accompanying reductions of the Revolving R-~~2~~3 Facility Commitments, except to the extent financed with the proceeds of other Indebtedness of ~~Holdings~~the Canadian Borrower or its Restricted Subsidiaries,

(iv) the aggregate amount of all principal payments of Indebtedness of ~~Holdings~~the Canadian Borrower or the Restricted Subsidiaries (including any Term Loans and the principal component of payments in respect of Finance Lease Obligations) made during such period or (without duplication) scheduled to be made in the following fiscal year (provided that any such scheduled amounts that are deducted from Excess Cash Flow may not be deducted again from Excess Cash Flow when actually paid) (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of ~~Holdings~~the Canadian Borrower or its Restricted Subsidiaries,

(v) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries during such period (other than sales, leases in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(vi) increases in Consolidated Working Capital and long-term receivables in each case as of the end of such period from the Consolidated Working Capital and long-term receivable as of the beginning of such period (except, in the case of each of the foregoing, any such increases or decreases that are as a result of the reclassification of items from short-term to long-term or vice versa) (other than any such increases or decreases, as applicable, arising from acquisitions, sales, leases, transfers or other dispositions outside the ordinary course by ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries during such period or the application of recapitalization or purchase accounting),

(vii) payments by ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries other than Indebtedness,

(viii) the amount of Investments made during such period pursuant to Section ~~6.05~~6.06 and Permitted Investments made during such period, in each case, to the extent that such Investments were financed with internally generated cash flow of ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries,

(ix) the amount of dividends paid during such period pursuant to clause (b), (d) or (m) of Section 6.06, except to the extent financed with the proceeds of other Indebtedness of ~~Holdings~~the Canadian Borrower or its Restricted Subsidiaries,

(x) the aggregate amount of expenditures actually made by ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period plus an amount specified by the Canadian Borrower that is not in excess of the amount contracted for Capital Expenditures for the following fiscal year, provided that expenditures during such period that were deducted in the calculation of Excess Cash Flow for any prior period shall not be again deducted,

(xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xii) the amount of Taxes paid or estimated to be paid during such period, and

(xiii) cash expenditures made in respect of Swap Obligations.

“Excess Cash Flow Period” shall mean each fiscal year of ~~Holdings~~the Canadian Borrower, commencing with the fiscal year ending December 31, 2017.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” shall mean on any day, for purposes of determining the Dollar Equivalent or Canadian Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars or Canadian Dollars (as applicable), ~~as set forth in the Wall Street Journal published on such date for such currency~~last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp., Refinitiv, or any successor thereto (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination. In the event that such rate ~~does not appear in such copy of the Wall Street Journal~~ceases to be available, the Exchange Rate shall be determined by reference to such other publicly available ~~service for displaying exchange rates as may be agreed upon~~information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent ~~and the Canadian Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent (or, if the Administrative Agent is not a bank, a bank mutually selected by the Canadian Borrower and the Administrative Agent) in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., New York City time, on such date for the purchase of~~in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars or Canadian Dollars (as applicable) ~~for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted,~~as determined by the Administrative Agent ~~may, in consultation with the Canadian Borrower, use any reasonable method it deems appropriate to determine such rate, and such determination shall be prima facie evidence thereof.~~using any method of determination it deems appropriate in its sole discretion).

“Excluded APT Elements” shall have the meaning given to it in Section 5.10(e).

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by ~~Holdings or~~ the Canadian Borrower from (a) contributions to its common equity capital, and (b) the sale (other than to a Subsidiary of ~~Holdings~~the Canadian Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of ~~Holdings) of capital stock~~the Canadian Borrower) of Capital Stock (other than Disqualified Capital Stock) of ~~Holdings or the~~ Canadian Borrower, in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by a vice president and the principal financial officer of the Canadian Borrower ~~or Holdings~~ on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in the definition of the term “Applicable Amount.”

“Excluded Foreign Subsidiary” shall have the meaning given to it in Section 5.10(e).

“Excluded Satellites” shall mean (a) the Satellites owned by the Canadian Borrower and its Restricted Subsidiaries commonly referred to as Anik F1, Anik F1R, Nimiq 1, Nimiq 2, Telstar 12, Telstar ~~18~~14R and the transponders for which the Canadian Borrower or its Restricted Subsidiaries have a right to use on ~~Satmex 6,~~Eutelsat 113West A, (b) any other Satellite, other than a Named Satellite, that (i) is not expected or intended, in the good faith determination of the Canadian Borrower ~~and/or Holdings, as applicable~~ to earn future revenues from the operation of such Satellite in excess of $~~35.0 million~~35,000,000 in any fiscal year and (ii) has a book value of less than $~~75.0 million,~~75,000,000, (c) any other Satellite, other than a Named Satellite, with one year or less of in-orbit life remaining (it being understood and agreed that such Satellite shall be deemed to have “in-orbit life” only for so long as it is maintained in station kept orbit), and (d) any other Satellite that, in the good faith determination of the Canadian Borrower ~~or Holdings, as applicable,~~ (i)(A) the procurement of In-Orbit Insurance therefor in the amounts and on the terms required hereby would not be available for a price that is, and on other terms and conditions that are, commercially reasonable or (B) the procurement of such In-Orbit Insurance therefor would be subject to exclusions or limitations of coverage that would make the terms of the insurance commercially ~~unreasonably~~unreasonable (including because such Satellite’s performance and/or operating status has been adversely affected by anomalies or component exclusions or there are systemic failures or anomalies applicable to Satellites of the same model).

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor pursuant to the Guarantee of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee pursuant to the Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving pro forma effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and Swap Counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one swap within the meaning of Section 1a(47) of the Commodity Exchange Act, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Swingline Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of a Loan Party under any Loan Document, (a) any income, capital or franchise Taxes imposed on (or measured by) its net income ~~by the jurisdiction under the laws of which such recipient is organized or by any jurisdiction in which such recipient is deemed to be doing business (other than a business arising from or deemed to arise from any Transaction, or from any other transaction contemplated by this Agreement or any other Loan Document), in which its principal office is~~(however denominated) and branch profits Tax or any similar Tax, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office located or, in the case of any Lender, ~~in which~~having its Applicable Lending Office ~~is located, (b) any branch profits Tax or any similar Tax that is imposed by any jurisdiction described in clause (a) above, (c) any~~located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any Canadian withholding Taxes imposed on a payment by or on account of any obligation of a Loan Party hereunder~~: (i)~~ to a person with which the Loan Party does not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of making ~~such payment or (ii) in respect of a debt or other obligation to pay an amount to a person with whom the payer is not dealing at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of~~ such payment (other than where the non-arm’s length relationship arises in connection with or as a result of the recipient having become a party to, received or perfected a security interest under or received or enforced any rights under, a Loan Document), (~~d~~c) any Canadian withholding Taxes imposed on a recipient by reason of such recipient: (i) being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of any Loan Party ~~(other than~~, or (ii) not dealing at arm’s length (for purposes of the Income Tax Act (Canada) with a “specified shareholder” of any Loan Party, other than, in both cases, where the recipient is a “specified shareholder” or does not deal at arm’s length with a “specified shareholder”, in connection with or as a result of the ~~Recipient~~recipient having become a party to, received or perfected a security interest under or received or enforced any rights under, a Loan Document), (d) Taxes attributable to such recipient’s failure to comply with Section 2.18(e) and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” shall mean Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079) (2001).

“Existing Class” shall mean Existing Term Loan Classes and each Class of Existing Revolving Credit Commitments.

“Existing Debt Refinancing” shall mean (i) the repayment ~~(including by conversion to Term B-4 Loans)~~ of the Term B-~~3~~4 Loans on the Amendment No. ~~4~~6 Effective Date, and (ii) the ~~payment to the Administrative Agent for the ratable account of each of the Lenders holding Term B-3 Loans immediately prior to the Amendment No. 4 Effective Date, a prepayment premium equal to 1% of the aggregate principal amount of the Term B-3 Loans being prepaid or converted on the Amendment No. 4 Effective Date as described herein.~~repayment of the Revolving R-2 Facility Loans.

“Existing Indebtedness” means Indebtedness of the Canadian Borrower or the Restricted Subsidiaries in existence on the Measurement Date, plus interest accruing thereon.

“Existing Letters of Credit” shall mean the letters of credit listed on Schedule 2.05.

“Existing Revolving Credit Class” shall have the meaning assigned to such term in Section 2.24(b).

“Existing Revolving Credit Commitment” shall have the meaning assigned to such term in Section 2.24(b).

“Existing Revolving Credit Loans” shall have the meaning assigned to such term in Section 2.24(b).

~~“Existing Senior Notes” shall mean the Canadian Borrower’s 6.0% Senior Notes due 2017 issued pursuant to that certain indenture dated May 14, 2012.~~

“Existing Term Loan Class” shall have the meaning assigned to such term in Section 2.24(a).

“Export Financing” shall have the meaning assigned to such term in Section 2.21(c)(i).

“Extended Loans/Commitments” shall mean Extended Term Loans, Extended Revolving Credit Loans and/or Extended Revolving Credit Commitments.

“Extended Revolving Credit Commitments” shall have the meaning assigned to such term in Section 2.24(b).

“Extended Revolving Credit Loans” shall have the meaning assigned to such term in Section 2.24(b).

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.24(c).

“Extension Agreement” shall have the meaning assigned to such term in Section 2.24(d).

“Extension Date” shall have the meaning assigned to such term in Section 2.24(e).

“Extension Election” shall have the meaning assigned to such term in Section 2.24(c).

“Extension Request” shall mean a Revolving Credit Extension Request or a Term Loan Extension Request, as applicable.

“Extension Series” shall mean all Extended Term Loans or Extended Revolving Credit Commitments (as applicable) that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the Amendment No. ~~4~~6 Effective Date there are two Facilities, i.e., the Term B-~~4~~5 Loan Facility and the Revolving R-~~2~~3 Facility.

“Fair Market Value” means, with respect to any asset or property, as determined by the Canadian Borrower, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), any intergovernmental agreement (and any ~~related~~fiscal or regulatory legislation, law, regulation, rule or ~~other~~ official ~~guidance~~administrative practices) implementing any of the foregoing.

“FCC” shall mean the Federal Communications Commission or any governmental authority in the United States substituted therefor.

“FCC Licenses” shall mean all authorizations, orders, licenses and permits issued by the FCC to ~~Holdings~~the Canadian Borrower or any of its Subsidiaries~~, under which Holdings or any of its Subsidiaries is authorized to launch and operate any of its Satellites or to operate any of its transmit only, receive only or transmit and receive earth stations~~.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter, dated March 14, 2012, by and among Canadian Borrower and the Administrative Agent.

“Fees” shall mean the Revolving R-~~2~~3 Facility Commitment Fees, Acceptance Fees, the L/C Participation Fees, the L/C Issuer Fees and the Agent Fees.

“Final Maturity Date” shall mean the date which is the latest to occur of the Term B-~~4~~5 Loan Maturity Date, the latest Incremental Maturity Date and the Revolving R-~~2~~3 Facility Maturity Date.

“Finance Lease Obligation” shall mean, as applied to any Person, an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Financial Performance Covenant” shall mean the covenant of ~~Holdings~~the Canadian Borrower set forth in Section 6.09.

“First Lien Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated First Lien Secured Debt as of the last day of the Test Period most recently ended on or prior to such date of determination, minus up to $100,000,000 of cash and Cash Equivalents of the Canadian Borrower and its Restricted Subsidiaries to the extent not designated as restricted cash on the consolidated balance sheet of the Canadian Borrower and its Restricted Subsidiaries in accordance with GAAP to (b) Consolidated EBITDA for such Test Period.

“First Lien Obligations” shall mean the Obligations, the Senior Secured Notes Obligations, any Permitted Additional Debt Obligations (other than any Permitted Additional Debt Obligations that are unsecured or are secured by a Lien ranking junior to the Liens securing the Obligations (but without regard to control of remedies)) and any Permitted Equal Priority Refinancing Debt, collectively.

“Fitch” shall mean Fitch Ratings, Inc., and any successor to its rating agency business.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Funded Debt” shall mean all indebtedness of ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“GAAP” shall mean Generally Accepted Accounting Principles as adopted by ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries from time to time to prepare their published financial statements in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) in effect from time to time.

“Governmental Authority” shall mean any federal, state, provincial, local or foreign court or tribunal or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 10.01.

“Guarantees” shall mean the guarantees issued pursuant to Article X ~~by Holdings, the Borrowers and the Subsidiary Guarantors~~.

“Guarantors” shall ~~have the meaning assigned to such term in Section 10.01.~~mean each Subsidiary of the Canadian Borrower that is or becomes a party to this Agreement, provided that upon release or discharge of such Subsidiary from its Guarantee in accordance with this Agreement, such Subsidiary shall cease to be a Guarantor.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

~~“Holdings” shall mean (i) Holdings (as defined in the preamble to this Agreement) and, if applicable, any Successor Holdings or (ii) at the election of the Canadian Borrower, any other Person or Persons organized or existing under the laws of Canada, any province or territory thereof, the United States, any state thereof, the District of Columbia or any territory thereof (the “New Holdings”) that is a Subsidiary of (or are Subsidiaries of) Holdings or of any parent entity of Holdings (or the previous New Holdings, as the case may be) but not the Canadian Borrower (the “Previous Holdings”); provided that (a) such New Holdings directly owns 100% of the Equity Interests of the Canadian Borrower, (b) the New Holdings shall expressly assume all the obligations of the Previous Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (c) the New Holdings shall have delivered to the Administrative Agent a certificate of a Responsible Officer stating that such substitution and any supplements to the Loan Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents, (d) if reasonably requested by the Administrative Agent, an opinion of counsel in form and substance reasonably satisfactory to the Administrative Agent shall be delivered by the Canadian Borrower to the Administrative Agent to the effect that, without limitation, such substitution does not breach or result in a default under this Agreement or any other Loan Document, (e) all Equity Interests of the Canadian Borrower and substantially all of the other assets of the Previous Holdings are contributed or otherwise transferred to such New Holdings and pledged to secure the Obligations, (f) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default or material tax liability and (g) such “know your customer” information reasonably requested by the Administrative Agent, which request shall be consistent in scope with the “know your customer” information delivered for Holdings prior to the Closing Date, shall be delivered by the Canadian Borrower to the Administrative Agent; provided, further, that if each of the foregoing is satisfied, the Previous Holdings shall be automatically released from all its obligations under the Loan Documents and any reference to “Holdings” in the Loan Documents shall be meant to refer to the “New Holdings. After any transaction permitted under Section 6.03 in which Holdings merges, amalgamates with or consolidates with or into the Canadian Borrower or any Successor Canadian Borrower (or, in the case of a merger, amalgamation or consolidation with the Canadian Borrower or the Successor Canadian Borrower where Holdings is not the continuing, resulting or surviving Person), references to Holdings shall be deemed references to the Canadian Borrower or the Successor Canadian Borrower, as applicable, in each case, unless the context requires otherwise. As of January 1, 2017, the Amalgamation occurred when Telesat Holdings Inc. amalgamated with Interco and immediately thereafter the newly amalgamated company amalgamated with the Canadian Borrower with the Canadian Borrower being the continuing entity.~~

“Honor Date” shall have the meaning assigned to such term in Section 2.05(e)(i).

“Identified Participating Lender” shall have the meaning given to it in Section 2.12(f)(iii)(C).

“Identified Qualifying Lender” shall have the meaning given to it in Section 2.12(f)(iv)(C).

“~~Immediate Family Members” shall mean with respect to any individual, such individual’s estate, heirs, legatees, distributees, child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any person sharing an individual’s household (other than an unrelated tenant or employee) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.~~IFRS” shall have the meaning given to it in the definition of the term “GAAP.”

“Impacted Interest Period” shall have the meaning given to it in the definition of “LIBO Rate.”

“Incremental Agreement” shall have the meaning assigned to such term in Section 2.21(e).

“Incremental Commitments” shall have the meaning assigned to such term in Section 2.21(a).

“Incremental Facilities” shall have the meaning given to it in Section 2.21(a).

“Incremental Limit” shall have the meaning given to it in Section 2.21(b).

“Incremental Maturity Date” shall mean, with respect to any Class of Incremental Term Loans made pursuant to Section 2.21, the final maturity date thereof.

“Incremental Revolving Credit Commitment Increase” shall have the meaning given to it in Section 2.21(a).

“Incremental Revolving Credit Commitment Increase Lender” shall have the meaning assigned to such term in Section 2.21(f)(ii).

“Incremental Term Loan Commitment” shall mean the Commitment of any Lender to make Incremental Term Loans of a particular Class pursuant to Section 2.21.

“Incremental Term Loan Exposure” shall mean, at any time, the aggregate principal amount of Incremental Term Loans outstanding at such time. The Incremental Term Loan Exposure of any Lender at any time shall be the aggregate principal amount of such Lender’s Incremental Term Loan outstanding at such time.

“Incremental Term Loan Facility” shall mean each Class of Incremental Term Loans made pursuant to Section 2.21.

“Incremental Term Loan Lenders” shall mean a Lender with outstanding Incremental Term Loans.

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.21(a).

“incur” shall mean create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Person at the time it becomes a Restricted Subsidiary. The term “~~Incurrence~~incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 6.01:

(a) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(b) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Equity Interests in the form of additional Equity Interests of the same class and with the same terms; and

(c) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment, redemption, repurchase, defeasance, acquisition or similar payment or making of a mandatory offer to prepay, redeem, repurchase, defease, acquire, or similarly pay such Indebtedness;

will not be deemed to be the incurrence of Indebtedness.

“Indebtedness” ~~of~~means, with respect to any Person ~~shall mean~~, (a) all indebtedness of such Person for borrowed money (including, without limitation, BAs but excluding the impact of capitalized financing costs and prepayment options), (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed (excluding any Lien created pursuant to the APT Security Agreement), (e) all Finance Lease Obligations of such Person, (f) all net obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements, (g) without duplication, all Guarantee Obligations of such Person in respect of the foregoing and (h) any Disqualified Capital Stock; provided that Indebtedness shall not include (i) trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business, (ii) obligations to make progress or incentive payments under Satellite Purchase Agreements and Launch Services Agreements, in each case, not overdue by more than 90 days, (iii) deferred or prepaid revenue, (iv) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (v) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenues generated by a Satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto, (vi) Indebtedness of any parent entity appearing on the balance sheet of ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary solely by reason of “pushdown” accounting under GAAP, (vii) Non-Finance Lease Obligations or other obligations under or in respect of straight-line leases, operating leases or Sale ~~Leasebacks~~Leaseback (except resulting in Finance Lease Obligations) and (viii) customer deposits made in connection with the construction or acquisition of a Satellite being constructed or acquired at the request of one or more customers. The amount of Indebtedness of any Person for purposes of clause (d) shall be deemed to be equal to the lesser of (~~i~~x) the aggregate unpaid amount of such Indebtedness and (~~ii~~y) the ~~fair market value~~Fair Market Value of the property encumbered thereby as reasonably determined by such Person in good faith. The amount of Indebtedness of any Person for purposes of clause (h) shall be deemed to be equal to the greater of the voluntary or involuntary liquidation preference and maximum fixed repurchase price in respect of such Disqualified Capital Stock. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the ~~fair market value~~Fair Market Value of such Disqualified Capital Stock, such ~~fair market value~~Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of ~~Holdings~~the Canadian Borrower.

“Indemnified Taxes” shall mean all (a) Taxes, other than Excluded Taxes ~~and~~, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independent Director” means, with respect to the Board of Directors of the Canadian Borrower, a member of such board who is not an officer, director, employee or appointee of Loral or its Affiliates (other than the Canadian Borrower and its Subsidiaries).

“Information” shall have the meaning given to it in Section 3.14.

“~~ING~~Initial Lien” shall have the meaning ~~assigned to such term in the introductory paragraph to this Agreement.~~given to it in Section 6.02.

~~“In-Orbit Insurance” shall mean, with respect to any Satellite (or, if the entire Satellite is not owned by the Canadian Borrower or any of its Restricted Subsidiaries, as the case may be, the portion of the Satellite it owns or for which it has risk of loss), insurance (subject to a right of coinsurance or deductible in an amount up to $75.0 million) or other contractual arrangement providing for coverage against the risk of loss of or damage to such Satellite (or portion, as applicable) attaching upon the expiration of the Launch Insurance therefor (or, if Launch Insurance is not procured, upon the initial completion of in-orbit testing) and attaching, during the commercial in-orbit service of such Satellite (or portion, as applicable), upon the expiration of the immediately preceding corresponding policy or other contractual arrangement, as the case may be, subject to the terms and conditions set forth herein.~~

“In-Orbit Contingency Protection” shall mean transponder capacity that, in the good faith determination of the Canadian Borrower, is available on a contingency basis from the Canadian Borrower or its Restricted Subsidiaries, or any Subsidiary of any parent of the Canadian Borrower, directly or from another satellite operator pursuant to a contractual arrangement, to accommodate the transfer of traffic representing at least 25% of the revenue-generating capacity with respect to any Satellite (or, if the entire Satellite is not owned by the Canadian Borrower or any of its Restricted Subsidiaries, as the case may be, the portion of the Satellite it owns or for which it has risk of loss) that may suffer actual or constructive total loss and that meets or exceeds the contractual performance specifications for the transponders that had been utilized by such traffic; it being understood that the Satellite (or portion, as applicable) shall be deemed to be insured for a percentage of the Satellite’s (or applicable portion’s) net book value for which In-Orbit Contingency Protection is available.

“~~Interco” shall mean Telesat Interco Inc.~~In-Orbit Insurance” shall mean, with respect to any Satellite (or, if the entire Satellite is not owned by the Canadian Borrower or any of its Restricted Subsidiaries, as the case may be, the portion of the Satellite it owns or for which it has risk of loss), insurance (subject to a right of coinsurance or deductible in an amount up to $75,000,000) or other contractual arrangement providing for coverage against the risk of loss of or damage to such Satellite (or portion, as applicable) attaching upon the expiration of the Launch Insurance therefor (or, if Launch Insurance is not procured, upon the initial completion of in-orbit testing) and attaching, during the commercial in-orbit service of such Satellite (or portion, as applicable), upon the expiration of the immediately preceding corresponding policy or other contractual arrangement, as the case may be, subject to the terms and conditions set forth herein.

“Intercompany Note” shall mean an intercompany note substantially in the form of Exhibit F hereto.

“Interest Election Request” shall mean a request by the Canadian Borrower to convert or continue a Term B-~~4~~5 Loan Borrowing or Revolving R-~~2~~3 Facility Borrowing in accordance with Section 2.08.

“Interest Payment Date” shall mean (a) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, the last day of each calendar quarter, and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.10(a).

“Interest Period” shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months or a period shorter than one month, if agreed to by all relevant Lenders at the time of the applicable Borrowing, or, in the case of the Borrowings to be made on the Amendment No. ~~4~~6 Effective Date, such shorter period as to which the Administrative Agent shall consent), as the Canadian Borrower may elect, or the date any Eurodollar Borrowing is converted to an ABR Borrowing in accordance with Section 2.08 or repaid or prepaid in accordance with Section 2.10, 2.11 or 2.12; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period and (b) as to any BA Borrowing, the BA Contract Period.

“~~Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such deposit, advance, loan or extension of credit having a term not exceeding 364 days arising in the ordinary course of business and excluding also any Investment in leases entered into in the ordinary course of business; or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or other monetary liability of any other Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any payments in cash or Cash Equivalents actually received by such investor representing interest in respect of such Investment, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Responsible Officer of the Canadian Borrower, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value of such Equity Interests or other property or services as of the time of the transfer, minus any payments actually received by such investor representing a return in respect of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment, except that the amount of any Investment in the form of an acquisition shall be the Acquisition Consideration, minus the amount of any portion of such Investment that has been repaid to the investor as a return in respect of such Investment (without duplication of amounts increasing the Applicable Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. Notwithstanding the foregoing, in no event shall any Investment be deemed to be in an outstanding amount less than $0. For purposes of Section 6.05, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Responsible Officer of the Canadian Borrower. For the avoidance of doubt, if Holdings or any Restricted Subsidiary issues, sells or otherwise disposes of any Equity Interests of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by Holdings or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be a new Investment at such time.~~Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Reference Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Reference Rate for the longest period (for which the Reference Rate is available) that is shorter than the Impacted Interest Period; and (b) the Reference Rate for the shortest period (for which that Reference Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Canadian Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.06,

(1) “Investments” shall include the portion (proportionate to the Canadian Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Canadian Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Canadian Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(x) the Canadian Borrower’s “Investment” in such Subsidiary at the time of such redesignation, less

(y) the portion (proportionate to the Canadian Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in Cash Equivalents by the Canadian Borrower or a Restricted Subsidiary in respect of such Investment to the extent such amounts do not increase any other baskets under this Agreement.

“ISED” shall mean the Department of Innovation, Science and Economic Development Canada or any successor department of the Government of Canada substituted therefor.

“ISED Authorizations” shall mean all authorizations, orders, licenses and exemptions issued by ISED to ~~Holdings~~the Canadian Borrower or any of its Subsidiaries, pursuant to authority under the Radiocommunication Act or the Telecommunications Act, as amended, under which ~~Holdings~~the Canadian Borrower or any of its Subsidiaries is authorized to launch and operate any of its Satellites or to operate any of its transmit only, receive only or transmit and receive earth stations or any ancillary terrestrial communications facilities.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Joint Lead Arrangers” shall mean (~~x~~i) with respect to the Term B-3 Loans, ~~JPMorgan Chase Bank, N.A.~~JPMCB, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., (~~y~~ii) with respect to the Term B-4 Loan Facility, JPMCB (including pursuant to Amendment No. 4 and Amendment No. 5) ~~and~~, (~~z~~iii) with respect to the Revolving R-2 Facility, ~~Canadian Imperial Bank of Commerce~~CIBC, BMO Capital Markets Corp., RBC Capital Markets~~,~~1 ~~and TD SECURITIES.“Joint Venture” shall mean any joint venture entity, whether a company, unincorporated firm, undertaking, joint venture, association, partnership or any other entity which, in each case, is not a Subsidiary of Holdings or any of its Restricted Subsidiaries but in which Holdings or a Restricted Subsidiary has a direct or indirect equity or similar interest~~, and TD SECURITIES, (iv) with respect to the Term B-5 Loan Facility, JPMCB and Goldman Sachs Bank USA and (v) with respect to the Revolving R-3 Facility, Goldman Sachs Bank USA, JPMCB, BMO Capital Markets, CIBC, Credit Suisse Loan Funding LLC, Morgan Stanley Senior Funding, Inc., RBC Capital Markets, ING Bank N.V., The Bank of Nova Scotia and TD SECURITIES.

“JPMCB” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.17(b).

“Junior Priority Intercreditor Agreement” shall mean the Junior Priority Intercreditor Agreement substantially in the form of Exhibit M-2, among (x) the Collateral Agent and (y) one or more representatives of the holders of Permitted Additional Debt and/or Permitted Refinancing ~~Debt~~Indebtedness secured by Liens on the Collateral ranking junior to the Liens securing the Secured Obligations, with any immaterial changes and material changes thereto in light of the prevailing market conditions, which material changes shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof.

“Launch” shall mean, with respect to any Satellite, the point in time before lift-off of such Satellite at which risk of loss of such Satellite passes to the applicable Satellite Purchaser under the terms of the applicable Satellite Purchase Agreement, unless risk of loss thereunder is to pass to such Satellite Purchaser after lift-off, in which case “Launch” shall mean the intentional ignition of the first stage engines of the launch vehicle that has been integrated with such Satellite.

“Launch Insurance” shall mean, with respect to any Satellite, insurance for risks of loss of and damage to such Satellite attaching not later than the time of Launch and continuing at least until the successful or unsuccessful attempt to achieve physical separation of such Satellite from the launch vehicle that had been integrated with such Satellite.

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

“Launch Services Agreement” shall mean, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Launch Services Provider relating to the launch of such Satellite.

“Launch Services Provider” shall mean, with respect to any Satellite, the provider of launch services for such Satellite pursuant to the terms of the Launch Services Agreement related thereto.

“Law” shall mean, collectively, all international, foreign, Federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“L/C Borrowing” shall mean a Revolving R-~~2~~3 Facility Borrowing made pursuant to Section 2.05(e)(iv) and (v) to refinance Unreimbursed Amounts in respect of drawn Letters of Credit.

“L/C Disbursement” shall mean a payment or disbursement made by a L/C Issuer pursuant to a Letter of Credit.

“L/C Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any other documents delivered in connection therewith, any application therefor and any agreements, instruments, guaranties or other documents (whether general in application to Letters of Credit generally or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“L/C Issuer” shall mean (i) JPMCB and CIBC, each in their respective capacity as issuer of Letters of Credit under Section 2.05(a), and their respective permitted successor or successors in such capacity and (ii) any other Lender which the Canadian Borrower shall have designated as an “L/C Issuer” by notice to the Administrative Agent and such Lender shall have accepted such designation in accordance with Section 2.05.

“L/C Issuer Fees” shall have the meaning assigned to such term in Section 2.13(b).

“L/C Obligations” shall mean at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all L/C Disbursements not yet reimbursed by the Canadian Borrower as provided in Section 2.05(e)(ii), (iii), (iv) or (v) to the applicable L/C Issuers in respect of drawings under Letters of Credit, including any portion of any such obligation to which a Lender has become subrogated pursuant to Section 2.05(e)(vi). For all purposes of this Agreement and all other Loan Documents, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.13(b).

“L/C Sublimit” shall mean an amount equal to $~~25.0 million.~~25,000,000. The L/C Sublimit is a part of, and not in addition to, the Revolving R-~~2~~3 Facility.

“~~LCA~~LCT Election” shall have the meaning assigned to such term in Section 1.06.

“~~LCA~~LCT Test Date” shall have the meaning assigned to such term in Section 1.06.

“Lender” shall mean (a) as of the Amendment No. ~~4~~6 Effective Date, the Persons listed on Schedule 2.01, (b) ~~each Person having a Converted Term Loan pursuant to Amendment No. 4 and (c)~~ any other Person that shall become a party hereto as a “lender” pursuant to Section 9.04 and (~~d~~c) each person that becomes a “lender” pursuant to the terms of Section 2.21, in each case other than a Person who ceases to hold any outstanding Loans, Letter of Credit Exposure, Swingline Exposure or any Commitment.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is determined or adjudicated to be insolvent by a Governmental Authority, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interest in any Lender or its Parent Company by a Governmental Authority or an instrumentality thereof.

“Letter of Credit” shall mean any letter of credit or letter of guarantee issued pursuant to Section 2.05 or any Existing Letter of Credit.

“Letter of Credit Expiration Date” shall mean the day that is three Business Days prior to the Revolving R~~-2~~-3 Facility Maturity Date then in effect.

“Letter of Credit Exposure” shall mean, subject to Section 2.23, with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) Revolving R-~~2~~3 Facility Loans pursuant to Section 2.05 at such time and (b) such Lender’s Revolving R-~~2~~3 Commitment Percentage of the L/C Obligations at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) Revolving R-~~2~~3 Facility Loans pursuant to Section 2.05).

“Letter of Credit Request” shall have the meaning assigned to such term in Section 2.05(c)(i).

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the applicable Reference Rate, for a period equal to such Interest Period; provided that if the Reference Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided, further, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by the Reference Banks at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Lien” ~~shall mean~~means, with respect to any asset, ~~(a)~~ any mortgage~~, deed of trust~~, lien, ~~hypothecation,~~ pledge, ~~encumbrance~~hypothec, charge, ~~deemed trust created by operation of law or security interest in or on such asset or to which such asset is subject and (b) the interest of a vendor or a lessor under any conditional sale agreement, Finance Lease Obligation~~security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement ~~(or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset~~, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC or PPSA (or equivalent statutes) of any jurisdiction; provided that in no event shall any lease (other than a Finance Lease Obligation) entered into in the ordinary course of business be deemed to constitute a Lien. For the avoidance of doubt, in no event shall a Non-Finance Lease Obligation be deemed to be a Lien.

“Limited Condition ~~Acquisition” shall mean~~Transaction” means (1) any Investment or acquisition ~~by Holdings and/or one or more of its Restricted Subsidiaries permitted by this Agreement or any transaction that, if consummated would constitute a Permitted Change of Control, in each case~~(whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise), whose consummation is not conditioned on the availability of, or on obtaining, third ~~party financing~~-party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Capital Stock or preferred stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (3) any Restricted Payment requiring irrevocable notice in advance thereof.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the BAs, the Security Documents, any promissory note issued under Section 2.10(e), Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. ~~5~~5, Amendment No. 6 and, solely for the purposes of Section 7.01(c) hereof, the Fee Letter.

“Loan Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Loan Parties” shall mean ~~Holdings,~~ the Borrowers and each Subsidiary Loan Party.

“Loans” shall mean the Term Loans, the Revolving R-~~2~~3 Facility Loans and the Swingline Loans.

“Loral” shall mean Loral Space & Communications Inc.

“Majority Lenders” (i) for the Revolving R-~~2~~3 Facility, shall mean, at any time, Lenders under such Facility having Revolving R-~~2~~3 Facility Loans and unused Revolving R-~~2~~3 Facility Commitments representing more than 50% of the sum of all Revolving R-~~2~~3 Facility Loans outstanding under the Revolving R-~~2~~3 Facility and unused Revolving R-~~2~~3 Facility Commitments at such time and (ii) for each of the Term Loan Facilities, Lenders having applicable Term Loans and Term Loan Commitments representing more than 50% of the sum of all Term Loans and Term Loan Commitments of such Term Loan Facility.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Market Capitalization” shall mean an amount equal to (a) the total number of issued and outstanding shares of ~~common Equity Interests of the Holdings,~~Capital Stock of the Canadian Borrower or any parent entity of ~~Holdings~~the Canadian Borrower so long as the Canadian Borrower is a Wholly Owned Subsidiary of such entity on a fully diluted basis on the date of the declaration of a dividend permitted pursuant to Section 6.06(~~i~~b)(xii) multiplied by (b) the arithmetic mean of the closing prices per share of such ~~common Equity Interests~~Capital Stock on the principal securities exchange on which such ~~common Equity Interests are~~Capital Stock is traded for the 30 consecutive trading days immediately preceding the date of declaration of such ~~dividend~~Restricted Payment.

“Material Adverse Effect” shall mean the existence of events, conditions and/or contingencies that have had or are reasonably likely to have (a) a materially adverse effect on the business, operations, properties, assets or financial condition of ~~Holdings~~the Canadian Borrower and the Subsidiaries, taken as a whole, or (b) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders, any L/C Issuer, the Administrative Agent or the Collateral Agent under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $~~110.0 million.~~110,000,000.

“Material Leased Real Property” shall have the meaning assigned to such term in Section 5.10(b).

“Material Owned Real Property” shall have the meaning assigned to such term in Section 5.10(b).

“Material Real Property” shall mean Material Leased Real Property and Material Owned Real Property.

“Material Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary (a) whose Total Assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.04(a) were equal to or greater than 5% of the consolidated Total Assets of ~~Holdings~~the Canadian Borrower and its consolidated subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of ~~Holdings~~the Canadian Borrower and its consolidated subsidiaries for such period, in each case determined in accordance with GAAP.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Measurement Date” shall mean October 11, 2019.

“Mezzanine Securities” shall mean the securities periodically issued by the Canadian Borrower in favor of Loral as satisfaction of the Canadian Borrower’s payments under the Consulting Services Agreement.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary owns capital stock or other equity interests.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” shall mean (i) the real property of the applicable Loan Party set forth on Schedule 1.01(c) and designated therein as “Mortgaged Properties” and (ii) such additional real property (if any) of Loan Parties encumbered by a Mortgage pursuant to Section 5.10.

“Mortgages” shall mean the mortgages, deeds of trust, debentures, deeds of hypothec, assignments of leases and rents, leasehold mortgages, leasehold deeds of interest and other security documents delivered pursuant to Section 4.02(d) or 5.10, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties each in a form reasonably satisfactory to the Administrative Agent (which shall include, for U.S. mortgaged properties, a mortgage substantially in the form attached hereto as Exhibit K) and consistent with the provisions of this Agreement.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which ~~Holdings,~~ the Borrowers, the Canadian Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Named Satellites” shall mean the Satellites commonly referred to as ~~Anik F1R,~~ Anik F2, Anik F3, Telstar 11N, ~~Telstar 12,~~ Nimiq 4, Nimiq 5, Anik G1, Nimiq 6, Telstar 12 ~~Vantage (following the expiry of its applicable Launch Insurance), Telstar 18 Vantage (following its successful launch and the expiry of its applicable Launch Insurance) and Telstar 19 Vantage (following its successful launch and the expiry of its applicable Launch Insurance)~~VANTAGE, Telstar 18 VANTAGE and Telstar 19 VANTAGE.

“Nationally Recognized Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Canadian Borrower, qualified to perform the task for which it has been engaged.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of ~~Holdings~~the Canadian Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event less (b) the sum of:

(i) in the case of any Prepayment Event, the amount, if any, of all Taxes paid or estimated to be payable by ~~Holdings~~the Canadian Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event,

(ii) in the case of any Prepayment Event, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any Taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by ~~Holdings~~the Canadian Borrower or any of the Restricted Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(iii) in the case of any Prepayment Event, the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv) in the case of any Asset Sale Event~~,~~ or Casualty Event ~~or Permitted Sale Leaseback~~, the amount of any proceeds of such Asset Sale Event~~,~~ or Casualty Event ~~or Permitted Sale Leaseback~~ that ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary has (a) reinvested prior to the last day of such Reinvestment Period, (b) entered into a binding commitment to reinvest such proceeds within two years after the receipt of such proceeds prior to the last day of such Reinvestment Period or (c) entered into a binding commitment to reinvest such proceeds in Satellites and/or other Satellite Assets, including the costs of any Launch and Launch Insurance, which Satellite shall (A) achieve the milestone known as preliminary design review within two years after the receipt of such proceeds and (B) be scheduled for launch within four years after the receipt of such proceeds, in each case, in the business of ~~Holdings~~the Canadian Borrower or any of the Restricted Subsidiaries (subject to Section ~~6.20~~6.16); provided that proceeds deducted from Net Cash Proceeds pursuant to this clause (iv) by reason of clause (b) or (c) shall (x) be deemed to be Net Cash Proceeds of an Asset Sale Event~~,~~ or Casualty Event ~~or Permitted Sale Leaseback~~ occurring on the last day of the two year period described in clause (b) if such amounts are not so reinvested or on the last day of the period set forth the applicable milestone in clause (c) if such milestone is not met during such applicable period and (y) if so deemed to be Net Cash Proceeds, be applied to the repayment of Loans in accordance with Section 2.12(c)~~; provided that notwithstanding the foregoing, with respect to Satellite Assets sold pursuant to Section 6.04(f), such reinvestment must be made in Satellite Assets~~,

(v) in the case of any Casualty Event, the amount of any payment to any customer providing a deposit or other related amounts which must be repaid in the event of a Casualty Event, including any rebates, settlement amounts or other proceeds received from a Satellite Manufacturer in relation to performance incentives or performance warranty paybacks with respect to a Satellite (it being understood that if such proceeds are in respect of a replacement Satellite which has not achieved the milestone known as preliminary design review within the relevant period referred to in clause (iv) or is not scheduled to be launched within four years of receipt of such proceeds with respect to such predecessor Satellite referred to in clause (iv), then such proceeds need only to be applied to the Loans and Commitments to the extent of such proceeds without giving effect to clause (iv) to the extent of any duplication),

(vi) in the case of any Asset Sale Event or Casualty Event by any non-wholly owned Restricted Subsidiary, the pro rata portion of the net cash proceeds thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of ~~Holdings~~the Canadian Borrower or a wholly owned Restricted Subsidiary as a result thereof, and

(vii) in the case of any Prepayment Event, incurrence of Indebtedness, disposition, issuance of Equity Interests or receipt of a capital contribution, the reasonable and customary fees, commissions, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and search and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees or commissions), issuance costs, discounts and other costs and expenses (and, in the case of the incurrence of any Indebtedness the proceeds of which are required to be used to prepay any Class of Loans and/or reduce any Class of Commitments under this Agreement, accrued interest and premium, if any, on such Loans and any other amounts (other than principal) required to be paid in respect of such Loans and/or Commitments in connection with any such prepayment and/or reduction), and payments made in order to obtain a necessary consent required by applicable law, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“~~New Holdings~~Net Short Lender” shall have the meaning ~~provided in the definition of the term “Holdings”.~~assigned to such term in Section 9.08(h).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.20(c).

“Non-Debt Fund Affiliate” shall mean shall mean any Affiliate of ~~Holdings~~the Canadian Borrower (other than the Borrowers or any Restricted Subsidiary) that is not a Debt Fund Affiliate.

“Non-Defaulting Lender” shall mean and includes each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning assigned to such term in Section 2.05(c)(iii).

“Non-Finance Lease Obligations” shall mean a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For avoidance of doubt, a straight-line or operating lease shall be considered a Non-Finance Lease Obligation.

“Non-Loan Party Asset Sale” shall have the meaning assigned to such term in Section 2.12(h).

“Non-Loan Party Casualty Event” shall have the meaning assigned to such term in Section 2.12(h).

“Non-Subsidiary Loan Party” shall mean any Subsidiary that is not a Subsidiary Loan Party.

“Non-Successor Person” shall have the meaning assigned to such term in Section 6.03(b)(A)(i).

“Non-U.S. Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by ~~Holdings,~~ the Borrowers or any Subsidiary primarily for the benefit of employees of ~~Holdings,~~ the Borrowers or any Subsidiary residing outside the United States of America (other than in Canada), which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Note” shall have the meaning assigned to such term in Section 2.10(e).

“Obligations” shall mean (a) obligations of the Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans and Revolving R-~~2~~3 Facility Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise (including reimbursement obligations in respect of BAs accepted hereunder), and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.21(a).

“Offered Amount” shall have the meaning given to it in Section 2.12(f)(iv)(A).

“Offered Discount” shall have the meaning given to it in Section 2.12(f)(iv)(A).

~~“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation, articles and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation or partnership declaration and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.~~

“Other ~~Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies (including, for clarification, goods and services taxes, harmonized sale taxes, provincial sales tax and any other sales, value-added or transfer tax) arising from any payment made hereunder or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment of an interest in any Loan or Loan Document (other than an assignment made pursuant to Section 2.20(b)) as a result of a present or former connection between the~~Connection Taxes” means, with respect to any Administrative Agent, Lender, Swingline Lender or L/C Issuer, ~~as applicable,~~Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such ~~Administrative Agent, Lender, Swingline Lender or L/C Issuer~~recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of an interest in any Loan or Loan Document (other than an assignment made pursuant to Section 2.20(b)).

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the economic or voting Equity Interests of such Lender.

“Participant Register” shall have the meaning given to it in Section 9.04(c)(i).

“Participating Lender” shall have the meaning given to it in Section 2.12(f)(iii)(B).

“Participation Interest” shall mean a Credit Extension by a Lender by way of a purchase of a participation interest in Letters of Credit or L/C Obligations as provided in Section 2.05(d), in Swingline Loans as provided in Section 2.04(f) or in any Loans as provided in Section 2.19(e).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“PCTFA” shall have the meaning assigned to such term in the definition of “Anti-Terrorism Laws and Anti-Money Laundering Laws”.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by ~~Holdings~~the Canadian Borrower or any of the Restricted Subsidiaries of assets or capital stock or other equity interests, so long as (a) such acquisition and all transactions related thereto shall be consummated in all material respects in accordance with applicable law; (b) such acquisition shall result in the issuer of such capital stock or other equity interests to the extent applicable becoming a Restricted Subsidiary and a ~~Subsidiary~~ Guarantor, to the extent required by Section 5.10; (c) such acquisition shall result in the Administrative Agent, for the benefit of the applicable Lenders, being granted a security interest in any capital stock or any assets so acquired, to the extent required by Section 5.10; and (d) after giving effect to such acquisition, no Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing.

“Permitted Additional Debt” shall mean (a) secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may be secured by Liens on the Collateral having a priority ranking equal to the priority of the Liens on the Collateral securing the Secured Obligations (but without regard to control of remedies) or by Liens on the Collateral having a priority ranking junior to the Liens on the Collateral securing the Secured Obligations) or (b) secured or unsecured loans (or commitments to provide loans or other extensions of credit) (which loans or commitments, if secured, may be secured by Liens on the Collateral having a priority ranking junior (but not equal) to the Liens on the Collateral securing the Secured Obligations), in each case incurred by or provided to the Canadian Borrower, the U.S. Borrower or another Guarantor, provided that (a) the terms of such Indebtedness or commitments do not provide for maturity or any scheduled amortization or mandatory repayment, mandatory redemption, mandatory commitment reduction, mandatory offer to purchase or sinking fund obligation prior to the Final Maturity Date, other than, subject (except, in the case of any such Indebtedness or commitments that constitute, or are intended to constitute, other First Lien Obligations) to the prior repayment or prepayment of, or the prior offer to repay or prepay (and to the extent such offer is accepted, the prior repayment or prepayment of) the Obligations hereunder (other than Swap Obligations, Cash Management Obligations or contingent indemnification obligations and other contingent obligations not then due and payable), customary prepayments, commitment reductions, repurchases, redemptions, defeasances, acquisitions or satisfactions and discharges, or offers to prepay, reduce, redeem, repurchase, defease, acquire or satisfy and discharge upon, a change of control, asset sale event or casualty, eminent domain or condemnation event, or on account of the accumulation of excess cash flow (in the case of loans or commitments) and customary acceleration rights upon an event of default; provided that the foregoing requirements of this clause (a) shall not apply to the extent such Indebtedness or commitments constitute a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (a) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges, (b) except for any of the following that are applicable only to periods following the Final Maturity Date, the covenants, events of default, Subsidiary guarantees and other terms for such Indebtedness or commitments (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest rate margins, rate floors, fees, maturity, funding discounts, original issue discounts and redemption or prepayment terms and premiums), when taken as a whole, are determined by the Canadian Borrower to not be materially more restrictive on ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries than the terms of this Agreement, when taken as a whole (provided that, if the documentation governing such Indebtedness or commitments contains any Previously Absent Financial Maintenance Covenant, the Administrative Agent shall have been given prompt written notice thereof and this Agreement shall have been amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility (provided, however, that, if (x) the documentation governing the Permitted Additional Debt that includes a Previously Absent Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Financial Maintenance Covenant is a covenant only applicable to, or for the benefit of, a revolving credit facility, then this Agreement shall be amended to include such Previously Absent Financial Maintenance Covenant only for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Indebtedness or commitments shall not be deemed “more restrictive” solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such revolving credit facilities); provided that a certificate of a Responsible Officer of the Canadian Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the providing of such commitments, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or commitments or drafts of the documentation relating thereto, stating that the Canadian Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Canadian Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary “high yield” subordination of such Indebtedness to the Secured Obligations, (d) any Permitted Additional Debt may not be guaranteed by any subsidiaries of ~~Holdings~~the Canadian Borrower that do not guarantee the Obligations and (e) any secured Permitted Additional Debt incurred may not be secured by any assets that do not secure the Secured Obligations and shall be subject to an applicable Customary Intercreditor Agreement.

“Permitted Additional Debt Documents” shall mean any document or instrument (including any guarantee, security or collateral agreement or mortgage and which may include any or all of the Loan Documents) issued or executed and delivered with respect to any Permitted Additional Debt by any Loan Party.

“Permitted Additional Debt Obligations” shall mean, if any secured Permitted Additional Debt has been incurred by or provided to a Loan Party and is outstanding, the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in the applicable Permitted Additional Debt Documents (including interest accruing during the pendency of any proceeding under any applicable Debtor Relief Laws (or would accrue but for the operation of applicable Debtor Relief Laws), regardless of whether allowed or allowable in such proceeding) on any such Permitted Additional Debt, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment, repurchase, redemption, defeasance, acquisition or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any applicable Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding), of ~~Holdings~~the Canadian Borrower or any other Loan Party to any of the Permitted Additional Debt Secured Parties under the applicable Permitted Additional Debt Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers or any Loan Party under or pursuant to applicable Permitted Additional Debt Documents.

“Permitted Additional Debt Secured Parties” shall mean the holders from time to time of the secured Permitted Additional Debt Obligations (and any representative on their behalf).

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Canadian Borrower or any of its Restricted Subsidiaries and another Person.

“Permitted Business” shall mean the business conducted or proposed to be conducted by ~~Holdings~~the Canadian Borrower and its Subsidiaries on the Amendment No. 2 Effective Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Permitted Change of Control” shall mean any transaction or series of related transactions ~~in which more than 50.0% of the total voting power~~that constitute a “Change of Control” pursuant to clause (2) of the first paragraph of the definition thereof as the result of the acquisition of the Voting Stock of ~~Holdings is acquired~~the Canadian Borrower, directly or indirectly through one or more holding companies, by a Buyer and ~~Holdings~~the Canadian Borrower shall be in compliance, on a pro forma basis assuming the giving of effect to such transactions or series of related transactions (including any Indebtedness incurred or to be incurred) in connection therewith, with a Total Leverage Ratio of no greater than 4.50 to 1.00, as such ratio is recomputed as of, subject to the provisions of Section 1.06, the last day of the Test Period most recently ended on or prior to the date of consummation of such Permitted Change of Control).

~~“Permitted Change of Control Costs” means all reasonable fees, costs and expenses incurred or payable by Holdings or any of its Restricted Subsidiaries in connection with a Permitted Change of Control.~~

“Permitted Change of Control Election” shall have the meaning given to it in Section 2.09(e).

“Permitted Change of Control Terminated Commitments” shall have the meaning given to it in Section 2.09(e).

“Permitted Change of Control Termination Event” shall have the meaning given to it in Section 2.09(e).

“Permitted Debt” shall have the meaning given to it in Section 6.01.

“Permitted Equal Priority Refinancing Debt” shall mean any secured Indebtedness incurred by any Borrower and/or the Guarantors in the form of one or more series of senior secured notes, bonds or debentures; provided that (a) such Indebtedness is secured by Liens on all or a portion of the Collateral on an equal priority basis with the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies) and is not secured by any property or assets of ~~Holdings~~the Canadian Borrower, any Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness”, (c) such Indebtedness is not at any time guaranteed by any Subsidiaries of ~~Holdings~~the Canadian Borrower other than Subsidiaries that are Guarantors and (d) the holders of such Indebtedness (or their representative) and Collateral Agent shall become parties to a Customary Intercreditor Agreement providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies).

“Permitted ~~Investor” shall mean~~Holders” means each of (a) (i) Loral, (ii) ~~PSPIB~~PSP, (iii) MHR Fund Management LLC, (iv) Intelsat, Ltd., (v) SES SA, (vi) Eutelsat Communications SA, (vii) EchoStar Corporation, (viii) Dish Network Corporation, (ix) Inmarsat plc, (x) ~~the~~ Buyer and (xi) Affiliates of each of the foregoing (including, for the avoidance of doubt, any limited partnership, the general partner of which is owned by a convenience party, such as a trust for the benefit of a charity, such general partner, any trust controlling such general partner, and such convenience party), (b) members of management of ~~Holdings~~the Canadian Borrower who are shareholders of ~~Holdings~~the Canadian Borrower on the ~~Amendment No. 2 Effective Date and (c) other than for purposes of determining the “Permitted Investors” for purposes of clause (a)(i) of the definition of “Change of Control”,~~Measurement Date and (c) any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act (or any successor provision)) the members of which include any of the Permitted ~~Investors~~Holders specified in clauses (a) and (b) above (a “Permitted ~~Investor~~Holder Group”); provided that, in the case of any Permitted ~~Investor~~Holder Group, the Permitted ~~Investors~~Holders specified in clauses (a) and (b) above collectively own, directly or indirectly, without giving effect to the existence of such group, Equity Interests having more than 50.0% of the total voting power of the Voting Stock of ~~Holdings~~the Canadian Borrower held by such Permitted ~~Investor~~Holder Group; provided, further, that, in the case of clauses (a)(iv) through (a)(ix) (and clause (a)(xi) solely with respect to clauses (a)(iv) through (a)(ix)) of this definition, a Rating Decline shall not have occurred in connection with the transaction (including any incurrence of Indebtedness used to finance the acquisition thereof) involving such Permitted ~~Investor~~Holder that would have resulted in a Change of Control (but for the terms of this definition) and provided, further, that the notice referred to in the definition of Rating Decline has been given to each of the Rating Agencies.

“Permitted ~~Investor Group” shall have the meaning provided in the definition of the term “Permitted Investor”.~~Investments” means:

(1) any Investment in (x) the Canadian Borrower or any Guarantor or (y) in a Restricted Subsidiary that is not a Guarantor, in the case of this clause (y) in an aggregate amount since the Measurement Date, not to exceed, together with any Investments made in respect of, or made by, Persons that are not Loan Parties pursuant to clause (3) below, the greater of $180,000,000 and 4.0% of Total Assets at the time of such Investment, plus, to the extent such amounts are not otherwise applied to clause (B)(4) of the definition of the term “Applicable Amount,” the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) on or in respect of such Investments;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Canadian Borrower or any Restricted Subsidiary of the Canadian Borrower in a Person that is engaged in a Similar Business, if, as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary, or

(b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Canadian Borrower or a Restricted Subsidiary;

provided that, any Investments made in respect of, or made by, Persons that are not Loan Parties pursuant to this clause (3) shall not exceed an aggregate amount since the Measurement Date, together with any Investments made in Restricted Subsidiaries that are not Guarantors pursuant to clause (1)(y) above, equal to the greater of $180,000,000 and 4.0% of Total Assets at the time of such Investment;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 6.04, or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Measurement Date, which in the case of any such Investment in an amount in excess of $10,000,000, is set forth on Schedule 6.06;

(6) any Investment acquired by the Canadian Borrower or any Restricted Subsidiary:

(a) in exchange for any other Investment or accounts receivable held by the Canadian Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Canadian Borrower or such Restricted Subsidiary of such other Investment or accounts receivable or

(b) as a result of a foreclosure by the Canadian Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Swap Obligations permitted under clause (j) of the second paragraph of Section 6.01;

(8) Investments the payment for which consists of Equity Interests of the Canadian Borrower, or any of its direct or indirect parent companies (exclusive of Disqualified Capital Stock); provided, however, that such Equity Interests shall not increase the amount available for Restricted Payments under the calculation set forth in the definition of the term “Applicable Amount”;

(9) guarantees of Indebtedness permitted under Section 6.01;

(10) any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of Section 6.12(b) (except transactions described in Sections 6.12(b)(ii) and 6.12(b)(iv));

(11) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(12) if no Default or Event of Default has occurred and is continuing, additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (12) (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed since the Measurement Date the greater of $150,000,000 and 3.25% of Total Assets at the time of such Investments (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus, to the extent such amounts are not otherwise applied to clause (B)(4) of the definition of the term “Applicable Amount,” the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) on or in respect of such Investments;

(13) advances to employees not in excess of the greater of $10,000,000 and 0.25% of Total Assets outstanding at any one time, in the aggregate;

(14) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; and

(15) additional Investments, so long as on a pro forma basis after giving effect to such Investment and the incurrence of any related Indebtedness, the Total Leverage Ratio for the Test Period immediately preceding such date shall be less than or equal to 3.50 to 1.00.

“Permitted Junior Priority Refinancing Debt” shall mean secured Indebtedness incurred by any Borrower and/or any Guarantor in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans; provided that (a) such Indebtedness is secured by Liens on all or a portion of the Collateral on a junior priority basis to the Liens on the Collateral securing the Secured Obligations and any other First Lien Obligations and is not secured by any property or assets of ~~Holdings,~~ the Borrowers or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” (provided that such Indebtedness may be secured by a Lien on the Collateral that ranks junior in priority to the Liens on the Collateral securing the Secured Obligations and any other First Lien Obligations, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (c) the holders of such Indebtedness (or their representative) and the Collateral Agent shall become parties to a Customary Intercreditor Agreement providing that the Liens on the Collateral securing such obligations shall rank junior in priority to the Liens on the Collateral securing the Secured Obligations, and (d) such Indebtedness is not at any time guaranteed by any Subsidiaries of ~~Holdings~~the Canadian Borrower other than Subsidiaries that are Guarantors.

“Permitted Liens” ~~shall mean~~means, with respect to any Person:

(1) ~~(a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;~~pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent, in each case incurred in the ordinary course of business;

(2) ~~(b) Liens in respect of property or assets of Holdings or any of the Restricted Subsidiaries~~Liens imposed by law, such as carriers’, landlords’ liens, warehousemen’s, storers’, repairers’ and mechanics’ Liens~~, landlords’ liens~~ and other similar Liens arising in the ordinary course of business, in each case ~~so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect~~for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) ~~(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 7.01;~~

(4) ~~(d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases (other than in respect of a Finance Lease Obligation), government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business;~~

(5) ~~(e) ground leases in respect of real property on which facilities owned or leased by Holdings or any of its Subsidiaries are located;~~

(6) ~~(f) easements, rights-of-way, restrictions, covenants, conditions, reservations, grants or restrictions of or on oil, gas, water and/or mineral rights, zoning, by-laws, regulations and ordinances of any Governmental Authority, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect as determined in good faith by the Canadian Borrower with the business of Holdings and its Subsidiaries, taken as a whole;~~

(7) ~~(g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement (other than in respect of a Finance Lease Obligation), together with all Liens of whatsoever nature permitted or created by such lessor or any fee owner of the property or any predecessor in title, including in connection with any Permitted Sale Leaseback;~~

(8) ~~(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;~~

(9) ~~(i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings or any of its Subsidiaries; provided that such Lien secures only the obligations of Holdings or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 6.01;~~

(10) ~~(j) leases or subleases or licenses granted to others not interfering in any material respect as determined in good faith by the Canadian Borrower with the business of Holdings and its Subsidiaries, taken as a whole;~~

(11) ~~(k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of Holdings and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;~~

(12) Liens for taxes, assessments or other governmental charges not yet due or payable or which are being contested in good faith by appropriate proceedings;

(13) Liens in favor of the Borrowers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(14) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(15) Liens securing Indebtedness permitted to be incurred pursuant to clause (a), (b) (with respect to the Senior Secured Notes), (d) or (m) of the definition of Permitted Debt; provided that in the case of such clause (d) such Liens shall not extend to any assets other than the specified asset being financed (and insurance proceeds related thereto) and additions and improvements thereon and in the case of such clause (m) such Liens shall not attach to any assets other than the specified asset being financed (including satellite, launch and related revenue contracts and insurance proceeds);

(16) Liens existing on the Measurement Date, which in the case of any such Liens securing obligations in an amount in excess of $10,000,000, are set forth on Schedule 6.02;

(17) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Canadian Borrower or any Restricted Subsidiary;

(18) Liens on property at the time the Canadian Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Canadian Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Canadian Borrower or any Restricted Subsidiary;

(19) Liens placed upon the capital stock of any Restricted Subsidiary acquired in an acquisition or similar transaction permitted by this Agreement to secure Indebtedness incurred pursuant to clause (o)(ii) of the definition of Permitted Debt and/or Liens placed upon the assets of any such Restricted Subsidiary so acquired to secure a guarantee by such Restricted Subsidiary of any such Indebtedness of the Canadian Borrower or any other Restricted Subsidiary;

(20) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Canadian Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.01 hereof;

(21) ~~(l)~~ Liens securing Swap Obligations (including Liens in favor of a counterparty to a ~~Permitted Swap Agreement on any Loan Party’s rights under such Permitted Swap~~swap or similar agreement on the Canadian Borrower’s or any Restricted Subsidiary’s rights under such agreement) and Cash Management Obligations, in each case so long as the related Indebtedness is permitted to be incurred under this Agreement;

(22) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(23) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Canadian Borrower or any of the Restricted Subsidiaries;

(24) Liens arising from UCC or PPSA financing statement filings regarding operating leases entered into by the Canadian Borrower and its Restricted Subsidiaries in the ordinary course of business;

(25) Liens (including Liens in connection with Sale Leasebacks) in favor of the Borrowers or any Guarantor;

(26) Liens on equipment of the Canadian Borrower or any Restricted Subsidiary granted in the ordinary course of business to a client of the Canadian Borrower or a Restricted Subsidiary at which such equipment is located;

(27) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11), (12) and (16); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (12) and (16) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement, and (z) if the applicable original Lien extended to any assets securing the Secured Obligations, such new Lien may be incurred in respect of such collateral only on terms not materially less favorable to the Lenders, as determined in good faith by the Canadian Borrower, than the terms and conditions of the applicable original Lien;

(28) deposits made in the ordinary course of business to secure liability to insurance carriers;

(29) ~~(m) reservations,~~ reservations, limitations, provisos and conditions expressed in any original grant from the Canadian Crown or other grants of real or immovable property, or interests therein;

(30) ~~(n)~~ the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by ~~Holdings~~the Canadian Borrower or any of its Restricted Subsidiaries or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(31) ~~(o)~~ security given to a public utility or any Governmental Authority when required by such utility or authority in connection with the operations of ~~Holdings~~the Canadian Borrower or any of its Restricted Subsidiaries in the ordinary course of its business;

(32) ~~(p)~~ subdivision agreements, site plan control agreements, development agreements, servicing agreements, cost sharing, reciprocal and other similar agreements with municipal and other Governmental Authorities affecting the development, servicing or use of a property; provided the same are complied with in all material respects~~,~~ except as such non-compliance does not interfere in any material respect as determined in good faith by the Canadian Borrower with the business of ~~Holdings~~the Canadian Borrower and its Subsidiaries~~,~~ taken as a whole;

(33) ~~(q)~~ facility cost sharing, servicing, reciprocal or other similar agreements related to the use and/or operation of a property in the ordinary course of business~~;~~, provided the same are complied with in all material respects;

(34) ~~(r) each of the exceptions, liens and other encumbrances set forth Schedule B to the Title Policies issued by Title Companies and delivered pursuant to Section 4.02(e);~~

(35) ~~(s)~~ Liens in favor of customers on Satellites or portions thereof (including insurance proceeds relating thereto) or the satellite construction or acquisition agreement being ~~relating~~related thereto in the event such Satellites or portions thereof are being constructed or acquired at the request of one or more customers to secure repayment of deposits and related amounts;

(36) ~~(t) Liens arising in connection with a Permitted Sale Leaseback;~~

(37) ~~(u)~~ restrictions in condosat agreements or revenue agreements (as any such condosat agreements or revenue agreements may from time to time be modified, supplemented, amended, renewed or replaced, the “Subject Agreements”) relating to transponders that restrict sales, dispositions, leases or security interests on satellites to any third party purchaser, lessee or secured party unless such purchaser or lessee of such satellite agrees to (or, in the case of a security interest in such satellite, the secured party agrees pursuant to a non-disturbance agreement that in connection with the enforcement of any such security interest or the realization upon any such security interest, such secured party agrees that, prior to or concurrently with the transfer becoming effective, the person to whom the satellite bus shall be transferred shall agree that such transferee shall) be subject to the terms of the applicable Subject Agreement ~~so long as such Subject Agreement is (in the case of any such restriction on a security interest) otherwise reasonably satisfactory to the Administrative Agent in its sole discretion (who may in its sole discretion condition its consent to the terms of such agreement (a) not providing for any liability on the part of the secured party or lenders prior to such secured party taking possession or control of the Satellite and (b) being of no force and effect upon release of such security interest)~~ and provided that, with respect to any Subject Agreement entered into after the ~~Amendment No. 2 Effective~~Measurement Date, the Canadian Borrower and/or the applicable ~~Loan Parties~~Restricted Subsidiaries shall have used their commercially reasonable efforts in negotiating such Subject Agreement so that such Subject Agreement does not contain such restrictions; ~~and~~

(38) ~~(v)~~ deemed trusts created by operation of law in respect of amounts which are (i) not yet due and payable, (ii) immaterial, (iii) being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (iv) unpaid due to inadvertence after exercising due diligence;

(39) [reserved];

(40) other Liens so long as the aggregate principal amount of the obligations so secured does not exceed the greater of $150,000,000 and 3.25% of Total Assets at any one time outstanding;

(41) ground leases in respect of real property on which facilities owned or leased by the Canadian Borrower or any of its Subsidiaries are located;

(42) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(43) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement (other than in respect of a Finance Lease Obligation), together with all Liens of whatsoever nature permitted or created by such lessor or any fee owner of the property or any predecessor in title, including in connection with any Sale Leaseback;

(44) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Canadian Borrower or any of its Subsidiaries; provided that such Lien secures only the obligations of the Canadian Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 6.01; and

(45) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Canadian Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Refinancing” shall mean, with respect to any Person, any Indebtedness (“Permitted Refinancing Indebtedness”) incurred in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or, after the original instrument giving rise to such Indebtedness has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, acquiring, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing or refunding (collectively, a “Refinancing” or to “Refinance”) Indebtedness (the “Refinanced Indebtedness”) of such Person (or any successive Permitted Refinancing thereof); provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness except by an amount equal to unpaid accrued interest, dividends and premium (including tender premiums) thereon plus other amounts paid, and underwriting discounts, defeasance costs, fees, commissions and expenses incurred, in connection with such Refinancing and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 6.01, (b) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to ~~Section 6.01(f), and subject to the exception in the last proviso in Section 6.01(A)(p)~~clause (d) of the definition of Permitted Debt, such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of the Refinanced Indebtedness, (c) if the Refinanced Indebtedness is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms not less favorable in any material respect as determined in good faith by the Canadian Borrower to the Lenders as those contained in the documentation governing the Refinanced Indebtedness, taken as a whole, ~~subject to the exception in the first proviso to Section 6.01(A)(p),~~ and (d) if the Refinanced Indebtedness is secured by any assets securing the Secured Obligations, such Permitted Refinancing Indebtedness may be secured by such collateral on terms not materially less favorable to the Lenders, as determined in good faith by the Canadian Borrower, than the terms and conditions of the Refinanced Indebtedness.

“Permitted Refinancing Indebtedness” shall have the meaning provided in the definition of the term “Permitted Refinancing”.

~~“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by Holdings or any of the Restricted Subsidiaries after the Closing Date; provided that any such Sale Leaseback not between the Borrowers and any Guarantor or any Guarantor and another Guarantor is consummated for fair value as determined at the time of consummation in good faith by Holdings (which such determination may take into account any retained interest or other Investment of Holdings or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).~~

“Permitted Swap Agreement” shall mean a Swap Agreement entered into with the Borrowers or the other Loan Parties that (x) was in existence prior to, and is in effect as of, the Amendment No. 2 Effective Date, (y) is entered into after the Amendment No. 2 Effective Date, in each case, with any counterparty that is a Lender, Agent or Joint Lead Arranger (or an Affiliate of a Lender, Agent or Joint Lead Arranger), unless such Swap Agreement states that it is not a Permitted Swap Agreement for purposes of the definitions of “Secured Creditors” and “Secured Obligations” or (z) is in effect as of the Amendment No. 2 Effective Date with The Governor and Company of the Bank of Ireland or an Affiliate thereof.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by any Borrower and/or the Guarantors in the form of one or more series of senior, senior subordinated or subordinated unsecured notes, bonds, debentures or loans; provided that (a) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” and (b) such Indebtedness is not at any time guaranteed by any Subsidiaries of ~~Holdings~~the Canadian Borrower other than Subsidiaries that are Guarantors.

“Person” or “person” ~~shall mean~~means any ~~natural person~~individual, corporation, ~~business trust~~limited liability company, partnership, joint venture, association, joint stock company, ~~partnership, limited liability company or~~trust, unincorporated organization, government~~, individual or family trusts,~~ or any agency or political subdivision thereof or any other entity.

“Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which ~~Holdings,~~ the Canadian Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral” shall have the meaning assigned to such term in the Security Documents.

“PMRR” has the meaning assigned to that term in the definition of “Collateral and Guarantee Requirement.”

“PPSA” shall mean the Personal Property Security Act as in effect from time to time (except as otherwise specified) in an applicable Province or territory of Canada.

“Prepayment Account” shall have the meaning given to it in Section 2.06(i).

“Prepayment Event” shall mean any Asset Sale Event, Debt Incurrence Event, or Casualty Event ~~or any Permitted Sale Leaseback~~, other than any such Asset Sale Event~~,~~ or Casualty Event ~~or any Permitted Sale Leaseback~~ the Net Cash Proceeds of which are less than $~~15.0 million.~~25,000,000.

~~“Previous Holdings” shall have the meaning provided in the definition of the term “Holdings”.~~

“Previously Absent Financial Maintenance Covenant” shall mean, at any time (x) any financial maintenance covenant that is not included in this Agreement at such time and (y) any financial maintenance covenant in any other Indebtedness that is included in this Agreement at such time but with covenant levels that are more restrictive on ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries than the covenant levels included in this Agreement at such time.

“Primary Obligations” shall mean (~~i~~a) in the case of the Lenders, all principal of, premium, fees and interest on, all Loans (including the face amount of BAs accepted hereunder), all unreimbursed L/C Disbursements, the maximum amount available to be drawn under all outstanding Letters of Credit and all Fees and (~~ii~~b) in the case of the Swap Counterparties, all amounts due under each Permitted Swap Agreement with a Swap Counterparty and similar obligations and liabilities.

“primary obligor” shall have the meaning assigned to such term in the definition of “Guarantee Obligations.”

“Prime Rate” shall mean ~~JPMCB’s “prime rate.”~~the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Rata Share” shall mean, when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor’s Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations or Secondary Obligations, as the case may be.

“PSP” shall mean Public Sector Pension Investment Board, a Canadian federal special Act corporation.

“PSPIB” shall mean, collectively, PSP and Red Isle Private Investments Inc., a wholly owned subsidiary of PSP.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S of the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC. The term “Public Debt” (i) shall not include the Senior Notes or the Senior Secured Notes and (ii) for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any Indebtedness under this Agreement, commercial bank or similar Indebtedness, Finance Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Purchasing Borrower Party” shall mean ~~Holdings,~~ the Borrowers or any Restricted Subsidiary that becomes a transferee pursuant to Section 9.04.

“~~Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.~~QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.26.

“Qualified IPO” shall mean a public offering (other than a public offering pursuant to a registration statement on Form S-8) of the Voting Stock of ~~Holdings or~~ the Canadian Borrower or any other direct or indirect parent entity thereof pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act or a final prospectus for which a receipt has been issued by one or more securities commissions or regulatory authorities in the provinces or territories of Canada (in each case, whether alone or in connection with a secondary public offering), and also includes any transaction whereby the Canadian Borrower or any other direct or indirect parent entity thereof becomes a reporting issuer in any province or territory in Canada.

“Qualified Proceeds” shall mean assets that are used or useful in, or capital stock of any Person engaged in, a similar business; provided that the ~~fair market value~~Fair Market Value of any such assets or capital stock shall be determined by the ~~Board of Directors of Holdings~~Canadian Borrower in good faith.

“Qualifying Lender” shall have the meaning given to it in Section 2.12(f)(iv)(C).

“Quebec Pension Plan” shall mean the universal pension plan established and maintained by the Provincial Government of Quebec.

“Quotation Day” shall mean, (~~i~~a) with respect to any Eurodollar Borrowing and any applicable Interest Period, the second Business Day of such Interest Period and (~~ii~~b) with respect to any ABR Borrowing, the day of determination. With respect to any Eurodollar Borrowing and any applicable Interest Period, if such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Rating Agency” means Moody’s, S&P and ~~S&P~~Fitch or if Moody’s ~~or~~, S&P and/or ~~both~~Fitch shall not make a rating on the Loans (or the corporate family rating of ~~Holdings~~the Canadian Borrower) publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Canadian Borrower (as certified by a board resolution) which shall be substituted for Moody’s ~~or~~, S&P and/or ~~both~~Fitch, as the case may be.

“Rating Decline” means the occurrence on any date from and after the date of the public notice by ~~Holdings,~~ the Canadian Borrower or another Person seeking to effect a transaction that would be a Change of Control (but for the definition of Permitted ~~Investors~~Holders) or an arrangement that, in the good faith judgment of the Canadian Borrower, would be expected to result in a Change of Control (but for the definition of Permitted ~~Investors~~Holders) until the end of the 30-day period following such public notice or the abandonment of the proposed transaction (which period shall be extended an additional 30 days if the rating of the Loans and/or the corporate family rating of ~~Holdings~~the Canadian Borrower is under publicly announced consideration for possible downgrade by any Rating Agency at the end of the initial 30-day period) of: (1) a decline in the rating of the Loans or the corporate family rating of ~~Holdings~~the Canadian Borrower by any Rating Agency by at least one notch in the gradation of the rating scale (e.g., + or – for S&P or 1, 2 and 3 for Moody’s) or of the credit outlook with respect thereto from such Rating Agency’s rating of the Loans or the corporate family rating of ~~Holdings~~the Canadian Borrower; or (2) withdrawal by any Rating Agency of such Rating Agency’s rating of the Loans or the corporate family rating of ~~Holdings~~the Canadian Borrower.

“Reference Banks” shall mean the principal Toronto office, in the case of the use of the term “Reference Banks” in the definition of Canadian Prime Rate, and London office, in the case of the use of the term “Reference Banks” in the definition of LIBO Rate, of each of JPMCB and CIBC or, in each case, such other or additional banks as may be appointed by the Administrative Agent in consultation with the Canadian Borrower.

“Reference Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day by reference to ICE Benchmark Administration Limited’s “LIBOR” rate (or by reference to the rates provided by any Person that take over the administration of such rate if ICE Benchmark Administration Limited is no longer making a “LIBOR” rate available) for deposits in Dollars (as set forth on ~~the Bloomberg~~pages LIBOR01 or LIBOR02 of the Reuters screen displaying such “LIBOR” rate (or, in the event such rate does not appear on a ~~Bloomberg~~Reuters page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, in each case as selected by the Administrative Agent)) for a period equal ~~to three-months.~~in length to such Interest Period.

“Refinance” shall have the meaning provided in the definition of the term “Permitted Refinancing”.

“Refinanced Debt” shall have the meaning provided in the definition of the term “Credit Agreement Refinancing Indebtedness”.

“Refinanced Indebtedness” shall have the meaning provided in the definition of the term “Permitted Refinancing”.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Refinancing” shall have the meaning provided in the definition of the term “Permitted Refinancing”.

“Refinancing Indebtedness” shall have the meaning assigned to such term in clause (n) of the definition of Permitted Debt.

“Refunded Swingline Loans” shall have the meaning assigned to such term in Section 2.04(c).

“Refunding Capital Stock” shall have the meaning given to it in Section 6.06(~~a~~b)(ii).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulated Bank” means (x) a banking organization with a consolidated combined capital and surplus of at least $5.0 billion that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors of the Federal Reserve System under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (y) any Affiliate of a Person set forth in clause (x) to the extent that (1) all of the Capital Stock of such Affiliate is directly or indirectly owned by either (I) such Person set forth in clause (x) or (II) a parent entity that also owns, directly or indirectly, all of the Capital Stock of such Person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Period” shall mean the 12 months following the date of the receipt of proceeds in respect of such Asset Sale Event~~, Casualty Event or Permitted Sale Leaseback~~ or Casualty Event.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Canadian Borrower or a Restricted Subsidiary in exchange for assets transferred by the Canadian Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Relevant Governmental Body” means the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York or, in each case, any successor thereto.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan.

“Representative” shall have the meaning assigned such term in Section 9.21(d).

“Repricing Transaction” shall mean (a) the incurrence by a Borrower of any term loans (including, without limitation, any new or additional term loans under this Agreement, whether incurred directly or by way of the conversion of Term B-~~4~~5 Loans into a new Class of replacement term loans under this Agreement) that is broadly marketed or syndicated (i) having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for the Term B-~~4~~5 Loans of the respective equivalent Type, but excluding Indebtedness incurred in connection with a Qualified IPO, Change of Control or Permitted Change of Control (or transaction that if consummated would constitute a Change of Control or Permitted Change of Control) or Transformative Acquisition and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Term B-~~4~~5 Loans or (b) any effective reduction in the Effective Yield for the Term B-~~4~~5 Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with a Qualified IPO, Change of Control or Permitted Change of Control (or transaction that if consummated would constitute a Change of Control or Permitted Change of Control) or Transformative Acquisition and, in the case of any transaction under either clause (a) or clause (b) above, the primary purpose of which is to lower the Effective Yield on the Term B-~~4~~5 Loans. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Term B-~~4~~5 Loans.

“Required Lenders” shall mean, at any time, Lenders having (a) Term B-~~4~~5 Loan Exposures, (b) Revolving R-~~2~~3 Facility Credit Exposures, (c) Incremental Term Loan Exposures and (d) Available Revolving Unused Commitments (if prior to the termination thereof) that taken together, represent more than 50% of the sum of (w) all Term B-~~4~~5 Loan Exposures, (x) all Revolving R-~~2~~3 Facility Credit Exposures, (y) all Incremental Term Loan Exposures and (z) the total Available Revolving Unused Commitments (if prior to the termination thereof) at such time. The Term B-~~4~~5 Loan Exposures, Revolving R-~~2~~3 Facility Credit Exposures, Incremental Term Loan Exposures and Available Revolving Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Excess Cash Flow Period, 50%; provided that if at the time of any prepayment required by Section 2.12(d) in respect of such Excess Cash Flow Period (a) the First Lien Leverage Ratio of ~~Holdings~~the Canadian Borrower for the most recent fiscal year ended for which financial statements have been delivered pursuant to Section 5.04(a) is less than or equal to 3.00:1.00 but greater than 2.50:1.00, such percentage shall be 25% and (b) the First Lien Leverage Ratio of ~~Holdings~~the Canadian Borrower for the most recent fiscal year ended for which financial statements have been delivered pursuant to Section 5.04(a) is less than or equal to 2.50:1.00, such percentage shall be 0%.

“Required Revolving Lenders” shall mean, at any time, Lenders having (a) Revolving R-~~2~~3 Facility Outstandings and (b) Available Revolving Unused Commitments (if prior to the termination thereof) that taken together, represent more than 50% of the sum of (x) all Revolving R-~~2~~3 Facility Outstandings and (y) the total Available Revolving Unused Commitments (if prior to the termination thereof) at such time. The Revolving R-~~2~~3 Facility Credit Exposure and Available Revolving Unused Commitment of any Defaulting Lender or held by any Affiliates of ~~Holdings~~the Canadian Borrower shall be disregarded in determining Required Lenders at any time.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority that are applicable, including any and all applicable laws, judgments, orders, the Executive Order, decrees, ordinances, rules, regulations, statutes or case law.

“Reset Date” shall have the meaning assigned to such term in Section 1.03(a)(i).

“Responsible Officer” of any person shall mean any executive officer (including the chief legal officer) or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” ~~shall mean a~~means, at any time, any direct or indirect Subsidiary of ~~Holdings other than~~the Canadian Borrower that is not then an Unrestricted Subsidiary~~. Unless the context otherwise requires, Restricted Subsidiaries of Holdings shall be deemed to include the Borrowers.~~; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Retired Capital Stock” shall have the meaning given to it in Section 6.06(~~a~~b)(ii).

“Reuters” shall have the meaning given to it in the definition of Exchange Rate.

“Revolving Availability Period” shall mean the period from and including the Amendment No. 2 Effective Date to but excluding the earlier of the Revolving R-~~2~~3 Facility Maturity Date and in the case of each of the Revolving R-~~2~~3 Facility Loans, Revolving R-~~2~~3 Facility Borrowings, Swingline Loans, Swingline Borrowings and Letters of Credit, the date of termination of the Revolving R-~~2~~3 Facility Commitments.

“Revolving ~~R-2 Committed Amount” shall mean $200.0 million, or such greater or lesser amount to which the Revolving R-2 Committed Amount may be adjusted from time to time in accordance with this Agreement.~~Credit Extension Request” shall have the meaning assigned to such term in Section 2.24(b).

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit and (b) the aggregate principal amount of all L/C Disbursements made in respect of Letters of Credit that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Revolving R-3 Facility Lender at any time shall mean its Revolving R-3 Facility Percentage of the aggregate Revolving L/C Exposure at such time.

“Revolving R-2 Facility Loan” shall mean each Revolving R-2 Facility Loan as defined under this agreement immediately prior to the Amendment No. 6 Effective Date.

“Revolving R-~~2~~3 Commitment Percentage” shall mean, for each Lender, the percentage (carried out to the ninth decimal place) identified as its Revolving R-~~2~~3 Commitment Percentage on Schedule 2.01 hereto, as such percentage may be adjusted or modified in connection with any assignment made in accordance with the provisions of Section 9.04(b), or as otherwise adjusted from time to time in accordance with this Agreement.

“Revolving ~~Credit Extension Request” shall have the meaning assigned to such term in Section 2.24(b).~~R-3 Committed Amount” shall mean $200,000,000, or such greater or lesser amount to which the Revolving R-3 Committed Amount may be adjusted from time to time in accordance with this Agreement.

“Revolving R-~~2~~3 Facility” shall mean the Revolving R-~~2~~3 Facility Commitments and the extensions of credit made hereunder by the Revolving R-~~2~~3 Facility Lenders.

“Revolving R-~~2~~3 Facility Borrowing” shall mean a Borrowing comprised of Revolving R-~~2~~3 Facility Loans.

“Revolving R-~~2~~3 Facility Commitment” shall mean, with respect to each Revolving R-~~2~~3 Facility Lender, (a) the commitment of such Revolving R-~~2~~3 Facility Lender to make Revolving R-~~2~~3 Facility Loans pursuant to Section 2.01(b), expressed as an amount representing the maximum aggregate permitted amount of such Revolving R-~~2~~3 Facility Lender’s Revolving R-~~2~~3 Facility Credit Exposure hereunder and (b) in the case of any Lender that increases its Revolving R-~~2~~3 Facility Commitment or becomes an Incremental Revolving Credit Commitment Increase Lender in respect of the Revolving R-~~2~~3 Facility, in each case pursuant to Section 2.21, the amount specified in the applicable Incremental Agreement, in each case as the same may be changed from time to time pursuant to terms hereof, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The initial amount of each Revolving R-~~2~~3 Facility Lender’s Revolving R-~~2~~3 Facility Commitment is the amount set forth opposite such Lender’s name on Schedule 2.01 directly below the column entitled “Revolving R-~~2~~3 Facility Commitment” or in the Assignment and Acceptance pursuant to which such Revolving R-~~2~~3 Facility Lender shall have assumed its Revolving R-~~2~~3 Facility Commitment, as applicable. The aggregate amount of the Revolving R-~~2~~3 Facility Commitments (which includes the Swingline Commitment) on the Amendment No. 2 Effective Date is $~~200.0 million.~~200,000,000.

“Revolving R-~~2~~3 Facility Commitment Fee” shall have the meaning assigned to such term in Section 2.13(a).

“Revolving R-~~2~~3 Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving R-~~2~~3 Facility Loans denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate principal amount of the Revolving R-~~2~~3 Facility Loans denominated in Canadian Dollars outstanding at such time, (c) the Swingline Exposure at such time and (d) the Revolving L/C Exposure at such time. The Revolving R-~~2~~3 Facility Credit Exposure of any Revolving R-~~2~~3 Facility Lender at any time shall be the sum of (a) the aggregate principal amount of such Revolving R-~~2~~3 Facility Lender’s Revolving R-~~2~~3 Facility Loans denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate principal amount of Revolving R-~~2~~3 Facility Lender’s Revolving R-~~2~~3 Facility Loans denominated in Canadian Dollars outstanding at such time and (c) such Revolving R-~~2~~3 Facility Lender’s Revolving R-~~2~~3 Facility Percentage of the Swingline Exposure and Revolving L/C Exposure at such time.

“Revolving R-~~2~~3 Facility Lender” shall mean a Lender with a Revolving R-~~2~~3 Facility Commitment or with outstanding Revolving R-~~2~~3 Facility Loans.

“Revolving R-~~2~~3 Facility Loan” shall mean a Loan made by a Revolving R-~~2~~3 Facility Lender pursuant to Section 2.01(b). Each Revolving R-~~2~~3 Facility Loan denominated in Dollars shall be a Eurodollar Loan or an ABR Loan, and each Revolving R-~~2~~3 Facility Loan denominated in Canadian Dollars shall be a BA Loan or an ABR Loan.

“Revolving R-~~2~~3 Facility Maturity Date” shall mean the earlier of (a) the date that is five years following the Amendment No. ~~2~~6 Effective Date and (b) the date upon which the Revolving R-~~2~~3 Facility Commitments have been terminated in their entirety in accordance with this Agreement.

“Revolving R-~~2~~3 Facility Outstandings” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving R-~~2~~3 Facility Loans denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate principal amount of the Revolving R-~~2~~3 Facility Loans denominated in Canadian Dollars outstanding at such time, (c) the Swingline Exposure at such time and (d) the Revolving L/C Exposure at such time.

“Revolving R-~~2~~3 Facility Percentage” shall mean, with respect to any Revolving R-~~2~~3 Facility Lender, the percentage of the total Revolving R-~~2~~3 Facility Commitments represented by such Lender’s Revolving R-~~2~~3 Facility Commitment. If the Revolving R-~~2~~3 Facility Commitments have terminated or expired, the Revolving R-~~2~~3 Facility Percentages shall be determined based upon the Revolving R-~~2~~3 Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

~~“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit and (b) the aggregate principal amount of all L/C Disbursements made in respect of Letters of Credit that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Revolving R-2 Facility Lender at any time shall mean its Revolving R-2 Facility Percentage of the aggregate Revolving L/C Exposure at such time.~~

“S&P” shall mean Standard & Poor’s Ratings Group, Inc. and any successor to its rating agency business.

“Sale Leaseback” ~~shall mean any transaction or series of related transactions pursuant to which Holdings or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property,~~means any arrangement with any Person providing for the leasing by the Canadian Borrower or any Restricted Subsidiary of any real or tangible personal~~, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed~~ property, which property has been or is to be sold or transferred by the Canadian Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Satellite” shall mean any satellite owned by, leased to or for which a contract to purchase has been entered into by, ~~Holdings~~the Canadian Borrower or any of its Subsidiaries, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Assets” shall mean orbital slots or locations, transponders, Satellites and related equipment (including TT&C Stations) associated with the conduct of the Permitted Business by ~~Holdings~~the Canadian Borrower and its Subsidiaries.

“Satellite Manufacturer” shall mean, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

“Satellite Purchase Agreement” shall mean, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and either (~~i~~a) the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite or (~~ii~~b) the applicable seller relating to the purchase and sale of such Satellite.

“Satellite Purchaser” shall mean ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary that is a party to a Satellite Purchase Agreement or Launch Services Agreement, as the case may be.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secondary Obligations” shall mean all Secured Obligations other than Primary Obligations.

“Section 5.04 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 5.04(a) or 5.04(b), together with the accompanying compliance certificate delivered, or required to be delivered, pursuant to Section 5.04(c).

“Secured Creditors” or “Secured Parties” shall mean (a) the Lenders, (b) each Cash Management Bank to which any Cash Management Obligation is owed, (c) the Administrative Agent and the Collateral Agent, (d) each L/C Issuer, (e) each Swap Counterparty, (f) the Lenders (and any Affiliates thereof) that are beneficiaries of indemnification obligations undertaken by the Loan Parties under any Loan Document and (g) the successors and permitted assigns of each of the foregoing.

“Secured Indebtedness” means any Indebtedness secured by a Lien on property or assets of the Canadian Borrower or a Restricted Subsidiary.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of the Borrowers and the other Loan Parties under all Permitted Swap Agreements (other than with respect to any obligations under any Permitted Swap Agreements that constitute Excluded Swap Obligations with respect to a Loan Party) and (c) the due and punctual payment and performance of all Cash Management Obligations. Notwithstanding the foregoing, (i) unless otherwise agreed to by the Canadian Borrower, the obligations of a Loan Party or any Restricted Subsidiary thereof under any Cash Management Agreement and Permitted Swap Agreement shall be secured and guaranteed pursuant to the Security Documents and only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Loan Documents shall not require the consent of the holders of the Cash Management Obligations under Cash Management Agreements or the consent of the holders of the Swap Obligations under Permitted Swap Agreements and (iii) Obligations shall in no event include any Excluded Swap Obligations.

“Security Agreement” shall mean ~~a~~that certain U.S. Security Agreement ~~substantially in the form of Exhibit D-1~~dated as of March 28, 2012 (as amended, amended and restated, supplemented and otherwise modified and in effect from time to time) among the Loan Parties organized in the United States and the Collateral Agent for the benefit of the Secured Parties.

“Security Documents” shall mean, at any time, each of the Mortgages and the Security Agreement, the Canadian Security Agreements and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Senior Notes” shall mean the ~~Canadian Borrower’s 8.875~~Borrowers’ $550,000,000 aggregate principal amount of 6.500% Senior Notes due ~~2024~~2027 issued pursuant to that certain indenture dated ~~November 17, 2016.~~October 11, 2019.

“Senior Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Secured Debt as of the last day of the Test Period most recently ended on or prior to such date of determination, minus up to $100,000,000 of cash and Cash Equivalents of the Canadian Borrower and its Restricted Subsidiaries to the extent not designated as restricted cash on the consolidated balance sheet of the Canadian Borrower and its Restricted Subsidiaries in accordance with GAAP to (b) Consolidated EBITDA for such Test Period.

“Senior Secured Notes” shall mean the Borrowers’ $400,000,000 aggregate principal amount of 4.875% Senior Secured Notes due 2027 issued pursuant to that certain indenture dated December 6, 2019.

“Senior Secured Notes Obligations” shall mean (a) obligations of the obligors thereunder from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Senior Secured Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the obligors thereunder under the Senior Secured Notes and indenture governing the Senior Secured Notes, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the obligors thereunder arising under the Senior Secured Notes and indenture governing the Senior Secured Notes.

“Similar Business” means any business conducted or proposed to be conducted by the Canadian Borrower and its Restricted Subsidiaries on the Measurement Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” shall have the meaning given to it in Section 2.12(f)(iv)(C).

“Solicited Discounted Prepayment Amount” shall have the meaning given to it in Section 2.12(f)(iv)(A).

“Solicited Discounted Prepayment Notice” shall mean a written notice of ~~Holdings~~the Canadian Borrower or any of its Restricted Subsidiaries of Solicited Discounted Prepayment Offers made pursuant to Section 2.12(f)(iv) substantially in the form of Exhibit N-4.

“Solicited Discounted Prepayment Offer” shall mean the irrevocable written offer by each Lender, substantially in the form of Exhibit N-5, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” shall have the meaning given to it in Section 2.12(f)(iv)(A).

“Specified Debt Incurrence Prepayment Event” shall have the meaning assigned to such term in Section 2.12(c).

“Specified Discount” shall have the meaning given to it in Section 2.12(f)(ii)(A).

“Specified Discount Prepayment Amount” shall have the meaning given to it in Section 2.12(f)(ii)(A).

“Specified Discount Prepayment Notice” shall mean a written notice of ~~Holdings~~the Canadian Borrower or any of its Restricted Subsidiaries of a Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.12(f)(ii) substantially in the form of Exhibit N-6.

“Specified Discount Prepayment Response” shall mean the irrevocable written response by each Lender, substantially in the form of Exhibit N-7, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” shall have the meaning given to it in Section 2.12(f)(ii)(A).

“Specified Discount Proration” shall have the meaning given to it in Section 2.12(f)(ii)(C).

“Specified Existing Revolving Credit Commitment Class” shall have the meaning assigned to such term in Section 2.24(b).

“Specified Transaction” shall mean, with respect to any period, any Investment, Permitted Change of Control, sale, transfer or other disposition of assets or property, incurrence, Refinancing, prepayment, redemption, repurchase, defeasance, acquisition similar payment, extinguishment, retirement or repayment of Indebtedness, distribution, dividend, Subsidiary designation, Incremental Term Loan, provision of Incremental Revolving Credit Commitment Increases, creation of Extended Term Loans or Extended Revolving Credit Commitments or other event that by the terms of the Loan Documents requires pro forma compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis and shall include any restructuring initiative, cost saving initiative or other similar strategic initiative of ~~Holdings~~the Canadian Borrower or any of its Restricted Subsidiaries after the Amendment No. 2 Effective Date described in reasonable detail in a certificate of a Responsible Officer delivered by the Canadian Borrower to the Administrative Agent.

“Spectrum Repurposing” means the diminution of the Canadian Borrower or any Restricted Subsidiary’s rights to the use of orbital spectrum or market access rights, directly or indirectly, by any Governmental Authority, including, without limitation, the Canadian Borrower or its Restricted Subsidiary’s FCC Licenses or ISED Authorizations, directly or indirectly, as result of the FCC proceeding Expanding Flexible Use of the 3.7-4.2 GHz Band, GN Docket No. 18-122, Order and Notice of Proposed Rulemaking, 33 FCC Rcd 6915 (2018) or the ISED Canada Consultation on Revisions to the 3500 MHz Band to Accommodate Flexible Use and Preliminary Consultation on Changes to the 3800 MHz Band, ISED Canada’s Decision on Revisions to the 3500 MHz Band to Accommodate Flexible Use and Decisions on Changes to the 3800 MHz Band, or any similar proceedings.

“SPV” shall have the meaning given to it in Section 9.04(f).

“Standby Letter of Credit” has the meaning specified in Section 2.05(a).

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Subject Agreements” shall have the meaning provided in the definition of the term Permitted Liens.

“Subject Property” shall mean, collectively, (~~1~~a) any contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document (a “Contract”) to which ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary is a party or any asset, right or property (and accessions and additions to such assets, rights or property, replacements and products thereof and customary security deposits, related Contract rights and payment intangibles) of ~~Holdings~~the Canadian Borrower or a Restricted Subsidiary that is subject to a purchase money security interest, Finance Lease Obligation, similar arrangement or Contract and any of its rights or interests thereunder, in each case only to the extent and for so long as the grant of such security interest or Lien in such Contract or such asset, right or property is prohibited by or constitutes or results or would constitute or result in the invalidation, violation, breach, default, forfeiture or unenforceability of any right, title or interest of ~~Holdings~~the Canadian Borrower or such Restricted Subsidiary under such Contract or purchase money, capital lease or similar arrangement or Contract or creates or would create a right of termination in favor of any other party thereto (other than ~~Holdings~~the Canadian Borrower or any wholly owned Restricted Subsidiary), or requires consent not obtained of any third party (it being understood and agreed that ~~Holdings,~~ the Borrowers and each Restricted Subsidiary shall not be required to seek any such consent), other than the proceeds thereof the assignment of which is expressly deemed effective under the UCC or any similar applicable laws notwithstanding such prohibition, (~~2~~b) any Governmental Authority licenses or state or local Governmental Authority franchises, charters or authorizations, to the extent the grant of a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted by such license, franchise, charter or authorization or (~~3~~c) any property to the extent that such grant of a security interest would result in the forfeiture of ~~Holdings~~the Canadian Borrower’ or any Restricted Subsidiary’s rights in the property (including any legally effective prohibition or restriction).

“Submitted Amount” shall have the meaning given to it in Section 2.12(f)(iii)(A).

“Submitted Discount” shall have the meaning given to it in Section 2.12(f)(iii)(A).

“Subordinated Indebtedness” ~~shall mean Indebtedness for borrowed money (and any Guarantee Obligations in respect thereof) that is subordinated expressly~~means:

(1) with respect to the Canadian Borrower, any Indebtedness of the Canadian Borrower which is by its terms subordinated in right of payment to the ~~Obligations of the Borrowers and such Guarantor.~~ Loans, and

(2) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor.

“subsidiary” shall mean, with respect to any ~~person (herein referred to as the “parent”),~~ Person:

(1) any corporation, ~~partnership,~~ association, or other business entity ~~of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made~~(other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, ~~owned, Controlled, or held (or that is, at the time any determination is made, otherwise Controlled) by the parent~~by such Person or one or more of the other subsidiaries of ~~the parent~~that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of ~~Holdings.“Subsidiary Guarantor” shall mean each Subsidiary of Holdings that is or becomes a party to this Agreement~~the Canadian Borrower.

“Subsidiary Loan Party” shall mean (~~i~~a) each ~~Subsidiary~~ Guarantor and (~~ii~~b) subject to the limitations in Section 5.10, each Material Subsidiary that is a Wholly Owned Subsidiary (it being understood and agreed that a Person acquired after the Amendment No. 2 Effective Date shall be considered a Material Subsidiary as of the date of such acquisition if such Person would have been a Material Subsidiary as of the end of the most recently ended Test Period if such Person had been a Subsidiary at such time).

“Successor ~~Canadian Borrower~~Company” shall have the meaning assigned to such term in Section 6.03(a)(i).

“Successor ~~Entity~~Person” shall have the meaning assigned to such term in Section 6.03(~~c~~b)(A)(i).

“~~Successor Holdings” shall have~~Supported QFC” has the meaning assigned to ~~such term~~it in Section ~~6.3(b).~~ 9.26.

~~“Successor U.S. Borrower” shall have the meaning assigned to such term in Section 6.03(a)(ii).~~

“Survey” shall mean a survey of any real property subject to a Mortgage (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such real property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any material exterior construction on the site of such real property or any material easement, right of way or other interest in the real property has been granted or become effective through operation of law or otherwise with respect to such real property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 30 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the subject real property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey or such other standard as is customary in the jurisdiction in which the real property is located and (v) sufficient for the Title Company without a survey exception and including all survey-related endorsements to issue a Title Policy, (b) a re-certified survey as of the date originally issued with a “no change” affidavit sufficient for the Title Company without a survey exception and including all survey-related endorsements to issue a Title Policy or (c) otherwise reasonably acceptable to the Collateral Agent.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of ~~Holdings~~the Canadian Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Swap Counterparty” shall mean any Person that is a counterparty to a Permitted Swap Agreement.

“Swap Obligations” shall mean obligations under or with respect to Swap Agreements.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request substantially in the form of Exhibit C.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The amount of each Swingline Lender’s Swingline Commitment on the Amendment No. ~~2~~6 Effective Date is set forth on Schedule 2.04 as the same may be modified at the request of Canadian Borrower with the consent of any Revolving R-~~2~~3 Facility Lender being added as a Swingline Lender and the Administrative Agent. The aggregate amount of the Swingline Commitments on the Amendment No. ~~2~~6 Effective Date is $~~20.0 million~~15,000,000 and the Swingline Lender ~~on~~as of the Amendment No. ~~2~~6 Effective Date shall be ~~JPMCB.~~Bank of Montreal.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving R-~~2~~3 Facility Lender at any time shall mean its Revolving R-~~2~~3 Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean JPMCB in its capacity as lender of Swingline Loans hereunder, or such other financial institution that, after the Amendment No. 2 Effective Date, shall agree to act in the capacity of lender of Swingline Loans hereunder. In the event that there is more than one Swingline Lender at any time, references herein and in the other Loan Documents to the Swingline Lender shall be deemed to refer to the Swingline Lender in respect of the applicable Swingline Loan or to all Swingline Lenders, as the context requires.

“Swingline Loans” shall mean the swingline loans made to Canadian Borrower pursuant to Section 2.04.

“Swingline Note” shall mean a promissory note, substantially in the form of Exhibit E-3 hereto, evidencing the obligation of the Canadian Borrower to repay outstanding Swingline Loans, as such note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Swingline Termination Date” shall mean the earliest of (a) the Revolving R-~~2~~3 Facility Maturity Date and (b) the date on which the Swingline Commitment is terminated in its entirety in accordance with this agreement.

“Tax Group” shall have the meaning specified in Section 6.06(~~f~~b)(x)(A).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest, additions to tax and penalties related thereto.

“Term B-~~3 Loan~~4 Loans” shall mean each of the term loans outstanding under this agreement immediately prior to the Amendment No. ~~4~~6 Effective Date.

“Term B-~~4~~5 Lender” shall mean a Lender with outstanding Term B-~~4~~5 Loans.

“Term B-~~4~~5 Loan Borrowing” shall mean a borrowing of Term B-~~4~~5 Loans.

“Term B-~~4~~5 Loan Commitment” shall mean, with respect to each Lender, the Commitment (if any) of such Lender to make term loans on the Amendment No. ~~4~~6 Effective Date in the amount set forth opposite such Lender’s name on Schedule 2.01 directly below the column entitled “Term B-~~4~~5 Loan Commitment” or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term B-~~4~~5 Loan Commitment, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Term B-~~4~~5 Loan Commitments on the Amendment No. ~~4~~6 Effective Date was $~~200,350,038.33.~~1,908,500,000.

“Term B-~~4~~5 Loan Facility” shall mean each of the Term B-~~4~~5 Loan Commitments and the Term B-~~4~~5 Loans.

“Term B-~~4~~5 Loan Maturity Date” shall mean the date that is seven years after the Amendment No. ~~2~~6 Effective Date.

“Term B-~~4~~5 Loans” shall mean term loans made by the Term B-~~4~~5 Lenders pursuant to Section 2.01(a). Each Term B-~~4~~5 Loan shall be a Eurodollar Loan or an ABR Loan.

“Term Loan Commitment” shall mean a Term B-~~4~~5 Loan Commitment or Incremental Term Loan Commitment, as the context may require.

“Term Loan Extension Request” shall have the meaning assigned to such term in Section 2.24(a).

“Term Loan Facility” shall mean the Term B-~~4~~5 Loan Facility and any Incremental Term Loan Facility.

“Term Loan Lender” shall mean the Term B-~~4~~5 Lenders and any Incremental Term Loan Lenders.

“Term Loans” shall mean the Term B-~~4~~5 Loans and any Incremental Term Loans.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of ~~Holdings~~the Canadian Borrower then most recently ended (taken as one accounting period) in respect of which Section 5.04 Financials shall have been delivered to the Administrative Agent for each fiscal quarter or fiscal year in such period; provided that, prior to the first date following the Amendment No. 2 Effective Date that Section 5.04 Financials shall have been delivered pursuant to Section 5.04(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of ~~Holdings~~the Canadian Borrower ended September 30, 2016. A Test Period may be designated by reference to the last day thereof (i.e. the September 30, 2016 Test Period refers to the period of four consecutive fiscal quarters of ~~Holdings~~the Canadian Borrower ended September 30, 2016), and a Test Period shall be deemed to end on the last day thereof.

“The SpaceConnection, Inc.” means The SpaceConnection, Inc., a Nevada corporation, and its successors.

“Title Company” shall mean a nationally recognized title insurance company reasonably acceptable to the Administrative Agent.

“Title Policy” shall mean a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of a Mortgage as a valid first mortgage Lien on the mortgaged property and fixtures described therein in the amount equal to not less than the ~~fair market value~~Fair Market Value of such mortgaged property and fixtures, ~~as reasonably determined by the Canadian Borrower,,~~ issued by the Title Company which shall (A) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law at ordinary commercial rates (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (C) have been supplemented by such endorsements if available at ordinary commercial rates (or at the option of the Borrower with respect to zoning endorsements, a zoning report from a reputable zoning service or an opinion of local counsel sufficient to establish that the Mortgaged Property is in material compliance with applicable zoning laws and ordinances) as shall be reasonably requested by the Administrative Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, ~~,~~ address, leasehold public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions), and (D) contain no exceptions to title other than Liens permitted hereunder or as may otherwise be permitted by the Administrative Agent.

“Total Assets” ~~shall mean, as of any date of determination with respect to any Person, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date.~~means the total assets of the Canadian Borrower and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Canadian Borrower and its Restricted Subsidiaries provided to the Administrative Agent and the Lenders, in conformity with GAAP

“Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the Test Period most recently ended on or prior to such date of determination, minus up to $100,000,000 of cash and Cash Equivalents of the Canadian Borrower and its Restricted Subsidiaries to the extent not designated as restricted cash on the consolidated balance sheet of the Canadian Borrower and its Restricted Subsidiaries in accordance with GAAP to (b) Consolidated EBITDA for such Test Period.

“Trade Letter of Credit” shall have the meaning specified in Section 2.05(a).

“Transaction Expenses” shall mean any fees or expenses incurred or paid by ~~Holdings~~the Canadian Borrower or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the (a) the execution and delivery of the Loan Documents and the making of the initial Borrowings hereunder, (b) the Existing Debt Refinancing, (c) the consummation of any other transactions in connection with the foregoing, and (d) the payment of all fees and expenses to be paid on or prior to the Amendment No. ~~4~~6 Effective Date and owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 10.09.

“Transformative Acquisition” shall mean any acquisition by ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, would not provide ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Canadian Borrower acting in good faith.

“TT&C Station” shall mean an earth station operated by ~~Holdings~~the Canadian Borrower or any of its Restricted Subsidiaries for the purpose of providing tracking, telemetry, control and monitoring of any Satellite.

“TWEA” shall have the meaning given to it in Section 3.21(a).

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined or, in the case of any BA Loan or BA Borrowing, the Rate by reference to which the BAs comprising such BA Loans or BA Borrowing are discounted for purposes of calculating the Discount Proceeds. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate, the BA Discount Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UCP” shall have the meaning specified in Section 2.05(j).

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Unpaid Drawing” shall have the meaning specified in Section 2.23(a)(iv).

“Unreimbursed Amount” shall have the meaning specified in Section 2.05(e)(iv).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of ~~Holdings~~the Canadian Borrower that is formed or acquired after the Closing Date; provided that at such time (or promptly thereafter) the Canadian Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently re-designated as an Unrestricted Subsidiary by the Canadian Borrower in a written notice to the Administrative Agent; provided that in the case of (a) and (b), (x) such designation or re-designation shall be deemed to be an Investment on the date of such designation or re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) ~~Holdings~~the Canadian Borrower’ direct or indirect equity ownership percentage of the net worth of such designated or re-designated Restricted Subsidiary immediately prior to such designation or re-designation (such net worth to be calculated without regard to any guarantee provided by such designated or re-designated Restricted Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated or re-designated Restricted Subsidiary to ~~Holdings~~the Canadian Borrower or any other Restricted Subsidiary immediately prior to such designation or re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (y) no Default or Event of Default would result from such designation or re-designation ~~and~~, (c) each Subsidiary of an Unrestricted Subsidiary and (d) 10680451 Canada, Inc., Telesat U.S. Services Holdings Corporation and Telesat U.S. Services, LLC; provided that any such Subsidiary shall cease to be an Unrestricted Subsidiary if the Board of Directors designates such Subsidiary as a Restricted Subsidiary as set forth below; provided, however, that at the time of any written designation or re-designation by the Canadian Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such designation or re-designation. ~~Upon~~For the avoidance of doubt, upon any designation of any Unrestricted Subsidiary as a Restricted Subsidiary (but without duplication of any amount reducing such Investment in such Unrestricted Subsidiary, or otherwise increasing, pursuant to the definition of “Investment” or the definition of “Applicable Amount”), ~~Holdings~~the Canadian Borrower and/or the applicable Restricted Subsidiaries shall receive a credit against the applicable clause in ~~Section 6.05~~the definition of Permitted Investments or Section 6.06 that was utilized for the Investment in such Unrestricted Subsidiary for all returns in cash or Cash Equivalents in respect of such Investment.

“Unrestricted Subsidiary Support Transactions” means transactions, agreements and arrangements entered into and performed by (a) the Canadian Borrower and any of its Restricted Subsidiaries and (b) any Unrestricted Subsidiary pursuant to which the Canadian Borrower and any of its Restricted Subsidiaries provide a common salesforce (including cross-selling) and/or selling, general and administrative services, including employment and related services, to such Unrestricted Subsidiary, in each case, at a cost of not less than 105% of the cost incurred by the Canadian Borrower or the relevant Restricted Subsidiary related to such service.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement and shall include, if applicable, any Successor Person with or into which the U.S. Borrower~~.~~ merges, amalgamates or consolidates in accordance with Section 6.03.

“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 9.26.

“Voting Stock” of any Person ~~means,~~ as of any date~~, capital stock~~ means the Capital Stock of such Person that is at the time ~~generally~~ entitled~~, without regard to contingencies,~~ to vote in the election of the Board of Directors of such Person~~. To the extent that a partnership agreement, limited liability company agreement or other agreement governing a partnership or limited liability company provides that the members of the Board of Directors of such partnership or limited liability company (or, in the case of a limited partnership whose business and affairs are managed or controlled by its general partner, the Board of Directors of the general partner of such limited partnership) is appointed or designated by one or more Persons rather than by a vote of Voting Stock, each of the Persons who are entitled to appoint or designate the members of such Board of Directors will be deemed to own a percentage of Voting Stock of such partnership or limited liability company equal to (a) the aggregate votes entitled to be cast on such Board of Directors by the members of such Board of Directors which such Person or Persons are entitled to appoint or designate divided by (b) the aggregate number of votes of all members of such Board of Directors. Notwithstanding the foregoing, with respect to Holdings~~; provided, however, that, with respect to the Canadian Borrower, the term “Voting Stock” shall not include ~~any Director Voting Preferred Shares for so long as such Director Voting Preferred Shares~~preferred shares of the Canadian Borrower that have a nominal dividend and return of capital and vote only for the election of directors, for so long as such shares are held and voted by directors nominated by a committee consisting of members of the Board of Directors of ~~Holdings~~the Canadian Borrower or by PSP or by Loral.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any ~~person shall mean a subsidiary~~Person means a Subsidiary of such ~~person~~Person, ~~all~~100% of the ~~Equity Interests~~outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares ~~or nominee or other similar shares required pursuant to applicable law) are~~) shall at the time be owned by such ~~person~~Person or ~~another Wholly Owned Subsidiary of such person~~by one or more Wholly Owned Subsidiaries of such Person or would be owned upon exchange of all outstanding securities of such Person in accordance with their terms.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, the Administrative Agent and any other applicable withholding agent.

“Write-Down and Conversion Power” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“WURA” shall mean the Winding-Up and Restructuring Act (Canada), as amended.

Section 1.02 Terms Generally.

(a) The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof. The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form. Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” The word “will” shall be construed to have the same meaning as the word “shall.”

(b) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if ~~Holdings~~the Canadian Borrower notifies the Administrative Agent that (a) ~~Holdings~~the Canadian Borrower is changing any accounting or reporting practice permitted or required under GAAP or (b) ~~Holdings~~the Canadian Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Amendment No. 2 Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies ~~Holdings~~the Canadian Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in practice or in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.03 Exchange Rates.

(a)

(i) For purposes of determining any provision of Section 2 of this Agreement requiring the use of a current exchange rate, not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (~~i~~x) determine the Exchange Rate as of such Calculation Date and (~~ii~~y) give notice thereof to the applicable Borrower. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any other provision expressly requiring the use of an Exchange Rate calculated as of a specified date) be the Exchange Rates employed in converting any amounts between Dollars and Canadian Dollars.

(ii) Not later than 5:00 p.m., New York City time, on each Reset Date, the Administrative Agent shall (~~i~~x) determine the aggregate amount of the Dollar Equivalents or Canadian Dollar Equivalents, as applicable, of the principal amounts of the Revolving R-~~2~~3 Facility Loans and Swingline Loans then outstanding (after giving effect to any Revolving R-~~2~~3 Facility Loans and Swingline Loans made or repaid on such date) and the Revolving L/C Exposure and (~~ii~~y) notify the Lenders, each L/C Issuer and the applicable Borrower of the results of such determination.

(b) For purposes of any determination under Section 5, Section 6 or Section 7 or any determination under any other provision of this Agreement (other than Section 2) requiring the use of a current exchange rate, all amounts ~~Incurred~~incurred or proposed to be incurred in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (~~x~~i) for purposes of determining compliance with Section 6 with respect to the amount of any Indebtedness, Investment, disposition, dividend or payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or disposition dividend or payment is made, (~~y~~ii) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of the Indebtedness that is incurred to Refinance such Indebtedness does not exceed the principal amount (or accreted amount) of such Indebtedness being Refinanced, except by an amount equal to the accrued interest, dividends and premium (including tender premiums), if any, thereon plus defeasance costs, underwriting discounts and other amounts paid and fees and expenses (including OID, closing payments, upfront fees and similar fees) incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (~~z~~iii) for the avoidance of doubt, the foregoing provisions of this Section 1.03(b) shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or disposition, dividend or payment may be made at any time under such Sections. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Canadian Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.04 Effectuation of Transactions. Each of the representations and warranties of ~~Holdings and~~ the Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions and the other events described in the recitals to this Agreement, unless the context otherwise requires.

Section 1.05 ~~[Reserved]~~Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.06 Limited Condition Transactions.

~~SECTION 1.06 Limited Condition Acquisitions.~~

~~(a) In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement that requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Canadian Borrower, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date on which the definitive acquisition agreements for such Limited Condition Acquisition is entered. For the avoidance of doubt, if the Canadian Borrower has exercised its option under the first sentence of this clause (a), and any Default, Event of Default or specified Event of Default occurs following the date on which the definitive acquisition agreements for the applicable Limited Condition Acquisition were entered into and prior to or on the date of the consummation of such Limited Condition Acquisition, any such Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.~~

~~(b) In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of:~~

~~(i) determining compliance with any provision of this Agreement which requires the calculation of the First Lien Leverage Ratio, the Senior Secured Leverage Ratio or the Total Leverage Ratio; or~~

~~(ii) testing baskets set forth in this Agreement (including baskets measured as a percentage of Total Assets or Consolidated EBITDA);~~

~~in each case, at the option of the Canadian Borrower (the Canadian Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date on which the definitive acquisition agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness~~

When calculating the availability under any basket or ratio under this Agreement or compliance with any provision of this Agreement in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Permitted Investments, the incurrence or issuance of Indebtedness, Disqualified Capital Stock or preferred stock and the use of proceeds thereof~~) as if they had occurred at the beginning of the Test Period most recently ended on or prior to the applicable LCA Test Date, the Canadian Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Canadian Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of Holdings~~, the incurrence of Liens, repayments, Restricted Payments and Asset Sales), in each case, at the option of the Canadian Borrower (the Canadian Borrower’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Agreement shall be deemed to be the date (the “LCT Test Date”) either (a) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a Restricted Payment or similar event), or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer is published on a regulatory information service in respect of a target of a Limited Condition Transaction and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Permitted Investments, the incurrence or issuance of Indebtedness, Disqualified Capital Stock or preferred stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales) and any related pro forma adjustments, the Canadian Borrower or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Canadian Borrower may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Permitted Investments, the incurrence or issuance of Indebtedness, Disqualified Capital Stock or preferred stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sale Events).

For the avoidance of doubt, if the Canadian Borrower has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Canadian Borrower or the Person subject to such Limited Condition ~~Acquisition, on or prior to the date of consummation of the relevant transaction or action~~Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations~~. If the Canadian Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or test with respect to the incurrence of Indebtedness or Liens, or the making of Investments, dispositions, mergers, dispositions of all or substantially all of the assets of Holdings or any Restricted Subsidiary or the designation of an Unrestricted Subsidiary on or following the relevant LCA~~; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition ~~Acquisition~~Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition ~~Acquisition~~Transaction is terminated ~~or~~, expires or passes, as applicable, without consummation of such Limited Condition ~~Acquisition, any such ratio or test shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated; provided that solely for purposes of testing any basket pursuant to Section 6.06, the Applicable Amount, Consolidated EBITDA and Total Assets shall not be deemed to be increased on a pro forma basis assuming such Limited Condition Acquisition had been consummated prior to the date such Limited Condition Acquisition is actually consummated~~ Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

Section 1.07 Pro Forma and Other Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios and tests (including measurements of Total Assets or Consolidated EBITDA), including the First Lien Leverage Ratio, Senior Secured Leverage Ratio and Total Leverage Ratio shall be calculated in the manner prescribed by this Section 1.07; provided that, notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.07, when calculating the First Lien Leverage Ratio and Total Leverage Ratio, as applicable, for purposes of (i) the ~~definition~~definitions of “Applicable Margin” and “Commitment Fee Rate,” and (ii) Section 2.12(c) and Section 2.12(d), the events described in this Section 1.07 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect; provided, however, that for purposes of any determination under the proviso to Section 2.12(d), the First Lien Leverage Ratio shall be determined after giving pro forma effect to any voluntary prepayments of Term Loans made pursuant to Section 2.12 after the end of ~~Holdings~~the Canadian Borrower’ most recently ended full fiscal year and prior to the date of the applicable payment to be made pursuant to such Section 2.12(d) assuming such prepayments had been made on the last day of such fiscal year. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis or requires pro forma compliance, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which Section 5.04 Financials have been delivered.

(b) For purposes of calculating any financial ratio or test (including Total Assets or Consolidated EBITDA), Specified Transactions (with any incurrence or Refinancing of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.07) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets or “unrestricted” cash and Cash Equivalents, on the last day of the applicable Test Period). If, since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.07, then such financial ratio or test (including Total Assets and Consolidated EBITDA) shall be calculated to give pro forma effect thereto in accordance with this Section 1.07.

(c) Whenever pro forma effect or a determination of pro forma compliance is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Canadian Borrower and may include, for the avoidance of doubt, the amount of “run rate” cost savings, operating expense reductions and cost synergies and other synergies projected by the Canadian Borrower in good faith to result from or relating to any Specified Transaction (including the Transactions) that is being given pro forma effect or for which a determination of pro forma compliance is being made that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions, cost synergies or other synergies have been taken, have been committed to be taken, with respect to which substantial steps have been taken or which are expected to be taken (in the good faith determination of the Canadian Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions, cost synergies and other synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, cost synergies and other synergies were realized during the entirety of such period and “run rate” means the full recurring benefit for a period that is associated with any action taken, any action committed to be taken, any action with respect to which substantial steps have been taken or any action that is expected to be taken net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction, and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent test periods in which the effects thereof are expected to be realizable; provided that (~~A~~i) such amounts are reasonably identifiable in the good faith judgment of the Canadian Borrower, (~~B~~ii) such actions are taken, such actions are committed to be taken, substantial steps with respect to such action have been taken or such actions are expected to be taken no later than six fiscal quarters after the date of consummation of such Specified Transaction and (~~C~~iii) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period; provided, further, that the aggregate amount of all such pro forma adjustments pursuant to this clause (c), clause (f) below or clause (l) of the definition of “Consolidated EBITDA” in any Test Period shall not exceed 20% of Consolidated EBITDA for such Test Period (in each case, calculated before giving effect to any such adjustment).

(d) In the event that ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary incurs (including by assumption or guarantee) or Refinances (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness, in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or Refinancing of Indebtedness (including pro forma effect to the application of the net proceeds therefrom), in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period; provided that, with respect to any incurrence of Indebtedness permitted by the provisions of this Agreement in reliance on the pro forma calculation of the First Lien Leverage Ratio, the Senior Secured Leverage Ratio and/or the Total Leverage Ratio, as applicable, shall not give pro forma effect to any Indebtedness being incurred (or expected to be incurred) substantially simultaneously or contemporaneously with the incurrence of any such Indebtedness in reliance on any “basket” set forth in this Agreement (including any “baskets” measured as a percentage of Total Assets or Consolidated EBITDA) including any Credit Event under the Revolving R-~~2 Facility or, except to the extent expressly required to be calculated otherwise in Section 2.21, any Replacement Revolving Credit~~3 Facility.

(e) Whenever pro forma effect is to be given to a pro forma event, the pro forma calculations shall be made in good faith by a Responsible Officer of the Canadian Borrower. Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Canadian Borrower to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Canadian Borrower or applicable Restricted Subsidiary may designate. For purposes of making the computations referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period or, if lower, the maximum commitments under such revolving credit facility, except as set forth in Section 1.07(d).

(f) Any such pro forma calculation may include, without limitation, adjustments calculated in accordance with Regulation S-X under the Securities Act; provided that the aggregate amount of all such pro forma adjustments pursuant to this clause (f), clause (c) above or clause (l) of the definition of “Consolidated EBITDA” in any Test Period shall not exceed 20% of Consolidated EBITDA for such Test Period (in each case, calculated before giving effect to any such adjustment).

(g) The Canadian Borrower may elect to treat all or any portion of a revolving commitment under any credit facility as incurred and outstanding Indebtedness for borrowed money at the time of such election and for so long as such revolving commitments remain outstanding, regardless of whether fully drawn at the time of such election. As a result of any such election, any subsequent incurrence of Indebtedness under such revolving commitment shall not be deemed an incurrence of additional Indebtedness or an additional Lien at such subsequent time. As of the Measurement Date, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio and the Total Leverage Ratio will be calculated using a Canadian Dollar Equivalent for Consolidated First Lien Secured Debt, Consolidated Total Secured Debt, and Consolidated Total Debt, as applicable. If the Canadian Borrower changes its functional currency to U.S. dollars, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio and the Total Leverage Ratio will be calculated using a U.S. dollar equivalent for Consolidated First Lien Secured Debt, Consolidated Total Secured Debt, and Consolidated Total Debt, as applicable.

Section 1.08 Interest Rates; LIBOR Notification. The interest rate on a Loan denominated in Dollars or Canadian Dollars may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.15(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Canadian Borrower, pursuant to Section 2.15(d), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of LIBO Rate or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.15(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.15(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees:

(a) ~~(x)~~ to make Term B-~~4~~5 Loans to the Canadian Borrower in Dollars in an amount not to exceed its Term B-~~4 Loan Commitment, and (y) to the conversion of each Converted Term Loan of such Lender into a Term B-4 Loan of such Lender as of the Amendment No. 4 Effective Date in a principal amount equal to the principal amount of such Lender’s Converted Term Loan immediately prior to such conversion~~5 Loan Commitment; provided that (i) all such Term B-~~4~~5 Loans ~~incurred pursuant to clause (x)~~ shall be incurred by the Canadian Borrower pursuant to one drawing on the Amendment No. ~~4~~6 Effective Date~~,~~ and (ii) any Term B-~~4~~5 Loan that is repaid may not be reborrowed ~~and (iii) each Term B-4 Loan converted pursuant to clause (y) on the Amendment No. 4 Effective Date shall initially be a Eurodollar Loan with an Interest Period equal to the remaining Interest Period on the applicable Converted Term Loan immediately prior to the effectiveness of Amendment No. 4~~; and

(b) severally, and not jointly, to make Revolving R-~~2~~3 Facility Loans to the Canadian Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (A) such Lender’s Revolving R-~~2~~3 Facility Credit Exposure exceeding such Lender’s Revolving R-~~2~~3 Facility Commitment or (B) the Revolving R-~~2~~3 Facility Credit Exposure exceeding the total Revolving R-~~2~~3 Facility Commitments, such Revolving R-~~2~~3 Facility Loans to be made in Canadian Dollars or Dollars, at the election of the Canadian Borrower, within the foregoing limits and subject to the terms and conditions set forth herein, the Canadian Borrower may borrow, prepay and reborrow Revolving R-~~2~~3 Facility Loans.

Section 2.02 Notice to Lenders; Funding of Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility; provided, however, that Revolving R-~~2~~3 Facility Loans shall be made by the Revolving R-~~2~~3 Facility Lenders ratably in accordance with their respective Revolving R-~~2~~3 Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.15, (i) each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurodollar Loans as the Canadian Borrower may request in accordance herewith and (ii) each Borrowing denominated in Canadian Dollars shall be comprised entirely of BA Loans or Canadian Prime Rate Loans. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan, Eurodollar Loan or BA Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Canadian Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.16 or 2.18 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving R-~~2~~3 Facility Commitments or that is required to finance the reimbursement of a L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) 10 Eurodollar Borrowings outstanding under the Term B-~~4~~5 Loan Facility, (ii) 10 Eurodollar Borrowings outstanding under the Revolving R-~~2~~3 Facility and (iii) 10 BA Contract Periods with respect to BA Borrowings; provided~~,~~ that the number of Eurodollar Borrowings and/or BA Contract Periods may be increased or adjusted by agreement between the Canadian Borrower and the Administrative Agent in connection with any Incremental Facility or Extended Loans/Commitments.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving R-~~2~~3 Facility Maturity Date or Term B-~~4~~5 Loan Maturity Date, as applicable.

Section 2.03 Requests for Borrowings.

(a) Borrowings Other Than Swingline Loans, Etc.. Except in the case of Swingline Loans and L/C Borrowings, the Canadian Borrower shall give the Administrative Agent a Borrowing Request not later than (x) with respect to a BA or Eurodollar Borrowing, 1:00 P.M. the third Business Day before the date of the proposed Borrowing (unless the Canadian Borrower wishes to request an Interest Period for such Borrowing other than one, two, three or six months in duration as provided in the definition of “Interest Period,” in which case the Canadian Borrower shall give such notice on the fourth Business Day before each such Eurodollar Borrowing) and (y) with respect to a Canadian Prime Rate or ABR Borrowing, not later than 11:00 A.M., on the date of the proposed borrowing, specifying:

(i) whether the requested Borrowing is to be a Revolving R-~~2~~3 Facility Borrowing, Term B-~~4~~5 Loan Borrowing or Incremental Term Loan;

(ii) the aggregate amount of the requested Borrowing (expressed in Dollars or Canadian Dollars, as applicable);

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”;

(vi) in the case of a Revolving R-~~2~~3 Facility Borrowing in Canadian Dollars, whether such Borrowing is to be a BA Borrowing or Canadian Prime Rate Borrowing;

(vii) in the case of a BA Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “BA Contract Period”; and

(viii) the location and number of the Canadian Borrower’s account (or such other account as the Canadian Borrower may specify) to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing or BA Borrowing, then the Canadian Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(b) Swingline Borrowings. The Canadian Borrower shall request a Swingline Loan by written notice (or telephone notice promptly confirmed in writing) substantially in the form of Exhibit C hereto (a “Swingline Borrowing Request”) to the Swingline Lender and the Administrative Agent not later than 2:30 P.M. (New York time) on the Business Day of the requested Swingline Loan. Each such notice shall be irrevocable and shall specify (i) that a Swingline Loan is requested, (ii) the date of the requested Swingline Loan (which shall be a Business Day) and (iii) the principal amount and currency of the Swingline Loan requested. Each Swingline Loan in Dollars shall be made as an ABR Loan, each Swingline Loan in Canadian Dollars shall be made as a Canadian Prime Rate Loan and, subject to Section 2.04(b), each Swingline Loan shall have such maturity date as agreed to by the Swingline Lender and the Canadian Borrower upon receipt by the Swingline Lender of the Swingline Borrowing Request from the Canadian Borrower.

(c) L/C Borrowings. Each L/C Borrowing shall be made as specified in Section 2.05(e)(iv) without the necessity of a Borrowing Request.

Section 2.04 Swingline Loans.

(a) The Swingline Lender agrees, on the terms and subject to the conditions set forth herein and in the other Loan Documents and, subject to Section 2.23(a)(vi), to make a portion of the Revolving R-~~2~~3 Facility Commitments available to the Canadian Borrower from time to time during the Availability Period by making loans in Dollars or Canadian Dollars, as applicable, to the Canadian Borrower (each such loan, a “Swingline Loan” and, collectively, the “Swingline Loans”); provided that (~~A~~i) the aggregate principal amount of the Swingline Loans outstanding at any one time shall not exceed the Swingline Commitment, (~~B~~ii) with regard to each Lender individually (other than the Swingline Lender in its capacity as such), such Lender’s outstanding Revolving R-~~2~~3 Facility Loans plus its Participation Interests in outstanding Swingline Loans plus its Participation Interests in outstanding L/C Obligations shall not at any time exceed such Lender’s Revolving R-~~2~~3 Commitment Percentage of the Revolving R-~~2~~3 Committed Amount, (~~C~~iii) with regard to the Revolving R-~~2~~3 Facility Lenders collectively, the sum of the aggregate principal amount of Swingline Loans outstanding plus the aggregate amount of Revolving R-~~2~~3 Facility Loans outstanding plus the aggregate amount of L/C Obligations outstanding shall not exceed the Revolving R-~~2~~3 Committed Amount and (~~D~~iv) the Swingline Commitment shall not exceed the aggregate of the Revolving R-~~2~~3 Facility Commitments then in effect. Swingline Loans denominated in Dollars shall be made and maintained as ABR Loans, and Swingline Loans denominated in Canadian Dollars shall be made and maintained as Canadian Prime Rate Loans. Swingline Loans may be repaid and reborrowed in accordance with the provisions hereof prior to the Swingline Termination Date. Swingline Loans may be made notwithstanding the fact that such Swingline Loans, when aggregated with the Swingline Lender’s other Revolving R-~~2~~3 Facility Credit Exposure, exceeds its Revolving R-~~2~~3 Facility Commitment. The proceeds of a Swingline Borrowing may not be used, in whole or in part, to refund any prior Swingline Borrowing.

(b) The principal amount of all Swingline Loans shall be due and payable on the earliest of (~~A~~i) the maturity date agreed to by the Swingline Lender and the Canadian Borrower with respect to such Swingline Loan (which maturity date shall not be more than seven Business Days from the date of advance thereof), (~~B~~ii) at the request of the Swingline Lender, the last day of the current calendar quarter, (~~C~~iii) the Swingline Termination Date, (~~D~~iv) the occurrence of any proceeding with respect to the Canadian Borrower under any Debtor Relief Law or (~~E~~v) the acceleration of any Loan or the termination of the Revolving R-~~2~~3 Facility Commitments pursuant to Section 7.01.

(c) With respect to any Swingline Loans that have not been voluntarily prepaid by the Canadian Borrower or paid by the Canadian Borrower when due under Section 2.04(b) above, the Swingline Lender (by request to the Administrative Agent) or the Administrative Agent at any time may, and shall at any time Swingline Loans in an amount of $~~1.0 million~~1,000,000 shall have been outstanding for more than seven days, on one Business Day’s notice, require each Revolving R-~~2~~3 Facility Lender, including the Swingline Lender, and each such Lender hereby agrees, subject to the provisions of this Section 2.04, to make a Revolving R-~~2~~3 Facility Loan (which shall be initially funded as a ABR Loan) in an amount equal to such Lender’s Revolving R-~~2~~3 Commitment Percentage of the amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date notice is given.

(d) In the case of Revolving R-~~2~~3 Facility Loans made by Lenders other than the Swingline Lender under Section 2.04(c), each such Revolving R-~~2~~3 Facility Lender shall make the amount of its Revolving R-~~2~~3 Facility Loan available to the Administrative Agent, in same day funds, at the Administrative Agent’s Office, not later than 1:00 P.M. on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving R-~~2~~3 Facility Loans shall be immediately delivered to the Swingline Lender (and not to the Canadian Borrower) and applied to repay the Refunded Swingline Loans. On the day such Revolving R-~~2~~3 Facility Loans are made, the Swingline Lender’s Revolving R-~~2~~3 Commitment Percentage of the Refunded Swingline Loans shall be deemed to be paid with the proceeds of a Revolving R-~~2~~3 Facility Loan made by the Swingline Lender and such portion of the Swingline Loans deemed to be so paid shall no longer be outstanding as Swingline Loans and shall instead be outstanding as Revolving R-~~2~~3 Facility Loans. The Canadian Borrower authorizes the Administrative Agent and the Swingline Lender to charge the Canadian Borrower’s account with the Administrative Agent (up to the amount available in such account) in order to pay immediately to the Swingline Lender the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving R-~~2~~3 Facility Lenders, including amounts deemed to be received from the Swingline Lender, are not sufficient to repay in full such Refunded Swingline Loans. If any portion of any such amount paid (or deemed to be paid) to the Swingline Lender should be recovered by or on behalf of the Canadian Borrower from the Swingline Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Revolving R-~~2~~3 Facility Lenders in the manner contemplated by Section 2.19.

(e) A copy of each notice given by the Swingline Lender pursuant to this Section 2.04 shall be promptly delivered by the Swingline Lender to the Administrative Agent and the Canadian Borrower. Upon the making of a Revolving R-~~2~~3 Facility Loan by a Revolving R-~~2~~3 Facility Lender pursuant to this Section 2.04, the amount so funded shall no longer be owed in respect of its Participation Interest in the related Refunded Swingline Loans.

(f) If as a result of any proceeding under any Debtor Relief Law, Revolving R-~~2~~3 Facility Loans are not made pursuant to this Section 2.04 sufficient to repay any amounts owed to the Swingline Lender as a result of a nonpayment of outstanding Swingline Loans, each Revolving R-~~2~~3 Facility Lender agrees to purchase, and shall be deemed to have purchased, a participation in such outstanding Swingline Loans in an amount equal to its Revolving R-~~2~~3 Commitment Percentage of the unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from the Swingline Lender, each Revolving R-~~2~~3 Facility Lender shall deliver to the Swingline Lender an amount equal to its respective Participation Interest in such Swingline Loans in same day funds at the office of the Swingline Lender specified or referred to in Schedule 9.01. In order to evidence such Participation Interest each Revolving R-~~2~~3 Facility Lender agrees to enter into a participation agreement at the request of the Swingline Lender in form and substance reasonably satisfactory to all parties. In the event any Revolving R-~~2~~3 Facility Lender fails to make available to the Swingline Lender the amount of such Revolving R-~~2~~3 Facility Lender’s Participation Interest as provided in this Section 2.04(f), the Swingline Lender shall be entitled to recover such amount on demand from such Revolving R-~~2~~3 Facility Lender together with interest at the customary rate set by the Swingline Lender for correction of errors among banks in New York City for one Business Day and thereafter at the Alternate Base Rate plus the then Applicable Margin for ABR Loans.

(g) Each Revolving R-~~2~~3 Facility Lender’s obligation to make Revolving R-~~2~~3 Facility Loans pursuant to Section 2.04(d) and to purchase Participation Interests in outstanding Swingline Loans pursuant to Section 2.04(f) above shall be absolute and unconditional and shall not be affected by any circumstance, including (without limitation) (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving R-~~2~~3 Facility Lender or any other Person may have against the Swingline Lender, the Canadian Borrower~~, Holdings~~ or any other Loan Party, (ii) the occurrence or continuance of a Default or an Event of Default or the termination or reduction in the amount of the Revolving R-~~2~~3 Facility Commitments after any such Swingline Loans were made, (iii) any adverse change in the condition (financial or otherwise) of the Canadian Borrower or any other Person, (iv) any breach of this Agreement or any other Loan Document by the Canadian Borrower or any other Lender, (v) whether any condition specified in Article IV is then satisfied or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the forgoing. If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid Participation Interest for all purposes of the Loan Documents other than those provisions requiring the other Lenders to purchase a participation therein. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder to the Swingline Lender to fund Swingline Loans in the amount of the Participation Interest in Swingline Loans that such Lender failed to purchase pursuant to this Section 2.04(g) until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.05 Letters of Credit.

(a) Issuance of Letters of Credit. Subject to the terms and conditions set forth herein, (i) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving R-~~2~~3 Facility Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Amendment No. 2 Effective Date until the Letter of Credit Expiration Date, to issue Dollar Letters of Credit and Canadian Letters of Credit for the account, and upon the request, of the Canadian Borrower or one or more of its Restricted Subsidiaries and in support of (x) trade obligations of the Canadian Borrower and/or its Restricted Subsidiaries, which shall be payable at sight in Dollars or Canadian Dollars, as applicable (each such letter of credit, a “Trade Letter of Credit” and collectively, the “Trade Letters of Credit”) and (y) such other obligations of the Canadian Borrower incurred for its general corporate purposes (each such letter of credit, a “Standby Letter of Credit” and collectively, the “Standby Letters of Credit”), and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (c) below, and (B) to honor drawings under its Letters of Credit, and (ii) each Revolving R-~~2~~3 Facility Lender severally agrees to participate in Letters of Credit issued for the account of the Canadian Borrower or its Restricted Subsidiaries and any drawing thereunder in accordance with the provisions of subsection (e) below; provided that, immediately after each Letter of Credit is issued, (i) the aggregate amount of the L/C Obligations shall not exceed the L/C Sublimit, (ii) the Revolving R-~~2~~3 Facility Credit Exposure shall not exceed the Revolving R-~~2~~3 Committed Amount and (iii) with respect to each individual Revolving R-~~2~~3 Facility Lender, the aggregate outstanding principal amount of such Revolving R-~~2~~3 Facility Lender’s Revolving R-~~2~~3 Facility Loans plus its Participation Interests in outstanding L/C Obligations plus its (other than the Swingline Lender’s) Participation Interests in outstanding Swingline Loans shall not exceed such Revolving R-~~2~~3 Facility Lender’s Revolving R-~~2~~3 Facility Percentage of the Revolving R-~~2~~3 Facility Commitments. Each request by the Canadian Borrower or a Restricted Subsidiary for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Canadian Borrower and such Restricted Subsidiary that the issuance or amendment of such Letter of Credit complies with the conditions set forth in clauses (i) and (ii) of the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Canadian Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Canadian Borrower may, during the period specified in clause (i)(A) above, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b) Certain Limitations on Issuances of Letters of Credit.

(i) No L/C Issuer shall issue any Letter of Credit, if (A) subject to Section 2.05(c) with respect to Auto-Extension Letters of Credit, the expiry date of such requested Letter of Credit would occur more than twelve months (or 24 months for Letters of Credit having an aggregate stated or face amount not exceeding $~~25.0 million,~~25,000,000, or the Canadian Dollar Equivalent thereof, at any time outstanding) after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date, (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the Letter of Credit is cash collateralized after the Letter of Credit Expiration Date on terms reasonably acceptable to L/C Issuer or (C) such Letter of Credit is to be used for any purpose other than for its general corporate purposes unless the Required Revolving Lenders have consented thereto.

(ii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if: (A) such issuance would conflict with, or cause the L/C Issuer to exceed any limits imposed by, any applicable Requirements of Law; (B) shall violate one or more policies of such L/C Issuer generally applied to all borrowers; (C) except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, such Letter of Credit is in an initial face amount the Dollar Equivalent of which is less than $100,000, in the case of a Trade Letter of Credit, or $25,000, in the case of a Standby Letter of Credit; or (D) such Letter of Credit is to be denominated in a currency other than Dollars or Canadian Dollars.

(iii) No L/C Issuer shall amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(iv) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(c) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Canadian Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) substantially in the form of Exhibit B-2 hereto (a “Letter of Credit Request”), appropriately completed and signed by a Responsible Officer of the Canadian Borrower. Such Letter of Credit Request must be received by the L/C Issuer and the Administrative Agent not later than 11:00 A.M. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. If requested by the applicable L/C Issuer, the Canadian Borrower shall also submit a letter of credit application on such L/C Issuer’s standard form in connection with any request for the issuance or amendment of a Letter of Credit. Additionally, the Canadian Borrower shall furnish to the L/C Issuer and the Administrative Agent such other customary documents and information pertaining to such requested Letter of Credit issuance or amendment, including any L/C Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Request, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Canadian Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving R-~~2~~3 Facility Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.01 shall not then be satisfied, then, subject to the terms and conditions thereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Canadian Borrower (or the applicable subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.

(iii) If the Canadian Borrower so requests in any applicable Letter of Credit Request, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a date (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Canadian Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving R-~~2~~3 Facility Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of the provisions of subsection (b)(i) or (ii) above or otherwise) or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (x) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (y) from the Administrative Agent, any Revolving R-~~2~~3 Facility Lender or any Loan Party that one or more of the applicable conditions specified in Section 4.01 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) If any Letter of Credit contains provisions providing for automatic reinstatement of the stated amount after any drawing thereunder, (A) unless otherwise directed by the L/C Issuer to permit such reinstatement, and (B) the Administrative Agent and the Revolving R-~~2~~3 Facility Lenders hereby authorize and direct the L/C Issuer to permit such automatic reinstatement, whether or not a Default then exists, unless the L/C Issuer has received a notice (which may be by telephone or in writing) on or before the date that is two Business Days before the reinstatement date from the Administrative Agent, the Required Revolving Lenders or any Loan Party that one or more of the applicable conditions specified in Section 4.01 is not then satisfied and directing the L/C Issuer to cease permitting such automatic reinstatement of such Letter of Credit.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Canadian Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(d) Purchase and Sale of Letter of Credit Participations. Immediately upon the issuance by a L/C Issuer of ~~an~~a Letter of Credit, such L/C Issuer shall be deemed, without further action by any party hereto, to have sold to each Revolving R-~~2~~3 Facility Lender, and each Revolving R-~~2~~3 Facility Lender shall be deemed, without further action by any party hereto, to have purchased from such L/C Issuer, without recourse or warranty, an undivided participation interest in such Letter of Credit and the related L/C Obligations in the proportion its Revolving R-~~2~~3 Commitment Percentage bears to the Revolving R-~~2~~3 Committed Amount (although any fronting fee payable under Section 2.13 shall be payable directly to the Administrative Agent for the account of the applicable L/C Issuer, and the Lenders (other than such L/C Issuer) shall have no right to receive any portion of any such fronting fee) and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving R-~~2~~3 Facility Commitments pursuant to Section 9.04 or as otherwise adjusted from time to time in accordance with this Agreement, there shall be an automatic adjustment to the Participation Interests in all outstanding Letters of Credit and all L/C Obligations to reflect the adjusted Revolving R-~~2~~3 Facility Commitments of the assigning and assignee Lenders or of all Lenders having Revolving R-~~2~~3 Facility Commitments, as the case may be.

(e) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Canadian Borrower and the Administrative Agent thereof and shall determine in accordance with the terms of such Letter of Credit whether such drawing should be honored. If the L/C Issuer determines that any such drawing shall be honored, such L/C Issuer shall make available to such beneficiary in accordance with the terms of such Letter of Credit the amount of the drawing and shall notify the Canadian Borrower and the Administrative Agent as to the amount to be paid as a result of such drawing and the payment date (each such date, an “Honor Date”).

(ii) The Canadian Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse each L/C Issuer through the Administrative Agent for any amounts paid by such L/C Issuer upon any drawing under any Letter of Credit, together with any and all reasonable charges and expenses which the L/C Issuer may pay or incur relative to such drawing calculated as of the date such L/C Issuer paid such amounts or paid or incurred such charges or expenses. Such reimbursement payment shall be due and payable (i) at or before 1:00 P.M., New York City time, on the Business Day following the Honor Date if the L/C Issuer notifies the Canadian Borrower of such drawing at or before 12:00 P.M., New York City time, on the Honor Date or (ii) at or before 1:00 P.M., New York City, time on the second succeeding Business Day after the Honor Date if such notice if given after 12:00 P.M., New York City time, on the Honor Date; provided that no payment otherwise required by this sentence to be made by the Canadian Borrower at or before 1:00 P.M., New York City time, on any day shall be overdue hereunder if arrangements for such payment by virtue of a Borrowing of Revolving R-~~2~~3 Facility Loans or a Swingline Loan or other arrangements satisfactory to the applicable L/C Issuer, in its reasonable discretion, shall have been made by the Canadian Borrower at or before 1:00 P.M., New York City time, on such day and such payment is actually made at or before 3:00 P.M., New York City time, on such day. Each reimbursement and other payment to be made by the Canadian Borrower pursuant to this clause (ii) shall be made to the L/C Issuer in Federal or other funds immediately available to it at its address referred to in Schedule 9.01.

(iii) Subject to the satisfaction of all applicable conditions set forth in Article IV, the Canadian Borrower may, at its option, utilize the Swingline Commitment or the Revolving R-~~2~~3 Facility Commitments, or make other arrangements for payment satisfactory to the L/C Issuer, for the reimbursement of all L/C Disbursements as required by clause (ii) above.

(iv) With respect to any L/C Disbursement that has not been reimbursed by the Canadian Borrower when due under clause (ii) above (an “Unreimbursed Amount”), the Administrative Agent shall promptly notify each Revolving R-~~2~~3 Facility Lender of the Honor Date, the amount of the Unreimbursed Amount and the amount of such Revolving R-~~2~~3 Facility Lender’s pro-rata share thereof (determined by the proportion its Revolving R-~~2~~3 Commitment Percentage bears to the aggregate Revolving R-~~2~~3 Committed Amount). In such event, the Canadian Borrower shall be deemed to have requested a Borrowing (a “L/C Borrowing”) of ABR Revolving Loans to be disbursed on the date any reimbursement is due under clause (ii) above in an aggregate amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(c), but subject to the amount of the unutilized portion of the Revolving R-~~2~~3 Facility Commitments and the conditions set forth in Section 4.01 (other than the delivery of a Borrowing Request), and each such Revolving R-~~2~~3 Facility Lender hereby agrees to make a Revolving R-~~2~~3 Facility Loan (which shall be initially funded as a Dollar denominated ABR Revolving Loan) in an amount equal to such Lender’s Revolving R-~~2~~3 Commitment Percentage of the Unreimbursed Amount outstanding on the date notice is given. Any such notice given by a L/C Issuer or the Administrative Agent given pursuant to this clause (iv) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(v) Each Revolving R-~~2~~3 Facility Lender (including any Revolving R-~~2~~3 Facility Lender acting as L/C Issuer in respect of any Unreimbursed Amount) shall, upon any notice from the Administrative Agent pursuant to clause (iv) above, make the amount of its Revolving R-~~2~~3 Facility Loan available to the Administrative Agent, in Dollars in Federal or other immediately available funds same day funds, at the Administrative Agent’s Office, not later than 1:00 P.M., New York City time, on the Business Day specified in such notice, whereupon, subject to clause (vi) below, each Revolving R-~~2~~3 Facility Lender that so makes funds available shall be deemed to have made a Dollar denominated ABR Revolving Loan to the Canadian Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in satisfaction of the Unreimbursed Amount to the extent of such funds.

(vi) With respect to any Unreimbursed Amount that is not fully refinanced by a L/C Borrowing pursuant to clauses (iv) and (v) above because the conditions set forth in Section 4.01 cannot be satisfied or for any other reason, the L/C Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Revolving R-~~2~~3 Facility Lender (other than the relevant L/C Issuer), and each such Revolving R-~~2~~3 Facility Lender shall promptly and unconditionally pay to the Administrative Agent, for the account of such L/C Issuer, such Revolving R-~~2~~3 Facility Lender’s pro-rata share of such Unreimbursed Amount (determined by the proportion its Revolving R-~~2~~3 Commitment Percentage bears to the aggregate Revolving R-~~2~~3 Committed Amount) in Dollars in Federal or other immediately available funds. Such payment from the Revolving R-~~2~~3 Facility Lenders shall be due (~~i~~x) at or before 1:00 P.M. on the date the Administrative Agent so notifies a Revolving R-~~2~~3 Facility Lender, if such notice is given at or before 10:00 A.M. on such date or (~~ii~~y) at or before 10:00 A.M. on the next succeeding Business Day, together with interest on such amount for each day from and including the date of such drawing to but excluding the day such payment is due from such Revolving R-~~2~~3 Facility Lender at the Federal Funds Effective Rate for such day (which funds the Administrative Agent shall promptly remit to the applicable L/C Issuer). Each payment by a Revolving R-~~2~~3 Facility Lender to the Administrative Agent for the account of a L/C Issuer in respect of an Unreimbursed Amount shall constitute a payment in respect of its Participation Interest in related Letter of Credit purchased pursuant to subsection (d) above. The failure of any Revolving R-~~2~~3 Facility Lender to make available to the Administrative Agent for the account of a L/C Issuer its pro-rata share of any Unreimbursed Amount shall not relieve any other Revolving R-~~2~~3 Facility Lender of its obligation hereunder to make available to the Administrative Agent for the account of such L/C Issuer its pro-rata share of any payment made under any Letter of Credit on the date required, as specified above, but no such Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of the L/C Issuer such other Lender’s pro-rata share of any such payment. Upon payment in full of all amounts payable by a Lender under this clause (vi), such Lender shall be subrogated to the rights of the L/C Issuer against the Canadian Borrower to the extent of such Lender’s pro-rata share of the related L/C Obligation so paid (including interest accrued thereon).

(vii) Each Revolving R-~~2~~3 Facility Lender’s obligation to make Revolving R-~~2~~3 Facility Loans pursuant to clause (iv) above and to make payments in respect of its Participation Interests in Unreimbursed Amounts pursuant to clause (vi) above shall be absolute and unconditional and shall not be affected by any circumstance, including: (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Canadian Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving R-~~2~~3 Facility Lender’s obligation to make Revolving R-~~2~~3 Facility Loans as a part of a L/C Borrowing pursuant to clause (iv) above is subject to the conditions set forth in Section 4.01 (other than delivery by the Canadian Borrower of a Borrowing Request). No such making by a Revolving R-~~2~~3 Facility Lender of a Revolving R-~~2~~3 Facility Loan or a payment by a Revolving R-~~2~~3 Facility Lender of an amount in respect of its Participation Interest in Unreimbursed Amounts shall relieve or otherwise impair the obligation of the Canadian Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(viii) If any Revolving R-~~2~~3 Facility Lender fails to make available to the Administrative Agent for the account of a L/C Issuer any amount required to be paid by such Revolving R-~~2~~3 Facility Lender pursuant to the foregoing provisions of this subsection (e) by the time specified therefor, the applicable L/C Issuer shall be entitled to recover from such Revolving R-~~2~~3 Facility Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the Federal Funds Effective Rate for such day. Any payment made by any Lender after 3:00 P.M. on any Business Day shall be deemed for purposes of the preceding sentence to have been made on the next succeeding Business Day. A certificate of the applicable L/C Issuer submitted to any Revolving R-~~2~~3 Facility Lender (through the Administrative Agent) with respect to any amounts owing under this clause (viii) shall be conclusive absent manifest error.

(f) Repayment of Funded Participations in Respect of Drawn Letters of Credit.

(i) Whenever the Administrative Agent receives a payment of a L/C Obligation as to which the Administrative Agent has received for the account of a L/C Issuer any payments from the Revolving R-~~2~~3 Facility Lenders pursuant to subsection (e) above (whether directly from the Canadian Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent shall promptly pay to each Revolving R-~~2~~3 Facility Lender which has paid its pro-rata share thereof an amount equal to such Lender’s pro-rata share of the amount thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which the payments from the Revolving R-~~2~~3 Facility Lenders were received) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of a L/C Issuer pursuant to clause (i) above is required to be returned under any of the circumstances (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving R-~~2~~3 Facility Lender shall pay to the Administrative Agent for the account of such L/C Issuer its pro-rata share thereof (determined by the proportion its Revolving R-~~2~~3 Commitment Percentage bears to the aggregate Revolving R-~~2~~3 Committed Amount) on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving R-~~2~~3 Facility Lender, at a rate per annum equal to the Federal Funds Effective Rate for such day.

(g) Obligations Absolute. The obligations of the Canadian Borrower under Section 2.05(e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iii) the existence of any claim, counterclaim, set-off, defense or other rights that the Canadian Borrower or any Subsidiary may have at any time against a beneficiary or any transferee of such Letter of Credit (or any Person for whom the beneficiary or transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement or such Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iv) any draft, demand, certificate, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(v) any payment by the L/C Issuer under a Letter of Credit against presentation of a draft or certificate that does not at least substantially comply with the terms of such Letter of Credit;

(vi) any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(vii) any other act or omission to act or delay of any kind by any L/C Issuer or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (vii), constitute a defense to, or a legal or equitable discharge of, each of the Borrowers’ or any Subsidiary’s obligations hereunder.

(viii) The Canadian Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of ~~noncompliance~~non-compliance with the Canadian Borrower’s instructions or other irregularity, the Canadian Borrower will promptly notify the L/C Issuer. The Canadian Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(h) Role of L/C Issuers; Reliance. Each Revolving R-~~2~~3 Facility Lender and the Canadian Borrower agree that, in determining whether to pay under any Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Request. The Canadian Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Canadian Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of subsection (g) of this Section 2.05; provided, however, that anything in such clauses to the contrary notwithstanding, the Canadian Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Canadian Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Canadian Borrower which were caused by the L/C Issuer’s bad faith, willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(i) Cash Collateral. If the Canadian Borrower is required pursuant to the terms of this Agreement or any other Loan Document to Cash Collateralize any L/C Obligations, the Canadian Borrower shall deposit in an account with the Collateral Agent an amount in cash equal to 103% of the amount of such L/C Obligations as of such date plus any accrued and unpaid interest thereon. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the L/C Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Collateral Agent will, at the request of the Canadian Borrower, invest amounts deposited in such account in Cash Equivalents as directed by the Canadian Borrower; provided, however, that (i) the Collateral Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Collateral Agent to be in, or would result in any, violation of any Law and (ii) if an Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Collateral Agent. Other than any interest or profits earned on such investments, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse the L/C Issuers immediately for drawings under the applicable Letters of Credit and, if the maturity of the Loans has been accelerated, to satisfy the L/C Obligations. If the Canadian Borrower is required to provide an amount of cash collateral hereunder as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Canadian Borrower within one Business Day after such Event of Default has been cured or waived. If the Canadian Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.12(b), such amount (to the extent not applied as aforesaid) shall be returned to the Canadian Borrower upon demand; provided that, after giving effect to such return, the aggregate Revolving R-~~2~~3 Facility Credit Exposure would not exceed the Revolving R-~~2~~3 Committed Amount. If the Canadian Borrower is required to deposit an amount of cash collateral hereunder pursuant to Section 2.12(b), interest or profits thereon (to the extent not applied as aforesaid) shall be returned to the Canadian Borrower after the full amount of such deposit has been applied by the Collateral Agent to reimburse the L/C Issuer for drawings under Letters of Credit.

(j) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Canadian Borrower when a Letter of Credit is issued (including any such agreement applicable to an existing Letter of Credit), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits (the “UCP”), as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Trade Letter of Credit.

(k) Conflict with L/C Documents. In the event of any conflict between this Agreement and any L/C Document, this Agreement shall govern.

(l) Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Canadian Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Canadian Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Canadian Borrower, and that the Canadian Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m) Resignation of a L/C Issuer; New or Successor L/C Issuer.

(i) Any L/C Issuer may resign as a L/C Issuer upon 60 days’ prior written notice to the Administrative Agent, the applicable Revolving R-~~2~~3 Facility Lenders and the Canadian Borrower. Subject to the terms of the following sentence, the Canadian Borrower may replace the L/C Issuer for any reason upon written notice to the Administrative Agent and the L/C Issuer and the Canadian Borrower may add L/C Issuer at any time upon notice to the Administrative Agent and with the agreement of such new L/C Issuer. If a L/C Issuer shall resign or be replaced, or if the Canadian Borrower shall decide to add a new L/C Issuer under this Agreement, then the Canadian Borrower may appoint a successor issuer of Letters of Credit or a new L/C Issuer, as the case may be, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning L/C Issuer under this Agreement and the other Loan Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a L/C Issuer hereunder, and the term “L/C Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. The acceptance of any appointment as a L/C Issuer hereunder, whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Canadian Borrower and the Administrative Agent, and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “L/C Issuer” hereunder. After the resignation or replacement of a L/C Issuer hereunder, the resigning or replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit or amend or renew Existing Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Canadian Borrower, the resigning or replaced L/C Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced L/C Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Canadian Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning L/C Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced L/C Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced L/C Issuer, which new Letters of Credit shall have a face amount equal to the Letters of Credit being back-stopped, and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced L/C Issuer’s resignation or replacement as L/C Issuer, the provisions of this Agreement relating to a L/C Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a L/C Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such L/C Issuer.

(ii) To the extent that there are, at the time of any resignation or replacement as set forth in clause (i) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Canadian Borrower, the resigning or replaced L/C Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (i) above.

(n) Reporting. Each L/C Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each week, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week, (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C Disbursement, the date and amount of such L/C Disbursement and (iv) on any Business Day on which the Canadian Borrower fails to reimburse a L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date, amount or Dollar Equivalent amount, as applicable, of such failure.

(o) If the maturity date in respect of any tranche of Revolving R-~~2~~3 Facility Commitments occurs prior to the expiration of any Letter of Credit, then the Canadian Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.05(i). The occurrence of a maturity date with respect to ~~a given tranche of~~the Revolving R-3 Facility Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving R-~~2~~3 Facility Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Revolving R-~~2~~3 Facility Commitments, the L/C Sublimit shall be agreed between the Lenders under the extended tranches and the Canadian Borrower.

Section 2.06 BAs.

(a) To facilitate availment of BA Loans, the Canadian Borrower hereby appoints each Lender as its attorney to sign and endorse on its behalf (in accordance with the Borrowing Request or Interest Election Request relating to a BA Loan pursuant to Section 2.02 or 2.08), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Lender, blank forms of BAs in the form requested by such Lender. The Canadian Borrower recognizes and agrees that all BAs signed and/or endorsed by a Lender on behalf of the Canadian Borrower shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower. Each Lender is hereby authorized (in accordance with a Borrowing Request or Interest Election Request relating to a BA Loan) to issue such BAs endorsed in blank in such face amounts as may be determined by such Lender; provided~~,~~ that the aggregate amount thereof is equal to the aggregate amount of BAs required to be accepted and purchased by such Lender. No Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except for the gross negligence or willful misconduct of such Lender or its officers, employees, agents or representatives. Each Lender shall maintain a record, which shall be made available to the Canadian Borrower upon its request, with respect to BAs (i) received by it in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder, and (iv) canceled at their respective maturities. On request by the Canadian Borrower, a Lender shall cancel all forms of BAs which have been pre-signed or pre-endorsed on behalf of the Canadian Borrower and that are held by such Lender and are not required to be issued in accordance with the Canadian Borrower’s irrevocable Borrowing Request or Interest Election Request. Alternatively, the Canadian Borrower agrees that, at the request of the Administrative Agent, the Canadian Borrower shall deliver to the Administrative Agent a “depository note” which complies with the requirements of the Depository Bills and Notes Act (Canada), and consents to the deposit of any such depository note in the book-based debt clearance system maintained by the Canadian Depository for Securities.

(b) Drafts of the Canadian Borrower to be accepted as BAs hereunder shall be signed as set forth in this Section 2.06. Notwithstanding that any Person whose signature appears on any BA may no longer be an authorized signatory for any Lender or the Canadian Borrower at the date of issuance of a BA, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such BA so signed shall be binding on the Canadian Borrower.

(c) Promptly following the receipt of a Borrowing Request or Interest Election Request specifying a Borrowing by way of BA Loan, the Administrative Agent shall so advise the Lenders and shall advise each Lender of the aggregate face amount of the BA to be accepted by it and the applicable BA Contract Period (which shall be identical for all Lenders). In the case of each BA Borrowing, the aggregate face amount of the BA to be accepted by a Lender shall be in a minimum aggregate amount of CND$1,000,000 and shall be a whole multiple of CND$500,000, and such face amount shall be in the Lenders’ pro rata portions of such Borrowing; provided~~,~~ that the Administrative Agent may in its sole discretion increase or reduce any Lender’s portion of such BA Loan to the nearest $500,000.

(d) If the Canadian Borrower specifies in a Borrowing Request pursuant to Section 2.03 or an Interest Election Request pursuant to Section 2.08 that it desires a BA Loan, subject to the terms and conditions herein, the Lenders shall accept and purchase the BAs from the Canadian Borrower at the BA Discount Rate applicable to such BAs accepted by them and provide to the Administrative Agent the Discount Proceeds for the account of the Canadian Borrower. The Acceptance Fee payable by the Canadian Borrower to a Lender under Section 2.13(c) in respect of each BA accepted by such Lender shall be set off against and deducted from the Discount Proceeds payable by such Lender under this Section 2.06(d).

(e) Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all BAs accepted and purchased by it.

(f) If a Lender is not a chartered bank named in Schedule 1 to the Bank Act (Canada) or if a Lender notifies the Administrative Agent in writing that it is otherwise unable to accept BAs, such Lender will, instead of accepting and purchasing BAs, make an advance (a “BA Equivalent Loan”) to the Canadian Borrower in the amount and for the same term as the draft that such Lender would otherwise have been required to accept and purchase hereunder (it being the intention of the parties that each BA Equivalent Loan shall have the same economic consequences for each Lender making such BA Equivalent Loan and the Canadian Borrower as the BA that such BA Equivalent Loan replaces, including payment by the Canadian Borrower to each such Lender making such BA Equivalent Loan of the Acceptance Fee). Each such Lender will provide to the Administrative Agent the Discount Proceeds of such BA Equivalent Loan for the account of the Canadian Borrower.

(g) The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Lender in respect of a BA accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such BA being held, at the maturity thereof, by such Lender in its own right, and the Canadian Borrower agrees not to claim any days of grace if such Lender, as holder, claims payment from or sues the Canadian Borrower on the BA for payment of the amount payable by the Canadian Borrower thereunder. On the last day of the BA Contract Period of a BA, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Canadian Borrower shall pay the Lender that has accepted and purchased a BA or advanced a BA Equivalent Loan (irrespective of whether such Lender then holds such BA) the full face amount of such BA or BA Equivalent Loan, as the case may be, and, after such payment, the Canadian Borrower shall have no further liability in respect of such BA and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such BA.

(h) Except as provided in Sections 2.06, 2.10, 2.11, 2.12 and 2.22 and as required under Article VII, no BA Loan may be repaid by the Canadian Borrower prior to the expiry date of the BA Contract Period applicable to such BA Loan.

(i) In respect of any BA Loan to be repaid or prepaid by the Canadian Borrower prior to the expiry date of the BA Contract Period applicable to such BA Loan, the Canadian Borrower shall deposit with the Administrative Agent an amount equal to the aggregate face amount of all BA’s comprising such BA Loan, such deposit to be held by the Administrative Agent in a Prepayment Account as continuing security for payment and satisfaction of the Obligations. The Administrative Agent shall apply any cash deposited in the Prepayment Account allocable to amounts to become due in respect of BAs on the last day of their respective BA Contract Periods until all amounts due in respect of such outstanding BAs have been repaid or until all such cash has been exhausted (and any amount remaining in the Prepayment Account after all of the respective BAs for which the applicable deposit was made have matured and been paid will be released to the Canadian Borrower). For purposes of this Agreement, the term “Prepayment Account” shall mean an account established by the Canadian Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive control, including the exclusive right of withdrawal for application in accordance with this paragraph (i). The Administrative Agent will, at the request of the Canadian Borrower, invest amounts on deposit in the Prepayment Account in short-term, cash equivalent investments selected by the Administrative Agent in consultation with the Canadian Borrower that mature prior to the last day of the applicable BA Contract Periods of the BAs to be prepaid; provided, however, that the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if an Event of Default shall have occurred and be continuing. The Canadian Borrower shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay amounts due in respect of BAs on the last day of the applicable BA Contract Period is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest earned on such investments (which shall be for the account of the Canadian Borrower, to the extent not necessary for the prepayment of BAs in accordance with this Section), the Prepayment Account shall not bear interest. Interest or profits, if any, on such investments shall be deposited in the Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans and all amounts due hereunder have been accelerated pursuant to Article VII, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account of the Canadian Borrower to satisfy any of the Obligations of the Canadian Borrower in respect of Loans and BAs (and the Canadian Borrower hereby grants to the Administrative Agent a security interest in its Prepayment Account to secure such Obligations).

Section 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make the proceeds of funds made available to it pursuant to the preceding sentence available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Administrative Agent (i) in New York City, in the case of Loans denominated in Dollars, or (ii) in Toronto, in the case of Loans denominated in Canadian Dollars and designated by the applicable Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable L/C Issuer.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Revolving R-~~2~~3 Facility Loans and/or Term Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing of Revolving R-~~2~~3 Facility Loans or Term Loans available to the Administrative Agent, the amount so made available by the Administrative Agent shall be a separate loan to such Borrower which loan the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) with demand to be first made on such Lender if legally possible) with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of a Borrowing denominated in Dollars) or (y) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in Canadian Dollars) or (ii) in the case of the applicable Borrower, the interest rate applicable to ABR Loans (in the case of a Borrowing denominated in Dollars) or the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in Canadian Dollars). If such Lender pays such amount to the Administrative Agent, then such payment shall discharge such Borrower’s obligation to pay such demand loan and from that time shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing or BA Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Canadian Borrower may elect to convert such Borrowing to a different Type, in the case of Borrowings denominated in Dollars, or to continue such Borrowing and, in the case of a Eurodollar Borrowing or BA Borrowing, may elect Interest Periods therefor, all as provided in this Section. Any conversion or continuation hereunder shall be in the same currency as the original obligation. The Canadian Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, the Canadian Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Canadian Borrower were requesting a Borrowing of the Type and currency resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Canadian Borrower.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Revolving R-~~2~~3 Facility Borrowing is to be an ABR Borrowing, Eurodollar Borrowing, Canadian Prime Rate Borrowing or BA Borrowing, or whether the resulting Term B-~~4~~5 Loan Borrowing or Incremental Term Loan Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing or BA Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing or BA Borrowing but does not specify an Interest Period, then the Canadian Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Canadian Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing or BA Borrowing, as applicable, prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing or BA Borrowing, as applicable, with an Interest Period of one month’s duration commencing on the last day of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Canadian Borrower, then, so long as an Event of Default is continuing (i) except as provided in clause (iii) below, no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing or BA Borrowing, as applicable, (ii) unless repaid, each Eurodollar Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration and (iii) unless repaid, each BA Borrowing shall be converted into an ABR Borrowing denominated in Canadian Dollars at the end of the BA Contract Period applicable thereto.

Section 2.09 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving R-~~2~~3 Facility Commitments shall terminate on the Revolving R-~~2~~3 Facility Maturity Date. The Term B-~~4~~5 Loan Commitment of each Term Loan Lender shall terminate upon the funding of such Loans on the Amendment No. ~~4~~6 Effective Date.

(b) The Canadian Borrower may at any time terminate, or from time to time reduce, the Revolving R-~~2~~3 Facility Commitments or the Term Loan Commitments, as the case may be; provided that (i) each such reduction of an amount denominated in Dollars shall be in an amount that is an integral multiple of $~~1.0 million~~1,000,000 and not less than $~~5.0 million~~5,000,000 (or, if less, the remaining amount of the Revolving R-~~2~~3 Facility Commitments or Term Loan Commitments, as the case may be) and (ii) Canadian Borrower shall not terminate or reduce the Revolving R-~~2~~3 Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving R-~~2~~3 Facility Loans in accordance with Section 2.12, the Revolving R-~~2~~3 Facility Credit Exposure would exceed the total Revolving R-~~2~~3 Facility Commitments.

(c) The Canadian Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving R-~~2~~3 Facility Commitments and/or Term Loan Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Any termination or reduction of Commitments shall be permanent. Each reduction of the Commitments under any Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility, except that notwithstanding the foregoing, (1) the Canadian Borrower may allocate any termination or reduction of Commitments among Classes of Commitments at its direction (including, for the avoidance of doubt, to the Commitments with respect to any Class of Extended Revolving Credit Commitments without any termination or reduction of the Commitments with respect to any Existing Revolving Credit Commitments of the same Specified Existing Revolving Credit Commitment Class) and (2) in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.24, the Existing Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Specified Existing Revolving Credit Commitments so extended on such date (or, if agreed by the Canadian Borrower and the Lenders providing such Extended Revolving Credit Commitments, by any greater amount so long as (a) a proportionate reduction of the Specified Existing Revolving Credit Commitments has been offered to each Lender to whom the applicable Revolving Credit Extension Request has been made (which may be conditioned upon such Lender becoming an Extending Lender), and (b) the Canadian Borrower prepays the Existing Revolving Credit Loans of such Class owed to such Lenders providing such Extended Revolving Credit Commitments to the extent necessary to ensure that, after giving pro forma effect to such repayment or reduction, the Existing Revolving Credit Loans of such Class are held by the Lenders of such Class on a pro rata basis in accordance with their Existing Revolving Credit Commitments of such Class after giving pro forma effect to such reduction).

(d) Upon at least one Business Day’s prior written notice to the Administrative Agent and each L/C Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Revolving R-~~2~~3 Facility Lenders), the Canadian Borrower shall have the right, on any day, permanently to terminate or reduce the L/C Sublimit, in whole or in part; provided that, after giving pro forma effect to such termination or reduction, the L/C Obligations shall not exceed the L/C Sublimit.

(e) The Canadian Borrower shall notify the Administrative Agent in writing at least ten (10) days prior to the occurrence of either (i) a Permitted Change of Control or (ii) any event that would constitute a Change of Control but for the operation of the second paragraph of the definition of “Change of Control” (the occurrence of any event described in clauses (i) and/or (ii), a “Permitted Change of Control Termination Event”). On or prior to the date that is five (5) days following the delivery by the Canadian Borrower of such notice of a Permitted Change of Control Termination Event, each Revolving Credit Lender may elect, in its sole discretion, to require the entire aggregate amount of its Revolving Credit Commitments be terminated (any such Revolving Credit Commitments so terminated, and the Revolving Credit Commitments of any Revolving Credit Lender that does not respond prior to the date that is five (5) days following the delivery by the Canadian Borrower of such notice of a Permitted Change of Control Termination Event, the “Permitted Change of Control Terminated Commitments”), and the entire aggregate amount of its Revolving Credit Loans with respect to Permitted Change of Control Terminated Commitments shall be repaid in accordance with Section 2.12, in each case concurrently with (or, at the option of the Canadian Borrower, prior to) the occurrence of the Permitted Change of Control Termination Event (any such election a “Permitted Change of Control Election”); provided that if for any reason the Canadian Borrower does not notify the Administrative Agent at least ten (10) days prior to the occurrence of a Permitted Change of Control Termination Event, then each Revolving Credit Lender may make a Permitted Change of Control Election with respect to such Permitted Change of Control Termination Event on or prior to the date that is five (5) days following the occurrence of such Permitted Change of Control Termination Event. Notwithstanding the foregoing, to the extent any Revolving Credit Lender makes a Permitted Change of Control Election, in lieu of the termination of all or a portion of such Revolving Credit Lender’s Revolving Credit Commitments, the Borrower may require that such Revolving Credit Lender assign, prior to or concurrently with the occurrence of such Permitted Change of Control Termination Event, all or such portion of its Revolving Credit Commitments to one or more assignees designated by the Borrower who consent to take such Revolving Credit Commitments by assignment and purchase any outstanding Revolving Credit Loans outstanding thereunder at par and such Revolving Credit Lender shall be deemed to have consented to such assignment; provided that any such assignment shall be subject to the consent of the Administrative Agent and the L/C Issuer to the extent required under Section 9.04(b)(i)(B) and (C)); provided, further, that it is understood that the Revolving Credit Commitments of any of Revolving Credit Lender that has made a Permitted Change of Control Election that are not so assigned prior to or concurrently with such Permitted Change of Control Termination Event shall be terminated as described in this clause (e).

Section 2.10 Repayment of Loans; Evidence of Debt, etc.

(a) The Canadian Borrower hereby unconditionally promises to pay (i) on the Revolving R-~~2~~3 Facility Maturity Date in Dollars or Canadian Dollars, as applicable, to the Administrative Agent the then unpaid principal amount of each Revolving R-~~2~~3 Facility Loan made to the Canadian Borrower, and (ii) in Dollars or Canadian Dollars, as applicable, to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.11. The Canadian Borrower hereby unconditionally promises to pay in Dollars or Canadian Dollars, as applicable, to each Swingline Lender the then unpaid principal amount of each Swingline Loan made to the Canadian Borrower on the earlier of the Revolving R-~~2~~3 Facility Maturity Date and the tenth Business Day after such Swingline Loan is made; provided that on each date that a Revolving R-~~2~~3 Facility Borrowing is made by the Canadian Borrower, then the Canadian Borrower shall repay all its Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Canadian Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Canadian Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder from the Canadian Borrower and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to subsections (b) and (c) of this Section 2.10 shall be prima facie evidence absent demonstrable error of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Canadian Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Canadian Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and substantially in the form of Exhibits E-1 or E-2, as the case may be, for the Term B-~~4~~5 Loans and Revolving R-~~2~~3 Facility Loans, respectively. Thereafter, the Loans evidenced by such promissory note (a “Note”) and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns. If requested by the Swingline Lender, the Swingline Loans shall be evidenced by a single Swingline Note, substantially in the form of Exhibit E-3, payable to the Swingline Lender in an amount equal to the aggregate unpaid principal amount of the Swingline Loans.

(f) Each Lender having one or more Notes shall record the date, amount, Class and Type of each Loan made by it and the date and amount of each payment of principal made by the Canadian Borrower with respect thereto, and may, if such Lender so elects in connection with any permitted transfer or enforcement of any Note, endorse on the reverse side or on the schedule, if any, forming a part thereof appropriate notations to evidence the foregoing information with respect to each outstanding Loan evidenced thereby; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Canadian Borrower hereunder or under any such Note. Each Lender is hereby irrevocably authorized by the Canadian Borrower so to endorse each of its Notes and to attach to and make a part of each of its Notes a continuation of any such schedule as and when required.

Section 2.11 Repayment of Loans.

(a) Subject to adjustment pursuant to paragraph (c) of this Section 2.11 and Section 2.12(a), the Canadian Borrower shall repay Term B-~~4~~5 Loans on (x) the last day of each quarter beginning with the fiscal quarter ending March 31, ~~2017~~2020 in an amount equal to 0.25% of the original aggregate principal amount of Term B-~~4~~5 Loans outstanding on the Amendment No. ~~4~~6 Effective Date (as such principal amount may be reduced by, and after giving effect to, any voluntary and mandatory prepayments made in accordance with Section 2.12) and (y) the Term B-~~4~~5 Loan Maturity Date in an amount equal to the remaining principal amount of the Term B-~~4~~5 Loans.

(b) To the extent not previously paid, all Term B-~~4~~5 Loans shall be due and payable on the Term B-~~4~~5 Loan Maturity Date.

(c) (i) Subject to clause (ii) of this Section 2.11(c) and Section 2.12, (A) each prepayment of Term Loans required by Section 2.12 (other than in connection with a Debt Incurrence Event) shall be allocated to the Classes of Term Loans outstanding, pro rata, based upon the applicable remaining principal amounts due in respect of each such Class of Term Loans (excluding any Class of Term Loans that has agreed to receive a less than pro rata share of any such mandatory prepayment), shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled principal amounts within each such Class in accordance with Section 2.12(d~~)(ii~~) and (B) each prepayment of Term Loans required by Section 2.12(c) in connection with a Debt Incurrence Event shall be allocated to any Class of Term Loans outstanding as directed by the Canadian Borrower (subject to the requirement that the proceeds of any Specified Debt Incurrence Prepayment Event be applied to Refinance the applicable Indebtedness), shall be applied pro rata to Lenders within each such Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled principal amounts within each such Class in accordance with Section 2.12(d)~~(ii)~~; provided that, with respect to the allocation of such prepayments under clause (A) above only, between an Existing Term Loan Class and Extended Term Loans of the same Extension Series, the Canadian Borrower may allocate such prepayments as the Canadian Borrower may specify, subject to the limitation that the Canadian Borrower shall not allocate to Extended Term Loans of any Extension Series any such mandatory prepayment under such clause (A) unless such prepayment is accompanied by at least a pro rata prepayment, based upon the applicable remaining principal amounts due in respect thereof, of the Term Loans of the Existing Term Loan Class, if any, from which such Extended Term Loans were converted or exchanged (or such Term Loans of the Existing Term Loan Class have otherwise been repaid in full).

(ii) With respect to each such prepayment required by Section 2.12 (other than any Specified Debt Incurrence Prepayment Event to be applied to Refinance the applicable Indebtedness), (A) the Canadian Borrower will, not later than the applicable date specified in Section 2.12 for offering to make such prepayment, give the Administrative Agent, written notice requesting that the Administrative Agent provide notice of such prepayment to each Lender and the Administrative Agent will promptly provide such notice to each Lender, (B) each Lender of Term Loans will have the right to refuse any such prepayment by giving written notice of such refusal to the Administrative Agent and the Canadian Borrower within three Business Days after such Lender’s receipt of notice from the Administrative Agent of such prepayment, and to the extent any such prepayment is so refused, such amounts may be retained by the Canadian Borrower and (C) the Canadian Borrower will make all such prepayments not so refused upon the tenth Business Day after the Lender received first notice of repayment from the Administrative Agent.

(d) (i) With respect to each prepayment of Term Loans elected by the Canadian Borrower pursuant to Section 2.12(a) or pursuant to a Debt Incurrence Event, such prepayments shall be applied to reduce principal amounts in such order as the Canadian Borrower may specify (or, if not specified, in direct order of maturity) and the Canadian Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that the Canadian Borrower pays any amounts, if any, required to be paid pursuant to Section 2.17 with respect to prepayments of Eurodollar Loans made on any date other than the last day of the applicable Interest Period. In the absence of a designation by the Canadian Borrower as described in the preceding sentence, the Administrative Agent, shall, subject to the above, make such designation in a manner that minimizes the amount of payments required to be made by the Canadian Borrower pursuant to Section 2.17.

(ii) With respect to each prepayment of Term Loans required pursuant to Section 2.12(c); other than in respect of a Debt Incurrence Event, such prepayments shall be applied to reduce principal amounts in direct order of maturity and on a pro rata basis to the then outstanding Term Loans (other than any Class of Term Loans that has agreed to receive a less than pro rata share of any such mandatory prepayment) being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurodollar Loans; provided that, if no Lender exercises the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.11(c)(ii), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurodollar Loans in a manner that minimizes the amount of any payments required to be made by the Canadian Borrower pursuant to Section 2.17.

Section 2.12 Prepayments, etc.

(a) The Canadian Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.17), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.09(c); provided~~,~~ that such optional prepayments of the Term Loans shall be applied as directed by the Canadian Borrower to scheduled amortization payments pursuant to Section 2.11(a) above. Notwithstanding anything in this Section 2.12(a) to the contrary, in the event that, following the Amendment No. ~~5~~6 Effective Date and prior to the ~~twelve~~six-month anniversary of the Amendment No. ~~5~~6 Effective Date, (x) the Canadian Borrower makes any prepayment of Term B-~~4~~5 Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Canadian Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term B-~~4~~5 Lenders, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Term B-~~4~~5 Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Term B-~~4~~5 Loans affected by such Repricing Transaction and outstanding immediately prior to such amendment.

(b) In the event and on such occasion that the Revolving R-~~2~~3 Facility Credit Exposure exceeds the total Revolving R-~~2~~3 Facility Commitments, the Canadian Borrower under the Revolving R-~~2~~3 Facility shall prepay Revolving R-~~2~~3 Facility Borrowings and/or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(i)) made to the Canadian Borrower, in an aggregate amount equal to the amount by which the Revolving R-~~2~~3 Facility Credit Exposure exceeds the total Revolving R-~~2~~3 Facility Commitments. Each prepayment shall be applied to the Revolving R-~~2~~3 Facility Loans included in the repaid Borrowing such that each Revolving R-~~2~~3 Facility Lender receives its ratable share of such prepayment (based upon the respective Revolving R-~~2~~3 Facility Credit Exposures of the Revolving R-~~2~~3 Facility Lenders at the time of such prepayment).

(c) On each occasion that a Prepayment Event occurs, ~~Holdings~~the Canadian Borrower shall cause, within one Business Day after the receipt of Net Cash Proceeds from a Debt Incurrence Event and within three Business Days after the receipt of Net Cash Proceeds in connection with the occurrence of any other Prepayment Event, offer to prepay (or, in the case of a Debt Incurrence Event arising from (A) the incurrence of Incremental Term Loans in reliance on the proviso to Section 2.21(b), ~~(B) the incurrence of Indebtedness in reliance on clause 6.01(A)(r) or (C~~or (B) to the extent relating to Term Loans, the incurrence of any Credit Agreement Refinancing Indebtedness (any of the foregoing, a “Specified Debt Incurrence Prepayment Event”), prepay), in accordance with Sections 2.11(c) and (d), without premium or penalty, a principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided that, in the case of Net Cash Proceeds from an Asset Sale Event~~,~~ or Casualty Event ~~or Permitted Sale Leaseback~~, the Canadian Borrower may use cash in an amount not to exceed the amount of such Net Cash Proceeds to prepay, redeem, defease, acquire, repurchase or make a similar payment ~~to~~with respect to the Senior Secured Notes, any Permitted Refinancing ~~Debt~~Indebtedness or any Permitted Additional Debt, in each case, secured by a Lien on the Collateral that ranks equal in priority to the Liens on such Collateral securing the Secured Obligations (but without regard to the control of remedies), in each case the documentation with respect to which requires the issuer or borrower under such Indebtedness to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge such Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds multiplied by (2) a fraction, the numerator of which is the outstanding principal amount of the Senior Secured Notes, Permitted Refinancing Indebtedness and Permitted Additional Debt, in each case, secured by a Lien on the Collateral that ranks equal in priority to the Liens on such Collateral securing the Secured Obligations (but without regard to control of remedies) and with respect to which such a requirement to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge exists and the denominator of which is the sum of the outstanding principal amount of the Senior Secured Notes, such Permitted Refinancing ~~Debt~~Indebtedness and Permitted Additional Debt and the outstanding principal amount of Term Loans.

(d) Not later than 100 days after the end of each Excess Cash Flow Period, ~~Holdings~~the Canadian Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and shall cause to be applied an amount equal to the Required Percentage of such Excess Cash Flow (less, at the Canadian Borrower’s option, (~~x~~i) the aggregate principal amount of Term Loans voluntarily prepaid pursuant to Section 2.12(a) (plus the aggregate principal amount of Term Loans voluntarily prepaid in any of the two most recent Excess Cash Flow Periods preceding such Excess Cash Flow Period that did not reduce the amount of prepayments required by this Section 2.12(d) in such Excess Cash Flow Periods because such voluntary prepayments exceeded the amount of Term Loans required to be prepaid pursuant to Section 2.12(d) in such Excess Cash Flow Periods) and (~~y~~ii) the aggregate principal amount of Revolving R-~~2~~3 Facility Loans, Extended Revolving Credit Loans and other revolving loans (other than in the form of Permitted Additional Debt) that are effective in reliance on ~~Section 6.01(A)~~clause (a) of the definition of Permitted Debt, in each case, voluntarily prepaid to the extent accompanied by a permanent reduction of such Revolving R-~~2~~3 Facility Commitments, Incremental Revolving Credit Commitment Increases, Extended Revolving Credit Commitments or other revolving commitments, as applicable, in an equal amount in accordance with to Section 2.09 (or equivalent provision governing such revolving credit facility) and the aggregate amount of cash consideration paid by any Purchasing Borrower Party to effect any assignment to it of Term Loans pursuant to Section 9.04(e), but only to the extent that such Term Loans (x) have been acquired pursuant to an offer made to all Lenders within any Class of Term Loans on a pro rata basis (in which case, the applicable reduction to the required Excess Cash Flow payment shall be for the amounts owing to such Class only) and (y) have been cancelled, but excluding the aggregate principal amount of any such voluntary prepayments and any such assignments made with the proceeds of incurrences of long-term Indebtedness or issuances of Equity Interests), in each case during such fiscal year or after year-end and prior to the time such prepayment pursuant to this Section 2.12 is due) to prepay Term Loans, in accordance with 2.11; provided that, in the case that Excess Cash Flow is required to be offered to prepay any Term Loans, the Canadian Borrower may use cash in an amount not to exceed the amount of such Excess Cash Flow required to be offered to prepay the Term Loans to prepay, redeem, defease, acquire, repurchase or make a similar payment with respect to any Permitted Refinancing ~~Debt~~Indebtedness or any Permitted Additional Debt, in each case, secured by a Lien on the Collateral that ranks equal in priority to the Liens on such Collateral securing the Secured Obligations (but without regard to the control of remedies), in each case the documentation with respect to which requires the issuer or borrower under such Indebtedness to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge such Indebtedness with a percentage of Excess Cash Flow, in each case in an amount not to exceed the product of (1) the amount of such Excess Cash Flow required to be offered to prepay the Term Loans multiplied by (2) a fraction, the numerator of which is the outstanding principal amount of the Permitted Refinancing ~~Debt~~Indebtedness and Permitted Additional Debt, in each case, secured by a Lien on the Collateral that ranks equal in priority to the Liens on such Collateral securing the Secured Obligations (but without regard to control of remedies) and with respect to which such a requirement to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Refinancing ~~Debt~~Indebtedness and Permitted Additional Debt and the outstanding principal amount of Term Loans. Not later than the date on which ~~Holdings~~the Canadian Borrower is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(a), ~~Holdings~~the Canadian Borrower will deliver to the Administrative Agent a certificate signed by a Financial Officer of ~~Holdings~~the Canadian Borrower setting forth the amount, if any, of Excess Cash Flow for such fiscal year and the calculation thereof in reasonable detail.

(e) In lieu of making any payment pursuant to Section 2.12(c) or 2.12(d), in respect of any Eurodollar Loan other than on the last day of the Interest Period thereof, so long as no Default or Event of Default shall have occurred and be continuing, the Canadian Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Loan to be prepaid and such Eurodollar Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations; provided that the Canadian Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to Section 2.12(c) or 2.12(d).

(f) Notwithstanding anything in any Loan Document to the contrary so long as no Default has occurred and is continuing and, only to the extent funded at a discount, no proceeds of Revolving R-~~2~~3 Facility Borrowings are applied to fund any such repayment, ~~Holdings~~the Canadian Borrower and any of its Restricted Subsidiaries may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or ~~Holdings~~the Canadian Borrower or any of its Subsidiaries may purchase such outstanding Term Loans and immediately cancel them) on the following basis:

(i) ~~Holdings~~The Canadian Borrower and its Restricted Subsidiaries shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.12(f); provided that ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries shall not initiate any action under this Section 2.12(f) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by ~~Holdings~~the Canadian Borrower or any of its Restricted Subsidiaries on the applicable Discounted Prepayment Effective Date; or (II) at least three Business Days shall have passed since the date ~~Holdings~~the Canadian Borrower or such Restricted Subsidiary, as applicable, was notified that no Term Loan Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of ~~Holdings’~~the Canadian Borrower’s or any Restricted Subsidiary’s election not to accept any Solicited Discounted Prepayment Offers.

(ii)

(A) (I) Subject to the proviso to subsection (i) above, ~~Holdings~~the Canadian Borrower or any of its Restricted Subsidiaries may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (II) any such offer shall be made available, at the sole discretion of ~~Holdings~~the Canadian Borrower or any such Restricted Subsidiary, as applicable, to (x) each Term Loan Lender and/or (y) each Term Loan Lender with respect to any Class of Term Loans on an individual tranche basis, (III) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.12(f)(ii)), (IV) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (V) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each applicable Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Loan Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(B) Each Term Loan Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Loan Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(C) If there is at least one Discount Prepayment Accepting Lender, ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response; provided that if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the ~~Holdings~~Canadian Borrower or the relevant Restricted Subsidiary, as applicable, of the respective Term Loan Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Loan Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, and such Term Loan Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, shall be due and payable by ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable on the Discounted Prepayment Effective Date in accordance with subsection (vi) below (subject to subsection (x) below).

(iii)

(A) Subject to the proviso to subsection (i) above, ~~Holdings~~the Canadian Borrower or any of its Restricted Subsidiaries may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, to (x) each Term Loan Lender and/or (y) each Term Loan Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.12(f)(iii)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each applicable Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Term Loan Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Term Loan Lender is willing to have prepaid at the Submitted Discount. Any Term Loan Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(B) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (iii). ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Loan Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (C)) at the Applicable Discount (each such Term Loan Lender, a “Participating Lender”).

(C) If there is at least one Participating Lender, ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than or equal to the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) ~~Holdings~~ the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, of the respective Term Loan Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Loan Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Term Loan Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the ~~Holdings~~Canadian Borrower or the relevant Restricted Subsidiary, as applicable, and Term Loan Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, shall be due and payable by ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, on the Discounted Prepayment Effective Date in accordance with subsection (vi) below (subject to subsection (x) below).

(iv)

(A) Subject to the proviso to subsection (i) above, ~~Holdings~~the Canadian Borrower or any of its Restricted Subsidiaries may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, to (x) each Term Loan Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the ~~Holdings~~Canadian Borrower or the relevant Restricted Subsidiary, as applicable, is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.12(f)(iv)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each applicable Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to such Term Loan Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Loan Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Loan Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Loan Lender is willing to have prepaid at the Offered Discount. Any Term Loan Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(B) The Auction Agent shall promptly provide ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Loan Lenders in the Solicited Discounted Prepayment Offers that is acceptable to ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable (the “Acceptable Discount”), if any. If ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers (the “Acceptance Date”), ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, by the Acceptance Date, ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(C) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, at the Acceptable Discount in accordance with this Section 2.12(f)(iv). If ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, elects to accept any Acceptable Discount, then ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Loan Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). ~~Holdings~~The Canadian Borrower or the relevant Restricted Subsidiary, as applicable, will prepay outstanding Term Loans pursuant to this subsection (iv) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the ~~Holdings~~Canadian Borrower or the relevant Restricted Subsidiary, as applicable, of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Loan Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Term Loan Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, and Term Loan Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, shall be due and payable by ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, on the Discounted Prepayment Effective Date in accordance with subsection (vi) below (subject to subsection (x) below).

(v) In connection with any Discounted Term Loan Prepayment, ~~Holdings~~the Canadian Borrower, its Restricted Subsidiaries and the Term Loan Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from ~~Holdings~~the Canadian Borrower or its Restricted Subsidiaries, as applicable, in connection therewith.

(vi) If any Term Loan is prepaid in accordance with paragraphs (ii) through (iv) above, ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, shall prepay such Term Loans on the Discounted Prepayment Effective Date. ~~Holdings~~The Canadian Borrower or the relevant Restricted Subsidiary, as applicable, shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.12(f) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective pro rata share. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.12(f), ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, shall waive any right to bring any action against the Administrative Agent, in its capacity as such, in connection with any such Discounted Term Loan Prepayment.

(vii) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.12(f), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Canadian Borrower.

(viii) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.12(f), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(ix) ~~Holdings~~The Canadian Borrower, its Restricted Subsidiaries and the Term Loan Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.12(f) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.12(f) as well as activities of the Auction Agent.

(x) ~~Holdings~~The Canadian Borrower or the relevant Restricted Subsidiary, as applicable, shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by ~~Holdings~~the Canadian Borrower or the relevant Restricted Subsidiary, as applicable, to make any prepayment to a Lender, as applicable, pursuant to this Section 2.12(f) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(g)

(i) With respect to each prepayment of Revolving R-~~2~~3 Facility Loans and Extended Revolving Credit Loans pursuant to this Section 2.12, the Canadian Borrower may designate (i) the Class and Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which such Loans were made and (ii) the Class of Revolving R-~~2~~3 Facility Loans or Extended Revolving Credit Loans to be prepaid; provided that (x) Eurodollar Loans may be designated for prepayment pursuant to this Section 2.12 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans of such Class (except that any prepayment made in connection with a reduction of the Commitments of such Class pursuant to Section 2.09 shall be applied pro rata based on the amount of the reduction in the Commitments of such Class of each applicable Lender); and (z) notwithstanding the provisions of the preceding clause (y), at the option of the Canadian Borrower, no prepayment made pursuant to Section 2.12 of Revolving R-~~2~~3 Facility Loans or Extended Revolving Credit Loans of any Class shall be applied to the Loans of any Defaulting Lender. In the absence of a designation by the Canadian Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in a manner that minimizes the amount of any payments required to be made by the Canadian Borrower.

(ii) With respect to each mandatory reduction and termination of Revolving R-~~2~~3 Facility Commitments (and any previously extended Extended Revolving Credit Commitments) required by either clause (i) or (ii) of the proviso to Section 2.21(b) or in connection with the incurrence of any Credit Agreement Refinancing Indebtedness incurred to Refinance any Revolving R-~~2~~3 Facility Commitments and/or Extended Revolving Credit Commitments, the Canadian Borrower may designate (A) the Classes of Commitments to be reduced and terminated and (B) the corresponding Classes of Loans to be prepaid; provided that (x) any such reduction and termination shall apply proportionately and permanently to reduce the Commitments of each of the Lenders within any such Class and (y) after giving pro forma effect to such termination or reduction and to any prepayments of Loans or cancellation or cash collateralization of letters of credit made on the date of each such reduction and termination in accordance with this Agreement, the aggregate amount of such Lenders’ credit exposures shall not exceed the remaining Commitments of such Lenders’ in respect of the Class reduced and terminated. In connection with any such termination or reduction, to the extent necessary, the participations hereunder in outstanding Letters of Credit and Swingline Loans may be required to be reallocated and related loans outstanding prepaid and then reborrowed, in each case in the manner contemplated by Section 2.21(f)(ii) (as modified to account for a termination or reduction, as opposed to an increase, of such Commitment).

(h) Notwithstanding any other provisions of this Section 2.12, (i) to the extent that any of or all the Net Cash Proceeds of any asset sale by a Non-Subsidiary Loan Party giving rise to an Asset Sale Event (a “Non-Loan Party Asset Sale”), the Net Cash Proceeds of any Casualty Event from a Non-Subsidiary Loan Party (a “Non-Loan Party Casualty Event”) or Excess Cash Flow, are prohibited, delayed or restricted by applicable local law, rule or regulation from being repatriated to the United States or from being distributed to a Loan Party, an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.12 so long, but only so long, as the applicable local law, rule or regulation will not permit repatriation to the United States or distribution to a Loan Party (the Canadian Borrower hereby agreeing to cause the applicable Non-Subsidiary Loan Party to promptly take all commercially reasonable actions required by the applicable local law, rule or regulation to permit such repatriation or distribution), and once such repatriation or distribution of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, rule or regulation, such repatriation or distribution will be immediately effected and an amount equal to such repatriated or distributed Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation or distribution) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans (and, if applicable, such other Indebtedness as is contemplated by this Section 2.12) pursuant to this Section 2.12 and (ii) to the extent that the Canadian Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Non-Subsidiary Loan Party Asset Sale, any Non-Loan Party Casualty Event or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow (but only for so long as such material adverse tax cost consequence exists), the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.12; provided that, in the case of this clause (ii), on or before the date on which an amount equal to any Net Cash Proceeds from any Non-Loan Party Asset Sale or Non-Loan Party Casualty Event so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.12(c) (or, in the case of Excess Cash Flow, a date on or before the date that is six months after the date such Excess Cash Flow would have been so required to be applied to prepayments pursuant to Section 2.12(d) unless previously repatriated in which case such repatriated Excess Cash Flow shall have been promptly applied to the repayment of the Term Loans pursuant to Section 2.12(d)), (x) the Canadian Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Canadian Borrower rather than such Non-Subsidiary Loan Party, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Non-Subsidiary Loan Party) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Non-Subsidiary Loan Party.

Section 2.13 Fees.

(a) The Canadian Borrower agrees to pay to each Revolving R-~~2~~3 Facility Lender (other than any Defaulting Lender), through the Administrative Agent, five Business Days after the last day of March, June, September and December in each year, and three Business Days after the date on which the Revolving R-~~2~~3 Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Revolving R-~~2~~3 Facility Commitment Fee”) in Dollars on the daily amount of the Available Revolving Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Amendment No. ~~2~~6 Effective Date or ending with the date on which the last of the Revolving R-~~2~~3 Facility Commitment of such Lender shall be terminated) at a rate per annum equal to the Commitment Fee Rate in effect on such day. All Revolving R-~~2~~3 Facility Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 days. For the purpose of calculating any Lender’s Revolving R-~~2~~3 Facility Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Revolving R-~~2~~3 Facility Commitment Fee is calculated shall be deemed to be zero. The Revolving R-~~2~~3 Facility Commitment Fee due to each Lender shall commence to accrue on the Amendment No. ~~2~~6 Effective Date and shall cease to accrue on the date on which the last of the Revolving R-~~2~~3 Facility Commitments of such Lender shall be terminated as provided herein.

(b) The Canadian Borrower agrees to pay from time to time (i) to each Revolving R-~~2~~3 Facility Lender (other than any Defaulting Lender), through the Administrative Agent, ten Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving R-~~2~~3 Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) in Dollars on such Lender’s Revolving R-~~2~~3 Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Amendment No. 2 Effective Date or ending with the date on which the Revolving R-~~2~~3 Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for BA Borrowings effective for each day in such period, and (ii) to each L/C Issuer, for its own account, (x) 10 Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving R-~~2~~3 Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in Dollars in respect of each Letter of Credit issued by such L/C Issuer for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% (or such other amount as may be agreed upon between the Canadian Borrower and any such L/C Issuer) per annum of the daily stated amount (or, if applicable, the Dollar Equivalent) of such Letter of Credit) (with the minimum annual fronting fee for each Letter of Credit to be not less than $500) plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such L/C Issuer’s customary documentary and processing charges (collectively, “L/C Issuer Fees”). All L/C Participation Fees and L/C Issuer Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Canadian Borrower agrees to pay to the Administrative Agent, for the accounts of each Lender making a BA Loan, on the date of such Loan, a fee, in Canadian Dollars, calculated by multiplying the face amount of each BA (or, if applicable, the principal amount of each BA Equivalent Loan before discounting) comprising the BA Loan by the product of (i) the Applicable Margin for such BA Loan and (ii) a fraction, the numerator of which is the number of days in the BA Contract Period applicable to such BA (or BA Equivalent Loan) and the denominator of which is 365 or 366, as applicable (“Acceptance Fees”).

(d) [Reserved].

(e) The Canadian Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Agent Fees”).

(f) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that L/C Issuer Fees shall be paid directly to the applicable L/C Issuer. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.14 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan and excluding each BA Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Canadian Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue principal amount shall bear interest, and each such other overdue amount shall, to the extent permitted by law, bear interest, in each case after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.14 (except, in the case of BA Loans, in which case such overdue principal shall bear interest at the rate of 2% plus the Applicable Margin for BA Loans) or (ii) in the case of any other amount, 2% plus the rate applicable to Revolving R-~~2~~3 Facility Loans that are ABR Revolving Loans as provided in paragraph (a) of this Section 2.14.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving R-~~2~~3 Facility Loans, upon termination of the Revolving R-~~2~~3 Facility Commitments and (iii) in the case of Term B-~~4~~5 Loans, on the Term B-~~4~~5 Loan Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.14 shall be payable on demand, (ii) in the event of any prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Swingline Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan or prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, BA Discount Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be prima facie evidence thereof.

(f) Criminal Interest Rate/Interest Act (Canada).

(i) For purposes of the Interest Act (Canada), whenever any interest or fee is calculated on the basis of a period of time other than a year of 365 or 366 days, as applicable, the annual rate to which each rate utilized pursuant to such calculation is equivalent is such rate so utilized multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days used in such calculation. For the purposes of the Interest Act (Canada), the principle of deemed reinvestment of interest will not apply to any interest calculation under the Loan Documents, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(ii) If any provision of this Agreement or any of the other Loan Documents would obligate the Canadian Borrower to make any payment of interest or other amount payable to any Lender under any Loan Documents in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by that Lender of interest at a criminal rate, the adjustment to be effected, to the extent necessary, (A) first, by reducing the amount or rate of interest required to be paid to the affected Lender under this Section 2.14 and the amount of discount applicable to BA Loans made under this Agreement and (B) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

(iii) Notwithstanding clause (ii) above, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada), then the Canadian Borrower shall be entitled, by notice in writing to the affected Lender, to obtain reimbursement from that Lender in an amount equal to the excess, and pending reimbursement, the amount of the excess shall be deemed to be an amount payable by that Lender to the Canadian Borrower.

(iv) Any amount or rate of interest referred to in this Section 2.14(f) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term of this Agreement on the assumption that any charges, fees or expenses that fall within the meaning of interest (as defined in the Criminal Code (Canada)) shall be prorated over that period of time and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of that determination.

Section 2.15 Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing denominated in ~~any currency~~Dollars:

(i)	~~(a)~~ the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate~~,~~ or the LIBO Rate ~~or BA Discount Rate~~, as applicable (including because the applicable Reference Rate is not available or published on a current basis), for such Interest Period; ~~or~~provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)	~~(b)~~ the Administrative Agent is advised by the ~~Majority~~Required Lenders ~~under a Facility~~ that the Adjusted LIBO Rate~~, the LIBO Rate~~ or ~~BA Discount~~the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Canadian Borrower and the Lenders by telephone ~~or~~, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Canadian Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing ~~or BA Borrowing denominated in such currency~~ shall be ineffective and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be ~~converted to or continued as on the last day of the Interest Period applicable thereto to~~made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b)  Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Canadian Borrower may amend this Agreement to replace the LIBO Rate applicable to Borrowings denominated in Dollars with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Canadian Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(c)  In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)  The Administrative Agent will promptly notify the Canadian Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Canadian Borrower, Administrative Agent or Required Lenders pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.15.

(e)  Upon the Canadian Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Canadian Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Canadian Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of Alternate Base Rate based upon the Adjusted LIBO Rate will not be used in any determination of Alternate Base Rate.

Section 2.16 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or L/C Issuer;

(ii) subject any Lender or L/C Issuer to any Tax (other than (A) Indemnified Taxes ~~or Other Taxes indemnifiable under Section 2.18~~ or (B) Excluded Taxes);

(iii) impose on any Lender or L/C Issuer or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or BA Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or BA Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or otherwise), in each case determined to be material by such Lender, then the Canadian Borrower will pay to such Lender or L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or L/C Issuer, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or L/C Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy) and determined to be material by such Lender, then from time to time the Canadian Borrower shall pay to such Lender or such L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or a L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section (as well as reasonably detailed calculations thereof) shall be delivered to the Canadian Borrower and shall be prima facie evidence of the amounts thereof. The applicable Borrower shall pay such Lender or L/C Issuer, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any L/C Issuer has determined that it will make a request for increased compensation pursuant to this Section 2.16, such Lender or L/C Issuer shall notify the Canadian Borrower thereof. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Canadian Borrower shall not be required to compensate a Lender or a L/C Issuer pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or L/C Issuer, as applicable, notifies the Canadian Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding the foregoing, no Lender or L/C Issuer shall be entitled to seek compensation under this Section 2.16 based on the occurrence of a Change in Law unless such Lender or L/C Issuer is generally seeking compensation from other borrowers in the U.S. leveraged loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.16.

Section 2.17 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan or BA Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Canadian Borrower pursuant to Section 2.20, then, in any such event, the Canadian Borrower shall compensate each Lender for the loss, cost and expense (but exclusive of lost profit or margin) attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurodollar Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Euros of a comparable amount and period from other banks in the Eurodollar market. In the case of any BA Loan, such loss, cost or expense to any Lender shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (~~i~~x) in the case of an event described in clause (c) above, the face amount of the BAs accepted and purchased by such Lender (or, if applicable, the principal amount of the BA Equivalent Loan made) for the purpose of such BA Loan minus the Discount Proceeds of such BAs (or BA Equivalent Loan) and (~~ii~~y) in the case of an event described in clause (d) above, the face amount of such BAs (or, if applicable, the principal amount of such BA Equivalent Loan) minus amounts received as a result of such assignment, over the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid at the commencement of such period for deposits in Canadian Dollars of a comparable amount and period from other banks in the Canadian interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Canadian Borrower and shall be prima facie evidence of the amounts thereof. The Canadian Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.18 Taxes.

(a) ~~Any and all~~All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made ~~free and clear of and~~ without deduction or withholding for any Taxes except as required by applicable law; provided that if any applicable ~~withholding agent~~Withholding Agent shall be required by applicable law to deduct or withhold any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after ~~making~~ all ~~required~~such deductions or withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.18) ~~in respect of such Indemnified Taxes,~~ any Lender (or, in the case of any amount received by any Agent for its account, such Agent)~~,~~ receives an amount equal to the sum it would have received had no such ~~deductions~~deduction or withholding been made, (ii) ~~such Loan Party shall~~the applicable Withholding Agent shall be entitled to make such ~~deductions and (iii) such Loan Party~~deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) ~~In addition, the~~The Loan Parties shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Each Loan Party shall indemnify the Agents and each Lender, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes or Other Taxes ~~paid~~imposed or asserted on or attributable to amounts payable under this Section 2.18) paid or payable by such Agent or Lender, as applicable, ~~on~~ or required to be withheld or deducted with respect to ~~any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section)~~a payment to such recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes ~~or Other Taxes~~ were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability ~~(accompanied by official receipts, if available, of the relevant Governmental Authority evidencing payment of Indemnified Taxes or Other Taxes by Lender, Agents or the L/C Issuer),~~ delivered to the applicable Loan Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as reasonably practicable after any payment of ~~Indemnified Taxes or Other~~ Taxes by a Loan Party to a Governmental Authority~~,~~ pursuant to this Section 2.18, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, if any, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to such Borrower (with a copy to the Administrative Agent) such properly completed and executed documentation ~~prescribed by applicable law~~ (including Canadian Forms NR301, NR302 or NR303, as applicable) ~~and at such times~~ as may reasonably be requested by such Borrower or the Administrative Agent, in either case to permit such payments to be made without such withholding tax or at a reduced rate~~; provided that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States or Canada~~. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(e)(ii)(A), (ii)(B) and (ii)(C) below) shall be required if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or ~~to the extent it would otherwise be disadvantageous to~~would materially prejudice the legal or commercial position of such Lender ~~in any material respect~~ as determined in good faith by ~~the Canadian Borrower~~such Lender. Each Lender agrees that if any documentation it previously delivered pursuant to this Section 2.18(e) expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(ii) Without limiting the foregoing:

(A) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the U.S. Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax.

(B) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the U.S. Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two properly completed and duly signed original copies of the applicable Internal Revenue Service Form W-8 certifying as to such Lender’s non-U.S. status.

(C) If a payment made to a Lender under ~~this Agreement~~any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the U.S. Borrower and the Administrative Agent, at the times or times prescribed by law and at such time or times reasonably requested by the ~~Canadian~~U.S. Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the U.S. Borrower as may be necessary for the U.S. Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligation under FATCA and~~, as necessary,~~ to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Notwithstanding anything to the contrary in this Section 2.18(e), no Lender shall be required to deliver any documentation pursuant to this Section 2.18(e) that ~~it~~such Lender is not legally eligible to deliver.

(iv) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender pursuant to this Section 2.18(e).

(f) If ~~an Agent or a Lender determines~~any party, in good faith and in its sole discretion, that it has received a refund of any Indemnified Taxes ~~or Other Taxes~~ as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.18, it shall promptly pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.18 with respect to the Indemnified ~~Taxes or Other~~ Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such ~~Agent or such Lender~~indemnified party (including any Taxes imposed with respect to such refund) ~~as is determined by the Agent or Lender in good faith and in its sole discretion~~ and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of such ~~Agent or such Lender~~indemnified party, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such ~~Agent or such Lender~~indemnified party in the event such ~~Agent or such Lender~~indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.18(f), in no event will any ~~Agent or Lender~~indemnified party be required to pay any amount to any Loan Party pursuant to this Section 2.18(f) the payment of which would place such ~~Agent or Lender~~indemnified party in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.18(f) shall not be construed to require any ~~Agent or any Lender~~indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

(g) Solely for purposes of FATCA, from and after the Amendment No. 2 Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement and the Loans as not qualifying as “~~grandfathered~~Grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(h) For the avoidance of doubt, the term “Lender,” for purposes of this Section 2.18, shall include any Swingline Lender and any L/C Issuer.

Section 2.19 Payments Generally; Pro Rata Treatment; Sharing of Payments.

(a) Payments by the Canadian Borrower. Except as otherwise provided in this Agreement, each payment of principal of and interest on Loans, discount and BA Acceptance Fees in respect of any BA Loan, L/C Obligations and fees hereunder (other than fees payable directly to the L/C Issuers) shall be paid not later than 2:00 P.M. on the date when due, in Federal or other funds immediately available to the Administrative Agent at the account designated by it by notice to the Canadian Borrower. Each such payment shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and irrespective of any claim or defense to payment which might in the absence of this provision be asserted by the Canadian Borrower or any Affiliate against the any Agent or any Lender. All prepayments and repayments of Loans made pursuant to this Section 2.19(a) shall be made in the currency in which such Loan is denominated. Payments received after 2:00 P.M. shall be deemed to have been received on the next Business Day, and any applicable interest or fee shall continue to accrue. Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of paragraph (c) below or required by a provision hereof to be applied in a specified manner, the Canadian Borrower shall, at the time it makes any payments under this Agreement, specify to the Administrative Agent the Loan, Letters of Credit, fees or other amounts payable by the Canadian Borrower hereunder to which such payment is to be applied (and if it fails to specify or if such application would be inconsistent with the terms hereof, the Administrative Agent shall, subject to paragraph (c) below, to Section 2.11, to Section 2.12 and to Section 2.19(e), distribute such payment to the Lenders in such manner as the Administrative Agent may deem reasonably appropriate). The Administrative Agent may in its sole discretion, distribute such payments to the applicable Lenders on the date of receipt thereof, if such payment is received prior to 2:00 P.M.; otherwise the Administrative Agent may, in its sole discretion, distribute such payment to the applicable Lenders on the date of receipt thereof or on the immediately succeeding Business Day. Whenever any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless (in the case of Eurodollar Loans) such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of Law or otherwise, interest thereon shall be payable for such extended time. Other than with respect to Swingline Loans, the Canadian Borrower hereby authorizes and directs the Administrative Agent to debit any account maintained by the Canadian Borrower with the Administrative Agent to pay when due any amounts required to be paid from time to time under this Agreement.

(b) Distributions by the Administrative Agent. Unless the Administrative Agent shall have received notice (which may be by telephone if promptly confirmed in writing) from the Canadian Borrower prior to the date on which any payment is due to the Lenders hereunder that the Canadian Borrower will not make such payment in full, the Administrative Agent may assume that the Canadian Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Canadian Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

(c) Pro Rata Treatment of Loans. Except as otherwise set forth in this Agreement, each Borrowing, each payment or prepayment of principal of or interest on any Loan, each payment of fees (other than the L/C Issuer Fees retained by a L/C Issuer for its own account and the administrative fees retained by the Agents for their own account), each reduction of the Revolving R-~~2~~3 Committed Amount and each conversion or continuation of any Loan, shall be allocated pro rata among the relevant Lenders in accordance with the respective Revolving R-~~2~~3 Commitment Percentages, or with respect to Term Loans, according to the respective outstanding principal amounts of the applicable Term Loans then held by the applicable Term Loan Lenders, as applicable, of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans of the applicable Class and Participation Interests of such Lenders); provided that, in the event any amount paid to any Lender pursuant to this subsection (c) is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Effective Rate, and thereafter, the Alternate Base Rate plus 2.00% per annum.

(d) Pro Rata Treatment of Letters of Credit. Except as otherwise set forth in this Agreement, each payment of L/C Obligations shall be allocated to each Revolving R-~~2~~3 Facility Lender pro rata in accordance with its Revolving R-~~2~~3 Commitment Percentage; provided that, if any Revolving R-~~2~~3 Facility Lender shall have failed to pay its applicable pro rata share of any L/C Disbursement as required under Section 2.05(e)(iv) or (vi), then any amount to which such Revolving R-~~2~~3 Facility Lender would otherwise be entitled pursuant to this subsection (e) shall instead be payable to the L/C Issuer.

(e) Sharing of Payments. The Lenders agree among themselves that, except as otherwise set forth in this Agreement, if any Lender shall obtain payment in respect of any Loan, unreimbursed L/C Disbursements or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the U.S. Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Debtor Relief Laws or otherwise, or by any other means, in excess of the share of such payment to which it was entitled as provided for in this Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans, unreimbursed L/C Disbursements and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders entitled to receive such amounts share such payment in accordance with their respective ratable shares as provided for in this Agreement; provided that nothing in this subsection (e) shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have for payment of indebtedness of the Borrowers other than its indebtedness hereunder. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Canadian Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by Law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan, L/C Obligation or other obligation in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this subsection (e) and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Loan, L/C Obligation or other obligation purchased to the same extent as though the purchasing Lender were the original owner of the obligations purchased. If under any applicable Debtor Relief Law, any Lender receives a secured claim in lieu of a setoff to which this subsection (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this subsection (e) to share in the benefits of any recovery on such secured claim.

Section 2.20 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.16, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the sole good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Each Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.16, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or is a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.20 shall be deemed to prejudice any rights that any Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Canadian Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that (~~a~~i) all Obligations of Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (~~b~~ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Canadian Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided that, notwithstanding anything herein to the contrary (including in Section 9.04), any such Non-Consenting Lender shall automatically be deemed to have assigned its Loans pursuant to the terms of an Assignment and Acceptance, and accordingly no other action by such Non-Consenting Lender shall be required in connection therewith.

(d) Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 2.20 may be effected pursuant to an Assignment and Acceptance executed by the Canadian Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

Section 2.21 Incremental Facilities.

(a) The Canadian Borrower may at any time or from time to time after the Amendment No. ~~2~~6 Effective Date, by written notice delivered to the Administrative Agent request (i) one or more additional Classes of term loans or additional term loans of the same Class of any existing Class of term loans denominated in Dollars or Canadian Dollars (the “Incremental Term Loans”) and (ii) one or more increases in the amount of the Revolving R-~~2~~3 Facility Commitments of any Class (each such increase, an “Incremental Revolving Credit Commitment Increase,” and together with the Incremental Term Loans the “Incremental Facilities” and the commitments in respect thereof are referred to as the “Incremental Commitments”); provided that, subject to Section 1.06, at the time that any such Incremental Term Loan or Incremental Revolving Credit Commitment Increase is made or effected (and after giving pro forma effect thereto and to any Specified Transaction to be consummated in connection therewith), except as set forth in the proviso to clause (b) below, no Event of Default (or, in the case of the incurrence or provision of any Incremental Facility in connection with an acquisition, no Event of Default under Sections 7.01(b), (c), (h) or (i)) shall have occurred and be continuing.

(b) Each tranche of Incremental Term Loans and each Incremental Revolving Credit Commitment Increase shall be in an aggregate principal amount that is not less than $~~5.0 million~~5,000,000 (or CAD~~5.0 million~~5,000,000 if denominated in Canadian Dollars) (it being understood that such amount may be less than $~~5.0 million~~5,000,000 (or CAD~~5.0 million~~5,000,000 if denominated in Canadian Dollars) if such amount represents all remaining availability under the limit set forth below) (and in minimum increments of $~~1.0 million~~1,000,000 (or CAD~~1.0 million~~1,000,000 if denominated in Canadian Dollars) in excess thereof), and, subject to the proviso at the end of this Section 2.21(b), the aggregate amount of the Incremental Term Loans and Incremental Revolving Credit Commitment Increases (after giving pro forma effect thereto and the use of the proceeds thereof) incurred pursuant to this Section 2.21(b), together with the aggregate principal amount of Permitted Additional Debt incurred pursuant to clause (a) of the definition of Permitted Debt, shall not exceed, as of the date of incurrence of such Indebtedness or commitments, an aggregate ~~amount of Indebtedness~~principal amount equal to the sum of (x) $200,000,000, plus (y) the aggregate amount of all voluntary prepayments of (1) Term B-5 Loans outstanding on the Amendment No. 6 Effective Date, (2) Revolving R-3 Facility Loans (to the extent accompanied by a permanent reduction in Revolving R-3 Facility Commitments) and (3) any Incremental Term Loan (other than Incremental Term Loans in respect of Replacement Term Loans and Extended Term Loans), plus (z) an additional amount, such that, subject to Section 1.06, after giving pro forma effect to such incurrence (and after giving pro forma effect to any Specified Transaction to be consummated in connection therewith and assuming that all Incremental Revolving Credit Commitment Increases then outstanding were fully drawn), ~~Holdings~~the Canadian Borrower would be in compliance with a First Lien Leverage Ratio as of the last day of the Test Period most recently ended on or prior to the incurrence of any such Incremental Facility, calculated on a pro forma basis, as if such incurrence (and transactions) had occurred on the first day of such Test Period, that is no greater than 3.50:1.00 (~~this clause~~clauses (x), (y) and (z), collectively, the “Incremental Limit”); provided that (i) Incremental Term Loans may be incurred without regard to the Incremental Limit, without regard to whether an Event of Default has occurred and is continuing and, without regard to the minimums set forth in the first part of this Section 2.21(b), to the extent that the Net Cash Proceeds from such Incremental Term Loans on the date of incurrence of such Incremental Term Loans (or substantially concurrently therewith) are used to either (x) prepay Term Loans and related amounts in accordance with the procedures set forth in Section 2.12 or (y) permanently reduce or replace the Revolving R-~~2~~3 Facility Commitments or Extended Revolving Credit Commitments in accordance with the procedures set forth in Section 2.09 (and any such Incremental Term Loans shall be deemed to have been incurred pursuant to this proviso) and (ii) on or prior to the date that is 60 days after the occurrence of a Permitted Change of Control, Incremental Revolving Credit Commitment Increases may be incurred without regard to the Incremental Limit, without regard to whether an Event of Default has occurred and is continuing and without regard to the minimums set forth in the first part of this Section 2.21(b) in an aggregate amount pursuant to this clause (ii) equal to the aggregate amount of Permitted Change of Control Terminated Commitments that were terminated in connection with such Permitted Change of Control.

(c)

(i) The Incremental Term Loans (A) shall rank equal in right of payment and security with the Term B-~~4~~5 Loans, shall be secured only by all or a portion of the Collateral securing the Secured Obligations and, if guaranteed, shall only be guaranteed by the Loan Parties, (B) shall not mature earlier than the Term B-~~4~~5 Loan Maturity Date, (C) shall not have a shorter Weighted Average Life to Maturity than the remaining Term B-~~4~~5 Loans (provided that up to $~~150.0 million~~200,000,000 of Incremental Term Loans~~, less the amount, if any, of Indebtedness secured by Liens incurred pursuant to the exception set forth in the last proviso of Section 6.02(i),~~ may have a shorter Weighted Average Life to Maturity than the then-outstanding Term B-~~4~~5 Loans; provided, further, that any Incremental Term Loans incurred solely for the purpose of funding export-import bank financings (“Export Financing”) and any customary “high yield” bridge facilities (so long as the long-term Indebtedness into which any such customary “high yield” bridge facility is to be converted or exchanged satisfies the requirements of this clause (C)) (as determined by the Canadian Borrower in good faith) may have a shorter Weighted Average Life to Maturity than the then outstanding Term B-~~4~~5 Loans), (D) shall have a maturity date (other than with respect to the Incremental Term Loans described in the provisos to clause (C)), an amortization schedule (subject to clause (C)), and interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums for the Incremental Term Loans as determined by the Canadian Borrower and the lenders of the Incremental Term Loans; provided that in the event that the Effective Yield for any Incremental Term Loans incurred within six months after the Amendment No. 6 Effective Date (other than Incremental Term Loans incurred pursuant to the proviso of Section 2.21(b)), is greater than the Effective Yield for the Term B-~~4~~5 Loans by more than 0.50%, then the Applicable Margins for the Term B-~~4~~5 Loans shall be increased to the extent necessary so that the Effective Yield for the Term B-~~4~~5 Loans are equal to the Effective Yield for the Incremental Term Loans minus 0.50%; provided, further, that, with respect to any Incremental Term Loans that do not bear interest at a rate determined by reference to the Adjusted LIBO Rate, for purposes of calculating the applicable increase (if any) in the Applicable Margins for the Term B-~~4~~5 Loans in the immediately preceding proviso, the Applicable Margin for such Incremental Term Loans shall be deemed to be the interest rate (calculated after giving pro forma effect to any increases required pursuant to the immediately succeeding proviso) of such Incremental Term Loans less the then applicable Reference Rate; and (E) may otherwise have terms and conditions different from those of the Term B-~~4~~5 Loans; provided that (x) except with respect to matters contemplated by clauses (B), (C) and (D) above, any differences shall be reasonably satisfactory to the Administrative Agent (except for covenants and other provisions applicable only to the periods after the Final Maturity Date) and (y) the documentation governing any Incremental Term Loans may include any Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility.

(ii) The Incremental Revolving Credit Commitment Increase shall be treated the same as the Class of Revolving R-~~2~~3 Facility Commitments being increased (including with respect to maturity date thereof) and shall be considered to be part of the Class of the Revolving R-~~2~~3 Facility being increased (it being understood that, if required to consummate an Incremental Revolving Credit Commitment Increase, the interest rate margins, rate floors and undrawn commitment fees on the Class of Revolving R-~~2~~3 Facility Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders participating in the Incremental Revolving Credit Commitment Increase (without any requirement to pay such fees to any existing Revolving R-~~2~~3 Facility Lenders)).

(d) Each notice from the Canadian Borrower pursuant to this Section 2.21 shall be given in writing and shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Credit Commitment Increases. Incremental Term Loans may be made, and Incremental Revolving Credit Commitment Increases may be provided, subject to the prior written consent of the Canadian Borrower (not to be unreasonably withheld or delayed), by any existing Lender (it being understood that no existing Lender with an Term B-~~4~~5 Loan Commitment will have an obligation to make a portion of any Incremental Term Loan, no existing Lender with a Revolving R-~~2~~3 Facility Commitment will have any obligation to provide a portion of any Incremental Revolving Credit Commitment Increase ~~and no existing Lender with a Revolving R-2 Facility Commitment will have an obligation to provide a portion of any Replacement Revolving Credit Commitment~~) or by any other bank, financial institution, other institutional lender or other investor (any such other bank, financial institution or other investor being called an “Additional Lender”); provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Credit Commitment Increases if such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender; provided, further, that, solely with respect to any Incremental Revolving Credit Commitment Increases, the Swingline Lender and the L/C Issuer shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s providing such Incremental Revolving Credit Commitment Increases if such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender.

(e) Commitments in respect of Incremental Term Loans~~,~~ and Incremental Revolving Credit Commitment Increases shall become Commitments (or in the case of an Incremental Revolving Credit Commitment Increase to be provided by an existing Lender with a Revolving R-~~2~~3 Facility Commitment, an increase in such Lender’s applicable Revolving R-~~2~~3 Facility Commitment) under this Agreement pursuant to an amendment (an “Incremental Agreement”) to this Agreement and, as appropriate, the other Loan Documents, executed by ~~Holdings,~~ the Canadian Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Agreement may, subject to Section 2.21(c), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Canadian Borrower, to effect the provisions of this Section (including (i) in connection with an Incremental Revolving Credit Commitment Increase, to reallocate Revolving R-~~2~~3 Facility Credit Exposure on a pro rata basis among the relevant Revolving R-~~2~~3 Facility Lenders, (ii) to increase the Effective Yield of the applicable Class of Term Loans to the extent necessary in order to ensure that any applicable Class of Incremental Term Loans are “fungible” with such existing Class of Term Loans and/or (iii) to add or extend “soft call” or add or extend any other “call protection”, in either case for the benefit of any existing Class of Term Loans. The effectiveness of any Incremental Agreement and the occurrence of any Credit Event pursuant to such Incremental Agreement shall be subject to the satisfaction of such conditions as the parties thereto shall agree. The Canadian Borrower will use the proceeds of the Incremental Term Loans~~,~~ and Incremental Revolving Credit Commitment Increases for any purpose not prohibited by this Agreement; provided, however, that the proceeds of any Incremental Term Loans incurred as described in the proviso to Section 2.21(b), shall be used in accordance with the terms thereof.

(f)

(i) No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitment Increases unless it so agrees, and the Canadian Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Incremental Term Loans or Incremental Revolving Credit Commitment Increases.

(ii) Upon each increase in the Revolving R-~~2~~3 Facility Commitments of any Class pursuant to this Section, each Lender with a Revolving R-~~2~~3 Facility Commitment of such Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Credit Commitment Increase (each, an “Incremental Revolving Credit Commitment Increase Lender”) in respect of such increase, and each such Incremental Revolving Credit Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving pro forma effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Lender with a Revolving R-~~2~~3 Facility Commitment of such Class (including each such Incremental Revolving Credit Commitment Increase Lender) will equal the percentage of the aggregate Revolving R-~~2~~3 Facility Commitments of such Class of all Lenders represented by such Lender’s Revolving R-~~2~~3 Facility Commitment of such Class. If, on the date of such increase, there are any Revolving R-~~2~~3 Facility Loans of such Class outstanding, such Revolving R-~~2~~3 Facility Loans shall on or prior to the effectiveness of such Incremental Revolving Credit Commitment Increase be prepaid from the proceeds of additional Revolving R-~~2~~3 Facility Loans made hereunder (reflecting such increase in Revolving R-~~2~~3 Facility Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Revolving R-~~2~~3 Facility Loans of such Class being prepaid and any costs incurred by any Lender in accordance with Section 2.17. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(g) This Section 2.21 shall supersede any provisions in Section 2.19 or 9.08 to the contrary. For the avoidance of doubt, any provisions of this Section 2.21 may be amended with the consent of the Required Lenders; provided no such amendment shall require any Lender to provide any Incremental Commitment without such Lender’s consent.

Section 2.22 Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Amendment No. ~~2~~6 Effective Date that it is unlawful, for any Lender or its Applicable Lending Office to make or maintain any Eurodollar Loans or BA Loans, then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurodollar Loans or BA Loans or to convert ABR Borrowings to Eurodollar Borrowings (if such ABR Borrowings are denominated in Dollars) or BA Loans (if such ABR Borrowings are denominated in Canadian Dollars), as applicable, shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either (i) for Loans denominated in Canadian Dollars (A) convert all BA Loans of such Lender to ABR Borrowings denominated in Canadian Dollars, either on the last day of the Interest Period therefor, if such Lender may lawfully maintain such BA Borrowings to such day, or immediately, prepay such BA Borrowing in the manner provided for in Section 2.06(i), if such Lender may not lawfully continue to maintain such Loans as BA Borrowing, or (ii) for Loans denominated in Dollars, convert all Eurodollar Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, such Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.23 Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Revolving R-~~2~~3 Facility Commitment Fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.13(a);

(ii) the Commitment of and the Revolving R-~~2~~3 Facility Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.08); provided that (~~i~~A) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (~~ii~~B) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender;

(iii) if any Swingline Exposure or Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, then (v) all or any part of such Letter of Credit Exposure of such Defaulting Lender and such Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving R-~~2~~3 Commitment Percentages; provided that (A) each Non-Defaulting Lender’s Letter of Credit Exposure may not in any event exceed the Revolving R-3 Facility Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim any Borrower, the Administrative Agent, the L/C Issuer, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (w) to the extent that all or any portion of the Defaulting Lender’s Letter of Credit Exposure and Swingline Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.23(a)(iii)(v) above or otherwise, the Canadian Borrower shall within two Business Days for Term Loans, and for Revolving R-~~2~~3 Facility Loans that are Eurodollar Loans, three Business Days, following notice by the Administrative Agent (I) first, prepay such Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) and (II) second, Cash Collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 2.05 for so long as such Letter of Credit Exposure is outstanding, (~~iii~~x) if the Canadian Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to the requirements of this Section 2.23(a)(iii), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized, (~~iv~~y) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to the requirements of this Section 2.23(a)(iii), then the fees payable to the Lenders pursuant to Sections 2.13(a) and (b) shall be adjusted to give effect to such reallocation and the Borrowers shall not be required to pay any fees to the Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated, or (~~v~~z) if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to the requirements of this Section 2.23(a)(iii), then, without prejudice to any rights or remedies of the L/C Issuer or any Lender hereunder, all fees payable under Section 2.13(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the L/C Issuer until such Letter of Credit Exposure is cash collateralized and/or reallocated;

(iv) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.06), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving R-~~2~~3 Facility Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each L/C Issuer and the Swingline Lender hereunder; third, as the Canadian Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, in the case of a Revolving R-~~2~~3 Facility Lender, if so determined by the Administrative Agent and the Canadian Borrower, to be held in a non-interest bearing deposit account and released in order (x) to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement and (y) if such Defaulting Lender is a Revolving R-~~2~~3 Facility Lender, to Cash Collateralize its pro rata share of any L/C Issuer’s future Letter of Credit Exposure with respect to such Defaulting Lender for future Letters of Credit issued under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such L/C Issuer or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or any L/C Disbursement that has not been reimbursed in accordance with Section 2.05 (any such L/C Disbursement, an “Unpaid Drawing”), such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.23(a). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to Cash Collateralize pursuant to Section 2.05 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto;

(v) the L/C Issuer will not be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless the L/C Issuer is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Revolving R-~~2~~3 Facility Commitments of the Non-Defaulting Lenders or by being cash collateralized or a combination thereof in accordance with the requirements of Section 2.23 (a)(iii) above or otherwise in a manner reasonably satisfactory to the L/C Issuer; and

(vi) the Swingline Lender will not be required to fund any Swingline Loans unless the Swingline Lender is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Revolving R-~~2~~3 Facility Commitments of the Non-Defaulting Lenders or a combination thereof in accordance with the requirements of Section 2.23(a)(iii) above.

(b) If the Canadian Borrower, the Administrative Agent, the Swingline Lender and the L/C Issuer agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and any applicable cash collateral shall be promptly returned to the Canadian Borrower and any Letter of Credit Exposure and Swingline Exposure of such Lender reallocated pursuant to the requirements of Section 2.23(a)(iii) above shall be reallocated back to such Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.24 Amendments Effecting a Maturity Extension. In addition, notwithstanding any other provision of this Agreement to the contrary:

(a) The Canadian Borrower may at any time and from time to time request that all or a portion of each Term Loan of any Class (an “Existing Term Loan Class”) be converted or exchanged to extend the scheduled final maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so extended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.24. Prior to entering into any Extension Agreement with respect to any Extended Term Loans, the Canadian Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class, with such request offered equally to all such Lenders of such Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be similar to the Term Loans of the Existing Term Loan Class from which they are to be extended except that (w) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.11 or in the Extension Agreement or the Incremental Agreement, as the case may be, with respect to the Existing Term Loan Class of Term Loans from which such Extended Term Loans were extended, in each case as more particularly set forth in Section 2.24(d) below), (x)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Agreement, (y) subject to the provisions set forth in Sections 2.11 and 2.12, the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) and mandatory prepayment terms as may be agreed between the Canadian Borrower and the Lenders thereof and (z) the Extension Agreement may provide for other covenants and terms that apply to any period after the Final Maturity Date. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class of Term Loans from which they were extended.

(b) The Canadian Borrower may at any time and from time to time request that all or a portion of the Revolving R-~~2~~3 Facility Commitments of any Class and/or the Extended Revolving Credit Commitments of any Class (and, in each case, including any previously extended Revolving R-~~2~~3 Facility Commitments), existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans under any such facility, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted or exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Credit Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related revolving credit loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.24. Prior to entering into any Extension Agreement with respect to any Extended Revolving Credit Commitments, the Canadian Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments, with such request offered equally to all Lenders of such Class) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established thereunder, which terms shall be similar to those applicable to the Existing Revolving Credit Commitments from which they are to be extended (the “Specified Existing Revolving Credit Commitment Class”) except that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class, (x)(A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Revolving Credit Commitments may be different than those for the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A) and (y)(1) the undrawn revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be different than those for the Specified Existing Revolving Credit Commitment Class and (2) the Extension Agreement may provide for other covenants and terms that apply to any period after the Final Maturity Date; provided that, notwithstanding anything to the contrary in this Section 2.24 or otherwise, (I) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Credit Loans under any Extended Revolving Credit Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Credit Loans of the Specified Existing Revolving Credit Commitment Class (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of the Specified Existing Revolving Credit Commitment Class), (II) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the assignment and participation provisions set forth in Section 9.04 and (III) subject to the applicable limitations set forth in Section 2.09, Section 2.11 and Section 2.12, permanent repayments of Extended Revolving Credit Loans (and corresponding permanent reduction in the related Extended Revolving Credit Commitments) shall be permitted as may be agreed between the Canadian Borrower and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Revolving R-~~2~~3 Facility Loans or Revolving R-~~2~~3 Facility Commitments of any Existing Revolving Credit Class converted or exchanged into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).

(c) The Canadian Borrower shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.24. The Canadian Borrower may, at its election, specify as a condition to consummating any Extension Agreement that a minimum amount (to be determined and specified in the relevant Extension Request in the Canadian Borrower’s sole discretion and as may be waived by the Canadian Borrower) of Term Loans and/or Revolving R-~~2~~3 Facility Commitments (as applicable) of any or all applicable Classes be tendered. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans or Revolving R-~~2~~3 Facility Commitments (or any earlier Extended Revolving Credit Commitments) of an Existing Class subject to such Extension Request converted or exchanged into Extended Loans/Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans and/or Revolving R-~~2~~3 Facility Commitments (and/or any earlier Extended Revolving Credit Commitments) which it has elected to convert or exchange into Extended Loans/Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Term Loans and Revolving R-~~2~~3 Facility Commitments (and any earlier extended Extended Revolving Credit Commitments) subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, Term Loans, Revolving R-~~2~~3 Facility Commitments or earlier extended Extended Revolving Credit Commitments, as applicable, subject to Extension Elections shall be converted to or exchanged to Extended Loans/Commitments on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the amount of Term Loans, Revolving R-~~2~~3 Facility Commitments and earlier extended Extended Revolving Credit Commitments included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Agreement. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, unless expressly agreed by the holders of each affected Existing Revolving Credit Commitment of the Specified Existing Revolving Credit Commitment Class, such Extended Revolving Credit Commitment shall not be treated more favorably than all Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class for purposes of the obligations of a Revolving R-~~2~~3 Facility Lender in respect of Swingline Loans and Letters of Credit, except that the applicable Extension Amendment may provide that the Swingline Termination Date and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the Swingline Lenders and/or each L/C Issuer have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(d) Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.24(d) and notwithstanding anything to the contrary set forth in Section 9.08, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. In addition to any terms and changes required or permitted by this Section 2.24(d), each Extension Agreement in respect of Extended Term Loans shall amend the scheduled amortization payments pursuant to Section 2.11(a) or the applicable Incremental Agreement or Extension Agreement with respect to the Existing Class of Term Loans from which the Extended Term Loans were exchanged to reduce each scheduled repayment amount for the Existing Class in the same proportion as the amount of Term Loans of the Existing Class is to be reduced pursuant to such Extension Agreement (it being understood that the amount of any repayment amount payable with respect to any individual Term Loan of such Existing Class that is not an Extended Term Loan shall not be reduced as a result thereof). In connection with any Extension Agreement, the Canadian Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent and addressed to the Administrative Agent and the applicable Extending Lenders as to the enforceability of such Extension Agreement, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence) and covering customary matters.

(e) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Term Loan Class or Class of Existing Revolving Credit Commitments is converted or exchanged to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted or exchanged by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the Existing Revolving Credit Commitments of each Extending Lender under any Specified Existing Revolving Credit Commitment Class, the aggregate principal amount of such Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted or exchanged by such Lender on such date (or by any greater amount as may be agreed by the Canadian Borrower and such Lender), and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Existing Revolving Credit Loans of any Extending Lender are outstanding under the Specified Existing Revolving Credit Commitment Class, such Existing Revolving Credit Loans (and any related participations) shall be deemed to be converted or exchanged to Extended Revolving Credit Loans (and related participations) of the applicable Class in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments of such Class.

(f) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series or the Extended Revolving Credit Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Agreement, then the Administrative Agent, the Canadian Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents within 15 days following the effective date of such Extension Agreement, as the case may be, which shall (i) provide for the conversion or exchange and extension of Term Loans under the Existing Term Loan Class or Existing Revolving Credit Commitments (and related Revolving R-~~2~~3 Facility Credit Exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Credit Commitments (and related revolving credit exposure) of the applicable Extension Series into which such other Term Loans or commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Agreement, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Canadian Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Agreement described in Section 2.24(d)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.24(d).

(g) No conversion or exchange of Loans or Commitments pursuant to any Extension Agreement in accordance with this Section 2.24 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(h) This Section 2.24 shall supersede any provisions in Section 2.19 or 9.08 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.24 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Loans/Commitments without such Lender’s consent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to each of the Lenders that:

Section 3.01 Organization; Powers. Except as set forth on Schedule 3.01, each Loan Party and each of their Restricted Subsidiaries (a) is a partnership, limited partnership, limited liability company, exempted company or corporation duly organized and validly existing and, except where the failure to be in good standing ~~could~~would not reasonably be expected to have a Material Adverse Effect, in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify ~~could~~would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Canadian Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02 Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party, and the borrowings hereunder (a) have been duly authorized by all corporate, stockholder, shareholder, limited liability company, partnership or limited partnership action required to be obtained by such Loan Party and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation, memorandum of association or other constitutive documents or by-laws or articles of association of such Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which such Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any material property or assets now owned or hereafter acquired by any Loan Party, other than the Liens created by the Loan Documents.

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (~~i~~a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (~~ii~~b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (~~iii~~c) implied covenants of good faith and fair dealing.

Section 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of UCC and PPSA financing statements and applications for registration in the PMRR, and filings to perfect security interests in intellectual property, (b) recordation of the Mortgages, (c) such consents, approvals, registrations, and filings with or by the FCC, U.S. Department of Justice, ISED (and, if required, the Competition Bureau or the CRTC) or any Governmental Authority outside of the United States of America or Canada as may be required in connection with the exercise of rights under the Security Documents following an Event of Default, (d) such consents, approvals, registrations, and filings with or by the FCC, U.S. Department of Justice, ISED or any Governmental Authority outside of the United States of America or Canada as may be required in the ordinary course of business of ~~Holdings~~the Canadian Borrower and its Subsidiaries in connection with the use of proceeds of the Loans hereunder, (e) such as have been made or obtained and are in full force and effect, (f) such actions, consents and approvals the failure to be obtained or made which ~~could~~would not reasonably be expected to have a Material Adverse Effect and (g) filings or other actions listed on Schedule 3.04.

Section 3.05 Financial Statements. ~~Holdings~~The Canadian Borrower has heretofore furnished to the Administrative Agent the consolidated balance sheets and related statements of income, shareholders’ deficit and cash flows of ~~Holdings~~the Canadian Borrower and its consolidated Subsidiaries as of the end of and for each fiscal year of ~~Holdings~~the Canadian Borrower in the three fiscal year period ended on December 31, ~~2015,~~2018, audited by and accompanied by the opinion of Deloitte & Touche LLP. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of ~~Holdings~~the Canadian Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such financial statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and subject, in the case of quarterly financial statements, to the absence of footnotes and to normal year-end adjustments.

Section 3.06 No Material Adverse Effect. Since December 31, ~~2015~~2018 (but after giving effect to the Transactions occurring on or prior to the Amendment No. ~~2~~6 Effective Date) no Material Adverse Effect has occurred.

Section 3.07 Title to Properties; Possession Under Leases; Casualty Proceeds.

(a) Each of the Loan Parties and their Restricted Subsidiaries has good and marketable title to all real property and good title to all personal property owned by it and good and marketable title to a leasehold estate in the real and personal property leased by it, free and clear of all liens, charges, encumbrances or restrictions, except (i) as set forth in Schedule 3.07 and (ii) as created or expressly permitted by Section 6.02, except where the failure to have such title ~~could~~would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each of the Loan Parties and their Restricted Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect ~~could~~would not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each of their Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession ~~could~~would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of the Loan Parties and their Restricted Subsidiaries owns or possesses, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, industrial designs, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions ~~could~~would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) As of the Amendment No. 2 Effective Date, none of the Loan Parties or their Restricted Subsidiaries have received any notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Amendment No. 2 Effective Date.

(e) None of the Loan Parties and their Restricted Subsidiaries is obligated on the Amendment No. 2 Effective Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.03.

(f) As of the Amendment No. 2 Effective Date, neither the Canadian Borrower nor any Restricted Subsidiary has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property except where such Casualty Event ~~could~~would not reasonably be expected to have a Material Adverse Effect. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the Flood Insurance Laws unless flood insurance available under the Flood Insurance Laws have been obtained in accordance with Section 5.02.

(g) As of the Amendment No. 2 Effective Date, none of the Loan Parties or their Subsidiaries have received any notice of or has any knowledge of any disputes regarding boundary lines, location, encroachments or possession of any portions of the Mortgaged Property owned by it and has no knowledge of any state of facts that may exist which could give rise to any such claims, except in each case where such dispute or claim ~~could~~would not be reasonably likely to have a material adverse effect on the intended use of such Mortgaged Property.

Section 3.08 Subsidiaries.

(a) As of the Amendment No. 2 Effective Date, the corporate structure of ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries is in all material respects as set forth on Schedule 3.08(a).

(b) Schedule 3.08(b) sets forth as of the Amendment No. 2 Effective Date the name and jurisdiction of incorporation, formation or organization of each Material Subsidiary and, as to each such Material Subsidiary, the percentage of each class of Equity Interests owned by ~~Holdings~~the Canadian Borrower or by any such Material Subsidiary, subject to such changes as are reasonably satisfactory to the Administrative Agent.

(c) As of the Amendment No. 2 Effective Date, there are no outstanding subscriptions, options, warrants, calls, rights or other similar agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Loan Parties, the Canadian Borrower or any of their Restricted Subsidiaries, except as set forth on Schedule 3.08(c).

Section 3.09 Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.09, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of ~~Holdings~~the Canadian Borrower, threatened in writing against or affecting ~~Holdings~~the Canadian Borrower or any of its Restricted Subsidiaries or any business, property or rights of any such person which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Loan Parties, the Material Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations.

(a) None of the Loan Parties and their Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.11 Investment Company Act. ~~Holdings~~The Canadian Borrower is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12 Use of Proceeds. After the Amendment No. ~~2~~6 Effective Date, the Borrowers will use the proceeds of Revolving R-~~2~~3 Facility Loans, Swingline Loans and the issuance of Letters of Credit for general corporate purposes. The Canadian Borrower will use the proceeds from the Term B-~~4~~5 Loans, together with cash on hand (~~i~~a) to finance the Existing Debt Refinancing and (~~ii~~b) to pay Transaction Expenses; provided that the proceeds of the Term B-~~4~~5 Loans made on the Amendment No. ~~4~~6 Effective Date shall be used for the repayment of Term B-~~3 Loans that are not Converted Term~~4 Loans. The proceeds of Incremental Commitments shall be used for any purpose not prohibited by this Agreement.

Section 3.13 Tax Returns. ~~Except as set forth on Schedule 3.13:(a) each~~Each of the Loan Parties (i) has timely filed or caused to be timely filed all U.S. and Canadian federal, state, provincial, local and other non-U.S. Tax returns required to have been filed by it and each such Tax return is true and correct, which returns, if not filed or not true and correct, could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other Taxes or assessments (including, in each case, in its capacity as a withholding agent), except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which ~~Holdings, the~~ Canadian Borrower or any of the Material Subsidiaries (as the case may be) has set aside on its books adequate reserves which Taxes, if not timely paid, could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

~~(b) each of Holdings, the Borrowers and the Material Subsidiaries has paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes due with respect to all periods or portions thereof ending on or before the Amendment No. 2 Effective Date, which Taxes, if not paid or adequately provided for, could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and~~

~~(c) with respect to each of Holdings, the Borrowers and their Material Subsidiaries, (i) there are no audits, investigations or claims being asserted in writing with respect to any Taxes which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service, Canada Revenue Agency, Quebec Ministry of Revenue or, with respect to any potential Tax liability, any other taxing authority, which examination could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.~~

Section 3.14 No Material Misstatements. (a) All written information (other than the projections described below, forward-looking information and information of a general economic or industry specific nature), that has been or is hereafter made available to the Administrative Agent or any of the Lenders by any Loan Party or Subsidiary or any of their respective representatives (or on such Loan Party or Subsidiary’s behalf) in connection with any aspect of the Transactions (the “Information”) is and will be, when taken as a whole, together with its public filings, complete and correct in all material respects as of the date such Information was furnished by the Loan Parties (or their respective representatives) to the Administrative Agent or any of their Lenders and (in the case of Information delivered prior to the Amendment No. 2 Effective Date, after giving effect to any supplements thereto delivered prior to the Amendment No. 2 Effective Date) as of the Amendment No. 2 Effective Date and does not and will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made and (b) all material financial projections concerning the Loan Parties that have been or are hereafter made available to the Administrative Agent or any of the Lenders by any Loan Party or Subsidiary or their respective representatives (or on such Loan Party or Subsidiary’s behalf) have been or will be prepared in good faith based upon assumptions believed by the maker thereof to be reasonable at the time made.

Section 3.15 Employee Benefit Plans.

(a) Except as ~~could~~would not reasonably be expected to have a Material Adverse Effect, each of ~~Holdings~~the Canadian Borrower, the Restricted Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Employee Benefit Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law. No Reportable Event has occurred during the past five years as to which ~~Holdings~~the Canadian Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, ~~other than reports that have been filed and reports the failure of which to file could~~except as would not reasonably be expected to have a Material Adverse Effect. The excess of the present value of all benefit liabilities under each Plan of ~~Holdings~~the Canadian Borrower, the Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan ~~could~~would not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans ~~could~~would not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events which have occurred, could reasonably be expected to result in a Material Adverse Effect. None of ~~Holdings~~the Canadian Borrower, the Restricted Subsidiaries and the ERISA Affiliates has received any written notification that any Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in endangered or critical status or to be terminated, where such status or termination has had or could reasonably be expected to have a Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Non-U.S. Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations, orders and published interpretations thereunder and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Non-U.S. Pension Plan have been timely made and (iii) none of ~~Holdings,~~ the Canadian Borrower or any Restricted Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Pension Plan. The excess, if any, of the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Pension Plan, determined as of the end of the Canadian Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, over the current value of the assets of such Non-U.S. Pension Plan allocable to such benefit liabilities ~~could~~would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, (i) all Canadian Plans are duly established, registered, administered and invested in compliance with the terms thereof, any applicable collective agreements and Applicable Canadian Pension Legislation (including the Income Tax Act (Canada))~~;~~, (ii) no events have occurred and no action has been taken by any Person which would reasonably be likely to result in the wind-up or termination, in whole or in part, of any Canadian Plan, whether by declaration of any federal or provincial pension regulatory authority or otherwise~~;~~, (iii) none of the obligors or any of their respective Subsidiaries has withdrawn any assets held in respect of any Canadian Plan except as permitted under the terms thereof and Applicable Canadian Pension Legislation and all reports, returns and filings required to be made thereunder have been made~~;~~, (iv) no Canadian Plan has a solvency deficiency or going concern unfunded liability that is not funded in accordance with the regular funding requirements under Applicable Canadian Pension Legislation~~;~~, (v) all contributions, premiums and other payments required to be paid to or in respect of each Canadian Plan have been paid in a timely fashion in accordance with the terms thereof and Applicable Canadian Pension Legislation, and no Taxes, penalties or fees are owing or eligible in respect of any Canadian Plan~~;~~ (vi) no actions, suits, claims or proceedings are pending or, to the knowledge of the obligors, threatened in respect of any Canadian Plan or its assets, other than routine claims for benefits~~;~~, and (vii) no Canadian Plan is a multi-employer plan within the meaning of Applicable Canadian Pension Legislation.

Section 3.16 Environmental Matters. Except as to matters that ~~could~~would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (~~i~~a) no written notice, request for information, order, complaint or penalty has been received by the Borrowers or any of the Material Subsidiaries relating to ~~Holdings, the~~ Borrowers or any of the Material Subsidiaries, and there are no Environmental Claims relating to ~~Holdings,~~ the Borrowers or any of the Material Subsidiaries pending or, to the knowledge of the Borrowers, threatened which allege a violation of or liability under any Environmental Laws, (~~ii~~b) each of ~~Holdings,~~ the Borrowers and the Material Subsidiaries has all permits necessary for its current operations to comply with all Environmental Laws and is in compliance with the terms of such permits and with all other Environmental Laws, (~~iii~~c) as of the Amendment No. 2 Effective Date, there has been no written environmental audit or Phase I or Phase II Environmental Assessment conducted since October 31, 2007 by ~~Holdings,~~ the Borrowers or any of the Material Subsidiaries of any property currently owned or leased by ~~Holdings,~~ the Borrowers or any of the Material Subsidiaries which has not been made available to the Administrative Agent prior to the Amendment No. 2 Effective Date, (~~iv~~d) there has been no Release of any Hazardous Materials at, on, under or from any property currently, or, to the knowledge of ~~Holdings,~~ the Borrowers or any of the Material Subsidiaries formerly owned or leased by ~~Holdings,~~ the Borrowers or any of the Material Subsidiaries which would reasonably be expected to result in any liability of ~~Holdings,~~ the Borrowers or any of the Material Subsidiaries under any Environmental Law, (~~v~~e) no Hazardous Material generated, owned or controlled by ~~Holdings,~~ the Borrowers or any of the Material Subsidiaries has been transported to, or treated or disposed of at, any location in a manner that would reasonably be expected to result in any liability of any of them under any Environmental Laws, (~~vi~~f) neither ~~Holdings,~~ the Borrowers or any of the Material Subsidiaries are currently conducting or financing, either individually or together with other potentially responsible parties, any investigation, response or other corrective action at any location pursuant to any Environmental Law, (~~vii~~g) neither ~~Holdings,~~ the Borrowers or any of the Material Subsidiaries has contractually assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws.

Section 3.17 Security Documents. Each of the Security Documents entered into on or, to the extent remaining outstanding, prior to the Amendment No. 2 Effective Date is effective to create in favor of the Collateral Agent (for the benefit of the Secured Creditors) a legal, valid and enforceable security interest or hypothec opposable to third parties, as applicable, in or on the Collateral described therein (subject to any limitations specified therein). In the case of the Pledged Collateral described in any of such Security Documents, and for which a security interest is perfected by delivery of such Pledged Collateral, when certificates or promissory notes, as applicable, representing such Pledged Collateral (and related stock or bond powers) are delivered to the Collateral Agent, and in the case of the other Collateral described in any such Security Document, when financing statements and other filings, recordings or actions specified in each Security Document in appropriate form are filed in the offices specified (or action taken as specified) in each such Security Document, the Collateral Agent (for the benefit of the Secured Creditors) shall have a fully perfected Lien on, and security interest in or published hypothec on (as applicable), all right, title and interest of each of the Loan Parties in such Collateral (subject to any limitations specified therein), as security for its Secured Obligations secured thereby, in each case prior and superior in right to any other person (except, Liens expressly permitted by Section 6.02 and Liens having priority by operation of law).

Section 3.18 Location of Real Property.

(a) Schedule 3.18(a) lists completely and correctly, in all material respects, as of the Amendment No. 2 Effective Date all material real property having a ~~fair market value~~Fair Market Value (as determined in good faith by ~~Holdings~~the Canadian Borrower) in excess of $~~10.0 million~~10,000,000 owned by each Loan Party and the addresses thereof. As of the Amendment No. 2 Effective Date, each Loan Party owns in fee all the real property set forth as being owned by them on such Schedule.

(b) Schedule 3.18(b) lists completely and correctly, in all material respects, as of the Amendment No. 2 Effective Date all ground leased real property on which earth station equipment worth more than $~~10.0 million~~10,000,000 (as determined in good faith by ~~Holdings~~the Canadian Borrower) are located. As of the Amendment No. 2 Effective Date, each Loan Party has a valid lease in all the real property set forth as being leased by them on such Schedule.

Section 3.19 Solvency. Immediately after giving effect to the Transactions as of the Amendment No. 2 Effective Date (~~1~~a) (i) the fair value of the assets of ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries taken as a whole, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries taken as a whole; (ii) the present fair saleable value of the property of ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries taken as a whole will be greater than the amount that will be required to pay the probable liability of ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries taken as a whole on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Amendment No. 2 Effective Date; and (~~2~~b) (i) the property of ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries taken as a whole, if disposed of (as a going concern) at a fairly conducted sale under legal process, would be sufficient to enable payment of all their obligations, due and accruing due, (ii) the property of ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries taken as a whole, is, at a fair valuation, sufficient to enable payment of all their obligations, due and accruing due; (iii) none of the Loan Parties has ceased paying its current obligations in the ordinary course of business as they generally become due; and (iv) ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries are able to meet their obligations as they generally become due.

Section 3.20 Labor Matters. Except as ~~could~~would not reasonably be expected to have a Material Adverse Effect, (~~i~~a) there are no strikes pending or threatened against ~~Holdings,~~ the Borrowers or any of the Material Subsidiaries, (~~ii~~b) the hours worked and payments made to employees of ~~Holdings,~~ the Borrowers and the Material Subsidiaries have not been in violation in any respect of the Fair Labor Standards Act or any other applicable law dealing with such matters and (~~iii~~c) all payments due from ~~Holdings~~the Canadian Borrower or any of the Material Subsidiaries or for which any claim may be made against ~~Holdings,~~ the Borrowers or any of the Material Subsidiaries, on account of wages and employee health and welfare and employment insurance and other benefits have been paid or accrued as a liability on the books of ~~Holdings,~~ the Borrowers or such Material Subsidiary to the extent required by GAAP. Except as set forth on Schedule 3.20, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which ~~Holdings,~~ the Borrowers or any of the Material Subsidiaries (or any predecessor) is a party or by which ~~Holdings,~~ the Borrowers or any of the Material Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, ~~could~~would not reasonably be expected to have a Material Adverse Effect.

Section 3.21 Foreign ~~Asset~~Assets Control Regulations, Anti-Terrorism Laws and Anti-Money Laundering Laws and the Patriot Act.

(a) None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate any Requirements of Law imposed by the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (“TWEA”) or any of the foreign assets control regulations of the United States Treasury Department’s Office of Foreign Assets Control (31 C.F.R., Subtitle B, Chapter V, as amended) (“OFAC”) (the “Foreign Assets Control Regulations”), or any Requirement of Law relating to Anti-Terrorism Laws ~~and~~, Anti-Money Laundering Laws or Anti-Corruption Laws, as defined herein, except where such violation or conduct will not result in a violation by the Lenders and is not reasonably likely to expose Lenders to liability.

(b) Neither ~~Holdings~~the Canadian Borrower nor any of its Subsidiaries nor ~~any other Loan Party or~~ to the knowledge of ~~Holdings~~the Canadian Borrower, any Affiliate, broker or agent of any Loan Party acting or benefiting in any capacity in connection with the Loans ~~any of the following~~is:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Laws and Anti-Money Laundering Laws; ~~or~~

(iv) a Person that is named on the list of “Specially Designated Nationals and Blocked Persons” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list~~.~~;

(v) a Person that is owned or controlled by, or acting for or on behalf of, any Person that is named on the list of “Specially Designated Nationals and Blocked Persons” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(vi) a Person that is operating, organized or resident in a country, region or territory which is itself the subject or target of any Foreign Assets Control Regulations other than in compliance with Foreign Assets Control Regulations.

(c) Neither the Borrowers nor any of their Subsidiaries nor to the knowledge of each Borrower, any other Loan Party or Affiliate or broker or other agent of any Loan Party engages in transactions with any Person described in Sections 3.21(b)(i) through (~~iv~~vi), except where such transactions will not result in a violation by the Lenders and would not reasonably be likely to expose Lenders to liability.

Section 3.22 FCC Licenses, etc. As of the Amendment No. 2 Effective Date, Schedule 3.22 accurately and completely lists for each Satellite (a) all space station licenses for the launch and operation of Satellites with C-band or Ku-band transponders issued by the FCC to ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary and (b) all licenses and all other approvals, orders or authorizations issued or granted by any Governmental Authority outside of the United States of America (including ISED) to launch and operate any such Satellite. As of the Amendment No. 2 Effective Date, the FCC Licenses and the other licenses, approvals or authorizations listed on Schedule 3.22 with respect to any Satellite include all material authorizations, licenses and permits issued by the FCC, U.S. Department of Justice, ISED or any other Governmental Authority that are required or necessary to launch or operate such Satellite, as applicable. Except as ~~could~~would not reasonably be expected to have a Material Adverse Effect, each such license is validly issued and in full force and effect, and ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries have fulfilled and performed in all material respects all of their obligations with respect thereto and have full power and authority to operate thereunder.

Section 3.23 Satellites. Schedule 3.23 accurately and completely lists as of the Amendment No. 2 Effective Date each of the Satellites owned by ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries on the Amendment No. 2 Effective Date, and sets forth for each such Satellite that is in orbit the orbital slot and number and frequency band of the transponders on such Satellite.

ARTICLE IV

CONDITIONS OF LENDING

The obligations of (a) the Lenders (including the Swingline Lenders) to make (but not the conversion or continuation of) Loans (other than with respect to Incremental Facilities and Extensions which shall be governed by Section 2.21 and 2.24, respectively) and (b) any L/C Issuer to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

Section 4.01 All Credit Events. On the date of the making (but not the conversion or continuation) of each Loan and on the date of each issuance of, or amendment that increases the stated amount of, a Letter of Credit:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03(a)) or, in the case of the issuance of a Letter of Credit, the applicable L/C Issuer and the Administrative Agent shall have received a Letter of Credit Request for such Letter of Credit as required by Section 2.05(c).

(b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Borrowing or issuance or amendment that increases the stated amount of such Letter of Credit, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Borrowing or issuance or amendment that increases the stated amount of such Letter of Credit, as applicable, no Event of Default or Default shall have occurred and be continuing.

(d) All of the conditions specified in Section 4.02 shall have been satisfied or waived on the Closing Date.

Each Borrowing and each issuance of, or amendment that increases the stated amount of, a Letter of Credit shall be deemed to constitute a representation and warranty by the applicable Borrower on the date of such Borrowing, issuance or amendment as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02 First Credit Event. The conditions to the ~~First~~ Credit ~~Event~~Events which occurred on the Closing Date were satisfied on the Closing Date.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of ~~Holdings~~the Canadian Borrower and the Loan Parties covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent amounts not yet due) and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and (other than Sections 5.04 and 5.05) will cause each of the Restricted Subsidiaries to:

Section 5.01 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.03 or except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by ~~Holdings~~the Canadian Borrower or a Wholly Owned Subsidiary of ~~Holdings~~the Canadian Borrower in such liquidation or dissolution; provided that, except as otherwise permitted under Section 6.03, Subsidiary Loan Parties may not be liquidated into Non-Subsidiary Loan Parties unless the liquidation is ~~treated as~~a Permitted Investment or an Investment ~~and~~ permitted by Section ~~6.05 or such liquidation is set forth on Schedule 6.03.~~6.06.

(b) Except where the failure is not reasonably likely to have a Material Adverse Effect, do or cause to be done all things reasonably necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, industrial designs, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all respects with all applicable laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement) and (iv) subject to Liens permitted by Section 6.02, keep in effect all rights and appurtenances to or that constitute a part of the Mortgaged Property and protect, preserve and defend all its right, title and interest in the Mortgaged Property and title thereto.

Section 5.02 Insurance.

(a) Generally. ~~Holdings~~The Canadian Borrower will, and will cause each of the Restricted Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Canadian Borrower believes (in the good faith judgment of the management of the Canadian Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

(b) Covered Satellites. ~~Holdings~~The Canadian Borrower will, and ~~Holdings~~the Canadian Borrower will cause each of its Restricted Subsidiaries to, obtain, maintain and keep in full force and effect at all times (i) with respect to each Satellite procured by ~~Holdings~~the Canadian Borrower or any of its Restricted Subsidiaries for which the risk of loss passes to ~~Holdings~~the Canadian Borrower or such Restricted Subsidiary at or before launch, and for which launch insurance or commitments with respect thereto are not in place as of the Amendment No. 2 Effective Date, launch insurance with respect to each such Satellite covering the launch of such Satellite and a period of time thereafter and with such industry standard terms (including exclusions, limitations on coverage, co-insurance and deductibles) as are generally available on commercially reasonable terms, (ii) with respect to each Satellite it currently owns or for which it has risk of loss (or, if the entire Satellite is not owned, the portion it owns or for which it has risk of loss), other than any Excluded Satellite, In-Orbit Insurance and (iii) at all times subsequent to the coverage period of the launch insurance described in clause (i) above, if any, or if launch insurance is not procured, at all times subsequent to the initial completion of in-orbit testing, in each case with respect to each Satellite it then owns or for which it has risk of loss (or portion, as applicable), other than any Excluded Satellite, In-Orbit Insurance; provided, however, that at any time with respect to a Satellite that is not an Excluded Satellite, none of ~~Holdings~~the Canadian Borrower or any of its Subsidiaries shall be required to maintain In-Orbit Insurance in excess of 33% of the aggregate net book value of any individual and 50% of the aggregate net book value of all in-orbit Satellites (and portions it owns or for which it has risk of loss) insured (it being understood that any Satellite (or portion, as applicable) protected by In-Orbit Contingency Protection shall be deemed to be insured for a percentage of its net book value as set forth in the definition of “In-Orbit Contingency Protection”). In the event that the expiration and non-renewal of In-Orbit Insurance for such a Satellite (or portion, as applicable) resulting from a claim of loss under such policy causes a failure to comply with the proviso in the immediately preceding sentence, ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries shall be deemed to be in compliance with such proviso for the 120 days immediately following such expiration or non-renewal; provided that ~~Holdings~~the Canadian Borrower or any of its Restricted Subsidiaries, as the case may be, procures such In-Orbit Insurance or provides such In-Orbit Contingency Protection as necessary to comply with such proviso within such 120-day period. In the event of the unavailability of any In-Orbit Contingency Protection for any reason, ~~Holdings~~the Canadian Borrower or any of its Restricted Subsidiaries, as the case may be, shall, subject to the first proviso above, within 120 days of such unavailability, be required to have in effect In-Orbit Insurance complying with clause (ii) or (iii) above, as applicable, with respect to all Satellites (or portions, as applicable), other than Excluded Satellites that the unavailable In-Orbit Contingency Protection was intended to protect and for so long as such In-Orbit Contingency Protection is unavailable; provided that ~~Holdings~~the Canadian Borrower and its Restricted Subsidiaries shall be considered in compliance with this insurance covenant for the 120 days immediately following such unavailability.

(c) Procurement of Insurance by Administrative Agent. Without limiting the obligations of ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary under this Section 5.02, in the event the Canadian Borrower or any Restricted Subsidiary shall fail to maintain in full force and effect insurance as required by this Section 5.02, then, following an Event of Default, the Administrative Agent may, but shall have no obligation to, upon reasonable prior notice to the Canadian Borrower of its intention to do so, procure insurance covering the interests of the Lenders and the Administrative Agent in such amounts and against such risks as are required hereby, and the Canadian Borrower shall reimburse the Administrative Agent in respect of any premiums paid by the Administrative Agent in respect thereof.

(d) ~~Holdings~~The Canadian Borrower will, and ~~Holdings~~the Canadian Borrower will cause each of its Restricted Subsidiaries to, use commercially reasonable efforts to cause all insurance in favor of the Collateral Agent required under this Section 5.02 to be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as additional insured and loss payee with respect to real property, certificate holder and loss payee with respect to personal property and additional insured with respect to general liability and umbrella liability coverage; provided that (i) insurance covering any assets or property not constituting Collateral and (ii) insurance with respect to Export Financings shall not be made in favor of the Collateral Agent, and ~~Holdings~~the Canadian Borrower and the Restricted Subsidiaries shall not be required to use commercially reasonable efforts to name the Collateral Agent as additional insured, certificate holder or loss payee with respect to any such insurance.

(e) In the event that ~~Holdings~~the Canadian Borrower or its Subsidiaries receive ~~proceeds~~Net Cash Proceeds in excess of $~~10.0 million~~10,000,000 from any Satellite insurance covering any Satellite owned by ~~Holdings~~the Canadian Borrower or any of ~~its~~the Restricted Subsidiaries, or in the event that ~~Holdings~~the Canadian Borrower or any of its Subsidiaries receives Net Cash Proceeds in excess of $~~10.0 million~~10,000,000 from any insurance maintained for it by a Satellite Manufacturer or any Launch Services Provider covering any of such Satellites as a result of a Casualty Event, the Net Cash Proceeds in respect of such Casualty Event shall be applied in the manner provided for in Section 2.12(c).

(f) Without prejudice to the other provisions of this Section 5.02, ~~Holdings~~the Canadian Borrower will, and will cause each of the Restricted Subsidiaries to, at all times maintain insurance on and in relation to its Mortgaged Properties with reputable underwriters or insurance companies of such type, to such extent, against such risks and in such amounts as are customarily insured against by companies in a similar business such as that carried on by the relevant Loan Party.

(g) ~~Holdings~~The Canadian Borrower will, and will cause each of the Restricted Subsidiaries to, notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by ~~Holdings~~the Canadian Borrower or any of the Restricted Subsidiaries; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(h) Flood Insurance. If any portion of any Mortgaged Property located in the United States is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Canadian Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent; provided, however, that the Administrative Agent may, in its reasonable discretion, exclude any Material Real Property from the Collateral and Guarantee Requirement and the requirements of this Section 5.02(h) where the cost and time required to comply with the Flood Insurance Laws and the provisions of this Section 5.02(h) are deemed, in the reasonable discretion of the Administrative Agent, too onerous.

Section 5.03 Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or capital or in respect of its property (including, in each case, in its capacity as a withholding agent), before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as either (x) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and ~~Holdings~~the Canadian Borrower or the affected Restricted Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto or (y) the nonpayment of the same ~~could~~would not reasonably be likely to, individually or in the aggregate, have a Material Adverse Effect.

Section 5.04 Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 90 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2016, (i) a consolidated balance sheet and related consolidated statements of operations, cash flows and owners’ equity showing the financial position of ~~Holdings~~the Canadian Borrower and the Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year, with all consolidated statements audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect (other than solely with respect to, or expressly resulting solely from, an upcoming maturity date of any Indebtedness)) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of ~~Holdings~~the Canadian Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP and (ii) a management report setting forth (A) Consolidated EBITDA of ~~Holdings~~the Canadian Borrower for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year, (B) such key operational information as the Canadian Borrower and Administrative Agent may agree to, and (C) a management discussion and analysis of the financial condition and results of operations of ~~Holdings~~the Canadian Borrower for such fiscal year, as compared to amounts for the previous fiscal year (it being understood that the delivery by ~~Holdings~~the Canadian Borrower of (~~i~~x) financial information for such fiscal year that would be required to be contained in a filing with the SEC on Form 20-F if ~~Holdings~~the Canadian Borrower were required to file such forms, (~~ii~~y) whether or not required by the forms referred to in clause (i) above, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (~~iii~~z) the opinion of accountants referred to above, shall satisfy the requirements of this Section 5.04(a));

(b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year commencing with the fiscal quarter ending March 31, 2017, (i) a consolidated balance sheet and related consolidated statements of operations and cash flows showing the financial position of ~~Holdings~~the Canadian Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year (cash flow is for cumulative period only), all certified by a Financial Officer of ~~Holdings~~the Canadian Borrower, on behalf of ~~Holdings~~the Canadian Borrower, as fairly presenting, in all material respect, the financial position and results of operations of ~~Holdings~~the Canadian Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and (ii) a management report setting forth (A) Consolidated EBITDA of ~~Holdings~~the Canadian Borrower for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year, (B) such key operational information as the Canadian Borrower and the Administrative Agent may agree to, and (C) a management discussion and analysis of the financial condition and results of operations for such fiscal quarter as compared to the comparable period in the previous fiscal year;

(c) (x) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer of ~~Holdings~~the Canadian Borrower on behalf of ~~Holdings~~the Canadian Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) commencing with the fiscal period ending December 31, 2016, (iii) setting forth computations in reasonable detail demonstrating compliance with the covenant contained in Section 6.09, if then applicable, and (iv) setting forth computations of the Applicable Amounts then available, and (y) the related consolidating financial information reflecting the adjustments necessary in reasonable detail to eliminate the accounts of Unrestricted Subsidiaries;

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent reasonably requested by the Administrative Agent, other materials filed by ~~Holdings~~the Canadian Borrower or any of its Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable;

(e) within 90 days after the beginning of each fiscal year, an annual summary operating and capital expenditure budget prepared by ~~Holdings~~the Canadian Borrower for such fiscal year prepared in reasonable detail, of ~~Holdings~~the Canadian Borrower and the Subsidiaries, accompanied by the statement of a Financial Officer of ~~Holdings~~the Canadian Borrower to the effect that such budget has been reviewed by ~~Holdings’~~the Canadian Borrower’s Board of Directors;

(f) upon the reasonable request of the Administrative Agent (which request shall not be made more than once in any 12-month period unless specifically provided otherwise in any of the Security Documents), deliver updated information reflecting all changes since the date of the information most recently received pursuant to Section 5.10(d);

(g) promptly, from time to time, (x) but subject to the limitations set forth in Section 9.16, such other information regarding the operations, business affairs and financial condition of ~~Holdings~~the Canadian Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request~~; and~~ and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and

(h) promptly upon request by the Administrative Agent, but subject to the limitations set forth in Section 9.16, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Employee Benefits Security Administration with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or any ~~governmental agency~~Governmental Agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Non-U.S. Pension Plan, Canadian Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

Documents required to be delivered pursuant to Section 5.04(a), (b) or (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) to the extent any such documents are included in materials otherwise filed with the SEC on which ~~Holdings~~the Canadian Borrower posts such documents, or provides a link thereto on the Canadian Borrower’s website on the Internet at the website address listed on Schedule 5.04; or (ii) on which such documents are posted on the Canadian Borrower’s behalf on IntraLinks/IntraAgency/SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that~~: (i) upon written request by the Administrative Agent, the Canadian Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii)~~ the Canadian Borrower shall immediately notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. ~~Notwithstanding anything contained herein, in every instance the Canadian Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 5.04(c) to the Administrative Agent.~~ For the avoidance of doubt, the delivery of information pursuant to this paragraph may be satisfied by delivery of the information required pursuant to Section 5.04(a), (b) or (d) with respect to any parent entity of ~~Holdings~~the Canadian Borrower, provided that, to the extent such information relates to such parent entity, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating such parent entity, on the one hand, and the information relating to ~~Holdings~~the Canadian Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand.

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of ~~Holdings or~~ any Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against ~~Holdings~~the Canadian Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to ~~Holdings~~the Canadian Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect;

(d) the occurrence of any ERISA Event, that together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect; and

(e) the occurrence of any Canadian Pension Event that, together with all other Canadian Pension Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

Section 5.06 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority (including without limitation the Telesat Canada Reorganization and Divestiture Act as in effect from time to time) applicable to it or its property, except where the failure to do so, individually or in the aggregate, ~~could~~would not reasonably be expected to result in a Material Adverse Effect; provided that the Canadian Borrower and the Loan Parties will maintain in effect and enforce policies and procedures designed to ensure compliance by the Canadian Borrower, the Loan Parties, their Restricted Subsidiaries, and their respective directors, officers, employees and agents with applicable Foreign Assets Control Regulations, Anti-Terrorism Laws and Anti-Money Laundering Laws, in each case as defined herein; provided, further, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07 Maintaining Records; Access to Properties and Inspections. ~~Holdings~~The Canadian Borrower will, and will cause each of the Restricted Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of ~~Holdings~~the Canadian Borrower and such Restricted Subsidiary, as the case may be. ~~Holdings~~the Canadian Borrower will, and will cause each of the Restricted Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and the Required Lenders to visit and inspect any of its properties (to the extent it is within such Person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Canadian Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Canadian Borrower (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Required Lenders under this Section 5.07, and the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default at the Canadian Borrower’s expense; and provided, further, that when an Event of Default exists, the Administrative Agent or the Required Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Canadian Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Canadian Borrower the opportunity to participate in any discussions with the Canadian Borrower’s independent public accountants. Notwithstanding anything to the contrary in Section 5.04 or this Section 5.07, none of ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to any Agent or any Lender (or their respective representatives or contractors) is prohibited by Applicable Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.08 Use of Proceeds. Use the proceeds of Loans and request issuances of Letters of Credit only in compliance with the representation contained in Section ~~3.12.~~3.12; provided that the Canadian Borrower will not request any Borrowing or Letter of Credit, and the Canadian Borrower, the Loan Parties and the Restricted Subsidiaries shall not use the proceeds of any Borrowing or Letter of Credit in a manner that would violate any Requirements of Law imposed by the Foreign Assets Control Regulations, Anti-Terrorism Laws, Anti-Money Laundering Laws or Anti-Corruption Laws, in each case as defined herein, except where such violation or conduct will not result in a violation by the Lenders and is not reasonably likely to expose Lenders to liability.

Section 5.09 Compliance with Environmental Laws. Comply, and make commercially reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations, properties and facilities, and obtain and renew all authorizations and permits required pursuant to Environmental Law for its operations, properties and facilities, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so ~~could~~would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Further Assurances; Additional Mortgages. Subject to the limitations set forth in this Agreement and the Security Documents, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirements to be and remain satisfied, all at the expense of the Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(a) If any asset (including any owned real property (other than real property covered by Section 5.10(b) below) or improvements thereto or any interest therein) that has an individual ~~fair market value~~Fair Market Value (as reasonably determined by the Canadian Borrower in good faith) in an amount greater than $~~10.0 million~~10,000,000 on the date of acquisition thereof is acquired by any Loan Party after the Amendment No. 2 Effective Date or owned by an entity at the time it first becomes a Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof), cause such asset to be subjected to a Lien securing the Secured Obligations and take, and cause the Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens on such real property consistent with the applicable requirements of the Security Documents and this Section 5.10, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (e) below.

(b) To the extent acquired after the Amendment No. 2 Effective Date, (i) in the case of owned real property having a ~~fair market value~~Fair Market Value (as determined in good faith by ~~Holdings~~the Canadian Borrower) at the time of acquisition in excess of $~~10.0 million~~10,000,000 (each such property a “Material Owned Real Property”), grant, and cause each of the Loan Parties to grant, within 60 days after the closing of such acquisition to the Collateral Agent (or such longer period as may be consented to by the Administrative Agent, in its reasonable discretion), Mortgages in and charges on such Material Real Property of any Loan Parties as are not covered by the original Mortgages and (ii) in the case of each ground leased real property on which earth station equipment worth more than $~~10.0 million~~10,000,000 (as determined in good faith by the Canadian Borrower) are located (each such property a “Material Leased Real Property”), use commercially reasonable efforts (it being understood that in no event shall such efforts require the making of payments or material concessions in exchange for such consent) to obtain from the applicable landlord consent to grant a leasehold Mortgage in such lease, and if such consent is obtained, to grant, and cause the Loan Party to grant, within 60 days after such consent is received (or such longer period as may be consented to by the Administrative Agent, in its sole discretion), to the Collateral Agent, leasehold Mortgages in and charges on such leased real property of any Loan Party as are not covered by the original Mortgages, in each case pursuant to documentation substantially in the form of the Mortgages delivered to the Collateral Agent on the Closing Date or in such other form as is reasonably satisfactory to the Collateral Agent (each, an “Additional Mortgage”) and constituting valid and enforceable perfected Liens superior to and prior to the rights of all third persons subject to no other Liens except as are permitted by Section 6.02 or arising by operation of law, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (e) below and otherwise comply with the Collateral and Guarantee Requirements.

(c) If any additional direct or indirect Material Subsidiary that is a Wholly Owned Subsidiary of ~~Holdings~~the Canadian Borrower is formed or acquired after the Amendment No. 2 Effective Date and if such ~~Wholly-Owned~~ Material Subsidiary is a Subsidiary Loan Party, or if any Subsidiary otherwise becomes a Subsidiary Loan Party after the Amendment No. 2 Effective Date, within 10 Business Days after the date such Subsidiary is formed or acquired or becomes a Subsidiary Loan Party, notify the Administrative Agent and the Lenders thereof and, within 45 Business Days (or such longer period as may be permitted by the Administrative Agent, in its sole discretion) (or, in the case of any Mortgages required to be granted, 90 days (or such longer period as may be permitted by the Administrative Agent, in its reasonable discretion)) after the date such Subsidiary is formed or acquired or becomes a Subsidiary Loan Party, cause the Collateral and Guarantee Requirements to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

(d) In the case of the Canadian Borrower, (i) furnish to the Collateral Agent prompt written notice (which shall in any event be provided within 30 days of such change or such longer period as the Administrative Agent may reasonably agree) of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s jurisdiction of organization or type of organization (C) in any Loan Party’s organizational identification number or (D) in the location of the chief executive office, principal place of business, registered office (pursuant to its constating documents) or (but only if actions are required to perfect the security interest therein as a result of such change) tangible Collateral (other than inventory in transit) valued in excess of $~~10.0 million~~10,000,000; provided that Canadian Borrower shall cause all filings to be made within any statutory period, under the UCC, PPSA or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in or other applicable Lien on all the Collateral for the benefit of the Secured Creditors.

(e) The Collateral and Guarantee Requirements and the other provisions of this Section 5.10 need not be satisfied with respect to: (i) any assets of the Canadian Borrower and its Subsidiaries’ network services business located outside of the United States and Canada (to the extent such assets are not material and non-essential (as determined in good faith by the Canadian Borrower) for the operations of the Canadian Borrower and its Subsidiaries), (ii) any grant of Liens over assets (or, if applicable, perfection of liens) if to do so would contravene the Agreed Security Principles, (iii) any other Contract that by its terms would be breached, defaulted, violated, invalidated, require the consent of a third Person not obtained or rendered unenforceable by the creation of any other Lien on such property or if the creation of any other Lien on such property would create a right of termination in favor of any party (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any successor provision or provisions or similar provisions of any applicable law); provided that for satellite purchase contracts and other contracts material (as determined in good faith by the Canadian Borrower) to the operation of the Loan Parties and their Restricted Subsidiaries taken as a whole, upon the request of Collateral Agent, Guarantor shall use commercially reasonable efforts to obtain such consent (but shall not be required to make any payment or material concession in exchange for such consent); provided, further, that under no circumstances shall ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary be obligated to seek consent to pledge customer agreements~~;~~, (iv) real estate leasehold interests (including all office leases and including requirements to deliver landlord lien waivers, estoppels and collateral access letters), other than ground leased real property on which earth station equipment worth more than $~~10.0 million~~10,000,000 (as determined in good faith by ~~Holdings~~the Canadian Borrower) are located, (v) vehicles and other goods for which possession of a certificate of title or ownership is required for perfection of a security interest therein, (vi) any Collateral excluded with the written consent of the Administrative Agent (such consent not to be unreasonably withheld) after taking into account the value of such assets and the burden (including tax, administrative or otherwise) of creating and perfecting liens on such assets, (vii) any application for registration of a Trademark filed with the United States Patent and Trademark Office on an intent-to-use basis until such time (if any) as a Statement of Use or Amendment to Allege Use is filed, at which time such Trademark shall automatically become part of the Collateral and subject to the security interest pledged, (viii) any property to the extent that such grant of a security interest is prohibited by the law of a Governmental Authority, or requires a consent not obtained of any Governmental Authority pursuant to such law (other than to the extent that any such law would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any successor provision or provisions or similar provisions of any applicable law), (ix) property not otherwise excluded from the Collateral and Guarantee Requirements that is subject to a Lien permitted under ~~Section 6.02(c), (d), (f) or (e~~clauses (6) (with respect to clause (d) of the definition of Permitted Debt), (7), (9), (10) or (18) (but only to the extent permitted ~~by Sections 6.02(c), (d), and (f))~~under clauses (6) (with respect to clause (d) of the definition of Permitted Debt), (7), (9) or (10) of the definition of Permitted Liens) of the definition of Permitted Liens, including any insurance and other proceeds thereof, (x) Excluded Collateral (as defined in the Security Agreement) owned by ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary, (xi) Letter of Credit Rights (as defined in the UCC) for a specified purpose to the extent ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary is required by applicable law to apply the proceeds of such Letter of Credit Rights for a specified purpose, (xii) any ~~telecommunications licenses~~FCC Licenses to the extent (but only to the extent) that at such time the Collateral Agent may not validly possess a security interest therein pursuant to the laws, and the regulations promulgated by any Governmental Authority, as in effect at such time, but Collateral shall include, to the maximum extent permitted by law, all rights incident or appurtenant to the ~~telecommunications licenses~~FCC Licenses and the right to receive all proceeds derived from or in connection with the sale, assignment or transfer of the telecommunications licenses, (xiii) a lien on the ownership interest with respect to the APT Transponders or APT’s interest in the “Common Elements” as defined in the Amended and Restated Satellite Agreement dated as of August 26, 2003, as amended (together with that certain Satellite Procurement Contract dated December 23, 2015, that certain Management Agreement dated as of December 23, 2015, that certain Satellite Transponder Agreement dated as of December 23, 2015, that certain Orbital Slot Sublicense Agreement dated as of December 31, 2015 and that certain Marketing Agreement dated as of December 31, 2015, the “APT Satellite Agreement”) between APT Satellite Company Limited (including its successors, assigns and transferees, “APT”), and Loral Orion, Inc. (as assigned to Telesat Satellite LP), that are on Telstar 18 (collectively, the “Excluded APT Elements”) so long as such prohibition exists in the APT Satellite Agreement, any other agreement with APT or the APT Security Agreement (or any replacement or successor agreement), it being understood that subject to the foregoing, a lien on the Satellite (as defined in the APT Satellite Agreement) is permitted so long as the lien thereon (which the Collateral Agent shall be permitted to release at any time in its sole discretion) is subject to the rights of APT under the APT Satellite Agreement and does not encompass the Excluded APT Elements; (xiv) Excluded Accounts (as defined in the Security Agreement), (xv) Equity Interests of Unrestricted Subsidiaries, (xvi) any Equity Interests (A) owned as of the Amendment No. 2 Effective Date or acquired after the Amendment No. 2 Effective Date in accordance with this Agreement if, and to the extent that, and for so long as (1) such grant would violate applicable law or a contractual obligation binding on such Equity Interests (other than to the extent that any such law or contractual obligation would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, or any successor provision or provisions or similar provisions of any applicable law) and (2) such law or contractual obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary (provided that clause (2) shall not apply in the case of a joint venture), (B) that are excluded from clause (c) of the definition of Collateral and Guarantee Requirements or (C) that constitute Minority Investments to the extent such assets are not essential or material (as determined in good faith by the Canadian Borrower) for the operations of the Loan Parties and their Restricted Subsidiaries taken as a whole, (xvii) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation binding on such assets (other than to the extent that such contractual obligation would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, if applicable to such contractual obligation, or any successor provision or provisions or similar provisions of any applicable law) that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation of or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01 that is secured by a Lien permitted pursuant to Section 6.02), (xviii) any Subsidiary or real estate interest that is being dissolved or sold, as applicable, within one year of the Amendment No. ~~2~~6 Effective Date and set forth on Schedule 5.10(e), such time to be extended in Administrative Agent’s sole discretion ~~(notwithstanding the foregoing there shall be no deadline for dissolutions or sales occurring under the laws of India)~~, (xix) Satellites not subject to the Lien created by the Security Documents and subject to agreements that are described in clause (~~u~~26) of the definition of Permitted Liens and which the Collateral Agent (in its sole discretion) has not entered into a non-disturbance agreement as further described therein, (xx) any Subject Property; provided, however, that the exclusions pursuant to this clause (xx) shall not apply to the extent that any such prohibition, default or other term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC, or any successor provision or provisions or similar provisions of any applicable law; and provided, further, that the Security Interest shall attach immediately to any portion of such Subject Property that does not result in any of the consequences specified above including, without limitation, any Proceeds of such Subject Property, and (xxi) any property to the extent a security interest in such property would result in material adverse tax consequences to ~~Holdings~~the Canadian Borrower or any Subsidiary of ~~Holdings~~the Canadian Borrower as reasonably determined by the Canadian Borrower in consultation with (but without requiring the consent of) the Collateral Agent. Notwithstanding the Collateral and Guarantee Requirements or the other provisions of this Section 5.10, (i) any Person organized under the laws of Canada or the United States (or any political subdivision thereof) shall not be required to take any actions outside of the United States and Canada to perfect the security interest in any assets of any such Person (including registered intellectual property) located outside of the United States and Canada, (ii) each Loan Party (other than any Loan Party organized under the laws of Canada or the United States (or any political subdivision thereof)) shall not be required to take any actions outside of its jurisdiction of organization to perfect the security interest in any assets of such Person (including registered intellectual property) located outside of such Person’s jurisdiction of organization, and (iii) other than the Loan Parties’ pledge of their equity interest in their Subsidiaries organized in Isle of Man and Brazil (to the extent required), if a Subsidiary organized outside of the United States and Canada is excluded from being a Guarantor because it is not a Material Subsidiary (“Excluded Foreign Subsidiary”), the Loan Parties shall not be required to grant or perfect their pledge of such equity interest in the Excluded Foreign Subsidiary under any law other than the laws of the United States or Canada. The Collateral Agent agrees that its lien (which the Collateral Agent shall be permitted to release at any time in its sole discretion) on the Satellite (as defined in the APT Satellite Agreement) is subject to the rights of APT under the APT Satellite Agreement (as defined therein) and does not encompass the Excluded APT Elements.

(f) Notwithstanding the foregoing provisions of this Section 5.10 or anything in this Agreement or any other Loan Document to the contrary, (~~a~~i) the foregoing provisions of this Section 5.10 and the Collateral and Guarantee Requirements shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Administrative Agent and the Canadian Borrower reasonably agree that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to ~~Holdings~~the Canadian Borrower and its Affiliates (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (~~b~~ii) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth herein and in the Security Documents and (~~c~~iii) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, commodity accounts, letter of credit rights or other assets requiring perfection by control (other than, for the avoidance of doubt, delivery of certificates or other instruments to the extent otherwise required by any Loan Document). The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary.

~~SECTION 5.11 [Reserved]~~.

ARTICLE VI

NEGATIVE COVENANTS

Each of ~~Holdings and~~ the Loan Parties covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent amounts not yet due) and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, ~~each Loan Party will, and will cause each of the Restricted Subsidiaries to:~~the following covenants shall apply.

Section 6.01 Limitation on Incurrence of Indebtedness. ~~(A) Holdings will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:~~The Canadian Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) and the Canadian Borrower will not permit any Restricted Subsidiary to issue any shares of preferred stock; provided, however, that the Borrowers may incur Indebtedness (including Acquired Indebtedness), any Restricted Subsidiary may incur Indebtedness and issue shares of preferred stock (including Acquired Indebtedness) if as of the date any such Indebtedness is incurred or preferred stock is issued, on a pro forma basis after giving effect to the incurrence and application of the proceeds of such Indebtedness, the Canadian Borrower’s Total Leverage Ratio for the Test Period immediately preceding such date shall be less than or equal to 4.50 to 1.00; provided, further that the aggregate principal amount (or liquidation preference) of Indebtedness incurred or preferred stock issued pursuant to the foregoing together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (n) of the definition of Permitted Debt and amounts under clauses (a), (i) and (o) of the definition of Permitted Debt (together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (n) below) by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of $300,000,000 and 6.5% of Total Assets at any time outstanding.

The foregoing limitations will not apply to (“Permitted Debt”):

(a) Indebtedness arising under the Loan Documents and any Credit Agreement Refinancing Indebtedness incurred to Refinance (in whole or in ~~part) such Indebtedness;~~

~~(b) Indebtedness of (i) any Loan Party to another Loan Party, (ii) of any Non-Subsidiary Loan Party to any other Non-Subsidiary Loan Party and (iii) subject to Section 6.05(g), Indebtedness of any Non-Subsidiary Loan Party to any Loan Party;~~

~~(c) Indebtedness in respect of any bankers’ acceptance (other than a bankers’ acceptance issued in respect of borrowed money), letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;~~

~~(d) except as provided in clause (j) below, subject to compliance with Section 6.05(g) to the extent applicable, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of Holdings or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) Holdings in respect of Indebtedness of the Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided, that there shall be no Guarantee by any Restricted Subsidiary that is not a Guarantor of any Indebtedness of a Borrower or any Guarantor, except to the extent permitted by Section 6.05; provided, further, that in the event such Guarantee Obligations are incurred in respect of Subordinated Indebtedness, then such Guarantee Obligation shall be subordinated to the right of payment of the Obligations at least to the same extent;~~

~~(e) Guarantee Obligations incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors and licensees;~~

~~(f) (i) Indebtedness (including Finance Lease Obligations and other Indebtedness arising under mortgage financings and purchase money Indebtedness (including any industrial revenue bond, industrial development bond or similar financings)) incurred within 270 days before or after the acquisition, development, construction, repair, restoration, maintenance, upgrade, expansion or improvement of fixed or capital assets to finance the acquisition, development, construction, repair, restoration, maintenance, upgrade, expansion or improvement of such fixed or capital assets or otherwise incurred in respect of Capital Expenditures (it being understood that the Canadian Borrower may determine in good faith the purpose for which Indebtedness was incurred), and (ii) any Permitted Refinancing Indebtedness incurred to Refinance, in whole or in part, any Indebtedness under this clause (f); provided that, at the time of incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate amount of Indebtedness incurred pursuant to this clause (f) shall not exceed an amount equal to the greater of (x) $150.0 million and (y) 3.25% of Total Assets of Holdings and its Subsidiaries (measured as of the date of incurrence based upon the Section 5.04 Financials most recently delivered on or prior to such date of incurrence);~~

~~(g) Indebtedness outstanding on the Amendment No. 2 Effective Date and listed on Schedule 6.01 (other than as set forth in clause (p) below) and any Permitted Refinancing thereof;~~

~~(h) Indebtedness in respect of Swap Agreements entered into for bona fide (non-speculative) business purposes;(i) (i)~~party) such Indebtedness (including successive refinancings) and any Permitted Additional Debt not otherwise permitted under this Section 6.01, which such Permitted Additional Debt is secured by Liens on the Collateral having a priority ranking equal or junior to the priority of the Liens on the Collateral securing the Secured Obligations; provided, with respect to such Permitted Additional Debt ~~not otherwise permitted under this Section 6.01; provided~~ that (A) both immediately prior to and after giving effect thereto, no Event of Default shall exist or result therefrom and (B) the aggregate principal amount, determined as of the date of the incurrence of such Indebtedness and giving pro forma effect thereto and the use of the proceeds thereof, shall not, together with the aggregate principal amount of Incremental Term Loans and Incremental Revolving Credit Commitment Increases incurred and outstanding pursuant to Section 2.21(b), exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, ~~(x~~the sum of (x) the amounts set forth under clauses (x) and (y) of the Incremental Limit, (y) in the case of Indebtedness that is secured by Liens on the Collateral equally and ratably with the Secured Obligations, an amount such that, after giving pro forma effect to the incurrence of any such Indebtedness and any Specified Transaction to be consummated in connection therewith, ~~Holdings~~the Canadian Borrower shall be in compliance on a pro forma basis with a First Lien Leverage Ratio which shall not exceed 3.50 to ~~1.00,~~1.00 and (~~y~~z) in the case of Indebtedness that shall rank junior in priority to the Liens on the Collateral securing the Secured Obligations, an amount such that, after giving pro forma effect to the incurrence of any such Indebtedness and any Specified Transaction to be consummated in connection therewith, ~~Holdings~~the Canadian Borrower shall be in compliance on a pro forma basis with a Senior Secured Leverage Ratio which shall not exceed 4.25 to 1.00 ~~and (z) in the case of Indebtedness that is unsecured, an amount such that, after giving pro forma effect to the incurrence of any such Indebtedness and any Specified Transaction to be consummated in connection therewith, Holdings shall be in compliance on a pro forma basis with a Total Leverage Ratio which shall not exceed 4.50 to 1.00; provided, further,~~; provided, further that~~, at the time any such Indebtedness is incurred,~~ the aggregate principal amount ~~of all Indebtedness incurred and outstanding under this Section 6.01(i) by Non-Subsidiary Loan Party, after giving pro forma effect to such incurrence and the other transactions and the use of the proceeds thereof, shall not exceed (a) the greater of (x) $300.0 million~~(or liquidation preference) of Indebtedness incurred or preferred stock issued pursuant to the foregoing together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (n) of the definition of Permitted Debt and amounts under the first paragraph of this Section 6.01 and clauses (i) and (o) of the definition of Permitted Debt (together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (n) below) by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of $300,000,000 and ~~(y) 6.5% of Total Assets of Holdings and its Subsidiaries (measured as of the date of incurrence based upon the Section 5.04 Financials most recently delivered on or prior to such date of incurrence) minus (b) the sum of the aggregate amount of any Indebtedness incurred or assumed prior to such time pursuant to Section 6.01(A)(j), (k) or (s) that is outstanding at such time and that was used to acquire, or was assumed in connection with the acquisition of, capital stock and/or assets in respect of which guarantees, pledges and security have not been given pursuant to Section 5.10 and (ii) any Permitted Refinancing thereof;~~6.5% of Total Assets at any time outstanding;

~~(j) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or (x) is a Restricted Subsidiary that survives a merger, consolidation or amalgamation with such Person or any of its Subsidiaries or (y) is merged, consolidated or amalgamated with a Restricted Subsidiary) or Indebtedness attaching to assets that are acquired by Holdings or any Restricted Subsidiary, in each case after the Amendment No. 2 Effective Date as the result of a Permitted Acquisition or Indebtedness of any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary; provided that;~~

~~(A) subject to Section 1.06, before and after giving pro forma effect thereto, no Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing,~~

~~(B) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,~~

~~(C) such Indebtedness is not guaranteed in any respect by Holdings or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries), except to the extent permitted under Section 6.05 or Section 6.06,~~

~~(D) (x) the Equity Interests of such Person are pledged to the Collateral Agent to the extent required under Section 5.10 and (y) such Person executes a supplement to each of the Guarantee, the Security Agreements and the Pledge Agreements (or alternative guarantee and security arrangements in relation to the Obligations), in each case to the extent required under Section 5.10; provided that the requirements of this clause (D) shall not apply to any Indebtedness of the type that could have been incurred under Section 6.01(A)(f), and~~

~~(E) at the time any such Indebtedness is incurred, the aggregate principal amount of all Indebtedness Incurred by Non-Subsidiary Loan Parties pursuant to, and outstanding under, this Section 6.01(j), after giving pro forma effect to such Incurrence and other transactions and the use of the proceeds thereof, shall not exceed the (a) the greater of (x) $300.0 million and (y) 6.5% of Total Assets of Holdings and its Subsidiaries (measured as of the date of incurrence based upon the Section 5.04 Financials most recently delivered on or prior to such date of incurrence) minus (b) the sum of the aggregate amount of (i) any Indebtedness incurred or assumed prior to such time pursuant to Section 6.01(A)(k) that is outstanding at such time and that was used to acquire, or was assumed in connection with the acquisition of, capital stock and/or assets in respect of which guarantees, pledges and security have not been given pursuant to Section 5.10 and (ii) any Indebtedness incurred by any Restricted Subsidiary that is not a Guarantor pursuant to Section 6.01(A)(i) or (s); and~~

(b) the incurrence by the Borrowers and any Guarantor of Indebtedness represented by the Senior Notes or Senior Secured Notes (including any Guarantee);

(c) Existing Indebtedness (other than Indebtedness described in clauses (a) and (b)), which in the case of such Existing Indebtedness with a principal amount in excess of $10,000,000 is set forth on Schedule 6.01;

(d) Indebtedness (including Finance Lease Obligations and Indebtedness related to a Sale Leaseback) and preferred stock incurred by the Canadian Borrower or any of its Restricted Subsidiaries, to finance the purchase, lease, construction or improvement (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement and migration) of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness and preferred stock then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $150,000,000 and (y) 3.25% of Total Assets at the time of incurrence;

(e) Indebtedness incurred by the Canadian Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(f) Indebtedness arising from agreements of the Canadian Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring or disposing of all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(i) such Indebtedness is not to be reflected on the balance sheet of the Canadian Borrower or any Restricted Subsidiary prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (f)(i)) and

(ii) ~~any Permitted Refinancing Indebtedness incurred to Refinance (in whole or in part) such Indebtedness;~~the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Canadian Borrower and the Restricted Subsidiaries in connection with such disposition;

~~(k) (i) Indebtedness of Holdings or any Restricted Subsidiary incurred to finance a Permitted Acquisition or similar Investment permitted under Section 6.05; provided that;~~

~~(A) subject to Section 1.06, before and after giving pro forma effect thereto, no Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing,~~

~~(B) subject to Section 1.06, after giving pro forma effect to the incurrence of any such Indebtedness, to such acquisition and any Specified Transaction to be consummated in connection therewith, Holdings and the Restricted Subsidiaries shall be in compliance on a pro forma basis with a Total Leverage Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such incurrence, as if such incurrence, acquisition and Specified Transaction had occurred on the first day of such Test Period of either (x) not greater than 4.50 to 1.00 or (y) not greater than the Total Leverage Ratio immediately prior to giving pro forma effect to all such incurrences and such other transactions,~~

~~(C) the terms of such Indebtedness do not provide for any scheduled repayment (including at maturity), mandatory repayment, redemption, repurchase, defeasance, similar payment or sinking fund obligation prior to the Final Maturity Date, other than customary prepayments, repurchases, redemptions, defeasances or similar payments of, or offers to prepay, redeem, repurchase, defease or similarly pay upon, a change of control, asset sale event or casualty or condemnation event or on account of the accumulation of excess cash flow and customary acceleration rights upon an event of default,~~

~~(D) (x) the Equity Interests of such acquired Person are pledged to the Collateral Agent to the extent required under Section 5.10 and (y) such acquired Person executes a supplement to each of the Guarantee, the Security Agreements and the Pledge Agreements (or alternative guarantee and security arrangements in relation to the Obligations), in each case to the extent required under 5.10, and~~

~~(E) at the time any such Indebtedness is incurred, the aggregate principal amount of all Indebtedness Incurred by Non-Subsidiary Loan Parties pursuant to, and outstanding under, this Section 6.01(k), after giving pro forma effect to such Incurrence and other transactions and the use of the proceeds thereof, shall not exceed (a) the greater of (x) $300.0 million and (y) 6.5% of Total Assets of Holdings and its Subsidiaries (measured as of the date of incurrence based upon the Section 5.04 Financials most recently delivered on or prior to such date of incurrence) minus (b) the sum of the aggregate amount of (i) any Indebtedness incurred or assumed prior to such time pursuant to Section 6.01(A)(j) that is outstanding at such time and that was used to acquire, or was assumed in connection with the acquisition of, capital stock and/or assets in respect of which guarantees, pledges and security have not been given pursuant to Section 5.10 and (ii) any Indebtedness incurred by any Restricted Subsidiary that is not a Guarantor pursuant to Section 6.01(A)(i) or (s); and~~

(g) Indebtedness (including Indebtedness related to a Sale Leaseback) or preferred stock of the Canadian Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Obligations; provided, further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Canadian Borrower or another Restricted Subsidiary) shall be deemed in each case to be an incurrence of such Indebtedness;

(h) Indebtedness (including Indebtedness related to a Sale Leaseback) or preferred stock of a Restricted Subsidiary to the Canadian Borrower or another Restricted Subsidiary; provided that

(i) any such Indebtedness is made pursuant to an intercompany note, and

(ii) ~~any Permitted Refinancing Indebtedness incurred to Refinance (in whole or in part) such Indebtedness;~~if a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further that any subsequent transfer of any such Indebtedness (except to the Canadian Borrower or another Restricted Subsidiary) shall be deemed in each case to be an incurrence of such Indebtedness;

(i) Indebtedness or preferred stock of Restricted Subsidiaries that are not Guarantors; provided, however, that the aggregate principal amount of Indebtedness or liquidation preference of preferred stock incurred under this clause (i), when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (i) and any refinancings in respect of any of the foregoing (including any Refinancing Indebtedness incurred pursuant to clause (n) below), does not exceed the greater of $120,000,000 and 2.75% of Total Assets at the time of incurrence; provided, further that the aggregate principal amount (or liquidation preference) of Indebtedness incurred or preferred stock issued pursuant to this clause (i) together with such amounts incurred or issued by Restricted Subsidiaries that are not Guarantors pursuant to the first paragraph of this Section 6.01 and clauses (a) and (o) of the definition of Permitted Debt and any Refinancing Indebtedness in respect of the foregoing incurred pursuant to clause (n) below) shall not exceed the greater of $300,000,000 and 6.5% of Total Assets at any one time outstanding;

(j) (x) Swap Obligations entered into for bona fide (non-speculative) business purposes and (y) Indebtedness in respect of Cash Management Obligations;

(k) ~~(l) Indebtedness~~obligations in respect of performance ~~bonds~~, bid ~~bonds~~, appeal ~~bonds,~~and surety bonds and completion guarantees ~~and similar obligations not in connection with money borrowed, in each case~~ provided by the Canadian Borrower or any Restricted Subsidiary in the ordinary course of business, including ~~those incurred to secure health, safety, environmental and regulatory obligations in the ordinary course of business~~guarantees or obligations of the Canadian Borrower or any Restricted Subsidiary with respect to letters of credit supporting such performance, bid, appeal or surety obligations (in each case other than for an obligation for money borrowed);

(l) ~~(m)~~ (i) Indebtedness ~~incurred in connection with any Permitted Sale Leaseback (provided that the Net Cash Proceeds thereof are promptly applied to the extent required by Section 2.12(c)) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above;~~or preferred stock of the Borrowers or any Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference of 100% of the net cash proceeds received by the Canadian Borrower since the Measurement Date from the issue or sale of Equity Interests of the Canadian Borrower or cash contributed to the capital of the Canadian Borrower (in each case, other than Excluded Contributions or sales of Equity Interests to the Canadian Borrower or any of its Subsidiaries) as determined in accordance with clauses (B)(1) and (B)(2) of the definition of Applicable Amount to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 6.06(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) and (ii) Indebtedness or preferred stock of the Borrowers or any Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness or preferred stock then outstanding and incurred pursuant to this clause (l)(ii) together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (n) below, does not at any one time outstanding exceed the greater of (x) $200,000,000 or (y) 4.5% of Total Assets as of the time of incurrence (it being understood that any Indebtedness or preferred stock incurred pursuant to this clause (l)(ii) shall cease to be deemed incurred or outstanding for purposes of this clause (l)(ii) but shall be deemed incurred for the purposes of the first paragraph of this Section 6.01 from and after the first date on which the Borrowers or such Guarantor could have incurred such Indebtedness under the first paragraph of this Section 6.01 without reliance on this clause (l)(ii));

~~(n) additional Indebtedness; provided that the aggregate amount of Indebtedness incurred and then outstanding pursuant to this clause (n) shall not at the time of incurrence thereof exceed the greater of (x) $200.0 million and (y) 4.5% of Total Assets of Holdings and its Subsidiaries (measured as of the date of incurrence based upon the Section 5.04 Financials most recently delivered on or prior to such date of incurrence);~~

(m) ~~(o)~~ Indebtedness ~~(including Finance Lease Obligations)~~or preferred stock incurred in connection with project financings and ~~Export Financings~~export credit financings (it being understood that the Canadian Borrower may determine in good faith the purpose for which Indebtedness was incurred) and any refinancing, refunding, renewal or extension of any such Indebtedness; provided that the aggregate amount of Indebtedness or preferred stock incurred pursuant to this clause (~~o) at the time of incurrence~~m) together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (n) below shall not exceed the greater of ~~(x) $1.0 billion and (y) 17.6% of Total Assets of Holdings and its Subsidiaries (measured as of the date of incurrence based upon the Section 5.04 Financials most recently delivered on or prior to such date of incurrence)~~$700,000,000 and 15.1% of Total Assets at any time outstanding;

(n) ~~(p) Indebtedness in respect of the Senior Notes and any Permitted Refinancing of the Senior Notes; provided that with respect to any Permitted Refinancing of the Senior Notes, clause (b) of the definition of “Permitted Refinancing” need not be satisfied if such modified, refinanced, refunded, renewed or extended Indebtedness has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of the Term B-4 Loans;~~the incurrence by the Canadian Borrower or any Restricted Subsidiary of Indebtedness or preferred stock which serves to refund or refinance any Indebtedness or preferred stock incurred as permitted under the first paragraph of this Section 6.01 and clauses (b), (c), (d), (i), (l)(b) and (m) above, this clause (n) and clause (o) below or any Indebtedness or preferred stock issued to so refund or refinance such Indebtedness or preferred stock including additional Indebtedness or preferred stock incurred to pay accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness

(i) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced,

(ii) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, such Refinancing Indebtedness is subordinated to the Obligations or such Guarantee at least to the same extent as the Indebtedness being refinanced or refunded; provided that this subclause (ii) need not be satisfied if the amount of such Refinancing Indebtedness shall not exceed the Applicable Amount (it being understood that if amounts available under the Applicable Amount are used to refinance such Subordinated Indebtedness, then the Applicable Amount shall be reduced by such amount), and

(iii) shall not include

(A) Indebtedness of a Subsidiary of the Canadian Borrower that refinances Indebtedness of the Canadian Borrower,

(B) Indebtedness of a Subsidiary of the Canadian Borrower that is not a Guarantor or a Borrower that refinances Indebtedness of a Guarantor or a Borrower or

(C) Indebtedness of the Canadian Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(o) (i) Indebtedness or preferred stock of Persons that are acquired by the Canadian Borrower or any Restricted Subsidiary or consolidated, amalgamated or merged with or into or wound up into a Restricted Subsidiary in accordance with the terms of this Agreement, provided that in the case of this clause (o)(i) immediately and after giving effect to such acquisition, amalgamation, consolidation, winding up or merger either (A) the Canadian Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio set forth in the first paragraph of this Section 6.01 or (B) the Canadian Borrower’s Total Leverage Ratio is less than or equal to the amount thereof immediately prior to such acquisition, amalgamation or merger; or

(ii) Indebtedness or preferred stock incurred in connection with or in contemplation of the acquisition of Persons that are acquired by the Canadian Borrower or any Restricted Subsidiary or consolidated, amalgamated or merged with or into or wound up into a Restricted Subsidiary in accordance with the terms of this Agreement; provided that in the case of this subclause (ii) immediately after giving effect to such acquisition, consolidation, amalgamation or merger either (A) the Canadian Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio set forth in the first paragraph of this Section 6.01 or (B) the Canadian Borrower’s Total Leverage Ratio is less than or equal to the amount thereof immediately prior to such acquisition, consolidation, amalgamation or merger;

provided, that the principal amount of any such Indebtedness and liquidation preference of any such preferred stock of any Restricted Subsidiaries that are not Guarantors permitted to remain outstanding pursuant to this subclause (o) together with the aggregate principal amount of Indebtedness incurred and liquidation preference of preferred stock issued in each case by Restricted Subsidiaries that are not Guarantors pursuant to the first paragraph of this Section 6.01, subclause (i) above or any Refinancing Indebtedness incurred pursuant to clause (n) above in respect of amounts incurred or issued by Restricted Subsidiaries that are not Guarantors under this clause (o) or the first paragraph of this Section 6.01 and clauses (a) and (i) of the definition of Permitted Debt shall not exceed an amount of the greater of $300,000,000 and 6.50% of Total Assets at any one time outstanding;

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(q)  ~~(i) Indebtedness consisting of Mezzanine Securities issued pursuant to Section 6.12(h)(a) (or existing on the Amendment No. 2 Effective Date) and (ii) any refinancings of the foregoing so long as (x) the principal amount of such refinancing shall not exceed the principal amount of such Mezzanine Securities being refinanced together with any accrued interest and fees (including any amendment or consent fees thereon) and (y) such refinancing shall, as determined by the Canadian Borrower in good faith, have terms material to the interests of the Lender no materially less advantageous to the Lenders than the existing terms of the such Mezzanine Securities being refinanced;~~ Indebtedness of the Canadian Borrower or any Restricted Subsidiary supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(r) ~~Permitted Additional Debt to the extent that the Net Cash Proceeds therefrom are applied (x) to the prepayment of Term Loans in accordance with Section 2.12(c) or (y) permanently reduce Revolving R-2 Facility Commitments or Extended Revolving Credit Commitments in the manner set forth in Section 2.09;~~

~~(s) Indebtedness of Non-Subsidiary Loan Parties; provided that, at the time of the incurrence thereof and after giving pro forma effect to such incurrence and other transactions and the use of the proceeds thereof, the aggregate outstanding principal amount of Indebtedness outstanding in reliance on this Section 6.01(s) shall not exceed (a) the greater of (x) $300.0 million and (y) 6.5% of Total Assets of Holdings and its Subsidiaries (measured as of the date of incurrence based upon the Section 5.04 Financials most recently delivered on or prior to such date of incurrence) minus (b) the sum of the aggregate amount of (i) any Indebtedness incurred or assumed prior to such time pursuant to Section 6.01(A)(j) or (k) that is outstanding at such time and that was used to acquire, or was assumed in connection with the acquisition of, capital stock and/or assets in respect of which guarantees, pledges and security have not been given pursuant to Section 5.10 and (ii) any Indebtedness incurred by any Restricted Subsidiary that is not a Guarantor pursuant to Section 6.01(A)(i);~~

~~(t) Indebtedness of Holdings or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money;~~

~~(u) (i) Indebtedness representing deferred compensation to officers, directors, managers, employees, consultants or independent contractors of Holdings (or any parent entity thereof), the Borrowers and the other Restricted Subsidiaries incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of Holdings (or any parent entity thereof), the Borrowers or the other Restricted Subsidiaries under deferred compensation to their officers, directors, managers, employees, consultants or independent contractors or other similar arrangements Incurred by such Persons in connection with the Transactions, Permitted Acquisitions or any other Investment expressly permitted under Section 6.05~~

(i) any guarantee by the Borrowers or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement,

(ii) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrowers or any Guarantor; provided that such guarantee is incurred in accordance with Section 6.10;

(s) ~~(v) Cash Management Obligations and other Indebtedness in respect of cash management services, netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements and otherwise in connection with deposit accounts and repurchase agreements permitted under Section 6.05; and~~(i) Mezzanine Securities issued pursuant to Section 6.12(b)(xii)(A) or existing as of the Measurement Date, including pay-in-kind interest payments issued thereon, in each case in accordance with the terms of the Mezzanine Securities as in effect on the Measurement Date; and (ii) any refinancings of the foregoing so long as (x) the principal amount of such refinancing shall not exceed the principal amount of such Mezzanine Securities being refinanced together with any accrued interest and fees (including any amendment or consent fees thereon) and (y) such refinancing shall, as determined by the Canadian Borrower in good faith, have terms material to the interests of the Lenders no materially less advantageous to the Lenders than the existing terms of such Mezzanine Securities being refinanced; and

(t) ~~(w)~~ the incurrence of additional Indebtedness or other obligations by ~~Holdings~~the Canadian Borrower not otherwise permitted under this Section 6.01; provided that such Indebtedness or other obligations (x) satisfy the definition of Dividend Obligations, (y) do not bear any interest (in the form of accretion, PIK, cash or otherwise) and (z) shall not result in a decline in the rating of the Term B-5 Loans or the corporate family rating of ~~Holdings~~Canadian Borrower by any Rating Agency by at least one notch in the gradation of the rating scale (e.g., + or – for S&P or 1, 2 and 3 for Moody’s) or of the credit outlook with respect thereto from such Rating Agency’s rating of the Loans or the corporate family rating of ~~Holdings~~Canadian Borrower.

~~(B) The Loan Parties will not issue any Disqualified Capital Stock except to the extent it is treated as Indebtedness and otherwise permitted under this Section 6.01.~~

For purposes of determining compliance with this Section ~~6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (A)(a) through (A)(w) above, the Canadian Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify all or a portion of such item of Indebtedness (or any portion thereof) in a manner that complies with this Section 6.01 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents and any Credit Agreement Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness will be deemed to have been incurred in reliance only on the exception set forth in Section 6.01(a). The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01. At the time of incurrence, the Canadian Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the paragraphs above.~~6.01:

(i) in the event that an item of Indebtedness or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness or preferred stock described in clauses (a) through (t) above or is entitled to be incurred pursuant to the first paragraph of this Section 6.01, the Canadian Borrower, in its sole discretion, will classify or reclassify such item of Indebtedness or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness or preferred stock in one of the above clauses;

(ii) at the time of incurrence, the Canadian Borrower will be entitled to divide and classify an item of Indebtedness or preferred stock in more than one of the types of Indebtedness or preferred stock described above;

(iii) the principal amount of Indebtedness or preferred stock outstanding under any clause of this Section 6.01 shall be determined after giving effect to the application of proceeds of any such Indebtedness or preferred stock; and

(iv) the U.S. dollar equivalent principal amount of Indebtedness or preferred stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness or preferred stock was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that (x) if such Indebtedness or preferred stock is incurred to refinance other Indebtedness or preferred stock denominated in the same foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount in such currency of such refinancing Indebtedness or preferred stock does not exceed the principal amount in such currency of such Indebtedness or preferred stock being refinanced, plus the aggregate amount of accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing and (y) if such Indebtedness or preferred stock is incurred to refinance other Indebtedness or preferred stock denominated in a different currency from the Indebtedness or preferred stock being refinanced, the principal amount of any such Indebtedness or preferred stock shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness or preferred stock is denominated that is in effect on the date of such refinancing.

Accrual of interest, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or preferred stock will not be deemed to be an incurrence of Indebtedness or preferred stock for purposes of this Section 6.01. If Indebtedness or preferred stock originally incurred in reliance upon a percentage of Total Assets under this covenant is being refinanced and such refinancing would cause the maximum amount of Indebtedness or preferred stock thereunder to be exceeded at such time, then such refinancing will nevertheless be permitted thereunder and such additional Indebtedness or preferred stock will be deemed to have been incurred under the applicable provision so long as the principal amount or liquidation preference of such refinancing Indebtedness or preferred stock does not exceed the principal amount or liquidation preference of Indebtedness or preferred stock being refinanced plus amounts permitted by the next sentence. Any Indebtedness or preferred stock permitted to be incurred to refinance Indebtedness or preferred stock above shall be permitted to include additional Indebtedness or preferred stock incurred to pay accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

Section 6.02 Limitation on Liens. ~~Holdings~~The Canadian Borrower will not, and will not permit any ~~of the~~ Restricted ~~Subsidiaries to~~Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien ~~upon any property or assets of any kind (real or personal, tangible or intangible) of Holdings or any Restricted Subsidiary, whether~~(except Permitted Liens) of any kind (any such Lien, the “Initial Lien”) that secures any obligations under any Indebtedness of the Canadian Borrower or a Restricted Subsidiary against or on any asset or property now owned or hereafter acquired~~, except:~~ by the Canadian Borrower or any such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except, in the case of any assets that do not constitute Collateral, any Initial Lien if the Secured Obligations of the Canadian Borrower or such Restricted Subsidiary (as applicable), if any, are secured equally and ratably with or prior to such Initial Liens.

~~(a) Liens arising under (i) the Loan Documents, including Liens which secure the Secured Obligations, (ii) the Permitted Additional Debt Documents securing Permitted Additional Debt Obligations permitted to be Incurred under Section 6.01 (provided that such Liens do not extend to any assets that are not Collateral) and (iii) the documentation governing any Credit Agreement Refinancing Indebtedness (provided that such Liens do not extend to any assets that are not Collateral); provided that, (A) in the case of Liens described in subclause (ii) or (iii) above securing Permitted Additional Debt Obligations or Credit Agreement Refinancing Indebtedness that constitute, or are intended to constitute, First Lien Obligations, the applicable Permitted Additional Debt Secured Parties or parties to such Credit Agreement Refinancing Indebtedness (or a representative thereof on behalf of such holders) shall have entered into with the Collateral Agent a Customary Intercreditor Agreement which agreement shall provide that the Liens on the Collateral securing such Permitted Additional Debt Obligations or Credit Agreement Refinancing Indebtedness shall have the same priority ranking as the Liens on the Collateral securing the Secured Obligations (but without regard to control of remedies) and (B) in the case of Liens described in subclause (ii) or (iii) above securing Permitted Additional Debt Obligations or Credit Agreement Refinancing Indebtedness that do not constitute, or are not intended to constitute, First Lien Obligations, the applicable Permitted Additional Debt Secured Parties or parties to such Credit Agreement Refinancing Indebtedness (or a representative thereof on behalf of such holders) shall have entered into a Customary Intercreditor Agreement with the Collateral Agent which agreement shall provide that the Liens on the Collateral securing such Permitted Additional Debt Obligations or Credit Agreement Refinancing Indebtedness, as applicable, shall rank junior in priority to the Liens on the Collateral securing the Secured Obligations and any other First Lien Obligations. Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Collateral Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 6.02(a);~~

~~(b) Permitted Liens;~~

~~(c) (i) Liens securing Indebtedness permitted pursuant to Section 6.01(A)(f) (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, lease, repair, replacement, restoration, construction, expansion or improvement (as applicable) of the property subject to such Liens or the making of the applicable Capital Expenditures, (B) other than the property financed (including insurance proceeds) by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and ancillary rights thereto and the proceeds and the products thereof and customary security deposits, related contract rights and payment intangibles and other assets related thereto and (C) with respect to Finance Lease Obligations, such Liens do not at any time extend to, or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits, related contract rights and payment intangibles), other than the assets subject to such Finance Lease Obligations and ancillary rights thereto; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender and (ii) Liens securing Indebtedness permitted pursuant to Section 6.01(A)(o); provided that such Liens attach at all times only to the assets so financed (including satellite, launch and related revenue contracts and insurance proceeds);~~

~~(d) Liens existing on the Amendment No. 2 Effective Date and listed on Schedule 6.02 or pursuant to agreements in existence on the Amendment No. 2 Effective Date and listed on Schedule 6.02 or, to the extent not listed in such Schedule, such property or assets have a fair market value that does not exceed $3.0 million in the aggregate;~~

~~(e) the modification, Refinancing, replacement, extension or renewal (or successive modifications, Refinancings, replacements, extensions or renewals) of any Lien permitted by clauses (a) through (d) above and clauses (f) or (g) of this Section 6.02 upon or in the same assets theretofore subject to such Lien, or the replacement, extension or renewal of the Indebtedness secured thereby, other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 6.01, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) other additions to such property and ancillary rights thereto and the proceeds and the products thereof and customary security deposits, related contract rights and payment intangibles and other assets related thereto;~~

~~(f) Liens existing on the assets, or Equity Interests, of any Person that becomes a Restricted Subsidiary (including by designation as a Restricted Subsidiary), or existing on assets acquired, pursuant to a Permitted Acquisition or other Investment permitted under Section 6.05 or Section 6.06 to the extent the Liens on such assets secure Indebtedness permitted by Section 6.01(j); provided that such Liens attach at all times only to the same assets that such Liens attached to (other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 6.01(j), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof), and secure only, the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness permitted by Section 6.01) that such Liens secured, immediately prior to such Permitted Acquisition or other Investment, as applicable;~~

~~(g) [Reserved];~~

~~(h) additional Liens so long as the aggregate principal amount of the obligations so secured does not at the time of incurrence thereof exceed the greater of (x) $150.0 million and (y) 3.25% of Total Assets of Holdings and its Subsidiaries (measured as of the date of incurrence based upon the Section 5.04 Financials most recently delivered on or prior to such date of incurrence); provided that, if such Liens are consensual Liens on Collateral (other than on cash and Cash Equivalents), then the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) shall enter into a Customary Intercreditor Agreement providing that the Liens on the Collateral securing such Indebtedness or other obligations shall rank junior to the Liens on the Collateral securing the Obligations. Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 6.02(h); and~~

~~(i) other Liens; provided that, (a) immediately after giving effect to the incurrence of Indebtedness, if any, (i) (x) secured by such Liens ranking equally and ratably with the Liens securing the Secured Obligations, on a pro forma basis after giving effect to the incurrence and application of the proceeds of such Indebtedness, the First Lien Leverage Ratio shall be less than or equal to 3.50 to 1.00 or (y) secured by Liens that are subordinated to the Liens securing the Secured Obligations or secured by assets that do not constitute Collateral, on a pro forma basis after giving effect to the incurrence and application of the proceeds of such Indebtedness, the Senior Secured Leverage Ratio shall be less than or equal to 4.25 to 1.00 and (ii) no Event of Default shall exist or would result therefrom, (b) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement, (c) subject to clauses (a)(i)(x) and (y) above, as applicable, such Liens may rank equally and ratably with or subordinated to the Liens granted hereunder (provided that, if such Liens are consensual Liens on Collateral (other than on cash and Cash Equivalents), then the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) shall enter into a Customary Intercreditor Agreement; without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 6.02(i)), (d) other than with respect to Indebtedness described in the proviso to (e) below, the maturity date of such Indebtedness shall not be earlier than the Final Maturity Date, (e) the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of Term B-4 Loans at the time of such incurrence; provided that (x) up to $150.0 million of such Indebtedness, less the amount, if any, of Incremental Term Loans incurred pursuant to the exception set forth in the proviso of Section 2.21(c)(i) and (y) in connection with Export Financings, in each case, may have a shorter Weighted Average Life to Maturity than the then outstanding Term B-4 Loans; and (f) either (1) the financial maintenance covenants and prepayment provisions applicable to such Indebtedness during the period ending on the Final Maturity Date shall be no more restrictive than those applicable to the then outstanding Loans or (2) if the financial maintenance covenants and prepayment provisions applicable to such Indebtedness are more restrictive during the period ending on the Final Maturity Date than those applicable to the then outstanding Loans, then the financial covenant and prepayment provisions then in effect for the outstanding Loans shall automatically be changed to those more restrictive provisions applicable to such Indebtedness, effective upon the incurrence of such Indebtedness;~~

~~(j) Liens with respect to property or assets of any Non-Subsidiary Loan Party securing Indebtedness of a Non-Subsidiary Loan Party permitted under Section 6.01(s);~~

~~(k) Liens arising out of any license, sublicense or cross-license of intellectual property permitted under Section 6.04;~~

~~(l) Liens securing Indebtedness or other obligations of Holdings or a Restricted Subsidiary in favor of Holdings or any Restricted Subsidiary; and~~

~~(m) Liens securing Swap Agreements submitted for clearing in accordance with applicable law.~~

Section 6.03 ~~Limitation on Fundamental Changes~~Merger, Consolidation or Sale of All or Substantially All Assets. ~~Except as expressly permitted by Section 6.04 or 6.05 and except as described in the recitals hereof, Holdings will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease~~

(a) The Canadian Borrower may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Canadian Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of~~,~~ all or substantially all of its ~~business units, assets or other properties, except that~~properties or assets in one or more related transactions, to any Person unless:~~(a)~~

(i) ~~any Subsidiary of Holdings or any other Person (other than Holdings) may be merged, amalgamated or consolidated with or into the Canadian Borrower or the Canadian Borrower may dispose of all or substantially all of its business units, assets and other properties; provided that (i) the Canadian Borrower shall be the continuing, resulting or surviving Person (or the Person formed by, resulting from, continuing from or surviving any such consolidation, amalgamation or merger) in the case of a merger, amalgamation or consolidation or, in the case of a merger, amalgamation or consolidation where the Canadian Borrower is not the continuing or surviving Person (or the Person formed by or continuing from or surviving any such consolidation, amalgamation or merger), the Person formed by or surviving any such merger or consolidation or the amalgamated entity after giving effect thereto (in each case if other than the Canadian Borrower) or in connection with a disposition of all or substantially all of the Canadian Borrower’s assets, the transferee of such assets or properties, shall, in each case, be an entity organized or existing under the laws of Canada, any province or territory thereof, the United States, any state thereof, the District of Columbia or any territory thereof (the Canadian Borrower or such Person, as the case may be, being herein referred to as the “Successor Canadian Borrower”), (ii) the Successor Canadian Borrower (if other than the Canadian Borrower) shall expressly assume all the obligations of the Canadian Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, and (iii) if such merger, amalgamation, consolidation or disposition involves the Canadian Borrower and a Person that, prior to the consummation of such merger, amalgamation, consolidation, or disposition, is not a Restricted Subsidiary of Holdings (or in the case of clause (H), a Guarantor) (A) no Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing on the date of such merger, amalgamation, consolidation or disposition or would result from the consummation of such merger, amalgamation, consolidation or disposition, (B) each Guarantor, unless it is the other party to such merger, amalgamation, consolidation or disposition or unless the Successor Canadian Borrower is the Canadian Borrower, shall have confirmed by a supplement to the Guarantee that its Guarantee shall apply to the Successor Canadian Borrower’s obligations under this Agreement, (C) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation, consolidation or disposition or unless the Successor Canadian Borrower is the Canadian Borrower, shall have by a supplement to the Loan Documents confirmed that its obligations thereunder shall apply to the Successor Canadian Borrower’s obligations under this Agreement, (D) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation, consolidation or disposition or unless the Successor Canadian Borrower is the Canadian Borrower, shall have by an amendment to or restatement of the Mortgage confirmed that its obligations thereunder shall apply to the Successor Canadian Borrower’s obligations under this Agreement, (E) the Canadian Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation, consolidation or disposition and any supplements to the Loan Documents preserve the enforceability of the Guarantee and the perfection of the Liens on the Collateral under the Security Documents, (F) if reasonably requested by the Administrative Agent, the Canadian Borrower shall be required to deliver to the Administrative Agent an opinion of counsel to the effect that such merger, amalgamation, consolidation or disposition does not breach or result in a default under this Agreement or any other Loan Document, (G) such merger, amalgamation, consolidation or disposition shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 6.05 and (H) the Canadian Borrower shall have delivered to the Administrative Agent such “know your customer” information reasonably requested by the Administrative Agent, which request shall be consistent in scope with the “know your customer” information delivered for the Canadian Borrower prior to the Amendment No. 2 Effective Date; provided, further, that, if the foregoing are satisfied, the Successor Canadian Borrower (if other than the Canadian Borrower) will succeed to, and be substituted for, the Canadian Borrower under this Agreement (provided, further, that, in the event of a disposition of all or substantially all of the Canadian Borrower’s assets or property to a Successor Canadian Borrower (which is not the Canadian Borrower) as set forth above and notwithstanding anything to the contrary in Section 9.04(a), if the original Canadian Borrower retains any assets or property other than immaterial assets or property after such disposition, such original Canadian Borrower shall remain obligated as a co-Borrower along with the Successor Canadian Borrower hereunder);~~the Canadian Borrower is the surviving, resulting or continuing Person, or the Person formed by, continuing or resulting from or surviving any such consolidation, amalgamation, merger or winding up (if other than the Canadian Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, limited liability company or partnership organized or existing under the laws of Canada, any province or territory thereof, the United States, any state thereof or the District of Columbia (such Person, as the case may be, being herein called the “Successor Company”); provided that, if the Successor Company is a limited liability company or partnership, then such Successor Company shall have a co-borrower that is a corporation organized or existing under the laws of Canada, any province or territory thereof, the United States, any state thereof or the District of Columbia;

(ii) ~~any Subsidiary of Holdings or any other Person (other than Holdings) may be merged, amalgamated or consolidated with or into the U.S. Borrower or the U.S. Borrower may dispose of all or substantially all of its business units, assets and other properties; provided that (i) the U.S. Borrower shall be the continuing, resulting or surviving Person (or the Person formed by or continuing from, resulting from or surviving any such consolidation, amalgamation or merger) in the case of a merger, amalgamation or consolidation or, in the case of a merger, amalgamation or consolidation where the U.S. Borrower is not the continuing, resulting or surviving Person (or the Person formed by or continuing from, resulting from or surviving any such consolidation, amalgamation or merger), the Person formed by, resulting from or surviving any such merger or consolidation or the amalgamated entity after giving effect thereto (in each case if other than the U.S. Borrower) or in connection with a disposition of all or substantially all of the U.S. Borrower’s assets, the transferee of such assets or properties, shall, in each case, be an entity organized or existing under the laws of Canada, any province or territory thereof, the United States, any state thereof, the District of Columbia or any territory thereof (the U.S. Borrower or such Person, as the case may be, being herein referred to as the “Successor U.S. Borrower”), (ii) the Successor U.S. Borrower (if other than the U.S. Borrower) shall expressly assume all the obligations of the U.S. Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, and (iii) if such merger, amalgamation, consolidation or disposition involves the U.S. Borrower and a Person that, prior to the consummation of such merger, amalgamation, consolidation, or disposition, is not a Restricted Subsidiary of Holdings (or in the case of clause (H), a Guarantor) (A) no Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing on the date of such merger, amalgamation, consolidation or disposition or would result from the consummation of such merger, amalgamation, consolidation or disposition, (B) each Guarantor, unless it is the other party to such merger, amalgamation, consolidation or disposition or unless the Successor U.S. Borrower is the U.S. Borrower, shall have confirmed by a supplement to the Guarantee that its Guarantee shall apply to the Successor U.S. Borrower’s obligations under this Agreement, (C) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation, consolidation or disposition or unless the Successor U.S. Borrower is the U.S. Borrower, shall have by a supplement to the Loan Documents confirmed that its obligations thereunder shall apply to the Successor U.S. Borrower’s obligations under this Agreement, (D) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation, consolidation or disposition or unless the Successor U.S. Borrower is the U.S. Borrower, shall have by an amendment to or restatement of the Mortgage confirmed that its obligations thereunder shall apply to the Successor U.S. Borrower’s obligations under this Agreement, (E) the Canadian Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation, consolidation or disposition and any supplements to the Loan Documents preserve the enforceability of the Guarantee and the perfection of the Liens on the Collateral under the Security Documents, (F) if reasonably requested by the Administrative Agent, the Canadian Borrower shall be required to deliver to the Administrative Agent an opinion of counsel to the effect that such merger, amalgamation, consolidation or disposition does not breach or result in a default under this Agreement or any other Loan Document, (G) such merger, amalgamation, consolidation or disposition shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 6.05 and (H) the Canadian Borrower shall have delivered to the Administrative Agent such “know your customer” information reasonably requested by the Administrative Agent, which request shall be consistent in scope with the “know your customer” information delivered for the U.S. Borrower prior to the Amendment No. 2 Effective Date; provided, further, that, if the foregoing are satisfied, the Successor U.S. Borrower (if other than the U.S. Borrower) will succeed to, and be substituted for, the U.S. Borrower under this Agreement (provided, further, that, in the event of a disposition of all or substantially all of the U.S. Borrower’s assets or property to a Successor U.S. Borrower (which is not the U.S. Borrower) as set forth above and notwithstanding anything to the contrary in Section 9.04(a), if the original U.S. Borrower retains any assets or property other than immaterial assets or property after such disposition, such original U.S. Borrower shall remain obligated as a co-Borrower along with the Successor U.S. Borrower hereunder);~~the Successor Company, if other than the Canadian Borrower, expressly assumes all the obligations of the Canadian Borrower under this Agreement pursuant to joinder documentation in form and substance reasonably satisfactory to the Administrative Agent;

~~(b) Holdings may merge, amalgamate or consolidate with or into any other Person (other than the Canadian Borrower) or, in connection with a Qualified IPO, liquidate into the issuing entity, or otherwise dispose of all or substantially all of its assets and property; provided that (i) Holdings shall be the continuing, resulting or surviving Person (or the Person formed by or continuing from or surviving any such consolidation, amalgamation or merger) or, in the case of a merger, amalgamation or consolidation where Holdings is not the continuing, resulting or surviving Person (or the Person formed by or continuing from, resulting from or surviving any such consolidation, amalgamation or merger) or where Holdings has been liquidated, or in connection with a disposition of all or substantially all of its assets, the Person formed by, resulting from or surviving any such merger, amalgamation or consolidation or the Person into which Holdings has been liquidated or to which Holdings has transferred such assets shall, in each case, be an entity organized or existing under laws of Canada, any province or territory thereof, the United States, any state thereof, the District of Columbia or any territory thereof (Holdings or such Person, as the case may be, being herein referred to as the “Successor Holdings”), (ii) the Successor Holdings (if other than Holdings) shall expressly assume all the obligations of Holdings under this Agreement and the other applicable Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) each Subsidiary Guarantor, unless it is the other party to such merger, amalgamation, consolidation, liquidation or disposition or unless the Successor Holdings is Holdings, shall have confirmed by a supplement to the Guarantee that its Guarantee shall apply to the Successor Holdings’ obligations under this Agreement, (iv) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation, consolidation, liquidation or disposition or unless the Successor Holdings is Holdings, shall have by a supplement to the applicable Loan Documents confirmed that its obligations thereunder shall apply to the Successor Holdings’ obligations under this Agreement, (v) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation, consolidation, liquidation or disposition or unless the Successor Holdings is Holdings, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Holdings’ obligations under this Agreement, (vi) Holdings shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation, consolidation, liquidation or disposition and any supplements to the Loan Documents preserve the enforceability of the Guarantee and the perfection of the Liens on the Collateral under the Security Documents, (vii) the Successor Holdings shall, immediately following such merger, amalgamation, consolidation, liquidation or disposition, directly or indirectly, own all Subsidiaries owned by Holdings immediately prior to such merger, amalgamation, consolidation, liquidation or disposition and (viii) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation, consolidation, liquidation, or disposition does not breach or result in a default under this Agreement or any other Loan Document; provided, further, that if the foregoing are satisfied, the Successor Holdings (if other than Holdings) will succeed to, and be substituted for, Holdings under this Agreement.~~

~~(c) Holdings or any Subsidiary of the Borrowers or any other Person may be merged, amalgamated or consolidated with or into one or more Restricted Subsidiaries of the Borrowers or any Restricted Subsidiary may dispose of all or substantially all of its business units, assets and other properties; provided that (i) a Restricted Subsidiary shall be the continuing, resulting or surviving Person (or the Person formed by or continuing from, resulting from or surviving any such consolidation, amalgamation or merger) in the case of a merger or consolidation or, in the case of a merger, amalgamation or consolidation where a Restricted Subsidiary is not the continuing, resulting or surviving Person (or the Person formed by or continuing from, resulting from or surviving any such consolidation, amalgamation or merger), the Person formed by, resulting from or surviving any such merger or consolidation or the amalgamated entity after giving effect thereto (in each case if other than a Restricted Subsidiary) or in connection with a disposition of all or substantially all of a Restricted Subsidiary’s assets, the transferee of such assets or properties, shall, in each case, be an entity organized or existing under the laws of Canada, any province or territory thereof, the United States, any state thereof, the District of Columbia or any territory thereof (the Restricted Subsidiary or such Person, as the case may be, being herein referred to as the “Successor Entity”) and (ii) the Successor Entity (if other than a Restricted Subsidiary) shall expressly assume all the obligations of a Restricted Subsidiary under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, if a Guarantor is not the continuing, resulting or surviving corporation or the Person formed by, resulting from or surviving any such merger, amalgamation or consolidation, either (x) such Person shall execute a supplement to the applicable Loan Documents in order to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, as applicable, or (y) such merger, amalgamation or consolidation shall be deemed to be an “Investment” and subject to the limitations set forth in Section 6.5 and (iv) if such merger, amalgamation, consolidation or disposition involves a Restricted Subsidiary and a Person that, prior to the consummation of such merger, amalgamation, consolidation, or disposition, is not a Restricted Subsidiary of the Borrowers (A) no Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing on the date of such merger, amalgamation, consolidation or disposition or would result from the consummation of such merger, amalgamation, consolidation or disposition, (B) the Canadian Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation, consolidation or disposition and any supplements to the Loan Documents preserve the enforceability of the Guarantee and the perfection of the Liens on the Collateral under the Security Documents, (C) if reasonably requested by the Administrative Agent, the Canadian Borrower shall be required to deliver to the Administrative Agent an opinion of counsel to the effect that such merger, amalgamation, consolidation or disposition does not breach or result in a default under this Agreement or any other Loan Document and (D) such merger, amalgamation, consolidation or disposition shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition”; provided, further, that, if the foregoing are satisfied, the Successor Entity (if other than a Restricted Subsidiary) will succeed to, and be substituted for, the Restricted Subsidiary under this Agreement;~~

~~(d) any Restricted Subsidiary that is not a Guarantor may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary and (ii) dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Canadian Borrower or any other Restricted Subsidiary of Holdings;~~

(iii) immediately after such transaction no Default or Event of Default exists;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable Test Period, (A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio test set forth in the first paragraph of Section 6.01 or (B) the Total Leverage Ratio for the Successor Company and the Restricted Subsidiaries would be equal to or less than such Total Leverage Ratio for the Canadian Borrower and the Restricted Subsidiaries immediately prior to such transaction;

(v) each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) of the second to last paragraph of this Section 6.03(a) shall apply, shall have confirmed in writing that its Guarantee shall apply to such Person’s obligations under this Agreement; and

(vi) the Canadian Borrower shall have delivered to the Administrative Agent an officer’s certificate and opinion of counsel, each stating that such consolidation, amalgamation, merger, winding up, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indentures, if any, comply with this Agreement.

For purposes of this Section 6.03, any Indebtedness of the Successor Company which was not Indebtedness of the Canadian Borrower immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

The Successor Company will succeed to, and be substituted for, the Canadian Borrower under this Agreement (and all references to the Canadian Borrower will be deemed references to the Successor Company, unless the context otherwise requires) and the Canadian Borrower will automatically be released and discharged from its obligations under this Agreement. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Canadian Borrower will be deemed to be the transfer of all or substantially all of the properties and assets of the Canadian Borrower.

(b) Subject to Section 10.09 hereof, no Guarantor nor the U.S. Borrower will, and the Canadian Borrower will not permit any Guarantor or the U.S. Borrower to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor or the U.S. Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(A) (i) (x) such Guarantor or the U.S. Borrower, as applicable, is the surviving, resulting or continuing Person or (y) the Person formed by, continuing or resulting from or surviving any such consolidation, amalgamation, merger or winding up (if other than such Guarantor or the U.S. Borrower, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, limited liability company or partnership organized or existing under the laws of Canada, any province or territory thereof (except that in the case of the U.S. Borrower, such surviving Person shall be organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof) (such Guarantor or the U.S. Borrower or such Person, as the case may be, being herein called the “Successor Person”) (provided that, in the case of this subclause (y), if the Guarantor or U.S. Borrower, as applicable, that is not the Successor Person of such transaction (a “Non-Successor Person”) had, immediately prior to such transaction, been formed, organized or existing under the laws of a jurisdiction other than those referenced immediately above and/or existed in or was organized as a legal entity other than a corporation, limited liability company or partnership, then the Successor Person of such transaction may be formed, organized or existing under the laws of the same jurisdiction as such Non-Successor Person had then been and may be of the same corporate or other organizational type as such Non-Successor Person had then been);

(vii) the Successor Person, if other than such Guarantor or the U.S. Borrower, as applicable, expressly assumes all the obligations of such Guarantor or the U.S. Borrower, as applicable, under this Agreement and, in the case of a Guarantor, such Guarantor’s Guarantee, pursuant to joinder documentation in form and substance reasonably satisfactory to the Administrative Agent;

(viii) immediately after such transaction no Default or Event of Default exists; and

(ix) the Canadian Borrower shall have delivered to the Administrative Agent an officer’s certificate and opinion or counsel, each stating that such consolidation, merger, winding up, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indentures, if any, comply with this Agreement; or

(B) in the case of a Guarantor, the transaction is made in compliance with Section 6.04.

Subject to Section 10.09 hereof, the Successor Person will succeed to, and be substituted for, such Guarantor or the U.S. Borrower, as applicable, under this Agreement and such Guarantor’s Guarantee (and references to such Guarantor or the U.S. Borrower, as applicable, will be deemed references to the Successor Person, unless the context requires otherwise), as applicable, and such Guarantor will automatically be released and discharged from its obligations under this Agreement and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into, amalgamate or consolidate with, wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to another Guarantor or the Canadian Borrower.

Notwithstanding anything to the contrary in this Agreement:

~~(e)~~ (1) any ~~Guarantor may sell, lease,~~Restricted Subsidiary may consolidate, amalgamate with, merge into or transfer ~~or otherwise dispose of any or~~ all or part of its properties and assets ~~(upon voluntary liquidation or otherwise)~~ to the Canadian Borrower or any ~~other~~ Guarantor;

~~(f) the Transactions and any Permitted Change of Control may be consummated; provided that if any such Permitted Change of Control involves the merger, amalgamation or consolidation of the Canadian Borrower, the U.S. Borrower or Holdings shall comply with the requirements set forth in Section 6.03(a)(i) or (ii) or (b), as applicable;~~(2) the Canadian Borrower, the U.S. Borrower or any Guarantor may merge or amalgamate with an Affiliate of the Canadian Borrower solely for the purpose of reincorporating the Canadian Borrower, the U.S. Borrower or such Guarantor in another jurisdiction of the United States or Canada so long as the amount of Indebtedness of the Canadian Borrower and the Restricted Subsidiaries is not increased thereby; and

~~(g) any Guarantor may (i) merge, amalgamate or consolidate with or into any Guarantor, (ii) merge, amalgamate or consolidate with or into any other Restricted Subsidiary which is not a Guarantor; provided that, if such Guarantor is not the continuing, resulting or surviving entity, such merger, amalgamation or consolidation shall be deemed to be an “Investment” and subject to the limitations set forth in Section 6.05 and (iii) dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Canadian Borrower, the U.S. Borrower or any Guarantor;~~

~~(h) Holdings, Interco and/or the~~(3) The Canadian Borrower and any of its direct or indirect parent companies, if any, may combine (whether by consolidation, amalgamation, merger or otherwise) ~~(the “Amalgamation”)~~ if the ~~direct or indirect~~ beneficial owners of ~~Holdings’~~the Canadian Borrower’s Voting Stock and the resulting or continuing entity’s Voting Stock are the persons set forth in clauses ~~(a)~~(i), (ii), (iii), (~~xi~~x) (as it relates to clause ~~(a)~~(i), (ii) or (iii)), or (~~b~~xi) of the definition of “Permitted ~~Investors~~Holders” and the aggregate principal amount of Indebtedness of the resulting or continuing entity is no greater than that of the Canadian Borrower immediately prior thereto or is permitted to be incurred under Section ~~6.01 (for the avoidance of doubt, such Amalgamation has occurred with the Canadian Borrower being the continuing entity); and~~6.01.

~~(i) any Restricted Subsidiary may liquidate or dissolve if (x) the Canadian Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Canadian Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Section 6.04 or 6.05, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Loan Party after giving effect to such liquidation or dissolution.~~

(c) Upon any consolidation, amalgamation, merger or winding up, or any sale, assignment, transfer, lease, conveyance or disposition of all or substantially all of the assets or properties of the Canadian Borrower, U.S. Borrower or any Guarantor in accordance with Sections 6.03(a) and 6.03(b) hereof, the successor Person formed by such consolidation or into which the Canadian Borrower, U.S. Borrower or such Guarantor, as the case may be, is merged or would up into or the successor Person to which such sale, assignment, transfer, lease, conveyance or disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Canadian Borrower, U.S. Borrower or such Guarantor, as the case may be, under this Agreement or the Guarantees, as the case may be, with the same effect as if such successor Person had been named as the Canadian Borrower, U.S. Borrower or such Guarantor, as the case may be, herein or the Guarantees, as the case may be. When a successor Person assumes all obligations of its predecessor hereunder or the Guarantees, as the case may be, such predecessor shall be released from all obligations; provided that in the event of a lease, the predecessor shall not be released from the payment of principal and interest or other obligations under this Agreement or the Guarantees, as the case may be.

Section 6.04 Limitation on Sale of Assets. ~~Holdings will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation, of any assets of Holdings or the Restricted Subsidiaries) or (ii) sell to any Person (other than a Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s capital stock or issue to any Person (other than Holdings or any Restricted Subsidiary) any shares of any Restricted Subsidiary’s capital stock, other than the issuance of additional Equity Interests of non-Wholly Owned Subsidiaries to a third party (provided that after giving effect to the issuance thereof, Holdings directly or indirectly owns not less than the percentage of equity in such entity that it owned immediately prior to such issuance) (collectively, a “disposition”), except that:~~

The Canadian Borrower will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless:

(a) ~~Holdings and the Restricted Subsidiaries may sell, lease, assign, transfer, license, abandon, allow the expiration or lapse of, or otherwise dispose of, the following: (i) obsolete, worn-out, damaged, uneconomic, no longer commercially desirable, used or surplus assets, rights and properties and other assets, rights and properties that are held for sale or no longer used, useful or necessary for the operation of Holdings and its Subsidiaries’ business, (ii) inventory, equipment, service agreements, product sales, securities and goods held for sale or other immaterial assets in the ordinary course of business, (iii) cash and Cash Equivalents in the ordinary course of business and (iv) books of business, client lists or related goodwill in connection with the departure of related employees or producers in the ordinary course of business;~~the Canadian Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(b) ~~Holdings and the Restricted Subsidiaries may sell, transfer or otherwise dispose of assets (other than Satellite Assets) for fair value; provided that (i) the total non-cash consideration received since the Amendment No. 2 Effective Date in respect of sales, transfers and dispositions for which less than 75% of such consideration consisted of cash or Cash Equivalents shall not exceed the greater of $120.0 million and 2.75% of Total Assets of Holdings and its Subsidiaries (measured as of the date of disposition based upon the Section 5.04 Financials most recently delivered on or prior to such date of disposition) (it being agreed that there is no such limitation on the amount of non-cash consideration received in respect of any such sale, transfer or other disposition made pursuant to this clause (b) if at least 75% of the consideration in respect thereof consists of cash consideration or Cash Equivalents and that the cash consideration and Cash Equivalents in a sale, transfer or other disposition may be less than 75% so long as the deficiency is less than the then unused portion of such $120.0 million and 2.75% of Total Assets of Holdings and its Subsidiaries (measured as of the date of disposition based upon the Section 5.04 Financials most recently delivered on or prior to such date of disposition) amount), (ii) to the extent applicable, the Net Cash Proceeds thereof to Holdings and its Restricted Subsidiaries are promptly applied to the prepayment and/or commitment reductions as provided for in Section 2.12(c) and (iii) after giving effect to any such sale, transfer or other disposition, and assuming the consummation thereof, no Event of Default shall have occurred and be continuing (other than with respect to a sale, transfer or other disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default existed or would have resulted from such sale, transfer or other disposition);~~except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Canadian Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

~~(c) Holdings and the Restricted Subsidiaries may make sales of assets to Holdings or to any Restricted Subsidiary (except that Satellite Assets may not be sold or transferred to any non-Guarantor pursuant to this clause (c)); provided that with respect to any such sales to Restricted Subsidiaries that are not Guarantors either (1) (i) such sale, transfer or disposition shall be for fair value and (ii) the total non-cash consideration received since the Amendment No. 2 Effective Date in respect of such sales, transfers and dispositions for which less than 50% of such consideration consisted of cash shall not exceed the greater of (x) $150.0 million and (y) 3.25% of the Total Assets of Holdings and its Subsidiaries (measured as of the date of sale based upon the Section 5.04 Financials most recently delivered on or prior to such date of sale) (it being agreed that there is no such limitation on the amount of non-cash consideration received in respect of any such sale, transfer or other disposition made pursuant to this subclause (c) if at least 50% of the consideration in respect thereof consists of cash consideration or Cash Equivalents and that the cash consideration and Cash Equivalents in a sale, transfer or other disposition may be less than 50% so long as the deficiency is less than the then unused portion of such the greater of (x) $150.0 million and (y) 3.25% of the Total Assets of Holdings and its Subsidiaries (measured as of the date of sale based upon the Section 5.04 Financials most recently delivered on or prior to such date of sale) amount) or (2) such sale, transfer or disposition is permitted by Section 6.05(g);~~

~~(d) Holdings and its Restricted Subsidiaries may effect any transaction permitted by Section 6.03, 6.05 (other than Section 6.05(k) or (m)) or 6.06;~~

~~(e) Holdings and its Restricted Subsidiaries may lease, or sublease, any real property or personal property in the ordinary course of business;~~

~~(f) Holdings and its Restricted Subsidiaries may sell or transfer or otherwise dispose of Satellite Assets or consummate a Permitted Sale Leaseback, in each case other than in the ordinary course of business; provided that (i) the fair market value of the proceeds of all such transactions does not exceed the greater of (x) $1.0 billion and (y) 22.5% of the Total Assets of Holdings and its Subsidiaries (measured as of the date of disposition based upon the Section 5.04 Financials most recently delivered on or prior to such date of disposition), (ii) such Net Cash Proceeds are promptly applied to the prepayment and/or commitment reductions as provided for in Section 2.12 and (iii) at least 90% of the consideration received pursuant to this clause (f) must consist of cash or Cash Equivalents;~~

~~(g) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property and (ii) the proceeds of any such disposition are promptly applied to the purchase price of such replacement property;~~

~~(h) dispositions of Cash Equivalents;~~

~~(i) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;~~

~~(j) dispositions of assets listed on Schedule 6.04;~~

~~(k) dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;~~

~~(l) dispositions of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;~~

~~(m) dispositions consisting of leasing transponders in the ordinary course of business (including end of life leases);~~

~~(n) other dispositions of property for consideration in any single transaction or related series of transactions, not in excess of $25.0 million from any individual transaction and the aggregate consideration for all dispositions pursuant to this Section 6.04(n) shall not exceed the greater of (x) $50.0 million and (y) 1.0% of the Total Assets of Holdings and its Subsidiaries (measured as of the date of disposition based upon the Section 5.04 Financials most recently delivered on or prior to such date of disposition);~~

~~(o) contractual arrangements under long-term contracts with customers entered into by Holdings and the Restricted Subsidiaries in the ordinary course of business which are treated as sales for accounting purposes; provided that there is no transfer of title in connection with such contractual arrangement;~~

~~(p) other dispositions made by Restricted Subsidiaries that are not the Borrowers or Guarantors in an aggregate amount not in excess of the greater of (x) $25.0 million and (y) 0.5% of the Total Assets of Holdings and its Subsidiaries (measured as of the date of disposition based upon the Section 5.04 Financials most recently delivered on or prior to such date of disposition);~~

~~(q) Holdings and the Restricted Subsidiaries may (i) enter into non-exclusive licenses, sublicenses or cross-licenses of intellectual property including in connection with a research and development agreement in which the other party receives a license to intellectual property that results from such agreement, (ii) exclusively license, sublicense or cross-license intellectual property if done in the ordinary course of business of the Borrower and its Restricted Subsidiaries or consistent with past practice and (iii) assign, lease, sublease, license or sublicense any real or personal property or terminate or allow to lapse any such assignment, lease, sublease, license or sublicense, other than any intellectual property, in the ordinary course of business or consistent with past practice; and~~

~~(r) Holdings and the Restricted Subsidiaries may unwind or terminate any Swap Agreement or Cash Management Agreement and allow for the expiration of any options agreement with respect to any real property or personal property.~~

(i) ~~For purposes of clauses (b), (c) and (f), the following consideration shall be deemed to be cash consideration: (A)~~ any liabilities (as shown on ~~Holdings~~the Canadian Borrower’s, or such Restricted Subsidiary’s, most recent balance sheet ~~provided hereunder or in the footnotes thereto or if~~or in the footnotes thereto or if incurred, accrued or ~~incurred~~increased subsequent to the date of such balance ~~sheets~~sheet, such liabilities that would have been ~~shown on Holdings’ or such Restricted Subsidiary’s balance sheet or in the footnotes thereto as if such accrual or incurrence~~reflected on the Canadian Borrower’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined ~~in good faith~~ by the Canadian Borrower) of ~~Holdings~~the Canadian Borrower or ~~such~~any Restricted Subsidiary, other than liabilities that are by their terms subordinated ~~to the~~in right of payment ~~in cash of~~to the Obligations, that are assumed by the transferee ~~with respect to the applicable disposition and for which Holdings~~of any such assets (or are directly associated with such assets and are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Canadian Borrower and all ~~of the~~ Restricted Subsidiaries ~~shall~~ have been ~~validly~~unconditionally released by all ~~applicable~~ creditors or their representatives in writing ~~shall be deemed to be cash or Cash Equivalents and (B) any securities, notes or other obligations received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable disposition shall be deemed to be cash or Cash Equivalents.~~,

(ii) any notes or other obligations or securities or assets received by the Canadian Borrower or such Restricted Subsidiary from such transferee that are converted by the Canadian Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale, and

(iii) any Designated Non-cash Consideration received by the Canadian Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this subclause (iii) that is at that time outstanding, not to exceed an amount equal to the greater of $120,000,000 or 2.75% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

Section 6.05 ~~Limitation on Investments~~[Reserved].   ~~. Holdings will not, and will not permit any of the Restricted Subsidiaries to, make any Investment in, any Person, except:~~

~~(a) extensions of trade credit and asset purchases (including purchases of transponders, orbital slots and ground equipment, and including purchases of inventory, intellectual property, supplies, material or equipment or other similar assets), the lease or sublease (other than Finance Lease Obligations) of any asset and the licensing or sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;~~

~~(b) Cash Equivalents;~~

~~(c) loans and advances to officers, directors and employees of Holdings or any of its Subsidiaries (i) in an aggregate principal amount, after giving pro forma effect to the making of any such loan or advance, the aggregate principal amount of all loans and advances outstanding under this clause (c)(i) shall not exceed the greater of $10.0 million and 0.25% of Total Assets of Holdings and its Subsidiaries (measured as of the date of such loan or advance based upon the Section 5.04 Financials most recently delivered on or prior to such date of such loan or advance), (ii) for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice and (iii) to finance the purchase of Equity Interests of Holdings (or any parent entity thereof); provided that the amount of such loans and advances used to acquire such Equity Interests shall be contributed in cash as common equity;~~

~~(d) Investments existing on the Amendment No. 2 Effective Date and listed on Schedule 6.05 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the Amendment No. 2 Effective Date;~~

~~(e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;~~

~~(f) Investments to the extent that payment for such Investments is made solely with capital stock of Holdings or a Borrower;~~

~~(g) Investments in (i) any Guarantor, the Canadian Borrower and the U.S. Borrower and (ii) in Restricted Subsidiaries that are not Guarantors (provided that such entity was a Subsidiary immediately prior to such Investment), in the case of this clause (g)(ii), in an aggregate amount such that, after giving pro forma effect to the making of any such Investment, the principal amount of all Investments outstanding under this clause (g)(ii) shall not exceed the greater of $180.0 million and 4.0% of Total Assets of Holdings and its Subsidiaries (measured as of the date of investment based upon the Section 5.04 Financials most recently delivered on or prior to such date of investment);~~

~~(h) [Reserved];~~

~~(i) Investments constituting Permitted Acquisitions; provided that the aggregate amount of Permitted Acquisition Consideration relating to all such Permitted Acquisitions made or provided by the Canadian Borrower, the U.S. Borrower or any Subsidiary Guarantor to acquire any Restricted Subsidiary that does not become a Subsidiary Guarantor or merge, consolidate or amalgamate into the Canadian Borrower, the U.S. Borrower or a Subsidiary Guarantor or any assets that shall not, immediately after giving pro forma effect to such Permitted Acquisition, be owned by the Canadian Borrower, the U.S. Borrower or a Subsidiary Guarantor, shall not exceed an aggregate amount, measured at the time such Investment is made and after giving pro forma effect to such Investment, equal to the sum of (i) the greater of (x) $300.0 million and (y) 6.5% of Consolidated Total Assets of Holdings and its Subsidiaries (measured as of the date of such transaction based upon the Section 5.04 Financials most recently delivered on or prior to the date of such transaction) and (ii) the Applicable Amount at such time;~~

~~(j) Investments (including Investments in Minority Investments, Unrestricted Subsidiaries, joint ventures or similar entities that do not constitute Restricted Subsidiaries), in each case, as valued at the fair market value of such Investment at the time each such Investment is made, in an amount that, at the time such Investment is made, would not exceed the Applicable Amount at such time;~~

~~(k) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 6.04(b) or (c);~~

~~(l) Investments made to repurchase or retire common stock of the Canadian Borrower (or to make payments to Holdings to enable it to retire common stock of Holdings) owned by any present, future or former employee, officer, director or consultant pursuant to any employee stock ownership plan, key employee stock ownership plan, director benefit plan, consulting agreement or employment agreement of Holdings or any Restricted Subsidiary when taken together with dividends made in accordance with Section 6.06(b), does not exceed the greater of (x) $25.0 million and (y) 0.5% of Consolidated Total Assets of Holdings and its Subsidiaries (measured as of the date of such transaction based upon the Section 5.04 Financials most recently delivered on or prior to the date of such transaction);~~

~~(m) Investments permitted under Section 6.04 or Section 6.06;~~

~~(n) Swap Agreements entered into for bona fide (non-speculative) business purposes;~~

~~(o) additional Investments so long as, subject to Section 1.06, (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving pro forma effect to such Investment, Holdings and the Restricted Subsidiaries would be in compliance, on a pro forma basis, with a Total Leverage Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of the making of such Investment, as if such Investment and any other transactions being consummated in connection therewith occurred on the first day of such Test Period, of no greater than 3.50:1.00;~~

~~(p) Investments to the extent that the payment for such Investments is made solely with the Equity Interests (other than Disqualified Capital Stock) of Holdings (or any parent entity thereof) or a Borrower;~~

~~(q) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other deposits, prepayments and other credits to suppliers in the ordinary course of business; and~~

~~(r) Investments which are guarantees permitted under Section 6.01.~~

Section 6.06 Limitation on ~~Dividends~~Restricted Payments. ~~Holdings will not pay any dividends (other than dividends payable solely in its capital stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders in their capacity as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its capital stock or the capital stock of any direct or indirect parent now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock), or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 6.05) any shares of any class of the capital stock of Holdings or the Canadian Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock) (all of the foregoing “dividends”):~~(a) The Canadian Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

~~(a) Holdings may redeem in whole or in part any of its capital stock or preferred stock for another class of capital stock or preferred stock~~

(i) declare or pay any dividend or make any distribution on account of the Canadian Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable on account of the Canadian Borrower’s or any Restricted Subsidiary’s Equity Interests in connection with any merger or consolidation other than:

(A) dividends or distributions by the Canadian Borrower payable in Equity Interests (other than Disqualified Capital Stock) of the Canadian Borrower or in options, warrants or other rights to purchase such Equity Interests, or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Canadian Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Canadian Borrower or any direct or indirect parent of the Canadian Borrower, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) the Canadian Borrower can incur at least $1.00 of additional Indebtedness pursuant to the provisions of the first paragraph of Section 6.01; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Canadian Borrower and its Restricted Subsidiaries after the Measurement Date (including Restricted Payments permitted by Sections 6.06(b)(i), (b)(v) and (b)(xvii), but excluding all other Restricted Payments permitted by Section 6.06(b)), is less than the Applicable Amount.

(b)  The foregoing provisions will not prohibit:

(i) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if, at the date of declaration or the giving of such notice, such payment would have complied with the provisions of this Agreement (assuming, in the case of a redemption payment, the giving of the notice of such redemption payment would have been deemed to be a Restricted Payment at such time);

(ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests (“Retired Capital Stock”)~~, as the case may be, or rights to acquire its capital stock or preferred stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its capital stock (“Refunding Capital Stock”) or preferred stock, as the case may be; provided that such other class of capital stock or preferred stock is not Disqualified Capital Stock and contains terms and provisions at least as advantageous to the Lenders in all respects material to their interests (as determined in good faith by the Canadian Borrower) as those contained in the capital stock or preferred stock, as the case may be, redeemed thereby, and provided further that such new issuance of capital stock does not increase the Applicable Amount;~~ or Subordinated Indebtedness of the Canadian Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Canadian Borrower (in each case, other than any Disqualified Capital Stock) (“Refunding Capital Stock”);

(iii) the redemption, repurchase, defeasance, exchange or other acquisition or retirement of Subordinated Indebtedness of the Canadian Borrower or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Canadian Borrower or any Restricted Subsidiary which is incurred in compliance with Section 6.01 so long as:

(A) the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness being so redeemed, repurchased, acquired, defeased, exchanged or retired, plus the amount of any reasonable fees, expenses and premium incurred or paid in connection with such redemption, repurchase, acquisition, defeasance, exchange or retirement and the incurrence of such new Indebtedness;

(B) such new Indebtedness is subordinated to the Obligations at least to the same extent as such Subordinated Indebtedness so redeemed, repurchased, defeased, exchanged, acquired or retired; provided that this subclause (B) need not be satisfied if (1) such new Indebtedness can be incurred pursuant to the first paragraph of Section 6.01 or (2) the amount of such new Indebtedness shall not exceed the Applicable Amount (it being understood that if amounts available under the Applicable Amount are used to redeem, repurchase, defease, exchange, acquire or retire such Subordinated Indebtedness, then the Applicable Amount shall be reduced by such amounts);

(C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired;

(D) such new Indebtedness has a Weighted Average Life to Maturity at the time incurred which is not less than the shorter of (1) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired and (2) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the Final Maturity Date were instead due on such date one year following the Final Maturity Date; and

(E) the obligor of such Indebtedness does not include any Person (other than the Borrowers or any Guarantor) that is not an obligor of the Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired;

(iv) ~~(b) Holdings may acquire, purchase, repurchase, redeem, acquire or retire shares of its Qualified Capital Stock (or any options or warrants or stock appreciation rights issued with respect to any of its Qualified Capital Stock) held by past, present or future officers, directors and employees of or consultants to Holdings and its Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements, employment agreements or consulting agreements; provided that the aggregate amount of all cash paid in respect of all such shares of Qualified Capital Stock (or any options or warrants or stock appreciation or similar rights issued with respect to any such Qualified Capital Stock) so redeemed, acquired, retired or repurchased does not exceed the sum of (i) $15.0 million in any calendar year (which shall increase to $30.0 million in any calendar year following the consummation of a Qualified IPO); notwithstanding the foregoing, 100% of the unused amount of payments in respect of this Section 6.06(b)(i) (before giving pro forma effect to any carry forward) up to a maximum of $30.0 million (which shall increase to $60.0 million following the consummation of a Qualified IPO), may be carried forward to~~a Restricted Payment to pay for the repurchase, redemption, retirement, defeasance or other acquisition of Equity Interests of the Canadian Borrower or any of its direct or indirect parent companies held by any future, present or former employee, director, officer or consultant of the Canadian Borrower, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this subclause (iv) do not exceed in any calendar year $15,000,000 (which shall increase to $30,000,000 subsequent to the consummation of a Qualified IPO) with unused amounts in any calendar year in an amount not to exceed $30,000,000 (which shall increase to $60,000,000 subsequent to the consummation of a Qualified IPO) being carried over to the succeeding calendar years ~~and utilized to make payments pursuant to this Section 6.06(b) plus (ii) all proceeds obtained by any parent entity of Holdings (and contributed to Holdings or the Canadian Borrower) or Holdings or the Borrower after the Closing Date from the sale of such Qualified Capital Stock to other future, current or former officers, managers, consultants, employees, directors and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) in connection with any plan or agreement referred to above in this clause (b) plus (iii) all net cash proceeds obtained from any key-man life insurance policies received by Holdings or any of~~; provided, further that such amount in any calendar year may be increased by an amount (without duplication of any increase in respect of any other calendar year) not to exceed:

(A) the cash proceeds from the sale of Equity Interests of the Canadian Borrower and, to the extent contributed to the Canadian Borrower, Equity Interests of any of the Canadian Borrower’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Canadian Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs or occurred after the Measurement Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (B)(3) of the definition of the term “Applicable Amount”; plus

(B) the cash proceeds of key man life insurance policies received by the Canadian Borrower (or any direct or indirect parent company of the Canadian Borrower to the extent contributed to the Canadian Borrower) and its Restricted Subsidiaries ~~(or any parent entity of Holdings to the extent contributed to Holdings the Canadian Borrower) after the Closing Date less (iv) the amount of any previous dividends made pursuant to clauses (ii) and (iii) of this Section 6.06(b); and provided, further, that, the cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary from any future, current or former employees, officers, managers, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any parent entity of Holdings, Holdings or any of the Restricted Subsidiaries in connection with a redemption, acquisition, retirement or repurchase of its Qualified Capital Stock will not be deemed to constitute a dividend for purposes of this Agreement ;~~after the Measurement Date; less

(C) the amount of any Restricted Payments previously made since the Measurement Date pursuant to clauses (A) and (B) of this clause (iv);

and provided, further that cancellation of Indebtedness owing to the Canadian Borrower, U.S. Borrower or any Guarantor from members of management of the Canadian Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Canadian Borrower or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06 or any other provision of this Agreement;

~~(c) Holdings may engage in actions otherwise prohibited by this Section 6.06 in an amount that, at the time such dividend is made, would not exceed the Applicable Amount at such time, so long as after giving pro forma effect to such dividend, Holdings and the Restricted Subsidiaries would be in compliance, on a pro forma basis, with a Total Leverage Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of the making of such dividend, as if such dividend and any other transactions being consummated in connection therewith occurred on the first day of such Test Period, of no greater than 4.50:1.00 and provided that no default or Event of Default exists or would exist after giving effect thereto;~~

~~(d) Holdings may declare and pay dividends and/or distributions in accordance with Section 6.12(h), provided that no default or Event of Default exists or would exist after giving effect thereto;~~

~~(e) Holdings may pay dividends and/or make distributions (including repurchases of Qualified Capital Stock) to the holders of preferred Equity Interests to the extent of any cash contribution in Holdings or from the cash proceeds of Qualified Capital Stock (provided that such new equity does not increase the Applicable Amount);~~

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Capital Stock of the Canadian Borrower or any other Restricted Subsidiary issued in accordance with Section 6.01 to the extent such dividends are included in the definition of Cumulative Interest Expense;

(vi) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price or taxes payable in respect of such options or warrants;

(vii) Restricted Payments that are made with Excluded Contributions;

(viii) the repurchase, redemption or other acquisition of Equity Interests deemed to occur in connection with paying cash in lieu of fractional shares in connection with any dividend (including in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests), share split, reverse share split or combination thereof or any acquisition or other Investment and to honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(ix) [reserved];

(x) ~~(f) Holdings may make and pay Dividends:~~the Canadian Borrower making and paying dividends:

(A) ~~(i)~~ for any taxable period ~~ending after the Amendment No. 2 Effective Date~~ for which ~~Holdings~~the Canadian Borrower is a member of a consolidated, combined, unitary or aggregate income tax group (a “Tax Group”) of which a direct or indirect parent company of ~~Holdings~~the Canadian Borrower is the common parent, the proceeds of which shall be used to pay (or to make dividends to allow any parent entity of ~~Holdings~~the Canadian Borrower to pay) any income Tax liability of such Tax Group in respect of taxable income attributable to ~~Holdings~~the Canadian Borrower and its applicable Subsidiaries, but not in excess of the Tax liability that ~~Holdings~~the Canadian Borrower would incur if it filed tax returns as the parent of a Tax Group for itself and its applicable Subsidiaries (and net of any payment already made and to be made by ~~Holdings~~the Canadian Borrower or any of its Restricted Subsidiaries to a taxing authority to satisfy such Tax liability); provided that a dividend attributable to any Taxes attributable to an Unrestricted Subsidiary shall be permitted only to the extent such Unrestricted Subsidiary distributed cash to ~~Holdings~~the Canadian Borrower or its Restricted Subsidiaries for such purpose~~,~~ ; provided further that with respect to any taxable period or portion thereof ending prior to the Measurement Date, payments pursuant to this clause (A) shall be permitted only to the extent relating to Tax adjustments that arise after the Measurement Date as a result of audits or other Tax proceedings;

(B) ~~(ii)~~ the proceeds of which shall be used to pay (or to make dividends to allow any parent entity of ~~Holdings~~the Canadian Borrower to pay) its operating expenses incurred in the ordinary course (including related to maintenance of organizational existence), general administrative costs and other overhead costs and expenses (including customary salary, bonus and other benefits payable to present or former officers and employees of any parent entity and administrative, legal, accounting, professional and similar fees and expenses provided by third parties, including ~~Holding~~the Canadian Borrower’s proportionate share of such amount relating to such parent entity being a public company, if applicable), plus any indemnification claims made by employees, managers, consultants, independent contractors, directors or officers of any parent entity of ~~Holdings,~~ the Canadian Borrower; and

(C) ~~(iii)~~ the proceeds of which shall be used to pay (or to make dividends to allow any parent entity of ~~Holdings~~the Canadian Borrower to pay) franchise, excise and similar taxes and other fees~~, taxes~~ and expenses, in each case, required to maintain its (or any of its parent entities’) corporate or other legal existence~~, and~~;

~~(iv) the proceeds of which shall be used to pay (or to make dividends to allow any parent entity of Holdings to pay) monitoring or management or similar fees or transaction fees and reimbursement of out-of-pocket costs, expenses and indemnities, in each case to any Permitted Investor;~~

(xi) Restricted Payments made to fund payments made in accordance with Sections 6.12(b)(vii) or 6.12(b)(xii); and

(xii) ~~(g) Holdings may pay dividends within 60 days after the date of declaration thereof or the giving of such irrevocable notice thereof, as applicable, if, at the date of declaration or the giving of such notice, such payment would have complied with the provisions of this Section 6.06;~~

~~(h) Holdings shall be permitted to make dividends consisting of Excluded Contributions;(i) Holdings or the Canadian Borrower, as applicable, may make~~the declaration and payment of dividends or distributions to, or repurchase or ~~redeem~~redemption of shares from, ~~its~~the equity holders of the Canadian Borrower in an amount ~~per annum~~ equal to the greater of (x) 6.0% per annum of the net proceeds received by ~~Holdings or~~ the Canadian Borrower, as applicable, from any Qualified IPO and (y) 5.0% per annum of ~~the~~ Market Capitalization~~, provided that no default or Event of Default exists or would exist after giving effect thereto;~~ ;

(xiii) ~~(j) Holdings may make additional dividends so long as, subject to Section 1.06, (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving pro forma effect to such dividend, Holdings and the Restricted Subsidiaries would be in compliance, on a pro forma basis, with a Total Leverage Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of the making of such dividend, as if such dividend and any other transactions being consummated in connection therewith occurred on the first day of such Test Period, of no greater than 3.25 to 1.00;~~ the prepayment, repurchase, redemption or other retirement or defeasance of the Mezzanine Securities at any time, so long as no Default or Event of Default has occurred and is continuing;

~~(k) Holdings may (or may make dividends to allow any parent entity of Holdings to) (i) pay cash in lieu of fractional shares in connection with any dividend (including in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests), share split, reverse share split or combination thereof or any acquisition or other Investment and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;~~

(xiv) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this subclause (xiv) that are at that time outstanding, not to exceed the greater of $500,000,000 and 11% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); plus, to the extent such amounts are not otherwise applied to clause (B)(4) of the definition of the term “Applicable Amount,” the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) on or in respect of such Investments;

(xv) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Canadian Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(xvi) any Investment in respect of an Unrestricted Subsidiary Support Transaction;

(xvii) other Restricted Payments, so long as on a pro forma basis after giving effect to such Restricted Payment and the incurrence of any related Indebtedness, the Total Leverage Ratio for the Test Period immediately preceding such date shall be less than or equal to 3.25 to 1.00;

(xviii) ~~(l) Holdings may pay (or may make dividends to allow any parent entity of Holdings to pay) dividends in an amount equal to~~payments by the Canadian Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable or expected to be payable by any future, current or former employee, director, manager, consultant or independent contractor (or any of their respective ~~Immediate Family Members) of any Holdings, any parent entity of Holdings,~~immediate family members (which, for the avoidance of doubt, shall mean with respect to any individual, such individual’s estate, heirs, legatees, distributees, child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any person sharing an individual’s household (other than an unrelated tenant or employee) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor)) of the Canadian Borrower, any parent entity of the Canadian Borrower or any other Subsidiary ~~of Holdings~~ in connection with the exercise or vesting of Equity Interests or other equity awards or any repurchases, redemptions, acquisitions, retirements or withholdings of Equity Interests in connection with any exercise of Equity Interests or other equity options or warrants or the vesting of Equity Interests or other equity awards if such Equity Interests represent all or a portion of the exercise price of, or withholding obligation with respect to, such options or, warrants or other Equity Interests or equity awards;

(xix) ~~(m) Holdings may pay~~the payment, on or after the Measurement Date, of one or more dividends to the shareholders and/or option holders of ~~Holdings~~the Canadian Borrower in an aggregate amount not to exceed $~~400.0 million~~10,000,000;

(xx) ~~(n)~~ the repayment, redemption, repurchase, defeasance, exchange or other acquisition or retirement of Dividend Obligations (excluding the payment of any interest (in the form of accretion, PIK, cash or otherwise), expenses or premium related thereto); and

~~(o) Holdings may pay dividends on director voting preferred shares~~

(xxi) payment of dividends by the Canadian Borrower on Director Voting Preferred Shares in an amount not to exceed $50,000 per year.

For purposes of determining compliance with this Section 6.06, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (i) through (xxi) above and/or one or more of the clauses contained in the definition of Permitted Investments, or is entitled to be made pursuant to the first paragraph of this covenant the Canadian Borrower shall be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) among such subclauses (i) through (xxi) and such first paragraph and/or one or more of the clauses contained in the definition of Permitted Investments, in a manner that otherwise complies with this Section 6.06.

The Canadian Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Canadian Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the this Section 6.06 or the definition of Permitted Investments, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement and will not guarantee the Obligations.

Section 6.07 ~~Limitations on Subordinated Debt~~[Reserved].

~~(a) Holdings will not, and will not permit any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise retire or defease any Subordinated Indebtedness prior to any scheduled date therefor (it being understood that payments of regularly scheduled interest, fees, expenses and indemnification obligations shall be permitted); provided, however, that (a) so long as no Event of Default has occurred and is continuing, (x) Holdings, the Borrowers or any Restricted Subsidiary may prepay, repurchase or redeem Subordinated Indebtedness (i) for an aggregate price not in excess of the Applicable Amount at the time of such prepayment, repurchase or redemption, or (ii) with the proceeds of Indebtedness that is (1) Subordinated Indebtedness permitted by Section 6.01 and with terms material to the interests of the Lenders not materially less advantageous (as determined in good faith by the Canadian Borrower) to the Lenders than those of such Subordinated Indebtedness being refinanced or (2) permitted by and incurred pursuant to Section 6.01(A)(i) or 6.01(A)(p), and any Permitted Refinancing thereof, and (y) Holdings, the Borrowers or any Restricted Subsidiary may prepay, repurchase or redeem or otherwise retire or defease any Subordinated Indebtedness so long as, after giving pro forma effect to such prepayment, repurchase, redemption, defeasance, acquisition or other payment, Holdings would be in compliance, on a pro forma basis, with a Total Leverage Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the date of any such payment, as if such prepayment, repurchase, redemption, defeasance, acquisition or other payment and any other transactions being consummated in connection therewith occurred on the first day of such Test Period, of no greater than 3.25:1.00, after giving pro forma effect thereto. In addition, Holdings, the Borrowers or any Restricted Subsidiary may prepay, repurchase or redeem Subordinated Indebtedness (a) with the proceeds of any Permitted Refinancing Indebtedness in respect of such Indebtedness and (b) by converting or exchanging any such Indebtedness to Equity Interests of Holdings or any of its parent entities.~~

~~(b) Holdings and its Restricted Subsidiaries will not amend or modify any Subordinated Indebtedness (including the subordination provisions thereof) to the extent that any such amendment or modification would be adverse to the Lenders in any material respect as determined in good faith by the Canadian Borrower.~~

~~Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 6.07 shall prohibit (i) the repayment, prepayment, repurchase, redemption or other payment of intercompany subordinated Indebtedness owed among the Holdings, the Borrowers and/or the Restricted Subsidiaries, unless an Event of Default has occurred and is continuing and the Canadian Borrower has received a notice from the Collateral Agent instructing it not to make or permit Restricted Subsidiaries to make any such repayment or prepayment or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 6.01 after giving pro forma effect to such transfer.~~

Section 6.08 ~~Limitations on Sale Leasebacks~~[Reserved]. ~~Holdings will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks, while any Obligations are outstanding and such sales shall all be subject to the provisions of Section 6.04(f).~~

Section 6.09 First Lien Leverage Ratio. Solely with respect to the Revolving R-~~2~~3 Facility and subject to the following proviso, beginning with the Test Period ending December 31, ~~2016, Holdings~~2019, the Canadian Borrower will not permit the First Lien Leverage Ratio as of the last day of any Test Period to be greater than 5.75:1.00; provided, however, that ~~Holdings~~the Canadian Borrower shall be required to be in compliance with this Section 6.09 with respect to any Test Period only if the sum of (A) the aggregate principal amount of all Revolving R-~~2~~3 Facility Loans and Swingline Loans plus (B) the aggregate L/C Obligations (other than (i) those cash collateralized in an amount equal to the stated amount thereof and (ii) without duplication of amounts described in clause (i) above, L/C Obligations~~,~~ the aggregate stated amount of which do not exceed $~~1.0 million~~1,000,000), in each case outstanding on the last day of such Test Period, exceeds ~~$1.00.~~an amount equal to 35.0% of the Revolving R-3 Committed Amount.

Section 6.10 ~~[Reserved]~~Limitation on Guarantees of Indebtedness by Restricted Subsidiaries~~.~~

~~SECTION 6.11 [Reserved].~~

~~SECTION 6.12 Transactions with Affiliates~~. ~~Holdings will not, and~~The Canadian Borrower will not permit any ~~of the Restricted Subsidiaries to conduct any transactions with any of its Affiliates (other than Holdings or its Restricted Subsidiaries) on terms that are not substantially as favorable to Holdings or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that the foregoing restrictions shall not apply to~~Restricted Subsidiary, other than a Guarantor, to guarantee the payment of the Senior Notes, the Senior Secured Notes or any Public Debt issued by the Canadian Borrower or a Restricted Subsidiary, unless:

(a) ~~customary fees paid to members of the Board of Directors of Holdings and the Subsidiaries;~~such Restricted Subsidiary within 30 days executes and delivers a Guarantee of the Obligations by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of any Canadian Borrower or any Guarantor if such Indebtedness is by its express terms subordinated in right of payment to the Obligations or such Guarantor’s Guarantee, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee substantially to the same extent as such Indebtedness is subordinated to the Obligations or such Guarantor’s Guarantee;

(b) ~~transactions permitted by Section 6.05(c) or (k) or Section 6.06 or 6.07;~~such Guarantee shall provide that such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Canadian Borrower or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until all amounts then due and payable by the Borrowers with respect to the Senior Notes and the Senior Secured Notes shall have been paid in full; and

(c) ~~[reserved];~~such Restricted Subsidiary shall have delivered to the Administrative Agent an officer’s certificate stating that all conditions precedent providing for or relating to the Guarantee of the Obligations by such Restricted Subsidiary have been complied with;

~~(d) the Transactions and payment of fees and expenses relating thereto and the payment of Permitted Change of Control Costs and the consummation of any Permitted Change of Control;~~

~~(e)~~

provided that this Section 6.10 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Canadian Borrower may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day period described in clause (a) above.

Each Guarantee shall be released in accordance with the provisions of Section 10.09 of this Agreement.

Section 6.11 [Reserved].

Section 6.12 Limitations on Transactions with Affiliates. (a) The Canadian Borrower will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Canadian Borrower (each of the foregoing, an “Affiliate Transaction”) in any one or series of related transactions involving aggregate payments or consideration in excess of $15,000,000, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Canadian Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Canadian Borrower or such Restricted Subsidiary with an unrelated Person (or, in the event that there are no comparable transactions involving Persons who are not Affiliates of the Canadian Borrower or the relevant Restricted Subsidiary to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Canadian Borrower has determined to be fair to the Canadian Borrower or the relevant Restricted Subsidiary), and

(ii) the Canadian Borrower delivers to the Administrative Agent (x) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $35,000,000, a resolution adopted by the majority of the Board of Directors of the Canadian Borrower (and a majority of the Independent Directors) approving such Affiliate Transaction and set forth in an officer’s certificate certifying that such Affiliate Transaction complies with clause (i) above and (y) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $75,000,000, a written opinion of a Nationally Recognized Independent Financial Advisor stating that such Affiliate Transaction meets the requirements of clause (i).

(b) The foregoing provisions will not apply to the following:

(i) transactions between or among the Canadian Borrower or any of the Restricted Subsidiaries; provided that in the case of non-wholly owned Restricted Subsidiaries, no Affiliate of the Canadian Borrower (other than another Restricted Subsidiary) owns more than 10% of the Equity Interests in such Restricted Subsidiary;

(ii) (x) Restricted Payments permitted by Section 6.06 and (y) Permitted Investments;

(iii) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, and ordinary course employment and severance agreements entered into ~~the ordinary course of business or in connection with a Permitted Change of Control;~~

~~(f) payment of customary fees and reasonable out-of-pocket expenses to, and indemnities provided on behalf of directors, officers and employees of Holdings and its Restricted Subsidiaries in the ordinary course of business;~~with, officers, directors, employees or consultants of the Canadian Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary;

(iv) transactions in which the Canadian Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from a Nationally Recognized Independent Financial Advisor stating that such transaction is fair to the Canadian Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(v) other than in respect of the Consulting Services Agreement (which is addressed in clause (12) below), any agreement as in effect as of the Measurement Date, or any amendment thereto (so long as any such agreement, together with all amendments thereto, taken as a whole, is not more disadvantageous as determined by the Canadian Borrower to the Lenders in any material respect than the agreement in effect as of the Measurement Date) or any transactions contemplated thereby;

(vi) the existence of, or the performance by the Canadian Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Measurement Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Canadian Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Measurement Date shall only be permitted by this subclause (vi) to the extent that the terms of any such agreement, together with all amendments thereto, taken as a whole, or new agreement are not more disadvantageous as determined by the Canadian Borrower to the Lenders or the Canadian Borrower and its Restricted Subsidiaries in any material respect than the agreement in effect as of the Measurement Date;

(vii) any payments of tax distributions in accordance with Section 3.7 of the Ancillary Agreement that do not exceed $2,000,000 per calendar year and any payments of tax distributions in accordance with Section 6.06(b)(x)(A);

(viii) any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Canadian Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity; provided that no Affiliate of the Canadian Borrower or any of its Subsidiaries other than the Canadian Borrower or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity;

(ix) the issuance of Equity Interests (other than Disqualified Capital Stock) of the Canadian Borrower to any Person;

(x) ~~(g) transactions pursuant to agreements in existence on the Amendment No. 2 Effective Date and set forth on Schedule 6.12 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect as determined in good faith by the Canadian Borrower~~payments or loans (or cancellation of loans) to employees or consultants of the Canadian Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary which are approved by a majority of the Board of Directors of the Canadian Borrower in good faith;

~~(h) (i) payments~~

(xi) any Spectrum Repurposing;

(xii) (A) the annual fee of $5,000,000 to be paid to Loral ~~of fees under~~pursuant to the Consulting Services Agreement ~~not to exceed $5.0 million per year~~as in effect on the Measurement Date, which fee may be payable in the form of cash or Mezzanine Securities, (~~ii) reimbursement payments under the Consulting Agreement~~B) reimbursements for payments to non-affiliated third parties ~~incurred by Loral, PSP or other affiliates~~made by any Permitted Holders on behalf of ~~Holdings~~ the Canadian Borrower and/or its Restricted Subsidiaries pursuant to the Consulting Services Agreement not to exceed $~~2.0 million~~2,000,000 in the aggregate ~~per~~in any calendar year, (~~iii~~C) payment for services rendered under the Consulting ~~Agreement as in effect on the Amendment No. 2 Effective Date not to exceed $5.0 million per year and approved by a majority of the disinterested directors of Holdings~~Services Agreement as in effect on the Measurement Date not to exceed $5,000,000 per calendar year to the extent such payments are approved by the Independent Directors in accordance with the provisions of the Consulting ~~Agreement as in effect on the Amendment No. 2 Effective Date, (iv) the payment to any Buyer~~Services Agreement as in effect on the Measurement Date and (D) the payment to any purchaser who purchases all or a majority of the Equity Interests of the Canadian Borrower in accordance with the terms of this Agreement (and such purchase does not result in a Change of Control and a Rating Decline) of reasonable management, monitoring, consulting and advisory fees, indemnities and related expenses, as reasonably determined by the Canadian Borrower and ~~the Buyer (provided that if the amount of such management, monitoring, consulting and advisory fees shall have been posted to the Lenders and the Required Lenders shall not have objected to such amount within five Business Days after such posting, then such amount shall be deemed to be reasonable)~~such purchaser in an aggregate amount pursuant to this clause (~~iv~~d) not to exceed 2% of Consolidated EBITDA in any year ~~and (v) payments (including reimbursement of out-of-pocket fees and expenses) by Holdings and any Restricted Subsidiaries to the Buyer or any other Permitted Investor made for any management, monitoring, consulting, advisory, financial, underwriting or placement services or in respect of investment banking activities (including in connection with acquisitions or divestitures, whether or not consummated) or management, monitoring, consulting or advisory fees, which payments are approved by the majority of the members of the Board of Directors of Holdings or a majority of the disinterested members of the Board of Directors of Holdings, in good faith;~~

~~(i) (x) transactions approved by a majority of the disinterested members (who are not an officer, employee, director or appointee of Loral and its Affiliates to the extent Loral or its Affiliates are a party to such transaction) of Holdings’ Board of Directors in which Holdings or any Restricted Subsidiary delivers to the Administrative Agent a letter from a nationally recognized investment banking, appraisal or accounting firm stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or (y)(1) transactions on terms that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with a Person that is not an Affiliate or (2), in the event that there are no comparable transactions involving Persons that are not Affiliates, on terms that Holdings has determined to be fair, taken as a whole, to Holdings or the relevant Restricted Subsidiary as certified to the Administrative Agent in a certificate of a Responsible Officer of the Borrowers; provided that with respect to any transaction or series of transactions involving aggregate payments or consideration in excess of US$75.0 million, Holdings or any Restricted Subsidiary shall deliver to the Administrative Agent a letter from a nationally recognized investment banking, appraisal or accounting firm stating that such transaction meets, as applicable, the requirements of clause (y)(1) or, to the extent such transaction is entered into pursuant to clause (y)(2), that such transaction is on terms that are fair, taken as a whole, to Holdings or the relevant Restricted Subsidiary; and~~

~~(j)~~ ;

(xiii) any Unrestricted Subsidiary Support Transaction;

(xiv) pledges of Equity Interests of Unrestricted Subsidiaries;

(xv) transactions permitted by, and complying with, the provisions of Section 6.03;

(xvi) any contribution of capital to the Canadian Borrower;

(xvii) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Canadian Borrower and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Canadian Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business; and

(xviii) the incurrence by ~~Holdings~~the Canadian Borrower of Dividend Obligations and payments of interest and principal related thereto~~;~~

~~(k) transactions (or series of related transactions) involving aggregate payments or consideration or fair market value of not more than $15.0 million~~.

Section 6.13 ~~[Reserved].~~Limitation on Activities of the U.S. Borrower. The U.S. Borrower may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Equity Interests to the Canadian Borrower or any Restricted Subsidiary of the Canadian Borrower that is a Wholly Owned Subsidiary, (2) the incurrence of Indebtedness as a co-obligor or guarantor, as the case may be, of the Senior Notes or the Senior Secured Notes, the Obligations and any other Indebtedness that is permitted to be incurred by the Canadian Borrower under Section 6.01; provided that the net proceeds of such Indebtedness are not retained by the U.S. Borrower, and (3) activities incidental thereto. Neither the Canadian Borrower nor any Restricted Subsidiary shall engage in any transactions with the U.S. Borrower in violation of the immediately preceding sentence.

Section 6.14 ~~[Reserved].~~ Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

~~SECTION 6.15 [Reserved].~~ . The Canadian Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a) (1) pay dividends or make any other distributions to the Canadian Borrower or any Restricted Subsidiary:

(x) on its Capital Stock, or

(y) with respect to any other interest or participation in, or measured by, its profits, or

(i) pay any Indebtedness owed to the Canadian Borrower or any Restricted Subsidiary;

(b) make loans or advances to the Canadian Borrower or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to the Canadian Borrower or any Restricted Subsidiary,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions in effect on the Measurement Date, including pursuant to the Senior Notes, and contractual encumbrances or restrictions in effect on the Amendment No. 6 Effective Date pursuant to the Senior Secured Notes;

(ii) this Agreement and Guarantees;

(iii) purchase money obligations and Finance Lease Obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired or leased;

(iv) applicable law or any applicable rule, regulation or order;

(v) any agreement or other instrument of a Person acquired by the Canadian Borrower or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 6.01 and Section 6.02 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix) customary provisions in joint venture agreements and other similar agreements;

(x) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(xi) other Indebtedness of the Canadian Borrower or any Restricted Subsidiary that is incurred subsequent to the Measurement Date pursuant to Section 6.01; provided that such encumbrances or restrictions (A) are no less favorable to the Canadian Borrower or such Restricted Subsidiary, taken as a whole, than those included in this Agreement (as determined by the Canadian Borrower in good faith) or (B) will not materially affect the Borrowers’ ability to make anticipated principal or interest payments pursuant to this Agreement (as determined by the Canadian Borrower in good faith); and

(xii) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in subclauses (i) through (xi) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, as determined by the Canadian Borrower in good faith, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.15 ~~SECTION 6.16~~ Fiscal Year. ~~Holdings~~The Canadian Borrower will not, and will not permit any of the Restricted Subsidiaries to change its fiscal year-end to a date other than December 31.

~~SECTION 6.17 No Further Negative Pledge~~

Section 6.16 Changes in Business. ~~Holdings will not, and will not permit any of the Restricted Subsidiaries to enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby (and any document governing any secured Permitted Refinancing Indebtedness with respect thereto); (3) documentation with respect to the Senior Notes in effect on the Amendment No. 2 Effective Date and listed on Schedule 6.17; (4) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; (5) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.04 pending the consummation of such sale, (c) restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of Holdings or a Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Holdings, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (5)(d); (6) arise pursuant to agreements entered into with respect to any sale, transfer, lease, license or other disposition permitted by Section 6.04, including customary restrictions with respect to a Subsidiary of Holdings pursuant to an agreement that has been entered into for the sale, transfer, lease, license, or other disposition of the Equity Interests of such Subsidiary, and applicable solely to assets under such sale, transfer, lease or other disposition; or (7) represent Indebtedness of a Non-Subsidiary Loan Party to the extent such Indebtedness is permitted by Section 6.01; provided that such amendments and refinancings are no more materially restrictive (as determined in good faith by the Canadian Borrower) with respect to such prohibitions and limitations than those prior to such amendment or refinancing.~~The Canadian Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than the Permitted Business.

~~SECTION 6.18 Anti-Terrorism Laws and Anti-Money Laundering Laws. Holdings will not, and will not permit any of its Subsidiaries to:~~

~~(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Sections 3.21(b)(i) through (iv), (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or Anti-Money Laundering Law except where such conduct is not reasonably likely to expose Lenders to liability (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.18).~~

~~(b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans or to reimburse L/C Disbursements to be derived from any unlawful activity with the result that the making of the Loans or issuance of Letters of Credit would be in violation of any Requirement of Law, except where such repayment will not result in a violation by the Lenders and would not reasonably be likely to expose Lenders to liability.~~

~~SECTION 6.19 Embargoed Person. To the extent consistent with Canadian law, Holdings will not, and will not permit any of its Subsidiaries to cause or permit:~~

~~(a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law that is identified on (i) the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq. and TWEA, or any executive order or Requirement of Law promulgated thereunder (“Embargoed Person” or “Embargoed Persons”) or (ii) the Executive Order and any related enabling legislation or implementing regulations except where this will not result in a violation by the Lenders and would not reasonably be likely to expose Lenders to liability; or~~

~~(b) any Embargoed Person to have any direct or indirect interest or benefit of any nature whatsoever in the Loan Parties except where this will not result in a violation by the Lenders and would not reasonably be likely to expose Lenders to liability.~~

~~SECTION 6.20 Change in Business. Holdings will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than the Permitted Business.~~

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by ~~Holdings~~the Canadian Borrower or any other Loan Party in any Loan Document, or any representation, warranty or material statement contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by ~~Holdings~~the Canadian Borrower or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by ~~Holdings~~the Canadian Borrower or any of the Restricted Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) (with respect to ~~Holdings or~~ the Borrowers), 5.05(a), 5.08 or in Article VI (subject to the cure rights contained in Section 7.02);

(e) default shall be made in the due observance or performance by ~~Holdings~~the Canadian Borrower or any of the Restricted Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Canadian Borrower;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that such event or condition remains unremedied or has not been waived (including in the form of an amendment) by the holders of such Indebtedness or (ii) ~~Holdings~~the Canadian Borrower or any of the Restricted Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that this clause (f) shall not apply to (A) Indebtedness outstanding under any Swap Agreements that becomes due pursuant to a termination event or equivalent event under the terms of such Swap Agreements, (B) secured Indebtedness that becomes due as a result of a disposition or a Casualty Event with respect to the property or assets securing such Indebtedness, (C) Indebtedness that is convertible into Equity Interests and converts to Equity Interests in accordance with its terms or (D) any Indebtedness permitted to exist or be incurred under the terms of this Agreement that is required to be repurchased, prepaid, acquired, defeased or redeemed in connection with any asset sale event, casualty, eminent domain or condemnation event, change of control (without limiting the rights of the Administrative Agent and the Lenders under Section 7.01(g)), excess cash flow or other customary provision in such Indebtedness giving rise to such requirement to repurchase, prepay, acquire, defease or redeem in the absence of any default thereunder;

(g) there shall have occurred a Change of Control (other than a Permitted Change of Control);

(h) an involuntary proceeding shall be commenced or an involuntary petition or application shall be filed in a court of competent jurisdiction seeking (i) relief in respect of ~~Holdings,~~ any Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of ~~Holdings,~~ any Borrower or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or Canadian, provincial or other foreign bankruptcy, liquidation, insolvency, receivership or similar law, including the BIA, CCAA, and WURA, (ii) the appointment of a receiver, trustee, monitor, liquidator, custodian, sequestrator, conservator or similar official for ~~Holdings,~~ any Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of ~~Holdings,~~ any Borrower or any of the Material Subsidiaries or (iii) the winding-up, dissolution or liquidation of ~~Holdings,~~ any Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary (other than any Borrower), in a transaction permitted by Section 6.03); and such proceeding or petition or application shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) ~~Holdings,~~ any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition or application seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or Canadian, provincial or other foreign bankruptcy, insolvency, receivership or similar law, including the BIA, CCAA, and WURA, (ii) seek, or consent to, the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition or application described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, monitor, liquidator, sequestrator, conservator or similar official for ~~Holdings,~~ any Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of ~~Holdings,~~ any Borrower or any Material Subsidiary or (iv) file an answer or response admitting the material allegations of a petition or application filed against it in any such proceeding;

(j) the failure by ~~Holdings,~~ any Borrower or any Material Subsidiary to pay one or more final monetary judgments (not covered by insurance) aggregating in excess of $~~110.0 million,~~110,000,000, which judgments are not discharged, vacated or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon any material assets or properties of ~~Holdings,~~ any Borrower or any Material Subsidiary to enforce any such judgment;

(k) (i) An ERISA Event (or similar event with respect to a Non-U.S. Pension Plan) shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Plan, (iii) ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, (iv) ~~Holdings~~the Canadian Borrower or any Restricted Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or is being terminated, within the meaning of Title IV of ERISA, (v) ~~Holdings~~the Canadian Borrower or any Subsidiary or any ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (vi) any other similar event or condition shall occur or exist with respect to a Plan, a Non-U.S. Pension Plan or a Multiemployer Plan or (vii) a Canadian Pension Event shall have occurred with respect to a Canadian Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions under this Section 7.01(k), if any, could reasonably be expected to have a Material Adverse Effect;

(l) (i) any Loan Document shall for any reason be asserted in writing by ~~Holdings,~~ any Borrower or any Subsidiary Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest or other Lien purported to be created by any Security Document and to extend to assets that are not immaterial to ~~Holdings,~~ any Borrower and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by any Borrower or any other Loan Party not to be, a valid and perfected security interest or Lien, respectively, (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file UCC continuation statements or PPSA financing charges and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (iii) the Guarantees pursuant to the Loan Documents by ~~Holdings,~~ any Borrower or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by ~~Holdings,~~ any Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;

then, subject to Section 7.02, and in every such event (other than an event with respect to the Canadian Borrower or the U.S. Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Canadian Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans (including the face amount of all BAs outstanding) so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding, (iii) demand cash collateral pursuant to Section 2.05(i) and (iv) exercise, or direct the Collateral Agent to exercise, any or all rights and remedies under the Security Documents; and, in any event, with respect to the Canadian Borrower or the U.S. Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding (including the face amount of all BAs outstanding), together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(i), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02 ~~Holders~~ Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that ~~Holdings~~the Canadian Borrower reasonably expects to fail (or has failed) to comply with the requirements of the Financial Performance Covenant as of the end of any Test Period, at any time from the end of such Test Period through and until the expiration of the 10th Business Day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c), ~~Holdings~~the Canadian Borrower (or any parent entity thereof) shall have the right to issue Equity Interests (other than Disqualified Capital Stock) for cash or otherwise receive cash contributions to the capital of ~~Holdings~~the Canadian Borrower, and, in each case, to contribute any such cash to the capital of the Canadian Borrower (collectively, the “Cure Right”), and upon the receipt by the Canadian Borrower of such cash (the “Cure Amount”) pursuant to the exercise by ~~Holdings~~the Canadian Borrower of such Cure Right and request to the Administrative Agent to effect such recalculation, such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter with respect to which such Cure Amount is received and any Test Period that includes such fiscal quarter, solely for the purpose of determining whether an Event of Default has occurred and is continuing as a result of a violation of the Financial Performance Covenant and, subject to clause (iii) below, not for any other purpose under this Agreement, by an amount equal to the Cure Amount and there shall be no pro forma reduction in Indebtedness (by netting or otherwise) with the proceeds of any Cure Amount for determining compliance with the Financial Performance Covenant for the fiscal quarter for which such Cure Amount is deemed applied;

(ii) if, after giving pro forma effect to such increase in Consolidated EBITDA, ~~Holdings~~the Canadian Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, ~~Holdings~~the Canadian Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for purposes of this Agreement; and

(iii) Consolidated First Lien Secured Debt with respect to any Test Period subsequent to the Test Period for which the Cure Amount is deemed applied that includes such fiscal quarter with respect to which such Cure Amount is received shall be decreased solely to the extent proceeds of the Cure Amount are applied to prepay any Indebtedness (provided that any such Indebtedness so prepaid shall be a permanent repayment of such Indebtedness and termination of commitments thereunder) included in the calculation of Consolidated First Lien Secured Debt.

(b) Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, (i) in each four fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) there shall be no more than five exercises of the Cure Right and (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant as of the end of such fiscal quarter.

ARTICLE VIII

THE AGENTS

Section 8.01 Appointment and Authorization of the Agents.

(a) Appointment. Each Lender and L/C Issuer hereby irrevocably appoints, designates and authorizes JPMCB, as Administrative Agent and Collateral Agent, each of CIBC, BMO Capital Markets Corp., RBC Capital Markets and TD SECURITIES, as Revolving R-2 Facility joint lead arrangers and bookrunners, JPMCB, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as Revolving R-2 Facility co-arrangers, JPMCB, Credit Suisse Securities (USA) LLC, Goldman Sachs USA and Morgan Stanley Senior Funding, Inc. as Term B-3 Loan Facility joint lead arrangers and bookrunners, CIBC, BMO Capital Markets Corp., RBC Capital Markets and TD ~~Securities (USA) LLC~~SECURITIES, as Term B-3 Loan Facility co-arrangers, in each case in connection with Amendment No. 2, ~~and~~ JPMCB as sole lead arranger and bookrunner for the Term B-4 Loan Facility in connection with Amendment No. ~~4 and~~4, JPMCB, Credit Suisse Loan Funding LLC, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc. as lead arrangers in connection with Amendment No. 5, and Goldman Sachs Bank USA, JPMCB, BMO Capital Markets, CIBC, Credit Suisse Loan Funding LLC, Morgan Stanley Senior Funding, Inc., RBC Capital Markets, ING Bank N.V., The Bank of Nova Scotia and TD SECURITIES, as joint lead arrangers and bookrunners for the Revolving R-3 Facility, and JPMCB and Goldman Sachs Bank USA as joint lead arrangers and bookrunners for the Term B-5 Loan Facility in connection with Amendment No. 6, and each Lender and each L/C Issuer authorizes each such institutions to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each L/C Issuer hereby authorizes the Collateral Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Collateral Agent is a party, to exercise all rights, powers and remedies that such Agent may have under such Loan Documents and, in the case of the Security Documents, to act as agent under such Security Documents for the Lenders. Each Swap Counterparty shall be deemed to have appointed JPMCB, as Collateral Agent, as its agent for the purposes stated herein and the other Loan Documents. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Agents shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Agents have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) L/C Issuers. Each L/C Issuer shall act on behalf of the Revolving R-~~2~~3 Facility Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VIII with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VIII and in the definition of “Agent-Related Person” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

(c) Instructions of Required Lenders. Without limiting an Agent’s right to exercise the discretion granted hereunder or under any other Loan Document, as to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), (i) the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and each L/C Issuer, (ii) the Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon the Lenders; provided, however, that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that (x) the Administrative Agent or the Collateral Agent in good faith believes exposes it to personal liability unless such Agent receives an indemnification satisfactory to it from the Lenders and the L/C Issuers with respect to such action or (y) is contrary to any Loan Document or applicable Law. Each of the Administrative Agent and the Collateral Agent agrees to give to each other Agent and each Lender and each L/C Issuer prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(d) Agency Duties Limited to Applicable Classes. Neither the Administrative Agent nor the Collateral Agent assumes or shall be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, L/C Issuer or holder of any other Secured Obligation.

(e) Quebec Appointment. Without limiting the foregoing, each Lender, acting for itself and on behalf of all other present and future Secured Parties, hereby irrevocably appoints and authorizes the Collateral Agent (and any successor acting as Collateral Agent) to act as hypothecary representative (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Québec) for all present and future creditors of the obligations secured by each deed of hypothec referred to below (in such capacity the “Attorney”) in order to hold any hypothec granted under the laws of the Province of Quebec as security for the Secured Obligations or for any debenture, bond or other title of indebtedness that may be issued and secured pursuant to a deed of hypothec and to exercise such rights and duties as are conferred upon a fondé de pouvoir under any such deed of hypothec and applicable laws (with the power to delegate any such rights or duties). Moreover, without prejudice to such appointment and authorization to act as Attorney, each Lender, for itself and for all other present and future Secured Parties, hereby irrevocably appoints and authorizes the Collateral Agent (and any successor acting as Collateral Agent) (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Lenders and the other Secured Parties to hold and to be the sole registered holder of any bond, debenture or other title of indebtedness which may be issued under or secured by any deed of hypothec, the whole notwithstanding Section 32 of the Act respecting the special powers of legal persons (Quebec) or any other applicable law. In this respect: (i) the Custodian shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by any pledge of any such bond, debenture or other title of indebtedness and owing to each Lender and each other Secured Party, and (ii) each Lender and each other Secured Party will be entitled to the benefits of any charged property covered by any deed of hypothec and will participate in the proceeds of realization of any such charged property, the whole in accordance with the terms hereof. The execution prior to the Amendment No. 2 Effective Date by the Collateral Agent, as fondé de pouvoir of any deed of hypothec or as Custodian of any other security documents made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed.

Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any deed of hypothec, pledge agreement, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Collateral Agent, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any deed of hypothec or pledge agreement on such terms and conditions as it may determine from time to time. Any person who becomes a Secured Party shall be deemed to have consented to and confirmed: (i) the Attorney as hypothecary representative (fondé de pouvoir) as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Custodian in such capacity.

In the event of the appointment of a successor Collateral Agent, such successor Collateral Agent shall also act as successor Attorney under each deed of hypothec referred to above without any further agreement, action or other formality (subject to, prior to the successor Attorney exercising the rights relating to a hypothec created under any such deed of hypothec, the publication by registration of a notice of replacement in the applicable registers in accordance with the terms of Article 2692 of the Civil Code of Québec).

Section 8.02 Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct.

Section 8.03 Exculpatory Provisions. No Agent-Related Person shall be (i) liable for any action lawfully taken or omitted to be taken by any of them under or in connection herewith or in connection with any of the other Loan Documents or the transactions contemplated hereby or thereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein) or (ii) responsible in any manner to any of the Lenders or participants for any recitals, statements, representations or warranties made by any of the Loan Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by an Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Loan Party to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the use of the Letters of Credit or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Loan Parties or any Affiliate thereof. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders and Net Short Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender or a Net Short Lender or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information to, any Disqualified Lender, or any direction or instruction given to the Administrative Agent by any Net Short Lender.

Section 8.04 Reliance on Communications.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Amendment No. 2 Effective Date specifying its objection thereto.

Section 8.05 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

Section 8.06 Credit Decision; Disclosure of Information by Administrative Agent; No Reliance on Arrangers’ or Agents’ Customer Identification Program.

(a) Independent Credit Decision. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to any Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Agents and the Joint Lead Arrangers shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

(b) U.S. Patriot Act Customer Identification Programs. Each Lender acknowledges and agrees that neither such Lender nor any of its Affiliates, participants or assignees may rely on the Joint Lead Arranger or any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program or other obligations required or imposed under or pursuant to the ~~U.S.~~ Patriot Act or the regulations thereunder, including the regulations contained in 31 C.F.R. 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism ~~Law~~Laws and Anti-Money Laundering Laws, or the Beneficial Ownership Regulation, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identification procedures; (ii) and recordkeeping; (iii) comparisons with government lists, (iv) customer notices; or (v) other procedures required under the CIP Regulations, the Beneficial Ownership Regulation or such other Laws.

Section 8.07 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders agree to indemnify each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of the Borrowers and the other Loan Parties to do so), ratably according to their respective Commitments (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans and Participation Interests of the Lenders), from and against any and all indemnified liabilities which may at any time (including, without limitation, at any time following payment in full of the Secured Obligations) be imposed on, incurred by or asserted against any Agent-Related Person; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such indemnified liabilities resulting from such Agent-Related Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction by a final and non-appealable judgment); provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 8.07; provided, further, that to the extent that a L/C Issuer is entitled to indemnification under this Section 8.07 solely in its capacity and role as L/C Issuer, only the Revolving R-~~2~~3 Facility Lenders shall be required to indemnify such L/C Issuer in accordance with this Section 8.07. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent is not reimbursed for such expenses by or on behalf of any Borrower or any other Loan Party. The agreements in this Section 8.07 shall survive the payment of the Secured Obligations and all other obligations and amounts payable hereunder and under the other Loan Documents and the resignation of the Administrative Agent and the Collateral Agent.

Section 8.08 Agents in Their Individual Capacity. JPMCB and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though JPMCB were not the Administrative Agent, an L/C Issuer, the Swingline Lender, or the Collateral Agent hereunder or under another Loan Document and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, JPMCB or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent and the Collateral Agent shall be under no obligation to provide such information to them. With respect to its Loans, JPMCB shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, an L/C Issuer, the Swingline Lender or a Collateral Agent, and the terms “Lender” and “Lenders” include JPMCB in its individual capacity.

Section 8.09 Successor Agents. Each of the Administrative Agent and the Collateral Agent may resign as Administrative Agent (as to one or more Classes) or Collateral Agent, as applicable, upon 30 days’ notice to the Lenders and the Borrowers; provided that any such resignation by JPMCB shall also constitute its resignation as L/C Issuer and Swingline Lender. If the Administrative Agent and/or Collateral Agent becomes a Defaulting Lender, then such Administrative Agent or Collateral Agent, as the case may be, may be removed as the Administrative Agent or Collateral Agent, as the case may be, at the reasonable request of the Canadian Borrower and the Required Lenders. Upon any such resignation or removal, the Required Lenders of the applicable Class or Classes shall have the right, in consultation with the Borrowers, to appoint a successor Administrative Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor Collateral Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no successor Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders of the applicable Class or Classes, appoint a successor Administrative Agent or Collateral Agent, as the case may be, selected from among the Lenders, and meeting the qualifications set forth above. In any case, such appointment shall be subject to the prior written approval of the Borrowers (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent or Collateral Agent by a successor Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Agent’s resignation hereunder as Administrative Agent or Collateral Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Administrative Agent or Collateral Agent, as the case may be, under the Loan Documents. After such resignation, the retiring Agent shall continue to have the benefit of this Article VIII as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents. Upon the acceptance of its appointment as successor Agent hereunder, the Person acting as such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent (and, if applicable, L/C Issuer and Swingline Lender) and the respective terms “Administrative Agent,” “L/C Issuer,” “Swingline Lender,” and “Collateral Agent” shall mean such successor Administrative Agent, L/C Issuer, Swingline Lender or Collateral Agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated, the retiring L/C Issuer’s and Swingline Lender’s rights, powers and duties as such shall be terminated and the retiring Collateral Agent’s rights, powers and duties as such shall be terminated shall be terminated, without any other or further act or deed on the part of such retiring Administrative Agent, L/C Issuer, Swingline Lender, Collateral Agent or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After any retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as Administrative Agent or Collateral Agent, as applicable, the provisions of this Article VIII and Sections 9.05 and 9.24 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring or removed Administrative Agent’s notice of resignation or removal, the retiring Administrative Agent’s resignation or removal shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. If no successor Collateral Agent has accepted appointment as Collateral Agent by the date which is 30 days following a retiring or removed Collateral Agent’s notice of resignation or removal, the retiring or removed Collateral Agent’s resignation or removal shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Any resignation or replacement of JPMCB as Administrative Agent pursuant to this Section shall also constitute its resignation or replacement as L/C Issuer and Swingline Lender. If JPMCB resigns or is replaced as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation or replacement as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Revolving R-~~2~~3 Facility Loans or fund risk participations in Unpaid Drawings. After such resignation or replacement, JPMCB shall not be required to issue additional Letters of Credit or amend or renew Existing Letters of Credit or issue additional Swingline Loans. If JPMCB resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving R-~~2~~3 Facility Loans or fund risk participations in outstanding Swingline Loans. Upon the appointment by the Canadian Borrower of a successor L/C Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as applicable, (b) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to JPMCB to effectively assume the obligations of JPMCB with respect to such Letters of Credit.

Section 8.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.12 and 9.24) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.13 and 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.11 Collateral and Guaranty Matters.

(a) Actions Taken by Agents or Required Lenders. Each Lender and each L/C Issuer agrees that any action taken by the Collateral Agent or the Required Lenders (or, where required by the express terms of this Agreement, a greater or lesser proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Collateral Agent or Required Lenders (or, where so required, such greater or lesser proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, L/C Issuers, Secured Parties. Without limiting the generality of the foregoing, (i) the Administrative Agent shall have the sole and exclusive right and authority to act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection herewith and with the ~~Collateral~~Security Documents, (ii) the Collateral Agent shall have the sole authority to (A) execute and deliver each ~~Collateral~~Security Document and accept delivery of each such agreement delivered by ~~Holdings,~~ the Borrowers or any of its Subsidiaries, (B) act as Collateral Agent for the Lenders, the L/C Issuers, the Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided, however, that the Collateral Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for the Collateral Agent, the Lenders and the L/C Issuers for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any deposit accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender or such L/C Issuer, (C) manage, supervise and otherwise deal with the Collateral, (D) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the ~~Collateral~~Security Documents and (E) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise to the exclusion of the ~~Finance~~other Secured Parties all remedies given to the Collateral Agent, the Lenders, the L/C Issuers, and the other ~~Loan~~Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b) Certain Actions in Respect of Security Interests and Guarantees. The Lenders irrevocably authorize the Administrative Agent or Collateral Agent, as applicable, at its option and in its discretion:

(i) to release or subordinate any Lien or release any Guarantor, in each case, to the extent permitted or required pursuant to Section 9.18 and to take any other action, approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.08; and

(ii) in connection with the incurrence by the Borrowers or any Restricted Subsidiary of any Indebtedness that is secured by Liens permitted by ~~Section 6.02~~clauses (6) (to the extent securing Indebtedness incurred under clause (a)~~, (h) or (i)~~ or, with respect to the Senior Secured Notes, (b) of the definition of Permitted Debt) or (29) of the definition of Permitted Liens, at the request of Canadian Borrower, the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) agrees to execute and deliver a Customary Intercreditor Agreement and any amendments, amendments and restatements, restatements or waivers of or supplements thereto. In connection with any such amendment, restatement, waiver, supplement or other modification, the Loan Parties shall deliver such officers’ certificates and supporting documentation as the Administrative Agent may reasonably request. The Lenders hereby authorize the Administrative Agent to take any action contemplated by the preceding sentence, and any such amendment, amendment and restatement, restatement, waiver of or supplement to or other modification of any such Loan Document shall be effective notwithstanding the provisions of Section 9.08.

(c) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the authority of the Administrative Agent or the Collateral Agent, as applicable, to take any action permitted under this Section 8.11.

Section 8.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “~~co-syndication agent,” “documentation agent,” “co-documentation agent,” “co-agent,” “joint book runner,” “book manager,” “lead manager,” “arranger,” “joint lead arranger” or “co-arranger~~Syndication Agent,” “Joint Book Runner,” or “Joint Lead Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 8.13 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, as follows:

(i) if to the Borrowers, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, facsimile number or electronic mail address specified for such Person on Schedule 9.01 or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the Borrowers, the Administrative Agent, the L/C Issuer and the Swingline Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuer and the Swingline Lender pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a telephone or voice-mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests and Swingline Borrowing Requests) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in accordance with Section 9.05.

Section 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each L/C Issuer and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.16, 2.17, 2.18 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Loan Parties and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the applicable Loan Party, each L/C Issuer, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any L/C Issuer that issues any Letter of Credit), except that (i) other than as permitted by Section 6.03, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any L/C Issuer that issues any Letter of Credit), Loan Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Canadian Borrower; provided that no consent of the Canadian Borrower shall be required for an assignment (x) of any Term Loan to a Lender or an Affiliate of a Lender or an Approved Fund (unless increased costs would result therefrom), (y) of any Term Loan, Revolving R-~~2~~3 Facility Commitment and/or Revolving R-~~2~~3 Facility Loan by Goldman Sachs Bank USA to Goldman Sachs Lending Partners LLC or (z) if an Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing, any other assignee (provided that any liability of the Borrowers to an assignee that is an Approved Fund or Affiliate of the assigning Lender under Section 2.16, 2.17 or 2.18 shall be limited to the amount, if any, that would have been payable hereunder by such Borrower in the absence of such assignment, except to the extent the assignee’s entitlement to a greater payment results from a Change in Law after the assignment); provided, further, that the Canadian Borrower shall be deemed to have consented to any assignment of a Term Loan unless it shall object to such assignment by written notice to the Administrative Agent within ten Business Days after having received notice of such assignment; provided, further, that it shall be understood that, without limitation, the Canadian Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Canadian Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (i) a Revolving R-~~2~~3 Facility Commitment and/or Revolving R-~~2~~3 Facility Loan to an assignee that is a Lender with a Revolving R-~~2~~3 Facility Commitment and/or Revolving R-~~2~~3 Facility Loan immediately prior to giving effect to such assignment, or (ii) a Term Loan to a Lender, an Affiliate of a Lender or Approved Fund immediately prior to giving effect to such assignment or (iii) of Loans to any Purchasing Borrower Party or any Affiliated Lender; and

(C) in the case of an assignment of Revolving R-~~2~~3 Facility Loans and/or Commitments, the L/C Issuer; provided that no consent of the L/C Issuer shall be required for an assignment of (i) a Revolving R-~~2~~3 Facility Commitment and/or Revolving R-~~2~~3 Facility Loan to an assignee that is a Lender with a Revolving R-~~2~~3 Facility Commitment and/or Revolving R-~~2~~3 Facility Loan, immediately prior to giving effect to such assignment, or (ii) of Loans to any Affiliated Lender.

Notwithstanding the foregoing or anything to the contrary set forth herein, any assignment of any Loans to a Purchasing Borrower Party or any Affiliated Lender shall also be subject to the requirements of Section 9.04(e).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $~~5.0 million,~~5,000,000, in the case of Revolving R-~~2~~3 Facility Commitments or Revolving R-~~2~~3 Facility Loans and (y) $~~1.0 million~~1,000,000 in the case of Term Loans, unless each of the Canadian Borrower and the Administrative Agent otherwise consent; provided that multiple contemporaneous assignments by Approved Funds may be aggregated for the purpose of compliance with clauses (x) and (y) above; and further provided that no such consent of the Canadian Borrower shall be required if an Event of Default under paragraph (b), (c), (h) or (i) of Section 7.01 has occurred and is continuing; and

(B) each partial assignment shall be made as an assignment of a proportionate part of the assigning Lender’s rights and obligations being so assigned under this Agreement; ~~and~~

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $~~3,500.~~3,500; and

(D) no assignment shall be made to any Disqualified Lender, it being understood that the Administrative Agent and any Lender may share the list of Disqualified Lenders with any Lender or potential Lender at any time in their sole discretion.

(iii) Subject to acceptance and recording thereof pursuant to paragraphs (b)(i) and (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents, each L/C Issuer and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender (solely with respect to its own outstanding Loans and Commitments), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent acting for itself and, in any situation wherein the consent of the Canadian Borrower is not required, the Canadian Borrower shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)

(i) Any Lender may, without the consent of the Canadian Borrower, the Administrative Agent, any L/C Issuer or any Swingline Lender, sell participations to one or more banks or other entities (a “Loan Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided~~,~~ that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, each L/C Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Loan Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clauses (i), (ii), (iii), (iv) or (v) of the first proviso to Section 9.08(b) that affects such Loan Participant and (y) no other agreement (oral or written) with respect to such participation may exist between such Lender and such Loan Participant. Subject to paragraph (c)(ii) of this Section, each of the Borrowers agree that each Loan Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (provided that any documentation required pursuant to Section 2.18(e) shall be provided solely to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Loan Participant and the principal and interest amounts of each Loan Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder for all purposes of this Agreement notwithstanding any notice to the contrary. To the extent permitted by law, each Loan Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided such Loan Participant agrees to be subject to Section ~~2.18(c~~2.19(e) as though it were a Lender.

(ii) A Loan Participant shall not be entitled to receive any greater payment under Section 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Loan Participant, except to the extent that the entitlement to any greater payment results from any Change in Law after the Person becomes a Loan Participant, unless the sale of the participation to such Loan Participant is made with the Canadian Borrower’s prior written consent.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including (i) any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank and (ii) in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)

(i) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party or any Affiliated Lender in accordance with Section 9.04(b) (which assignment, if to a Purchasing Borrower Party, will not, except for purposes of making the calculations set forth in Section 2.12(d), constitute a prepayment of Loans for any purposes of this Agreement and the other Loan Documents); provided that:

(A) with respect to any assignment to a Purchasing Borrower Party, no Event of Default has occurred or is continuing or would result therefrom;

(B) with respect to any such assignment to a Purchasing Borrower Party, either (x) such Purchasing Borrower Party shall offer to all Lenders within any Class of Term Loans (but not, for the avoidance of doubt, to every Class) to buy the Term Loans within such Class on a pro rata basis based on the then outstanding principal amount of all Term Loans of such Class, pursuant to procedures to be reasonably agreed between the Administrative Agent and the Canadian Borrower or (y) such assignment shall be effected pursuant to an open market purchase;

(C) the assigning Lender and Purchasing Borrower Party or Non-Debt Fund Affiliate purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit Q or such other form as shall be reasonably acceptable to the Canadian Borrower and the Administrative Agent (an “Affiliated Lender Assignment and Acceptance”) in lieu of an Assignment and Acceptance;

(D) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving R-~~2~~3 Facility Commitments, Revolving R-~~2~~3 Facility Loans, Extended Revolving Credit Commitments or Extended Revolving Credit Loans to any Purchasing Borrower Party or any Affiliated Lender;

(E) any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(F) no Purchasing Borrower Party may use the proceeds from Revolving R-~~2~~3 Facility Loans, Extended Revolving Credit Loans or Swingline Loans to purchase any Term Loans;

(G) no Term Loan may be assigned to a Non-Debt Fund Affiliate pursuant to this Section 9.04(e) if, after giving pro forma effect to such assignment, Non-Debt Fund Affiliates in the aggregate would own in excess of 25% of the Term Loans of any Class then outstanding (determined as of the time of such purchase); and

(H) any purchases or assignments of Loans by a Purchasing Borrower Party or a Non-Debt Fund Affiliate made through “dutch auctions” shall (i) be conducted pursuant to procedures to be established by the applicable “auction agent” that are consistent with this Section 9.04(e) and are otherwise reasonably acceptable to the Canadian Borrower and (ii) require that such Person clearly identify itself as a Purchasing Borrower Party or an Affiliated Lender, as the case may be, in any assignment and acceptance agreement executed in connection with such purchases or assignments.

(ii) Notwithstanding anything to the contrary in this Agreement, no Non-Debt Fund Affiliate shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent, the Collateral Agent or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by the Administrative Agent, the Collateral Agent or any Lender or any communication by or among the Administrative Agent, the Collateral Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Sections 2 of this Agreement) or (C) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or the Collateral Agent with respect to any duties or obligations or alleged duties or obligations of such Agent under the Loan Documents or to challenge such Agent’s attorney-client privilege.

(iii) By its acquisition of Term Loans, a Non-Debt Fund Affiliate shall be deemed to have acknowledged and agreed that if a case under the U.S. Bankruptcy Code is commenced against any Loan Party, such Loan Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization or liquidation of such Loan Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization or liquidation proposes to treat the Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Canadian Borrower; each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate (solely in respect of Loans and participations therein and not in respect of any other claim or status such Non-Debt Fund Affiliate may otherwise have) from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (iii).

(iv) Any Lender may assign all or a portion of the Term Loans of any Class (but not any Revolving R-~~2~~3 Facility Commitments, Revolving R-~~2~~3 Facility Loans, Extended Revolving Credit Loans or Extended Revolving Credit Commitments) held by it to a Debt Fund Affiliate in accordance with Section 9.04(b).

(f) Notwithstanding any provision to the contrary, any Lender may assign to one or more wholly owned special purpose funding vehicles (each, an “SPV”) all or any portion of its funded Loans (without the corresponding Commitment), without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such assigning Lender and such SPV, and may grant any such SPV the option, in such SPV’s sole discretion, to provide the Borrowers all or any part of any Loans that such assigning Lender would otherwise be obligated to make pursuant to this Agreement. Such SPVs shall have all the rights which a Lender making or holding such Loans would have under this Agreement, but no obligations. Any such assigning Lender shall remain liable for all its original obligations under this Agreement, including its Commitment (although the unused portion thereof shall be reduced by the principal amount of any Loans held by an SPV). Notwithstanding such assignment, the Administrative Agent and the Canadian Borrower may deliver notices to such assigning Lender (as agent for the SPV) and not separately to the SPV unless the Administrative Agent and the Canadian Borrower are requested in writing by the SPV to deliver such notices separately to it. Notwithstanding anything herein to the contrary, (i) neither the grant to the SPV nor the exercise by any SPV of such option will increase the costs or expenses or otherwise change the obligations of the Borrower under this Agreement and the other Loan Documents, except, in the case of Sections 2.16, 2.17 or 2.18, where (A) the increase or change results from a ~~change~~Change in ~~any applicable law~~Law after the SPV becomes an SPV and the assigning Lender notifies the Canadian Borrower in writing of such increase or change no later than ninety (90) days after such ~~change in~~ applicable ~~law becomes effective~~Change in Law or (B) the grant was made with the Canadian Borrower’s prior written consent, (ii) the assigning Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document and the receipt of any notices provided by the Administrative Agent and the Canadian Borrower (as agent for the SPV) remain the Lender of record hereunder and (iii) no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the assigning Lender). The Canadian Borrower shall, at the request of any such assigning Lender, execute and deliver to such Person as such assigning Lender may designate, a promissory note, substantially in the form of Exhibit E-1 or E-2, as applicable, in the amount of such assigning Lender’s original promissory note to evidence the Loans of such assigning Lender and related SPV.

Section 9.05 Expenses; Indemnity.

(a) The Canadian Borrower agrees to pay all reasonable out-of-pocket expenses ~~(including Other Taxes)~~ incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents or the administration of this Agreement and by the Joint Lead Arrangers and their affiliates in connection with the syndication of the Commitments (including expenses incurred prior to the Closing Date in connection with due diligence and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the Agents and any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Administrative Agent, and Osler, Hoskin & Harcourt LLP, special Canadian counsel to the Administrative Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of one other counsel (including the reasonable allocated costs of internal counsel if a Lender elects to use internal counsel in lieu of outside counsel) for the Agents, any L/C Issuer or all Lenders (but no more than one such counsel for all Lenders).

(b) Each Borrower agrees to indemnify the Agents, each L/C Issuer, each Lender and each of their respective affiliates, directors, trustees, officers, employees, advisors and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (ii) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby and (iii) the use of the proceeds of the Loans or the use of any Letter of Credit; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (~~i~~x) result from the gross negligence, willful misconduct, bad faith or material breach of its obligations under the terms of this Agreement or any other Loan Document (as determined in a final and non-appealable judgment of a court of competent jurisdiction) of such Indemnitee (treating, for this purpose only, any Agent, any Joint Lead Arranger, any L/C Issuer, any Lender and any of their respective Related Parties as a single Indemnitee), (~~ii~~y) do not result from any act or omission by any Borrower, its subsidiaries or any of their respective officers, directors, employees, agents, advisors or other representatives or (~~iii~~z) result from any claim, litigation, investigation or proceeding that is brought by an Indemnitee solely against one or more other Indemnitees (and not by one or more Indemnitees against the Administrative Agent or any Joint Lead Arranger in such capacity). Subject to and without limiting the generality of the foregoing sentence, each Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Claim related in any way to ~~Holdings~~the Canadian Borrower or any of the Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Mortgaged Property or any property owned, leased or operated by any predecessor of ~~Holdings~~the Canadian Borrower or any of the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct, bad faith or material breach (as determined in a final and nonappealable judgment of a court of competent jurisdiction) of such Indemnitee or any of its Related Parties. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any L/C Issuer or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Unless an Event of Default shall have occurred and be continuing, each Borrower shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case any Borrower shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnitee except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnitee. Notwithstanding a Borrower’s election to assume the defense of such action, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and each Borrower shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by a Borrower to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both any Borrower and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to a Borrower (in which case a Borrower shall not have the right to assume the defense or such action on behalf of such Indemnitee); (iii) either Borrower shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action; or (iv) a Borrower shall authorize in writing such Indemnitee to employ separate counsel at such Borrower’s expense. The Borrowers will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without such Borrower’s consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnitee.

(d) This Section 9.05 shall not apply to Taxes, other than ~~(i) as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.18, or (ii)~~ Taxes in respect of losses, claims, damages, liabilities and related expenses indemnifiable under Section 9.05(b) arising out of any non-Tax claim.

Section 9.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness (including Swap Obligations) at any time held and owing by such Lender, such L/C Issuer, their respective Affiliates and such Swap Counterparties to or for the credit or the account of ~~Holdings~~the Canadian Borrower or any Subsidiary against any of and all the obligations of ~~Holdings~~the Canadian Borrower or any Subsidiary then due and owing under this Agreement or any other Loan Document held by such Lender, such L/C Issuer, their respective Affiliates and such Swap Counterparties, irrespective of whether or not such Lender, such L/C Issuer, their respective Affiliates or such Swap Counterparties shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender, each L/C Issuer, each of their respective Affiliates and each Swap Counterparty under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender, such L/C Issuer, their respective Affiliates and such Swap Counterparties may have.

Section 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each L/C Issuer and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by ~~Holdings,~~ any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on ~~Holdings,~~ any Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Except as otherwise set forth herein or in any other Loan Documents, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements as provided for therein; provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, without the prior written consent of each Lender adversely affected thereby; provided that (x) a waiver of any condition precedent set forth in Section 4 or waiver or amendment of any Default, Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal and (y) and any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest,

(ii) increase or extend the Commitment of any Lender or decrease the Fees or other fees of any Lender without the prior written consent of each Lender adversely affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii) extend or waive any scheduled amortization payment or extend any date on which payment of interest on any Loan or any L/C Disbursement is due, without the prior written consent of each Lender adversely affected thereby,

(iv) amend or modify the provisions of Section 2.19(c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v) amend or modify the provisions of this Section or reduce the percentages specified in the definition of the terms “Required Lenders,” “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Amendment No. 2 Effective Date),

(vi) subject to any applicable Customary Intercreditor Agreement, effect any waiver, amendment or modification to release all or substantially all value of the Collateral or all or substantially all value of the Guarantees, taken as a whole, given by Guarantors under the applicable Security Document, without the prior written consent of each of the Lenders (provided, for the avoidance of doubt, this provision shall not limit those releases that are made pursuant to Section 9.18 in connection with transactions permitted by this Agreement),

(vii) effect any amendment that by its terms directly adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility (to the extent such Lenders are entitled to such payments or collateral) differently from those of Lenders participating in other Facilities, without the consent of majority lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.12 so long as the application of any prepayment or Commitment reduction still required to be made is not changed), provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or a L/C Issuer hereunder without the prior written consent of the Administrative Agent or such L/C Issuer acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender. This Agreement and all other Loan Documents may be amended or modified without the consent or signature of the Loan Parties (other than the Borrowers) and, after giving effect to each such amendment and modification, all Loan Documents shall continue in full force and effect except no such amendment, waiver or modification to Article X of this Agreement or any other Loan Document to which such Loan Party is a party may be effective without the consent of such Loan Party. ~~Holdings, the~~The Canadian Borrower and the Administrative Agent may, without the input or consent of the other Lenders, effect technical changes to this Agreement that are required in connection with a Permitted Change of Control~~.~~ Termination Event.

(c) Without the consent of any Lender, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Creditors, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Creditors, in any property or so that the security interests therein comply with applicable law.

(d) Without the consent of any Lender, the Canadian Borrower and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion) enter into any amendment or modification of any Loan Document to cure any ambiguity, omission, defect or inconsistency (including, without limitation, amendments, supplements or waivers to any of the Security Documents, guarantees, intercreditor agreements or related documents executed by any Loan Party or any other Subsidiary in connection with this Agreement if such amendment, supplement or waiver is delivered in order to cause such Security Documents, guarantees, intercreditor agreements or related documents to be consistent with this Agreement and the other Loan Documents), so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

(e) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, ~~Holdings and~~ the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving R-~~2~~3 Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(f) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, ~~Holdings,~~ the Borrowers and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with replacement term loan tranches hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (~~a~~i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (~~b~~ii) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (~~c~~iii) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing and (~~d~~iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

(g) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender (if being understood that a waiver of any condition precedent set forth in Section 4.01 or 4.02 or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender) and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(h) Notwithstanding the foregoing, the Administrative Agent and the Collateral Agent may, without the consent of any Lender, enter into any amendment to the Security Documents or a Customary Intercreditor Agreement contemplated ~~by Section 6.02(a) or 6.02(h) or 6.02(i)~~hereby.

Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have directed or required the Administrative Agent to exercise any rights or remedies under Article VII (or under any other Loan Document), any Lender (other than (x) any Lender that is a Regulated Bank and (y) any Revolving R-3 Facility Lender) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position that is at least 5% short with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall, unless the Canadian Borrower otherwise elects (in its sole discretion), have no right, in its capacity as a Lender, to direct or require the Administrative Agent to exercise any rights or remedies under Article VII (or under any other Loan Document) and shall be deemed, in its capacity as a Lender, to have directed or required the Administrative Agent to exercise any rights or remedies under Article VII (or under any other Loan Document) in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders.

For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar Equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Canadian Borrower or other Loan Parties or any instrument issued or guaranteed by any of the Canadian Borrower or other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Canadian Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Canadian Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) and for which the Canadian Borrower or any other Loan Party is designated as a “Reference Entity” under the terms of such derivative transactions shall be deemed to create (x) a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (y) a long position with respect to the Loans and/or Commitments if such Lender is a protection seller or the equivalent thereof for such derivative transaction, (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create (x) a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Canadian Borrower or other Loan Parties and (y) a long position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction pursuant to which the Lender provides protection in respect to the Loans or the Commitments, or as to the Credit Quality of the Canadian Borrower or other Loan Parties, other than, in each case, as part of an index so long as (1) such index is not created, designed, administered or requested by such Lender and (2) the Canadian Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Canadian Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index, (vi) any bond, loan or other credit instrument issued or guaranteed by the Canadian Borrower or any other Loan Party and held by the relevant Lender shall be deemed to create a long position equal to the outstanding principal balance in respect of such instrument, and (vii) any ownership interest in the equity of the Canadian Borrower or any other Loan Party held by the relevant Lender shall be deemed to create a long position equal to the higher of (A) the current market value and (B) the price at which the Lender purchased such equity position. In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Canadian Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Canadian Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation).

Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, and without limiting Sections 2.14(f)(ii) through (iv), if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any L/C Issuer, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such L/C Issuer, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender or such L/C Issuer on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents except as expressly set forth in such agreement. Notwithstanding the foregoing, the Fee Letter and any other fee letter related to the Transactions shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process.

(a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each Loan Party party hereto irrevocably and unconditionally appoints Corporation Service Company, with an office on the Amendment No. 2 Effective Date at 80 State Street, Albany, NY (Albany County) 12207-2543, and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of each such Loan Party and its property all writs, claims, process, and summonses in any action or proceeding brought against it in the State of New York. Such service may be made by mailing or delivering a copy of such process to the respective Loan Party in care of the Process Agent at the address specified above for the Process Agent, and such Loan Party irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the respective Loan Party, or failure of the respective Loan Party, to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or any such Loan Party, or of any judgment based thereon. Each Loan Party party hereto covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Each Loan Party hereto further covenants and agrees to maintain at all times an agent with offices in New York City to act as its Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law. Corporation Service Company consents to serve as such agent.

Section 9.16 Confidentiality. Each of the Lenders, each L/C Issuer and the Administrative Agent agrees that it shall maintain in confidence any information relating to ~~Holdings~~the Canadian Borrower and the other Loan Parties furnished to it by or on behalf of ~~Holdings~~the Canadian Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such L/C Issuer or the Administrative Agent without violating this Section 9.16 or (c) was available to such Lender, such L/C Issuer or the Administrative Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to ~~Holdings~~the Canadian Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or as requested in connection with the exercise of its regulatory authority by, any Governmental Authorities or the National Association of Insurance Commissioners, (C) to its parent companies, Affiliates, agents, advisors or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) to any prospective assignee (other than any Disqualified Lender) of, or prospective Loan Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (E) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section) and (F) in connection with the enforcement of its rights and exercise of remedies under the Loan Documents in any litigation or proceeding relating thereto, to the extent such disclosure is reasonably necessary in connection with such litigation or proceeding (provided that the Canadian Borrower shall be given notice thereof and a reasonable opportunity to seek a protective court order with respect to such information prior to such disclosure (it being understood that the refusal by a court to grant such a protective order shall not prevent the disclosure of such information thereafter)).

Section 9.17 Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.18 Release of Liens and Guarantees. In the event that (x) any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of its assets (including the Equity Interests of any Loan Party) to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement, or (y) any Initial Lien on any assets of a Loan Party which results in a Lien on such assets being granted to secure the Secured Obligations pursuant to the last clause of Section 6.02 shall be discharged, the Liens granted to the Collateral Agent by the Loan Parties on any such assets or Equity Interests shall automatically be released, and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by ~~Holdings or~~ the Borrowers and at the Canadian Borrower’s expense to evidence and confirm the release of Liens created by any Loan Document in respect of such assets or Equity Interests, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.03 or 6.04 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, or in the case that a Subsidiary is designated as an Unrestricted Subsidiary in accordance with this Agreement, or is otherwise not required to be a Guarantor pursuant to Section 5.10(e), such Subsidiary Loan Party’s obligations under its Guarantee and the Loan Documents shall automatically be terminated and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by ~~Holdings or~~ the Borrowers and at the Canadian Borrower’s expense to evidence and confirm the release of such Subsidiary Loan Party’s obligations under its Guarantee and the Loan Documents. ~~For the avoidance of doubt, the pledge of Equity Interests of the Canadian Borrower and Interco shall automatically be released upon the consummation of the Amalgamation.~~

In addition, the Administrative Agent and the Collateral Agent agree (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent) to take such actions as are reasonably requested by ~~Holdings or~~ the Borrowers (including the execution and delivery of such documents as Borrowers may reasonably request to evidence the release or subordination of Liens and Guarantees contemplated hereby and in accordance with the Loan Documents) and at the Canadian Borrower’s expense:

(a) to terminate the Liens and security interests created by the Loan Documents (1) when all the Obligations (other than (A) contingent indemnification obligations not yet accrued and payable and (B) those Secured Obligations constituting Cash Management ~~Contracts~~Agreements or Swap Agreements) are paid in full and all Commitments are terminated and all Letters of Credit are either terminated or cash collateralized in full or such other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuer shall have been made, (2) on assets or property that constitutes “Excluded Collateral” (as such term is defined in the Security Agreement), (3) on assets or property that is excluded pursuant to Section 5.10 or the definition of “Collateral and Guarantee Requirements”, (4) to the extent the property constituting Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee and Loan Documents ~~or (5~~, (5) on each Mortgaged Property set forth on Annex 1(f) to Amendment No. 6, in each case in reliance on the Loan Parties’ representation in the Perfection Certificate dated as of the Amendment No. 6 Effective Date that such properties are not owned or ground leased real properties with a Fair Market Value in excess of $10,000,000, (6) on each Brazilian law governed Quota Pledge Agreement existing on the Amendment No. 6 Effective Date in favor of the Collateral Agent for the benefit of the Secured Creditors, subject in all respects to the execution, delivery and filing with all governmental authorities required to perfect the Liens thereunder, in each case on the date of such release, of each Brazilian law governed Quota Pledge Agreement set forth on Annex 5 to Amendment No. 6 within the time period set forth on such Annex or (7) otherwise, if approved, authorized or ratified in writing in accordance with Section 9.08;

(b) notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the reasonable request of the Canadian Borrower in connection with any Liens permitted by the Loan Documents, the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release (or subordinate if a junior Lien held by the Collateral Agent is permitted under the documents relating to the Lien permitted under Section 6.02) any Lien on any property to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted under Section 6.02 (including any agreement entered into among the Collateral Agent, the Canadian Borrower and Cancom Alta Holdings Inc. (the “Cancom Agreement”) and agreements to implement and recognize any Lien permitted under clause (~~u~~26) of the definition of Permitted Lien). In addition, notwithstanding anything to the contrary contained herein or in any other Loan Document, upon reasonable request of the Canadian Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or Collateral Agent is otherwise contemplated herein as a party to such subordination or intercreditor agreements; and

(c) to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder.

The Collateral Agent shall be entitled to release its Lien on any Satellite subject to any Lien permitted under clause (~~u~~26) of the definition of Permitted Lien, any non-disturbance agreement or the Cancom Agreement if a Governmental Authority requires it or the Lenders to perform any obligations under the relevant non-disturbance, revenue or condosat agreement. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of ~~Holdings~~the Canadian Borrower shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of. The Administrative Agent also agrees to enter into any Customary Intercreditor Agreement in the circumstances and on those terms contemplated by this Agreement and to take such actions (and execute all documents) as are reasonably requested by the Borrowers in connection with such Customary Intercreditor Agreement.

Section 9.19 Patriot Act. Each Lender subject to the Patriot Act, the Beneficial Ownership Regulation or PCTFA hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, the Beneficial Ownership Regulation or PCTFA, as applicable, it is required to obtain, verify and record information that identifies the ~~Borrowers~~Loan Parties and other information that will allow such Lender to identify the ~~Borrowers~~Loan Parties in accordance with the ~~Act~~Patriot Act, the Beneficial Ownership Regulation or PCTFA, as applicable.

Section 9.20 Regulatory Matters. The Lenders and the Collateral Agent hereby agree that they will not take action pursuant to the Security Documents which would constitute or result in an assignment or a change of control of the FCC Licenses, ISED Authorizations or other governmental permits, licenses, or other authorizations now held by or to be issued to the Canadian Borrower or any of its subsidiaries, that would require prior notice to or approval from a Governmental Authority, without first providing such notice or obtaining such prior approval. The Canadian Borrower agrees to take any action which any Lender may reasonably request in order to obtain from the FCC, U.S. Department of Justice, ISED, CRTC or any other relevant Governmental Authority such approval as may be necessary to enable the Lenders to exercise the full rights and benefits granted to the Lenders pursuant to this Agreement, including the use of the Canadian Borrower’s best efforts to assist in obtaining the approval of the FCC, U.S. Department of Justice, ISED, CRTC or any other relevant Governmental Authority for any action or transaction contemplated by the Security Documents for which such approval is required by law and specifically, without limitation, upon request, to prepare, sign and file with the FCC, U.S. Department of Justice, ISED, CRTC or any other relevant Governmental Authority the assignor’s or transferor’s and licensee’s portions of any application or applications for consent to the assignment or transfer of control of any FCC, U.S. Department of Justice, ISED, CRTC or other governmental construction permit, license or other authorization that may be necessary or appropriate under the rules of the FCC, U.S. Department of Justice, ISED, CRTC or such other Governmental Authority for approval of any sale or transfer of control of the Collateral pursuant to the exercise of the Collateral Agent’s and the Lenders’ rights and remedies under the Security Documents. The Canadian Borrower further consents, subject to obtaining any necessary approvals, to the assignment or transfer of control of any FCC, U.S. Department of Justice, CRTC, ISED Authorizations or other governmental construction permit, license, or other authorization to operate to a receiver, trustee, or similar official or to any purchaser of the Collateral pursuant to any public or private sale, judicial sale, foreclosure, or exercise of other remedies available to the Collateral Agent or Lenders as permitted by applicable law.

Notwithstanding anything herein or in any of the Loan Documents to the contrary, prior to the occurrence of an Event of Default and the consent of the FCC, U.S. Department of Justice, ISED, CRTC and of any other applicable Governmental Authority to the assignment or transfer of control of FCC Licenses, ISED Authorizations, CRTC approvals or other governmental permits, licenses, or other authorizations, including those of any other Governmental Authority, this Agreement, the Security Documents and the transactions contemplated hereby and thereby ~~do not and will not~~may not be effectuated if and to the extent they would constitute, create, or have the effect of constituting or creating directly or indirectly, actual or practical ownership of any FCC Licenses, ISED Authorizations, CRTC approvals or other governmental permits, licenses or other authorizations, including those of any other Governmental Authority, by the Secured Creditors, the Collateral Agents or the Administrative Agent or control, affirmative or negative, direct or indirect, by Lenders, the Secured Creditors, the Collateral Agent or the Administrative Agent over the management or any other aspect of the operation of any FCC Licenses, ISED Authorizations, CRTC approvals or other governmental permits, licenses, or other authorizations, including those of any other Governmental Authority.

The exercise of rights by the Lenders under the Security Documents is subject to the provisions of Schedule 1.01(b).

Section 9.21 Application of Proceeds.

(a) All moneys collected by the Collateral Agent upon any sale or other disposition of any Collateral, together with all other moneys received by the Collateral Agent under any Security Document, shall be applied as follows:

(i) first, to the payment of all amounts owing the Collateral Agent for (x) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest and other Liens in the Collateral, (y) the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights under this Agreement or any Security Document, together with reasonable attorneys’ fees and court costs, in each case, in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of ~~Holdings~~the Canadian Borrower or its Subsidiaries and after an Event of Default shall have occurred and be continuing and (z) all amounts paid by the Collateral Agent for which the Collateral Agent is indemnified by ~~Holdings~~the Canadian Borrower or any of its Subsidiaries and for which the Collateral Agent is entitled to reimbursement pursuant to Section 9.05 or the indemnification provisions contained in the Security Documents;

(ii) second, to the extent proceeds remain after the application pursuant to the preceding clause (i), to the payment of all amounts owing to any Agent for (x) all amounts paid by such Agent for which such Agent is indemnified by ~~Holdings~~the Canadian Borrower or any of its Subsidiaries and for which such Agent is entitled to reimbursement pursuant to Section 9.05 or the indemnification provisions contained in the Security Documents and (y) all amounts owing to any Agent pursuant to any of the Loan Documents in its capacity as such;

(iii) third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Primary Obligations shall be paid to the Secured Creditors as provided in Section 9.21(d), with each Secured Creditor receiving an amount equal to its outstanding Primary Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iv) fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, an amount equal to the outstanding Secondary Obligations shall be paid to the Secured Creditors as provided in Section 9.21(d), with each Secured Creditor receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed; and

(v) fifth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iv), inclusive, and following the termination of this Agreement and the Security Documents, to ~~Holdings~~the Canadian Borrower or its relevant Subsidiary or to whomever may be lawfully entitled to receive such surplus.

(b) When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors shall be applied (for purposes of making determinations under this Section 9.21 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations. If any payment to any Secured Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Creditors entitled to such distribution.

(c) Each of the Secured Creditors, by their acceptance of the benefits of the Security Documents, agrees and acknowledges that if the Lenders receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under this Agreement (which shall only occur after all outstanding Revolving R-~~2~~3 Facility Loans and unreimbursed L/C Disbursements have been paid in full), such amounts shall be paid to the Administrative Agent and held by it, for the equal and ratable benefit of the Lenders, as cash security for the repayment of all obligations owing to the Lenders as such. If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit, and after the application of all such cash security to the repayment of all obligations owing to the Lenders after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Administrative Agent to the Collateral Agent for distribution in accordance with Section 9.21(a).

(d) All payments required to be made hereunder shall be made (x) if to the Lenders, to the Administrative Agent for the account of the Lenders and (y) if to the Swap Counterparties, to the trustee, paying agent or other similar representative (each, a “Representative”) for the Swap Counterparties or, in the absence of such a Representative, directly to the Swap Counterparties.

(e) For purposes of applying payments received in accordance with this Section 9.21, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent and (ii) the Representative or, in the absence of such a Representative, upon the Swap Counterparties for a determination (which the Administrative Agent, each Representative and the Swap Counterparties agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Primary Obligations and Secondary Obligations owed to the Secured Parties. Unless it has received written notice from a Lender or a Swap Counterparty to the contrary, the Administrative Agent and each Representative, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding.

(f) It is understood that ~~Holdings~~the Canadian Borrower and the other Loan Parties shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations (other than (A) contingent indemnification obligations not yet accrued and payable and (B) those Secured Obligations constituting Cash Management ~~Contracts~~Agreements or Swap Agreements).

Section 9.22 Withholding Tax~~. (a) To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the forms or other documentation required by Section 2.18(e) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any payment to any Lender not providing such forms or other documentation, a maximum amount of the applicable withholding Tax.~~.

(a) ~~(b)~~ If the Internal Revenue Service, Canada Revenue Agency or any authority of the United States of America, Canada or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender ~~(~~for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective~~, or for any other reason~~), or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to any Loan Document without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses, whether or not such Tax was correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 9.22.

(b) ~~(c)~~ The agreements in this Section 9.22 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of this Agreement, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(c) ~~(d)~~ For the avoidance of doubt, the term “Lender,” for purposes of this Section 9.22, shall include any Swingline Lender and any L/C Issuer.

Section 9.23 Intercreditor Agreement Authorization. Each Lender hereby agrees that it will be bound by, and will take no actions contrary to, the provisions of any Customary Intercreditor Agreement contemplated ~~by Section 6.02.~~hereby. Each Lender authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any Customary Intercreditor Agreement on behalf of such Lender and to take all actions (and execute all documents) required (or deemed advisable) by the Administrative Agent or the Collateral Agent in accordance with the terms of such Customary Intercreditor Agreement.

Section 9.24 Obligations of the Borrowers Joint and Several. With respect to the Term B-~~4~~5 Loans made hereunder, each of the Canadian Borrower and the U.S. Borrower hereby acknowledges that such Loans are made for the benefit of each of the Canadian Borrower and the U.S. Borrower and, in consideration thereof, agrees to be jointly and severally liable with each other for such Loans and the Obligations related thereto.

Section 9.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.26 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X

GUARANTEE

Section 10.01 The Guarantee. ~~Holdings, U.S. Borrower and each other Subsidiary Guarantor (the “~~The Guarantors~~”)~~ hereby, jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code or other applicable bankruptcy or insolvency legislation after any bankruptcy or insolvency petition under Title 11 of the United States Code, the BIA, the CCAA, the WURA or other applicable bankruptcy or insolvency legislation) on the Loans made by the Lenders to, and the promissory notes held by each Lender of, the Borrowers, all Secured Obligations of the Borrowers and the other Loan Parties under Permitted Swap Agreements and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or pursuant to any agreement as described in clause (c) of the definition of “Secured Obligations,” in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).The Guarantors hereby jointly and severally agree that if the Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 10.02 Obligations Unconditional. The obligations of the Guarantors under Section 10.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrowers under this Agreement, the promissory notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the promissory notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 10.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any Borrower under this Agreement or the promissory notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against any Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 10.03 Reinstatement. The obligations of the Guarantors under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the applicable Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the applicable Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 10.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all applicable Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 10.01, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the applicable Guaranteed Obligations or any security for any of the applicable Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to ~~Section 6.01~~clauses (~~A~~g) or (~~b)~~h) of the definition of Permitted Debt shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 10.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of either Borrower under this Agreement, the promissory notes, if any, and any other agreement or instrument referred to herein or therein may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 10.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the applicable Guarantors for purposes of Section 10.01.

Section 10.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article X constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 10.07 Continuing Guarantee. The guarantee in this Article X is a continuing guarantee of payment, and shall apply to all applicable Guaranteed Obligations whenever arising.

Section 10.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 10.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed Obligations under this Agreement to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all of the Guarantors at the time of such payment determined in accordance with GAAP, each such claim or right being subordinated to the Obligations.

Section 10.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (by merger, amalgamation or otherwise) (a “Transferred Guarantor”) to a person or persons, none of which is ~~Holdings,~~ Borrowers or a Restricted Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, automatically be released from its obligations under this Agreement (including under Section 9.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Documents shall automatically be released, and the Collateral Agent shall take such actions as are necessary or reasonably requested by the Canadian Borrower to evidence and confirm each release described in this Section 10.09 in accordance with the relevant provisions of the Security Documents and with Section 9.18 hereof.

Section 10.10 Brazilian Guarantors. To the extent concerning Brazilian Guarantors, each Guarantor hereby expressly waives the legal benefits provided for in articles 333 (sole paragraph), 366, 827, 828, 831, 834, 835, 837, 838 and 839 of Law 10,406/2002 (the “Brazilian Civil Code”) and articles 130 and 794 of Law 13,105/2015 (the “Brazilian Code of Civil Procedure”), until the payment and satisfaction in full of all applicable Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement.

[Signature Pages Intentionally Omitted]

Schedule 2.01

Commitments

Revolving R-3 Facility Commitments

Revolving R-3 Facility Lender	Revolving R-3 Facility Commitment	Revolving R-3 Commitment Percentage
JPMorgan Chase Bank, N.A.	$45,000,000.00	22.500000000%
Goldman Sachs Bank USA	$25,000,000.00	12.500000000%
Bank of Montreal	$15,000,000.00	7.500000000%
Canadian Imperial Bank of Commerce	$15,000,000.00	7.500000000%
Credit Suisse AG, Toronto Branch	$15,000,000.00	7.500000000%
Morgan Stanley Senior Funding, Inc.	$15,000,000.00	7.500000000%
Royal Bank of Canada	$15,000,000.00	7.500000000%
ING Bank N.V.	$15,000,000.00	7.500000000%
The Bank of Nova Scotia	$15,000,000.00	7.500000000%
The Toronto-Dominion Bank	$15,000,000.00	7.500000000%
Laurentian Bank of Canada	$10,000,000.00	5.000000000%
TOTAL:	$200,000,000.00	100.000000000%

Term B-5 Loan Commitments

Term B-5 Lender	Term B-5 Loan Commitment
JPMorgan Chase Bank, N.A.	$1,908,500,000.00

Schedule 2.04

Swingline Commitments

Swingline Lender	Swingline Commitment
Bank of Montreal	$15,000,000.00

Schedule 3.01

Organization

None.

Schedule 3.07

Title to Properties; Possession Under Leases

The liens, charges, encumbrances or restrictions contained in the licenses, leases and other agreements listed below.

Declaration of Trust by Telesat International Limited in favour of APT Satellite Company Limited regarding Telstar 18VANTAGE dated February 5, 2016.

Letter Agreement between Telesat International Limited and APT Satellite Company Limited regarding Telstar 18VANTAGE dated December 31, 2015.

Management Agreement between Telesat International Limited and APT Satellite Company Limited regarding Telstar 18VANTAGE dated December 23, 2015.

Marketing Agreement between Telesat International Limited and APT Satellite Company Limited regarding Telstar 18VANTAGE dated December 31, 2015.

Orbital Slot Sublicense Agreement between Telesat International Limited and APT Satellite Company Limited regarding Telstar 18VANTAGE dated December 31, 2015.

Satellite Transponder Agreement between Telesat International Limited and APT Satellite Company Limited regarding Telstar 18VANTAGE dated December 23, 2015.

Schedule 3.09

Litigation

Telesat Canada

Provincial Income Allocation

Notices of Objection have been filed against Ontario reassessments issued in October 2008 with respect to a provincial income allocation audit of the taxation years ended December 31, 2002 and 2003. The 2002 reassessment totaled CAD186,767, while the 2003 reassessment totaled CAD735,408. Waivers have been signed with respect to this issue.

2009 Transfer Pricing Audit

In November 2018, the Canada Revenue Agency (‘CRA’) assessed Telesat Canada (‘Telesat’) for the taxation year ended December 31, 2009 for an additional $25,487,614 of taxable income regarding the allocation of proceeds received on the disposition of Telstar 10. Telesat was assessed $6,577,534 including interest and penalties. Telesat paid 50% of this amount in December 2018 and filed a Notice of Objection.

2012 Transfer Pricing Audit

In November 2018, the Canada Revenue Agency (‘CRA’) assessed Telesat Canada (‘Telesat’) for the taxation year ended December 31, 2012 for an additional $7,012,566 relating to Telesat’s transactions with its subsidiary Telesat (IOM) Limited. Telesat was assessed $2,441,055 including interest and penalties. In December 2018, Telesat paid 50% of this balance outstanding and filed a Notice of Objection.

Telesat Brasil Capacidade de Satélites Ltda.

Telesat Brasil Capacidade de Satélites Ltda. (“TBCS”) was originally assessed R$2,826,708 for the taxation year ended December 31, 2003 in unpaid FUST based upon ANATEL’s estimate of TBCS’s revenues for the period. TBCS challenged the assessment at the administrative level and filed a motion against the claim. The alleged FUST amount owing as at October 2018 was R$4,731,913.

TBCS was assessed for failing to withhold ICMS relative to communication services for the period June 2004 to December 2008. The amount including unpaid tax, accrued interest and penalties totaled approximately R$20,481,265 as at October 2019. TBCS was subsequently assessed for the period 2009 to 2012 for the same issue for an amount totaling approximately R$78,620,814 as at October 2019 and lastly in July 2019 covering the period from 2014 to 2018 for an amount totaling approximately R$105,452,684. Administrative challenges were filed against all assessments.

In November 2011, TBCS was assessed for unpaid PIS/COFINS and CIDE relating to the period January 2007 to December 2008. The amounts including unpaid tax, accrued interest and penalties at October 2019 were R$6,545,881 and R$6,099,200 respectively. Administrative defenses have been filed against these assessments.

The inclusion of items on this Schedule shall not be deemed to be an admission that such item represents an exception or material fact, event or circumstance or that such item could be reasonably expected to have a Material Adverse Effect or that any Loan Party or any Subsidiary has any liability in respect of claims made in such item.

Schedule 5.10(e)

Certain Subsidiaries and Property

Subsidiaries:

1.	Telesat Network Services Holdings L.L.C. (Delaware)

2.	Telesat Asia Pacific Satellite (HK) Limited

3.	Telesat Network Services GmbH

Schedule 6.01

Indebtedness

None.

Schedule 6.02

Liens

With regard to the Mt. Jackson property, all matters of record which a Title Policy would show, including Liens fitting the description of clause (r) of the definition of “Permitted Liens” and the Memorandum of Lease dated November 23, 1993, recorded in Liber 694 Page 362 of the official records of the clerk of the circuit court of Shenandoah County, Virginia (which has been terminated and for which there is no unrelated third-party occupant of the premises).

Security Agreement dated January 1, 2010 between Bell ExpressVu Inc. and Telesat Canada re Nimiq 6.

Security Agreement dated August 30, 2011 between Shaw Satellite G.P. and Telesat Canada re Anik G1.

Consent and Non-Disturbance Agreement dated May 31, 2012 among Shaw Satellite G.P., JPMorgan Chase Bank, N.A., and Telesat Canada re Anik F2.

Schedule 6.06

Investments

US$420 million cash investment in 10680451 Canada Inc., and its subsidiaries, in connection with the development of the LEO constellation.

ANNEX 1(f)

Mortgaged Properties to be Released

1.	Vancouver Teleport – 457 Industrial Avenue, Vancouver, British Columbia
2.	Fort McMurray Teleport – 280 MacKay Crescent, Fort McMurray, Alberta
3.	Saskatoon Teleport – 3135 Highway 219 (Lorne Avenue), Saskatoon, Saskatchewan
4.	(i) Toronto Teleport - 6 Leslie Street South, Toronto, Ontario and (ii) 1601 Telesat Court, Ottawa, Ontario (Expired Leased Property)

ANNEX 5

Post-Closing Matters

The Administrative Agent shall have received:

(a)	not later than one hundred twenty (120) days after the Amendment No. 6 Effective Date (unless waived or extended by the Administrative Agent in its sole discretion), the following documents, duly executed and registered with the competent Registries of Deeds and Documents: (i) a Brazilian law governed Quota Pledge Agreement among Telesat Brazil Holdings LLC, Telesat International, L.L.C., TMF Brasil Administração e Gestão de Ativos Ltda. and the Administrative Agent, as collateral agents, and, as intervening party, Telesat Space Participações Ltda.; (ii) a Brazilian law governed Quota Pledge Agreement among Telesat Space Participações Ltda., Telesat Brazil Holdings LLC, TMF Brasil Administração e Gestão de Ativos Ltda. and the Administrative Agent, as collateral agents, and, as intervening party, Telesat Brasil Capacidade de Satélites Ltda.; (iii) a Brazilian law governed Quota Pledge Agreement among Telesat Canada, Telesat Brazil Holdings LLC, TMF Brasil Administração e Gestão de Ativos Ltda. and the Administrative Agent, as collateral agents, and, as intervening party, Telesat Brasil Ltda.; and (iv) a Brazilian law governed Quota Pledge Agreement among Telesat Brasil Ltda., Telesat Brazil Holdings LLC, TMF Brasil Administração e Gestão de Ativos Ltda. and the Administrative Agent, as collateral agents, and, as intervening party, Telesat Serviços de Telecomunicação Ltda. (“Brazilian Quota Pledge Agreements”)

(b)	not later than one hundred twenty (120) days after the Amendment No. 6 Effective Date (unless waived or extended by the Administrative Agent in its sole discretion), amendments to the articles of association of Telesat Space Participações Ltda., Telesat Brasil Capacidade de Satélites Ltda., Telesat Brasil Ltda. and Telesat Serviços de Telecomunicação Ltda. (the “Brazilian Guarantors”) reflecting the pledge created under the Brazilian Quota Pledge Agreements duly executed and registered with the relevant Trade Boards;

(c)	as soon as practicable after execution and registration of the documents listed in clauses (a) and (b) above, a customary opinion letter of Ulhôa Canto, Rezende e Guerra-Advogados, counsel to the Brazilian Guarantors.

(d)	not later than fifteen (15) days after the Amendment No. 6 Effective Date (or such later date as the Administrative Agent may agree in its sole and reasonable discretion), the Borrowers shall deliver to the Collateral Agent (or its permitted designee) a stock certificate representing the shares of The SpaceConnection, Inc. pledged by Telesat Satellite Holdings Corporation pursuant to the Security Documents and related stock power.